   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 12, 1998.

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14A-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                     AMERICAN BANKERS INSURANCE GROUP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                      AMERICAN INTERNATIONAL GROUP, INC.
--------------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

 [X]  No Fee required.

 [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11:

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which the transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

     On February 12, 1998, American International Group, Inc. submitted the following letter regarding the application of Cendant Corporation to acquire control of American Bankers Insurance Group, Inc. ("American Bankers") to state insurance commissioners in Arizona, Florida, Georgia, New York, South Carolina and Texas, and (under cover of the letter from Maurice R. Greenberg which follows) to the members of the board of directors of American Bankers.

                [LETTERHEAD OF AMERICAN INTERNATIONAL GROUP, INC.]




                                                February 11, 1998




To:     Members of the Board of Directors of
        American Bankers Insurance Group, Inc.



        We are delighted that you continue to believe, as we do, that AIG "represents a strong long-term strategic partner for the Company" and that the merger we mutually agreed upon will provide the Company with access to capital on more favorable terms and provide its employees with the opportunity to expand the Company's business beyond its domestic market.

        We also share your questions and concerns regarding Cendant's fitness to own an insurance company. We know that you take seriously your obligations to policyholders: American Bankers is a highly respected insurance company -- not a car rental company or a hotel and travel services company. We also know that the kind of financial engineering that can create a company with negative net tangible assets can sometimes impress Wall Street (at least for some period of time) but not policyholders or the people charged with considering their best interests.

        Given the concerns you have expressed, I am enclosing for your information a copy of a letter AIG is sending to the insurance commissioners of the relevant states raising and expanding upon many of the questions you also have raised. We hope that you will continue to urge upon the various state regulators the need for a very thorough investigation of Cendant's attempt to own American Bankers.

        Again, we deeply appreciate your continued belief in the strategic soundness of the merger with us and are confident that when the facts are fully developed, our mutual vision for American Bankers will be fulfilled.




                                         /s/ M.R. Greenberg
                                         ------------------------------------
                                         M.R. Greenberg
                                         Chairman and Chief Executive Officer

                                                              February 11, 1998


Commissioner William Nelson                 Director John A. Greene
Department of Insurance                     State of Arizona
State Treasurer's Office                    Department of Insurance
State of Florida                            2910 North 44th Street, Suite 210
State Capitol                               Phoenix, Arizona  85018-7526
Plaza Level Eleven
Tallahassee, Florida 32399-0300

Commissioner John Oxendine                  Superintendent Neil D. Levin
Department of Insurance                     Department of Insurance
State of Georgia                            State of New York
2 Martin Luther King, Jr. Dr.               25 Beaver Street
Floyd Memorial Building                     New York, New York  10004
704 West Tower
Atlanta, Georgia 30334

Director Lee P. Jedziniak                   Commissioner Elton Bomer
State of South Carolina                     Texas Department of Insurance
Department of Insurance                     P.O. Box 149104
1612 Marion Street                          Austin, Texas 78714-9104
P.O. Box 100105
Columbia, South Carolina 29202-3105

         Re: Application of Cendant Corporation to Acquire
             Control of American Bankers Insurance Group, Inc.

Honorable Gentlemen:

         American International Group, Inc. ("AIG") writes to oppose Cendant Corporation's ("Cendant") application to acquire control of American Bankers Insurance Group, Inc. ("ABIG"). For the reasons set forth below, AIG believes that Cendant's acquisition of ABIG would be extremely prejudicial to the policyholders and financial strength of the ABIG insurance subsidiaries domiciled in your states (the "Domestic Insurers")./1

         The information we have found about Cendant, just from the public record, is so troubling that we respectfully urge that your Department vigorously investigate these matters in order to protect ABIG's policyholders. One of the paramount objectives of your state's insurance holding company statute is to prevent inexperienced, under-capitalized, over-leveraged acquirors, particularly those with checkered backgrounds, from acquiring insurance companies. The time to stop an unsound acquisition is now, when your Department has the most power to probe behind the public record and protect policyholder interests. Once you give your approval, the only remedy is salvage, not prevention.

A. ISSUES RAISED BY ABIG'S BOARD CONCERNING CENDANT'S APPLICATION.

         As you know, AIG and ABIG entered into a merger agreement on December 21, 1997. In December 1997, ABIG rejected overtures from Cendant.
Notwithstanding, on January 27, 1998, Cendant commenced a hostile tender offer to acquire 51% of ABIG shares, to be followed by a second-step merger to acquire the

--------
1. The Domestic Insurers are (1) Florida: American Bankers Insurance Company of Florida, American Bankers Life Assurance Company of Florida, and Voyager Service Warranties, Inc.; (2) Arizona: American Reliable Insurance Company and Condeaux Life Insurance Company; (3) Georgia: Voyager Indemnity Insurance Company, Voyager Life and Health Insurance Company, and Voyager Life Insurance Company; (4) New York: Bankers American Life Assurance Company; (5) South Carolina: Voyager Property & Casualty Insurance Company; and (6) Texas: Financial Insurance Exchange.

remainder. ABIG has scheduled meetings of its preferred and common stockholders on March 4 and 6, 1998, respectively, and at those meetings the ABIG stockholders will decide which of the two proposed transactions provides better value to them as stockholders.

         On February 5, 1998, the ABIG Board of Directors (the "ABIG Board") determined that it lacked information regarding Cendant that the ABIG Board expects will be disclosed in the insurance regulatory process. The next day, ABIG requested a hearing before the Florida Department of Insurance in connection with Cendant's Form A application in order to obtain that information.2 The ABIG Board's concerns regarding Cendant's application include Cendant's high level of financial leverage, Cendant's experience (or lack thereof) in owning and operating insurance companies and Cendant's proposed business plans for ABIG, including plans with respect to intercompany transactions with the Domestic Insurers involving intercompany royalties and fees and the treatment of accounts, employees and policyholders. These concerns are summarized in the ABIG Board's February 6, 1998 letter to ABIG stockholders and Item 4 of ABIG's Schedule 14D-9 filed with the Securities and Exchange Commission ("SEC") attached as Exhibit 1 hereto.

--------
2. AIG has completed its Form A applications -- or its equivalent -- for change of control in each of your states. In a separate letter, AIG urges that you approve our application forthwith. ABIG has not requested hearings regarding AIG since ABIG believes the AIG/ABIG merger would substantially benefit ABIG policyholders and the Domestic Insurers.

         A review of publicly available information regarding Cendant points to the following conclusions with respect to the ABIG Board's concerns:

    A. Cendant's financial condition, REFLECTING NEGATIVE TANGIBLE NET WORTH, A PRE-ACQUISITION RATIO OF INDEBTEDNESS TO TOTAL COMMON EQUITY (NET ASSETS) OF 52.6% (EXCLUDING MATCHED BORROWINGS), EXPOSURE TO SUBSTANTIAL CYCLICAL RISKS OF NON-INSURANCE BUSINESSES AND SIGNIFICANT OFF-BALANCE SHEET COMMITMENTS AND CONTINGENT LIABILITIES, would jeopardize the financial stability of ABIG and the Domestic Insurers.

    B. Cendant has NO COMPETENCE OR EXPERIENCE IN THE MANAGEMENT OF INSURANCE BUSINESSES.

    C. Cendant's and its CEO Henry R. Silverman's past business practices are littered with examples of ASSET STRIPPING, BANKRUPTCY AND INSIDE DEALING.

    D. Cendant's vague statement of plans with respect to ABIG as set forth in its Form A3 raises the question for your Department whether Cendant is DELIBERATELY CONCEALING PLANS TO BREAK-UP, RESTRUCTURE OR STRIP ASSETS FROM ABIG AND TERMINATE ABIG EMPLOYEES following your Department's approval of a sale to Cendant.

In addition, Cendant's Form A FAILS TO DISCLOSE MANY OF THE FACTS PRESENTED BELOW. That failure alone is sufficient evidence for you to find that Cendant is unfit to become a controlling person of the Domestic Insurers. Stated bluntly, does Cendant or its management pass the "smell test" to operate an insurer in your state?

         AIG is sending copies of this letter to Cendant and its counsel and invites Cendant to review the information we present and advise your Department and the ABIG Board as to its views and any further information bearing on the issues we raise.

--------
3. References herein to Cendant's Form A are to Cendant's Form A filed in Texas, the only Form A to which AIG has obtained access. AIG assumes Cendant's Form A's filed in other states are substantially similar.

B. CENDANT'S FINANCIAL CONDITION AND BUSINESS STRATEGIES PRESENT GRAVE RISKS TO ABIG AND ITS POLICYHOLDERS.

         Cendant, which was created in December 1997 through the merger of CUC International Inc. ("CUC") and HFS Inc. ("HFS"), runs consumer membership clubs and franchises hotels, travel and rental car agencies and real estate brokers. Cendant's financial condition cannot be evaluated with any degree of certainty owing to the complexity of its financial statements, which reflect the combination of CUC, HFS and other recently acquired companies.4 Some things, however, are clear:

         NEGATIVE TANGIBLE NET WORTH. At September 30, 1997, Cendant's total GAAP stockholders' equity was $4.6 billion and its GAAP balance sheet reflected $4.7 billion of goodwill and intangibles. ACCORDINGLY, CENDANT HAD A TANGIBLE GAAP NET WORTH OF NEGATIVE $0.1 BILLION. Were Cendant to acquire ABIG, Cendant's stockholders' equity would increase to more than $5.9 billion and its NET TANGIBLE NET WORTH WOULD DECREASE TO NEGATIVE $1.1 BILLION.

         AN INSURANCE HOLDING COMPANY CAN'T CONTRIBUTE NEGATIVE TANGIBLE NET WORTH TO ITS INSURANCE SUBSIDIARIES. CLAIMS CAN'T BE PAID OUT OF INTANGIBLE ASSETS.

         Cendant failed to disclose both its existing and its pro forma negative tangible net worth in its Form A and its SEC filings. This level of intangible equity is

--------
4. It is not possible to determine from either Cendant's SEC or Form A filing the amount of GAAP stockholders' equity utilized in insurance operations. Neither Cendant's administration of "insurance package programs," (see Cendant Form A (Texas, p. 5)), nor its pending acquisition of Providian Auto & Home Insurance Company, nor any other insurance operation, are afforded separate treatment in Cendant's public financial information.

highly imprudent for an insurance holding company. In addition, Cendant's current liabilities may be understated and working capital overstated through the misclassification of deferred membership income as a non-current liability -- an issue that your Department should investigate.

         Cendant's negative tangible net worth is the result of its aggressive acquisition tactics. It is clear from the history of Cendant's predecessor companies and the business strategies of its management that Cendant has a fundamental business strategy of increasing its value primarily through acquisitions rather than through long-term management of business operations. In recent acquisitions, it has been Cendant's and HFS's practice to pay substantially in excess of the acquired company's net worth and to allocate a substantial percentage of the purchase price to "goodwill." According to SEC filings, over the past few years Cendant and its predecessors (i) have made or have pending the following acquisitions, (ii) have paid the following acquisition prices and (iii) have recorded the following amounts as goodwill in connection with the acquisitions.

                                                                                    GOODWILL RECORDED
                                                                             (I.E., EXCESS OF PURCHASE PRICE
                                                        PURCHASE PRICE         PAID OVER BOOK VALUE OF NET
                                                             PAID                    ASSETS ACQUIRED)
ACQUIRED COMPANY                          DATE          ($ IN MILLIONS)               ($ IN MILLIONS)
------------------------------------------------------------------------------------------------------------
Providian Auto & Home Ins. Co.        pending                219.0                      70.0 (est.)
------------------------------------------------------------------------------------------------------------
Jackson Hewitt, Inc.                  1/98                   480.0                     450.0 (est.)
------------------------------------------------------------------------------------------------------------
The Harper Group Ltd.                 1/98                   186.0                      N/A*
                                                              20.0**
------------------------------------------------------------------------------------------------------------
Resort Condominium Int'l Inc.         11/96                  487.1                     477.7
                                                             200.0**
------------------------------------------------------------------------------------------------------------
AVIS                                  10/96                  806.5                     334.0
------------------------------------------------------------------------------------------------------------

                                                                                    GOODWILL RECORDED
                                                                             (I.E., EXCESS OF PURCHASE PRICE
                                                        PURCHASE PRICE         PAID OVER BOOK VALUE OF NET
                                                             PAID                    ASSETS ACQUIRED)
ACQUIRED COMPANY                          DATE          ($ IN MILLIONS)               ($ IN MILLIONS)
------------------------------------------------------------------------------------------------------------
Coldwell Bankers                      5/96                   747.8                     354.6
------------------------------------------------------------------------------------------------------------
Other (combined)                      1996                   286.2                     242.3
------------------------------------------------------------------------------------------------------------
Century 21                            11/95                  245.0                     199.7
------------------------------------------------------------------------------------------------------------
Other (combined)                      1995                   163.3                     152.3
------------------------------------------------------------------------------------------------------------

Notes:
*        Privately held, no information is available.
**       Additional contingent purchase amounts.

         Cendant's high level of intangible assets (remarkable for an insurance holding company), including substantial deferred membership acquisition costs ($390 million as of September 30, 1997), combined with Cendant's substantial debt, present extreme jeopardy to ABIG's policyholders. The recovery of these intangible assets can be made only from future cash flows over a period of many years. This makes Cendant unusually vulnerable to business downturns and other periods of reduced cash flow. In such periods of reduced cash flow, Cendant may be forced to write off its goodwill and other intangibles. As a result, Cendant may be unable to support the Domestic Insurers in time of need and, instead, may need to strip cash or other assets out of the Domestic Insurers.

         FLIPPING OF BUSINESSES AND ASSET AND INCOME STRIPPING. The purchase and rapid resale of insurance businesses is a hazardous enterprise; it damages stable management, policyholder retention and policyholder services, and hence poses grave risk to policyholders. The increase in expenses caused by royalties and fees paid to a parent holding company inhibits growth in surplus at the insurance company operating level itself, and may lead to the erosion of statutory surplus.

         After acquiring businesses with operating assets, Cendant (or its predecessor HFS) frequently resold significant assets, apparently for the purpose of reducing its substantial indebtedness. Cendant also stripped critical licensing or franchising rights from some of the businesses it resold in return for substantial ongoing royalties or fees to be paid in the future to Cendant. Examples of the latter include the following:

    o Subsequent to Cendant's acquisition of AVIS, approximately 72.5% of its car rental operations were disposed of through an initial public offering. However, according to the Form A, Cendant retained "the assets that are consistent with its service provider business profile, including the trademark, franchise agreements, reservation system and information technology system."5 Cendant continues to receive fees from the business sold based on a master license agreement.

    o Subsequent to Cendant's acquisition of Coldwell Banker, 318 of the real estate brokerage offices were conveyed to an unconsolidated trust. Later Cendant invested in the Trust's preferred stock and acquired from the Trust trademarks for the business.


         Cendant indicates in its Form A statement that it does not currently intend to sell ABIG's assets or subject it to servicing or other fees. CENDANT MAY PROTEST THAT IT HAS NO INTENTION OF DOING ANY OF THESE THINGS, BUT ITS TRACK RECORD SHOWS OTHERWISE AND ITS FINANCIAL STRUCTURE MAY LEAVE IT WITH LITTLE CHOICE. Walter Forbes, Cendant's Chairman, has made clear that Cendant has no interest in holding tangible assets:

--------
5.  Cendant Form A (Texas, p. 6).

    Forbes is certain that [Cendant] will continue to shun owning any capital assets such as real estate, plants, and machinery that clog up other businesses' balance sheets and depreciate over time. The grand plan is to keep the combined corporation completely virtual, while greatly expanding its scope. "I feel very comfortable" Forbes explains, "working in a company where you can't touch anything."6

Once your Department approves Cendant's application, you will have far less power to stop such harmful transactions if Cendant changes its mind. Two or three years from now, your only remedy may be to salvage what remains of ABIG. And you will not be able to pay real policyholder claims with "virtual assets."

         We urge you to investigate Cendant's intentions thoroughly. Cendant may be forced to sell ABIG's assets or subject it to servicing fees to support its substantial holding company indebtedness at times when Cendant's non-insurance businesses face cyclical downturns (which is inevitable) or when it must pay out on its contingent exposures. Cendant may also have to break up or sell parts of ABIG, and it may couple sales of all or part of ABIG with the retention by Cendant of substantial ongoing royalties or fees to be paid by the businesses sold. Instead of being a source of strength to the Domestic Insurers, Cendant may become a drain on their capital and ability to pay claims.

         We note that Walter Forbes advised the Miami Herald: "To us, it's marketing. We're a direct marketer, and we're getting more customers every day.

--------
6.  Evan I. Schwartz, It's! Not! Retail!, Wired (Nov. 1997) (attached as Exhibit
    2). Cendant apparently thought so much of this article that it sent it to ABIG's Board on February 10, 1998. (Schedule 14D-1 (Amendment No. 7) (Feb. 10, 1998).)

ANYBODY CAN PROVIDE INSURANCE, but you've got to be able to sell it."7 Obviously, Mr. Forbes is dead wrong: "ANYBODY" cannot provide insurance under our insurance regulatory system. Only those who are committed to building capital to support the payment of claims to the millions of individual men, women and children who depend on insurance coverage in times of crisis and suffering, such as the holders of ABIG's life insurance and other coverages, are qualified to be and own insurers. In AIG's view, Cendant does not fit within that category of persons.

         HIGHLY OVER-LEVERAGED BALANCE SHEET. According to Cendant's unaudited financial statements, as of September 30, 1997, it had outstanding indebtedness of $2.4 billion, excluding matched borrowings related to mortgage programs. This level of indebtedness constituted 52.6% of Cendant's total common equity (net assets).8

         Cendant's Form A further reveals that it will need to borrow heavily and substantially increase its leverage to acquire ABIG. As disclosed in the Form A, Cendant intends to arrange for a new credit facility with $1.5 billion of one-year money from

--------
7. Barbara De Lollis, Cendant Turns Up Heat in Pursuit of Insurer, Miami Herald, Feb. 4, 1998 (emphasis added) (attached as Exhibit 3); see also Cendant Corp. (CD) Bidding for American Bankers Insurance Group (ABI), Insurance Mergers and Acquisitions, Jan. 27, 1998 (attached as Exhibit 4) ("This transaction in no way changes our business model. ABI[G] is a marketer and that is precisely our business and precisely why we are the most suitable partner for the company.").

8. Subsequent to September 30, 1997, Cendant may have reduced or recharacterized a portion of this indebtedness, presumably in anticipation of further debt financings.

which it will borrow to complete the acquisition.9 In addition, on January 29, 1998, Cendant filed a shelf registration statement with the SEC for $3 billion of securities (debt, preferred stock and common equity) -- which is not reported in its Form A. On February 6, 1998, Cendant increased this to $4 billion. Assuming Cendant borrowed the full amount of the cash purchase price of $1.38 billion for the first step of its acquisition of ABIG, Cendant's ratio of indebtedness to total capitalization would increase to 64.4%. As shown in
Exhibit 5, this leverage would be at the highest end of leverage of publicly traded larger capitalization insurance holding companies. The holding company cash flow required to service this indebtedness must be serviced by Cendant's subsidiaries, and such cash flow is dependent upon Cendant not suffering a downturn in any of its non-insurance businesses -- a highly unlikely scenario given the cyclical nature of those businesses.

         Cendant's financial leverage alone poses extreme jeopardy to policyholders of the Domestic Insurers. In times of economic slowdown, high interest rates or other unfortunate circumstances, Cendant may be forced to remove assets from the Domestic Insurers to satisfy this leverage.

         COMMITMENTS AND CONTINGENT LIABILITIES. Cendant has various off-balance sheet commitments and contingent liabilities which may further undermine its financial position, including:

--------
9.  Cendant Form A (Texas, p. 9).

    o In connection with the purchase of RCI, a contingent obligation of up to $200 million to the sellers based on certain RCI performance measurements.

    o Previous loan agreements containing restrictive covenants including restrictions on indebtedness, mergers, maintenance of certain financial ratios, etc. The restrictive covenants affect Cendant's access to future capital and, in turn, its ability to provide future capital to ABIG.

    o Substantial outstanding litigation which arose in connection with previous acquisitions. The determination of the ultimate outcome, or approved settlements, could further jeopardize Cendant's balance sheet through a reduction of working capital.

         RATINGS. The issue of A.M. Best ratings is critical to an insurance company and its policyholders. An important factor in this rating process is the financial strength of the parent holding company. The rating agencies will scrutinize Cendant closely with respect to the following factors (as well as the other factors mentioned herein):

    o The strategic fit with ABIG -- Cendant has virtually no experience in underwriting insurance.

    o The financing of the acquisition of ABIG -- how will a highly lever-aged entity like Cendant finance this acquisition and what implications will this carry for the debt ratings and claims paying ability of Cendant? Following announcement of Cendant's offer, Moody's changed its rating outlook for Cendant to negative and stated that such rating outlook reflects the uncertainty as to the company's strategic direction arising from its expansion into the financial services industry and the concern that the company's risk tolerance is increasing.10

    o If ABIG is expected to continue its past growth patterns (or, if Cendant is to be believed, to dramatically grow), how will capital be provided? Cendant, as previously noted, is highly leveraged and seems intent on continuing its acquisition strategy.

--------
10. Dow Jones Newswires, Jan. 27, 1998 (attached as Exhibit 6).

Reduction in ABIG's A.M. Best rating would have a material adverse impact on ABIG's current and future business, and hence ABIG's policyholders.11

         RISKS OF CENDANT'S BUSINESSES. Cendant operates in a short-term, financial quarter-to-quarter world, an environment that demands, in return for a high P/E ratio, a constant flow of increased earnings through highly-leveraged acquisitions -- a world diametrically opposed to the insurance business which has as its paramount objective the safeguarding of policyholders' long-term interests. As a holding company, Cendant relies on the cash flows from its subsidiaries in the form of, among other things, dividends, fees and cost reimbursements to support its high level of indebtedness. Those subsidiaries must produce substantial cash flows, year in and year out into the future, to service that debt. Those cash flows are in jeopardy, however, because a significant portion of Cendant's businesses is exposed to significant risks of a business downturn. AIG believes it is inevitable that the cash flows from Cendant's non-insurance businesses will decline in periods of cyclical downturn.

--------

11. Comparison of AIG's and Cendant's ratings (see Exhibit 7), leaves no doubt who would be the preferable acquiror of ABIG from a policyholder perspective. As ABIG indicated in its Proxy Statement, one of the primary reasons that its Board recommended approval of the merger with AIG was AIG's strong ratings:

         The American Bankers Board also considered that AIG's long-term debt rating and the claims paying ratings of AIG's insurance subsidiaries were substantially higher than the comparable ratings of American Bankers. The American Bankers Board believed that such higher long-term debt rating would enable American Bankers to have access to capital on more favorable terms and such higher claims-paying ratings would enhance sales of American Bankers' insurance products. (ABIG Proxy Statement (Feb. 6, 1998), p. 26 (attached as Exhibit 8).)

         Cendant's major lines of business -- motels, car rental, travel and real estate -- have reached historic high levels after severe slumps in the early 1990s. If economic activity slows in the United States -- or if war breaks out in the Middle East --the travel and travel-related businesses on which Cendant depends for its cash flow will be affected disproportionately, with severe consequences for Cendant's franchise revenues. Even in good economic times, cash flows from these businesses are seasonally tied to the months of April to September. Cendant's mortgage business would be adversely affected by a continued decline in interest rates. Mortgage prepayments and refinancings may shorten the recovery period for capitalized mortgage servicing fees.

         CENDANT'S BUSINESS PLAN REQUIRES INCREASINGLY LARGER ACQUISITIONS TO FUEL ITS STOCK PRICE. The growth-by-acquisition strategy and associated purchase accounting used by Cendant's predecessor HFS clearly fueled HFS's market price, and made acquisitions paid for with HFS stock relatively cheap. However, just as a shark has to keep swimming to avoid sinking, HFS's (and Cendant's) earnings can only keep growing as rapidly as they have if Cendant can continue to make new and larger acquisitions. AIG believes that once Cendant's cash flows, revenues and profits stop growing, its very high P/E multiple and its share price will drop, acquisitions will become more expensive, earnings will decrease even more as amortization of goodwill and intangibles drag down earnings no longer inflated by Cendant's acquisition and accounting strategy, with the inevitable toll on Cendant's inflated stock price and its ability to make new cash generating acquisitions. A September 9, 1996 report in Forbes summarized Mr. Silverman's (and HFS's) potentially disastrous acquisition strategy:

         With Silverman's financial magic and business ingenuity in full gear, HFS earnings are likely to grow rapidly for another year or two, but essentially he's playing a more sophisticated version of the old franchise game: The profits keep growing rapidly only so long as Silverman can find new and larger businesses to buy and convert to his swollen stock multiples. When the game slows, as it inevitably will, the swollen earnings gains will begin to shrink, and around then the fancy multiples will go poof. By then Henry Silverman, already worth some $600 million on paper, will probably be even richer. Recent investors aren't likely to fare as well.12

The policyholders of the Domestic Insurers aren't likely to fare well either.

         If Cendant continues to rely on acquisitions to fuel its growth, those acquisitions will increase Cendant's risk profile, its negative tangible net worth, its financial leverage and the cash flow necessary to service its indebtedness. Your Department should inquire as to Cendant's known plans for acquisitions and the resulting risk profile, tangible net worth, leverage and cash flow. Even if Cendant discloses the acquisition it has in mind today, your Department faces the dilemma that if acquisitions continue, risk increases, but if they stop, growth ceases. The time to address these risks is now, in the approval process, not later.

         MANAGEMENT COMPENSATION. FAS No. 123, adopted by the Financial Accounting Standards Board (FASB) in 1995, requires, at a minimum, that companies disclose what the impact would be on net income and net income per share of the increase

--------
12. Howard Rudnitsky, Henry the magician: Henry Silverman has convinced investors he can make magic out of such humdrum businesses as motels, car rentals and real estate brokerages, Forbes, Sept. 9, 1996 (attached as Exhibit 9).

in compensation costs for its stock-based compensation plans based on the calculated fair value at the grant dates for awards under such plans. Cendant has disclosed that the impact on net income and net income per share would have been $5.3 million and $0.01 per share in 1995 and increased dramatically in 1996 to $84.8 million and $0.10 per share, respectively. These amounts represent the fair value of options granted during these periods, and, in 1996, represents over 19.8% of total net income. Clearly, regardless of the financial risks inherent in their modus operandi for the businesses, management definitely is not shy in compensating itself or in permitting its compensation arrangements to make more volatile pro forma net income and earnings per share.

         SUMMARY. Cendant's negative tangible net worth, significant financial leverage and asset and income stripping and flipping techniques, together with the risks of its present businesses, its contingent exposures, its lack of experience in managing insurance businesses (as discussed below) and its management compensation packages, present grave risks to ABIG's financial condition and ABIG's policyholders. In particular, were Cendant to suffer any significant write-off of its goodwill, owing to a downturn in the economy, in any of its businesses or otherwise, Cendant's already substantial leverage would increase dramatically. Even assuming Cendant's current intent were to operate ABIG financially independent of its other operations (which AIG does not believe), its ability to do so could be substantially jeopardized in the future with the risk that ABIG's assets would be used to satisfy the cash flow requirements of

Cendant's financial leverage. These considerations lead AIG to conclude that Cendant's acquisition of ABIG would be extremely prejudicial to its policyholders.

B.  CENDANT HAS NO COMPETENCE OR EXPERIENCE IN MANAGING INSURANCE COMPANIES

         A review of Cendant's Form A and SEC filings exposes Cendant's extremely limited experience in the insurance industry. Without providing further information, the Form A indicates that Cendant "administers insurance package programs which are generally combined with discount shopping and travel for credit union members . . . ."13 What AIG believes this actually means is that Cendant markets -- but does not underwrite -- accidental death and dismemberment and accident insurance policies for other insurance companies. Cendant "primarily engages in three business segments: membership services, travel and real estate" -- none of which is related to insurance.14 Cendant has entered into an agreement to purchase, but AIG believes has not yet purchased, Providian Auto & Home Insurance Company, which has statutory surplus of $77.5 million as of June 30, 1997 (12% of ABIG's SAP surplus as of such date).15

--------
13. Cendant Form A (Texas, p. 5).

14. Cendant Form 8-K, Jan. 29, 1998 (excerpt attached as Exhibit 10).

15. The Form A prominently (i.e., in the paragraph on page 4 in the Texas Form A describing Cendant's primary businesses) references that Cendant provides "auto insurance products." Whether this is a reference to the Providian acquisition or some existing de minimus operations (i.e., such as Atrium Insurance Corporation, which had net income of $628,000 and admitted assets of $6.7 million in 1996 according to A.M. Best; or Pathfinder Insurance Company, an insurer supporting the AVIS operation, which had $1.6 million of net income and admitted assets of $9.1 million in 1996 according to A.M.
    Best) is unclear. Experience with such small insurers is hardly preparation to manage a significant insurer like ABIG.

Nonetheless, Cendant represented in its press release regarding its offer for ABIG that its proposed acquisition of ABIG "would complement Cendant's core competencies in insurance-related activities."16

         As reflected by the following chart, Cendant apparently has no experience underwriting and paying claims in any of ABIG's insurance subsidiaries' respective lines of business:

                                              LINES IN WHICH
                                                CENDANT HAS
                                           UNDERWRITING AND CLAIMS
ABIG'S LINES OF BUSINESS                      PAYING EXPERIENCE
-------------------------------------------------------------------
Credit Life                                         None
-------------------------------------------------------------------
Credit Accident & Health                            None
(Life)
-------------------------------------------------------------------
Group Life                                          None
-------------------------------------------------------------------
Mortgage Accident & Health                          None
-------------------------------------------------------------------
Group Accident & Health                             None
-------------------------------------------------------------------
Credit Unemployment                                 None
-------------------------------------------------------------------
Credit Property                                     None
-------------------------------------------------------------------
Extended Service                                    None
Contracts
-------------------------------------------------------------------
Mobilehome Physical                                 None
Damage
-------------------------------------------------------------------
Credit Accident & Health                            None
(P&C)
-------------------------------------------------------------------

--------
16. Cendant Press Release (Jan. 27, 1998), p. 3 (attached as Exhibit 11).

C. CENDANT'S AND MR. SILVERMAN'S PAST BUSINESS PRACTICES RAISE SERIOUS QUESTIONS AS TO THEIR FITNESS TO RUN A PERSONAL LINES COMPANY IN YOUR STATE

         Over the past two decades, Henry Silverman has been associated (among others) with Reliance Capital Group L.P., Blackstone Group's Blackstone Capital Partners (a fund formed to restructure failed leveraged buyouts and make other acquisitions) and now Cendant and its predecessor HFS. His acquisition record, including while at Cendant, is littered with incidents of restructuring charges, employee terminations and even bankruptcies -- the types of events and activities which ABIG has worked carefully and consistently over decades to avoid.

         Cendant and HFS also have an established track record of implementing restructurings and employee terminations at acquired companies soon after their acquisition. The following table, derived from Cendant's SEC filings and press releases, shows the restructuring charges and terminations associated with such acquisitions over the last few years:

                                                          RESTRUCTURING               EMPLOYEE LAY-OFFS
ACQUIRED                                                     CHARGES                      (NUMBER OF
COMPANY                              DATE                ($ IN MILLIONS)                  EMPLOYEES)
-------------------------------------------------------------------------------------------------------
CUC/HFS                             12/97                     844.9                     Not disclosed
-------------------------------------------------------------------------------------------------------
PHH Mortgage                         4/97                     303                           500
-------------------------------------------------------------------------------------------------------
Davidson &                           7/96
   Assocs.
Sierra On-Line                       7/96                     180*                      Not disclosed
Ideon Group                          8/96
-------------------------------------------------------------------------------------------------------
RCI                                 11/96                      24                           252
-------------------------------------------------------------------------------------------------------

                                                          RESTRUCTURING               EMPLOYEE LAY-OFFS
ACQUIRED                                                     CHARGES                      (NUMBER OF
COMPANY                              DATE                ($ IN MILLIONS)                  EMPLOYEES)
-------------------------------------------------------------------------------------------------------
Century 21 NORS                      6/96                       5                             73
-------------------------------------------------------------------------------------------------------
Coldwell Banker                      5/96                       10                            87
-------------------------------------------------------------------------------------------------------
ERA Realty                           2/96                       6                            202
-------------------------------------------------------------------------------------------------------
Century 21                           8/95                       30                           319
-------------------------------------------------------------------------------------------------------

Notes
* Total for the Davidson & Associates, Sierra On-Line and Ideon Group acquisitions.

         AIG suspects that, as a specialist in deal-making, Mr. Silverman would argue that all these charges and firings are financially good for the companies involved and just part of capitalism reinvigorating the economy. AIG questions whether Mr. Silverman is concerned with the level of unemployment in the local economies of the businesses he buys. AIG believes there is no need for a restructuring of ABIG and, were AIG the acquiror, AIG would keep ABIG intact and grow its business.

         BEYOND RESTRUCTURING CHARGES AND LAYOFFS, MR. SILVERMAN'S RECORD INCLUDES BANKRUPTCIES, BREACH OF HIS FIDUCIARY DUTIES UNDER ERISA, ALLEGATIONS THAT HE MANIPULATED ACCOUNTING RECORDS, SELF-DEALING, INVOLVEMENT IN GAMBLING VENTURES AND INVOCATION OF THE FIFTH AMENDMENT RIGHT AGAINST SELF-INCRIMINATION. Based on public information, AIG notes the following for your investigation:

         DAYS INNS OF AMERICA, INC. In 1984, Silverman's Reliance Capital Group17 acquired Days Inns of America ("Days Inns") from the Cecil Day estate

--------
17. In February 1982, Mr. Silverman joined Reliance Group Holding as President and CEO of Reliance Capital Group. In March 1983, he was also named Senior Vice President -- Business Development of Reliance Group Holdings, Inc.

    for $570 million. Financing for the leveraged buyout came in part from $285 million in junk bonds issued by Drexel Burnham Lambert. Reliance Capital apparently put $16 million in equity into the deal.18 Among the investors who joined with Reliance Capital to put up the additional capital to buy the chain were Saul P. Steinberg's Reliance Insurance, and a partnership whose investors included Michael Milken, Ivan Boesky, Steve Wynn, Victor Posner, and the Spiegel Family of Columbia Savings & Loan.

         As head of Days Inns, Mr. Silverman slashed the size of the corporate headquarters staff by more than half and sold all but about 20 of the company's motels to franchisees. The sale of the company's chain led some newspaper reporters to write that Silverman was behaving like a typical "asset-stripper."19

         Debt was a constant theme at Days Inns while Silverman ran the company. From the time Reliance acquired the hotel chain in 1984, Days Inns maintained between $455 million and $600 million in long-term debt. Silverman refinanced the debt on occasion, and between 1984 and 1989, Drexel issued almost $1 billion in junk bonds for Days Inns. The debt load that Days Inns carried was so heavy that even Silverman took to joking about it, telling one interviewer that Days Inns was "like Mexico. We don't pay down debt, we just reschedule it."20

         In November 1989, Reliance and its backers sold their interest in Days Inns to Tollman-Hundley Lodging Corp. for $87 million, of which $8 million was in cash and the rest in junk bonds from Drexel Burnham Lambert. Tollman-Hundley also agreed to assume the company's $620 million of debt.21 Reliance


--------
18. Howard Rudnitsky, Triple Dipper: Blackstone Capital Partners Partner Henry Silverman's Plans to Buy Days Inns of America, Forbes, Nov. 25, 1991 (attached as Exhibit 12).

19. Martha Nolan, Saul Steinberg Cleans Up, Georgia Trend, Dec. 1986 (attached as Exhibit 13).

20. Paul Thiel, The Debt Days at Days Inn, Georgia Trend, June 1991 (attached as
    Exhibit 14).

21. Allan Sloan, Hospitality Franchise's Days Inn Package is No Suite Deal, Washington Post, Sept. 15, 1992 (attached as Exhibit 15).

    and its partners are reported to have made a profit on the sale of almost $60 million -- $5 million of which reportedly went to Silverman -- and are reported to have made a total of $126 million on their involvement with Days Inns.22

         Reliance and Silverman apparently got out of Days Inns just in time. In 1990, Drexel and the junk bond market collapsed. In September 1991, Days Inns filed for protection under Chapter 11 of the federal bankruptcy statutes.23

         CENDANT'S CURRENT LODGING BUSINESSES. Cendant's current management of its lodging brands -- Ramada, Howard Johnson, Wingate Inns, Days Inns, Knights Inns, Super 8, Travelodge and Villager Lodge Properties -- may be reminiscent of the Days Inns experience. Various published reports refer to decreases in the quality of the lodging operations as a result of Cendant's franchising strategy.

         According to a January 6, 1995 article in USA Today, critics of Silverman have said that "[i]n the drive for bigger profits . . . [he] slowly damages hotel chains' reputations by selling franchises to hotels that don't meet standards. Over time, they say, travelers will lose faith in the chains because of bad experiences with individual hotels."24 Consumer Reports in 1994 rated Cendant's Howard Johnson and Ramada chains the two worst chains in the moderately priced

--------
22. Rudnitsky, Triple Dipper, supra note 18, (Exhibit 12).

23. At the time it filed for bankruptcy, Days Inns was carrying a debt load of $745 million, which Tollman-Hundley publicly blamed on Reliance Capital Corp. Thiel, The Debt Days at Days Inn, supra note 20 (Exhibit 14); Sonia Murray, Debt Weighs on Days Inns, Atlanta Journal & Constitution, Aug. 7, 1991 (attached as Exhibit 16); Rudnitsky, Triple Dipper, supra note 18 (Exhibit 12).

24. Julie Schmit, He Built A Fortune From Inexpensive Lodging, USA Today, Jan. 16, 1995 (attached as Exhibit 17).

    category.25 Previous Consumer Reports had rated Ramada as the third best and Howard Johnson as the fourth best in this category.26

         A September 9, 1996 article in Forbes highlighted the fact that the financial performance of HFS's hotel properties was significantly less than the industry average. In 1995, the U.S. hotel industry showed 6% growth in "revenues per room." In contrast, HFS's lodging properties only showed a 3% increase in 1995, half of the national average.27 The owner of 3 Super 8 motels franchised by Cendant complained in 1995 that "Super 8 is a wonderful organization and [Silverman] is ruining it. . . . At some point, Mr.
    Silverman will know when to get out and he'll leave the rest of the stockholders holding the bag."28 The complaint was that "after Silverman buys a company he slashes expenses and hits the road to sign up independent operators and to entice franchises of other chains to switch flags. Then he sits back to collect royalties of between 6% and 8.8% of room revenues. Industry watchers criticize him for running shoddy, unsafe hotels. 'Just show him a door, and he'll give you a franchise' carps one critic."29

         TELEMUNDO GROUP, INC. On December 24, 1986, Reliance Capital Group L.P. paid $283.5 million of 100% of the outstanding stock of John Blair & Co. for $283.5 million, which it later renamed Telemundo Group, Inc.
    ("Telemundo").30 The purchase was financed with $226 million in junk bonds issued by Drexel Burnham Lambert, Inc.31

--------
25. Consumer Reports, July 1994, p. 432 (attached as Exhibit 18); Sarah Lubman, Some See Hospitality's Century 21 Buy as Risky, Orlando Sentinel, July 23, 1995 (attached as Exhibit 19).

26. Consumer Reports, Sept. 1990, p. 580 (attached as Exhibit 20).

27. Rudnitsky, Henry the Magician, supra note 12 (Exhibit 9).

28. Schmit, He Built A Fortune From Inexpensive Lodging, supra note 24 (Exhibit
    17).

29. Faye Rice, Why Hotel Rates Won't Take Off -- Yet, Fortune, Oct. 4, 1993 (attached as Exhibit 21).

30. Telemundo Form 10-K (Mar. 30, 1987), p. 2 (attached as Exhibit 22).

31. Telemundo Prospectus (Aug. 19, 1987), pp. 52, F-6, F-11 (attached as Exhibit
    23).

         As of August 1987, Reliance Capital Group L.P. controlled 85% of Telemundo shares outstanding.32 and Henry Silverman served as Telemundo's chairman from October 1986 to January 1987 and then president and CEO from February 1987 to February 1990.33

         Telemundo began buying broadcasting properties owned by Reliance.34 At the same time, the company began an accelerated program to dispose of virtually all the other assets it had inherited from John Blair & Co. In December 1986, Telemundo began systematically dismantling the company.35 "As a result, what might have been a billion-dollar corporation a few years away will end up with operations producing less than a hundred million dollars."36

         As of June 30, 1987, Telemundo owned and operated five Spanish-language television stations, and in 1988 purchased a Spanish-language television station in Texas and television facilities in Florida.37 In August 1990, Telemundo acquired an 85% equity interest in station in a San Antonio, Texas.38

         Apparently, Telemundo never got off the ground financially. Saddled with $189 million in debt following Reliance's purchase of the company and the purchase of the formerly Reliance-owned Spanish-language television stations in Los Angeles and New York, the company lost $26.3 million in the first six months of 1987. In addition, the company had a working capital deficit of $48.4 million.39

--------
32. Id., p. 49.

33. Telemundo Prospectus (Aug. 19, 1987), p. 42 (Exhibit 24).

34. Id., pp. 15, 19, 51.

35. Id., p. F-21.

36. Moving and Shaking at John Blair & Co., Broadcasting, Nov. 24, 1986 (attached as Exhibit 25).

37. Telemundo Prospectus (Aug. 19, 1987), p. 10 (attached as Exhibit 26); Telemundo 1988 Form 10-K, p. 2 (attached as Exhibit 27).

38. Telemundo 1990 Form 10-K, p. 2 (attached as Exhibit 28).

39. Telemundo Prospectus (Aug. 19, 1987), pp. 15-16 (attached as Exhibit 29).

         By March 1987, a working capital deficit forced Telemundo to ask its bankers for a waiver on debt repayments. In August 1987, Telemundo issued 2 million shares of common stock and $220 million of Drexel issued junk bonds to the public.40 According to an August 10, 1987 Business Week article, "Telemundo owes so much while earning so little that it's paying out more in cash for interest than it makes."41 As of December 31, 1987, the company was carrying long-term debt of $240.7 million (more than three times revenues), up from $184.8 million a year previously.42 Telemundo's fortunes continued to decline and in 1990, Telemundo lost $11.9 million on sales of $127.8 million.43

         Henry Silverman apparently left Reliance Capital Corp. in January 1990 to become a general partner at the Blackstone Group in New York City, but he remained a director of Telemundo at least through May 2, 1994.

         On January 15, 1992, Telemundo announced that it was developing a financial restructuring plan in order to reduce the company's $250 million long-term debt. From that date onwards, Telemundo ceased making interest payments on its outstanding debt, and failed to make principal payments upon their maturity. As of mid-1993, Telemundo had defaulted on all of its debt, which totaled $309 million as of December 31, 1993.44

         On June 8, 1993, Telemundo's creditors filed an involuntary petition under Chapter 11 of the Bankruptcy Code against Telemundo in U.S. Bankruptcy Court in New York City. On July 30, 1993, Telemundo consented to the entry of an order for relief under Chapter 11 of the federal bankruptcy statutes in U.S. Bankruptcy Court in New York City.45

         TELEMUNDO PENSION PLAN ERISA VIOLATIONS. The purchase of Blair assets resulted in a 1990 federal action commenced by the John Blair

--------
40. Telemundo 1987 Form 10-K, p. 2 (attached as Exhibit 30).

41. Robert Baker, Steinberg May Have Trouble Making Money in Spanish, Business Week, Aug. 10, 1987 (attached as Exhibit 31).

42. Telemundo 1987 Form 10-K, pp. 247-248 (attached as Exhibit 32).

43. Telemundo 1990 Form 10-K, pp. 91-92 (attached as Exhibit 33).

44. Telemundo 1993 Form 10-K, p. 2 (attached as Exhibit 34).

45. Id., p. 18; Telemundo Form 8 (May 2, 1994), p. 3 (attached as Exhibit 35).

    Communications, Inc. Profit Sharing Plan alleging that Telemundo Group Profit Sharing Plan, its committee and committee members, including Henry Silverman, violated the Employee Retirement Income Security Act of 1974, as amended (ERISA), 29 U.S.C. ss. 1001 et seq. The Blair plaintiffs claimed, among other things, that the defendants, including Silverman, failed to credit appreciation of assets between the valuation date and the dates on which the transfer of plan assets were effected in connection with the acquisition.

         On June 15, 1994, the United States Court of Appeals for the Second Circuit held that the defendants -- including Silverman -- violated Section 208 of ERISA and their fiduciary duties by failing to transfer gains between the valuation date and the dates of the actual transfers.46 The Court also held that the defendants -- including Silverman -- violated Section 404 of ERISA and their fiduciary duties by keeping for Telemundo's pension plan the surplus income earned during Telemundo's delay in transferring assets from an equity fund to a short-term investment fund pursuant to elections of new plan members.47

         OTHER TELEMUNDO LITIGATION. In 1988, John Blair Communications, Inc., the successor in interest to JHR Acquisition Corp., filed suit in New York State court, alleging that it had been defrauded by Henry Silverman, Telemundo Group, Inc., and others, including Telemundo's accountant, Touche Ross & Co., when it purchased Telemundo's television and entertainment ("TV Rep") operations.48

         In its complaint, JHR alleged that prior to the sale of the TV Rep unit to JHR Acquisition, Silverman and two of his top deputies at Telemundo deliberately altered the revenue and expenses figures and made other fraudulent adjustments to the budget figures for the TV Rep unit, which inflated the unit's operating profit and cash flow figures. As a result, JHR Acquisition alleged that it spent more money to buy the unit than it was really worth.

         The defendants moved for summary judgment dismissing the action, but the trial court denied the motion as to all defendants except Touche Ross & Co.

--------
46. John Blair Communications, Inc. Profit Sharing Plan v. Telemundo Group, Inc. Profit Sharing Plan, 26 F.3d 360, 357 (2d Cir. 1994) (attached as Exhibit
    36).

47. Id., p. 370.

48. John Blair Communications, Inc. v. Reliance Cap. Group, L.P., Docket No. 5204/88 (N.Y. County Supreme Ct.).

    In reversing the trial court's decision and reinstating the action against Touche Ross, the Appellate Division found that "[t]he record reflects that the financial statements were indeed misleading and substantially inflated the value of [TV Rep's] divisions."49

         After almost six years of court battles, the care was settled in January 1995, with Telemundo apparently paying the plaintiffs $26 million in notes and $3.87 million in cash.

         HFS INVESTMENT IN AMRE, INC.50 In the fall of 1995, HFS announced that it had invested in Amre, Inc. ("Amre"), a Dallas-based installer of vinyl siding and new roofs on homes; HFS apparently acquired less than a 2% equity stake in the company. Subsequently, Amre began to sell its products under HFS's Century 21 brand name. In the fall of 1995, a new Amre management team was brought in and three HFS officers were brought in to serve on Amre's board of directors, one of whom served as Amre's new chairman. Between the fall of 1995 and the spring of 1996, Amre's stock price rose from $5 a share to $28.75 a share. In September 1996, the company sold 1.1 million shares of stock to the public at $16 a share.

         Less than one month later, in October 1996, however, the company announced that it was losing money, posting a $10.9 million loss in the third quarter. Also in the third quarter of 1996, several Amre directors sold off their stock holdings; HFS did not sell off its stock, although it took the necessary steps to make a sale possible. The company also forecasted a significant loss in the fourth quarter because of high marketing expenses and a lower-than-expected backlog of products.

--------
49. John Blair Communications, Inc. v. Reliance Cap. Group, L.P., 549 N.Y.S.2d 678 (App. Div. 1st Dep't 1990) (attached as Exhibit 37).

50. The following description of HFS's involvement in Amre is based on the following published reports: Kenneth N. Gilpin, Amre, Home Remodeling Concern, to File for Bankruptcy, New York Times, Jan. 18, 1997 (attached as
    Exhibit 38); Floyd Norris, Great Name, But Bankrupt Anyway, New York Times, Jan. 19, 1997 (attached as Exhibit 39); Carlos Tejada, Amre Plans Chapter 11 Filing and Sale of Assets, Raising Issue of Ties to HFS, Wall Street Journal, Jan. 20, 1997 (attached as Exhibit 40).

         On January 17, 1997 -- a mere four months after its selling stock to the public -- Amre announced that it would file for bankruptcy protection. Trading in the company's stock was suspended on January 16, 1997, with the stock last quoted at 43.75 cents a share.

         OCCIDENTAL PLAZA HOTEL. According to a July 14, 1997 article in the Miami Daily Business Review, in 1981 a group of investors led by Henry Silverman and Adrian Werner acquired the Occidental Plaza Hotel in Miami, Florida, for $8 million. Goldome Bank for Savings ("Goldome") foreclosed on the title in 1985 after loans on the property reached $14.9 million.51

         According to Dade County property records, on August 12, 1982, Adrian Werner sold the hotel to a Florida limited partnership called Dallas Parc Associates, Ltd. According to documents on file at the Florida Secretary of State's office, Dallas Parc Associates Ltd. apparently was active for about four years, from August 11, 1982 to September 26, 1986. The officers and directors of the company were Henry R. Silverman, Adrian B. Werner, and Peter F. Edelman.

         Property records show that Goldome did indeed foreclose on the hotel property, which was still owned by Dallas Parc Associates, Ltd., on April 18, 1984. In June 1994, Silverman and two of his partners filed an action in New York State court against their fourth partner to contribute to the deficiency judgment that was entered against the partnership in the Florida foreclosure action brought by Goldome and the Dime Savings Bank of New York.52

         In addition to bankruptcies, AIG believes, based on public information, that Henry Silverman has engaged IN NUMEROUS TRANSACTIONS AND DEALINGS BETWEEN HIMSELF AND HIS INNER CIRCLE OF COLLEAGUES AND THE COMPANIES HE WAS MANAGING. AIG believes the fairness of these transactions, or those your Department may independently uncover, should be reviewed by your Department. The nature, extent and fairness of

--------
51. Occidental Plaza Hotel Gets New $7.6 Million Mortgage, Miami Daily Business Review, July 14, 1997 (attached as Exhibit 41).

52. Complaint P. 18, Silverman v. Worsham Bros. Co. (N.Y. County Supreme Ct. June 6, 1984) (attached as Exhibit 42).

relationships between the owners and managers of an insurer and the insurer itself are one of the leading concerns that the Model Insurance Holding Company Act is designed to address.

         DAYS INNS. Days Inns SEC filings show that as of the end of February 1985, Days Inns owned and operated eight of its motel properties with assets of $17 million as a joint venturer with certain Reliance Capital Group insiders. In March 1985, Reliance Group Holdings acquired certain of the ownership interests of the Reliance Capital Corp. insiders for $2.9 million. The purchase of these interests was financed by an interest-free $2.9 million loan to Reliance Group Holdings by Days Inns.

         Days Inns owned minority interests and was a general partner in four limited partnerships controlled by Reliance principals. The Reliance insiders acquired these equity stakes by borrowing $27.3 million from Days Inns secured by one year notes bearing 15% interest per annum. In September 1985, the maturity dates of these loans was extended to 1990, and the interest rate on these notes reduced from 15% to 10%.

         The following is taken from Days Inns of America's April 11, 1986 prospectus for convertible subordinated debentures filed with the SEC:53

    o Days Inns contributed three of its facilities to three limited partnerships, the general partners of which were Days Inns, or a partnership of which Days Inns was a managing general partner, and a general partnership which included Messrs. Bello, Blake, Preibert, Silverman, Howard E. Steinberg, Saul P. Steinberg and Robert M. Steinberg, almost all of whom were directors of Days Inns or the Reliance subsidiary that controlled Days Inns. Silverman was also a 1% limited partner of each of such limited partnerships. Each limited partnership entered into a standard form franchise agreement with Days Inns, with respect to the particular facility contributed to such limited partnership. The amounts contributed by Silverman and the other partnership participants were payable by limited recourse promissory notes due on September 19, 1985 bearing interest at the rate of 15% per annum. The maturity dates of such notes were

--------
53. Days Inns Prospectus (April 11, 1986), pp. 29-30 (attached as Exhibit 43).

         subsequently extended until September 19, 1990 and the interest rate lowered to 10% per annum.

    o Six limited partnerships in which Days Inns was a general partner admitted Reliance Group Holdings as a 1% limited partner in exchange for limited recourse promissory notes to the partnerships bearing interest at the rate of 15% per annum. The maturity dates of such notes were subsequently extended until September 19, 1990 and the interest rate lowered to 10% per annum.

    o Days Inns contributed the Days Inns Hotel located at Los Angeles International Airport to a limited partnership having Days Inns as the general partner and Silverman and an affiliate of Tollman-Hundley Hotels ("THH Affiliate") as the limited partners. The limited partnership entered into a standard form franchise agreement with Days Inns with respect to such hotel. Silverman acquired his 1% interest in the limited partnership by contributing a limited recourse promissory note in the principal amount of $140,000 which accrued interest at the rate of 15% per annum and was due on the earlier of March 1, 1986 or Silverman's sale of his interest. THH Affiliate acquired its interest in the limited partnership by contributing a limited recourse promissory note in the principal amount of $6,984,000 which bore interest at the rate of 15% per annum and was due on the earlier of March 1, 1986 or the purchase by THH Affiliate, pursuant to options granted to it by Silverman and Days Inns, of their interests in the limited partnership. At that time, it was contemplated that THH Affiliate would purchase from Days Inns and Silverman their interests in such limited partnership on or before April 15, 1986 for an aggregate price of $2,000,000.

    o In July 1985, Days Inns sold a motel located in Atlanta, Georgia to a general partnership, consisting of Silverman, Saul P. Steinberg and Robert M. Steinberg, for a purchase price of $5,735,000. Such purchase price was paid in the following manner: $225,000 in cash at closing, $625,000 in promissory notes bearing interest at the rate of 13% per annum, and $4,885,000 through the assumption on a non-recourse basis of existing indebtedness. Days Inns agreed to lend to the purchaser, on a non- recourse basis, amounts equal to any negative cash flow from the motel operation. Such loans bore interest at the rate of 13% per annum and were to be due on May 1, 2002.

         Finally, AIG notes that Henry Silverman's investments IN A REGULATED BUSINESS (GAMBLING ENTERPRISES) FAILED and that HE HAS INVOKED HIS FIFTH AMENDMENT RIGHT AGAINST SELF-INCRIMINATION IN A GRAND JURY INVESTIGATION OF EFFORTS BY A COMPANY HE HEADED TO GAIN A FRANCHISE FOR BUS STOP SHELTERS IN NEW YORK CITY.

         INVOCATION OF RIGHT AGAINST SELF-INCRIMINATION. Silverman headed Convenience & Safety Corporation, which in the late 1970s sought the franchise for installing and selling advertising on bus stop shelters in New York City. After Convenience & Safety won the contract, the City of New York and a federal grand jury investigated the bidding. As reported in the New York Times, Jack E. Bronston, a New York State Senator and lawyer for Convenience & Safety, was indicted for mail fraud in connection with the bidding.54 The New York Times reported that Stanley Lupkin, the New York City Commissioner of Investigations, announced that Silverman had refused to answer questions in the investigation by the City's Department of Investigation on the ground that answering questions might compel him to be a witness against himself. When Bronston was sentenced after his conviction for mail fraud, the federal prosecutors stated in their sentencing report that "[t]he two principals of [Convenience & Safety], its Chairman of the Board Saul P. Steinberg and its President Henry R. Silverman, refused to testify exercising their Fifth Amendment protection against self-incrimination," and as a result "the complete parameters of Bronston's activities promoting [Convenience & Safety] . . . . are not yet known."55 In rebidding the bus shelter contract, Mayor Edward Koch of New York City specifically prohibited Silverman's company, Convenience & Safety, from participating in the bidding. Clearly, you and your Department must look closely at the character and fitness of Mr. Silverman to control ABIG.

--------
54. Leslie Maitland, Complications Added to Bus Shelter Contract Dispute, New York Times (April 17, 1980) (attached as Exhibit 44).

55. Government's Sentencing Memorandum, p. 5, United States v. Bronston, Docket No. 80 Cr. 224 (MP) (S.D.N.Y.) (attached as Exhibit 45).

         GAMBLING VENTURES. In 1992, HFS invested in a number of gambling enterprises, backing casino projects in several states. In September 1993, HFS announced that it would begin franchising casino operations and providing marketing services to casino operators.56

         In September 1993, HFS signed agreements for three gambling operations: the franchising of a Days Inns Casino in Vicksburg, Mississippi together with Rainbow Casino Corp.; the acquisition of a 25% ownership interest in Odyssey Gaming Corp., a Scottsdale, Arizona-based Native American casino management company; and an agreement granting Odyssey and HFS the exclusive right to negotiate a contract with the Wampanoag Tribe of Gay Head, Massachusetts to develop a casino in Massachusetts.57

         In March 1994, HFS announced plans to develop river boat gambling in western Pennsylvania.58 In 1994, HFS supported riverboat casino gambling interests in Florida along with Carnival Hotels and Casinos (a joint venture of Carnival Cruise Lines and Continental Hotels), and a Cleveland-based real estate developer.59

         According to an article in the December 2, 1996 edition of Business Week, HFS lost $25 million on its gambling ventures. These losses appear to have led Silverman to spin off National Gaming Co. to HFS shareholders and take a $2.5 million loss on the investment.60

--------
56. Hospitality Franchise Systems Enters Gaming Industry, Business Wire, Sept. 27, 1993 (attached as Exhibit 46).

57. Id.

58. Eric Heyl & Richard Gazarik, HFS Wants to be High Roller in Gambling Industry Growth, Tribune Review, Apr. 10, 1994 (attached as Exhibit 47).

59. Barry Meier, A Confusion of Competition Cools Florida's Casino Fever, New York Times, Aug. 8, 1994 (attached as Exhibit 48).

60. Joseph Weber, The Real Artist of the Deal? Henry Silverman is Riding High, But Investors Are Jittery, Business Week, Dec. 2, 1996 (attached as Exhibit
    49).

         FOLLOWING HIS FAILURE IN THE CASINO BUSINESS, IT WAS RECENTLY REPORTED THAT MR. SILVERMAN "NOW AVOIDS REGULATED INDUSTRIES."61 Apparently not.

D.  FORM A PLANS FOR ABIG'S BUSINESS

         Although Cendant represents in its Form A that it currently intends ABIG and its insurance subsidiaries "to be operated substantially as at present and to be managed by their present managements,"62 Cendant expressly "reserves the right, however, to review the [insurance subsidiary's] business, assets, corporate structure, dividend policy, capitalization, operations, properties, business policies, Articles of Incorporation, By-laws, management and personnel and, subject to applicable state insurance regulatory requirements, to make any changes that [Cendant] deems necessary in light of such review or future developments."63 Similarly vague in its SEC filings, Cendant represents that it has "reviewed, and will continue to review . . . various possible business strategies that they might consider in the event that [Cendant] acquires control of [ABIG] whether pursuant to the proposed Merger or otherwise."64 Moreover, Cendant has expressly stated its intention that "the business and affairs of the [insurance

--------
61. Id.

62. Cendant Form A (Texas p. 10).

63. Id.

64. Cendant Schedule 14D-1 (excerpt attached as Exhibit 50).

subsidiary] will be managed under the direction of a board of directors selected by [Cendant] which [Cendant] expect[s] would continue to include representatives of the present management and additional directors to be selected by [Cendant]."65 Cendant also "expect[s] that additional . . . executive officers will be added to management."66

         On the basis of Cendant's and Mr. Silverman's past track record, AIG questions whether, were Cendant to be permitted to acquire ABIG, Cendant would thereafter pursue its strategy of effecting a substantial restructuring at ABIG and terminating significant numbers of ABIG employees. Given Cendant's absence of management expertise in insurance companies, such a result would jeopardize ABIG's financial stability and soundness and the interests of its policyholders.

E.  GUARANTY FUNDS

         AIG believes that Cendant's acquisition of ABIG would be prejudicial to the various guaranty funds in your states, and, in its capacity as a member thereof, AIG strenuously objects to Cendant's acquisition of ABIG. Regardless of the outcome of the ABIG stockholders meetings on the AIG/ABIG merger on March 4 and 6, 1998, AIG thereafter will continue to oppose the Cendant acquisition of ABIG as an injured party by virtue of AIG's exposure to the guaranty funds.

--------
65. Cendant Form A (Texas, p. 10).

66. Id., p. 11.

         AIG urges you to disapprove Cendant's application to become a controlling person of ABIG. If you wish AIG's assistance in obtaining any further information, please do not hesitate to call upon us.

                                       AMERICAN INTERNATIONAL GROUP, INC.

                                        /s/ Maurice R. Greenberg
                                       -----------------------------------------
                                       Maurice R. Greenberg
                                       Chairman and Chief Executive Officer


cc:  Mr. Henry R. Silverman
     (Cendant Corporation)

     Mr. David Fox
     (Skadden, Arps, Slate, Meagher and Flom, LLP,
     Counsel to Cendant Corporation)

     Mr. R. Kirk Landon
     (Chairman of the Board of Directors,
     American Bankers Insurance Group, Inc.)

                  EXHIBITS TO AIG'S LETTER OF FEBRUARY 11, 1998
          RE: APPLICATION OF CENDANT CORPORATION TO ACQUIRE CONTROL OF
                     AMERICAL BANKERS INSURANCE GROUP, INC.

Exhibit
Number                           Description
------                           -----------

   1 ABIG Letter to Stockholders and Item 4 of ABIG's Schedule 14D-9 (Feb. 6, 1998).

   2               Evan I. Schwartz, It's! Not! Real!, Wired (Nov. 1997).

   3 Barbara De Lollis, Cendant Turns Up Heat in Pursuit of Insurer, Miami Herald, Feb. 4, 1998.

   4 Cendant Corp. (CD) Bidding for American Bankers Insurance Group (ABI), Insurance Mergers and Acquisitions, Jan. 27, 1998.

   5 Table: Leverage Comparison -- Property/Casualty Insurance Companies with a Market Value Greater Than US $10bn.

   6               Dow Jones Newswires, Jan. 27, 1998.

   7               Table:  Ratings of AIG's Insurance Subsidiaries; Table:
                   Ratings of Cendant's Subsidiaries.

   8               ABIG Proxy Statement (Feb. 6, 1998) (excerpt).

   9 Howard Rudnitsky, Henry the magician: Henry Silverman has convinced investors he can make magic out of such humdrum businesses as motels, car rentals and real estate brokerages, Forbes, Sept. 9, 1996.

  10               Cendant Form 8-K, Jan. 29, 1998 (excerpt).

  11               Cendant Press Release, (Jan. 27, 1998).

  12 Howard Rudnitsky, Triple Dipper: Blackstone Capital Partners Partner Henry Silverman's Plans to Buy Days Inns of America, Forbes, Nov. 25, 1991.

  13               Martha Nolan, Saul Steinberg Cleans Up, Georgia Trend, Dec.
                   1986.

  14               Paul Thiel, The Debt Days at Days Inn, Georgia Trend, June
                   1991.

Exhibit
Number                           Description
------                           -----------

 15 Allan Sloan, Hospitality Franchise's Days Inn Package is No Suite Deal, Washington Post, Sept. 15, 1992.

 16 Sonia Murray, Debt Weighs on Days Inns, Atlanta Journal & Constitution, Aug. 7, 1991.

 17 Julie Schmit, He Built A Fortune From Inexpensive Lodging, USA Today, Jan. 16, 1995.

 18                Consumer Reports,  July 1994.

 19 Sarah Lubman, Some See Hospitality's Century 21 Buy as Risky, Orlando Sentinel, July 23, 1995.

 20                Consumer Reports, Sept. 1990.

 21                Faye Rice, Why Hotel Rates Won't Take Off -- Yet, Fortune,
                   Oct. 4, 1993.

 22                Telemundo Form 10-K (Mar. 30, 1987) (excerpt).

 23                Telemundo Prospectus (Aug. 19, 1987) (excerpt).

 24                Telemundo Prospectus (Aug. 19, 1987) (excerpt).

 25                Moving and Shaking at John Blair & Co., Broadcasting, Nov.
                   24, 1986.

 26                Telemundo Prospectus (Aug. 19, 1987) (excerpt).

 27                Telemundo 1988 Form 10-K (excerpt).

 28                Telemundo 1990 Form 10-K (excerpt).

 29                Telemundo Prospectus (Aug. 19, 1987) (excerpt).

 30                Telemundo 1987 Form 10-K (excerpt).

 31 Robert Baker, Steinberg May Have Trouble Making Money in Spanish, Business Week, Aug. 10, 1987.

 32                Telemundo 1987 Form 10-K (excerpt).

 33                Telemundo 1990 Form 10-K (excerpt).

 34                Telemundo 1993 Form 10-K (excerpt).

Exhibit
Number                           Description
------                           -----------

 35                Telemundo Form 8 (May 2, 1994) (excerpt).

 36                John Blair Communications, Inc. Profit Sharing Plan v.
                   Telemundo Group, Inc. Profit Sharing Plan, 26 F.3d 360 (2d Cir. 1994).

 37 John Blair Communications, Inc. v. Reliance Cap. Group, L.P., 549 N.Y.S.2d 678 (App. Div. 1st Dep't 1990).

 38 Kenneth N. Gilpin, Amre, Home Remodeling Concern, to File for Bankruptcy, New York Times, Jan. 18, 1997.

 39                Floyd Norris, Great Name, But Bankrupt Anyway, New York
                   Times, Jan. 19, 1997.

 40 Carlos Tejada, Amre Plans Chapter 11 Filing and Sale of Assets, Raising Issue of Ties to HFS, Wall Street Journal, Jan. 20, 1997.

 41 Occidental Plaza Hotel Gets New $7.6 Million Mortgage, Miami Daily Business Review, July 14, 1997.

 42 Complaint P. 18, Silverman v. Worsham Bros. Co. (N.Y. County Supreme Ct. June 6, 1984).

 43                Days Inns Prospectus (April 11, 1986) (excerpt).

 44 Leslie Maitlaid, Complications Added to Bus Shelter Contract Dispute, New York Times (April 17, 1980).

 45                Government's Sentencing Memorandum, United States v.
                   Bronston, Docket No. 80 Cr. 224 (MP) (S.D.N.Y.).

 46 Hospitality Franchise Systems Enters Gaming Industry, Business Wire, Sept. 27, 1993.

 47 Eric Heyl & Richard Gazarik, HFS Wants to be High Roller in Gambling Industry Growth, Tribune Review, Apr. 10, 1994.

 48 Barry Meier, A Confusion of Competition Cools Florida's Casino Fever, New York Times, Aug. 8, 1994.

Exhibit
Number                           Description
------                           -----------

 49 Joseph Weber, The Real Artist of the Deal? Henry Silverman is Riding High, But Investors Are Jittery, Business Week, Dec. 2, 1996.

 50                Cendant Schedule 14D-1 (excerpt).

                                                                       EXHIBIT 1

                [LETTERHEAD OF AMERICAN BANKERS INSURANCE GROUP]

                                                                  R. KIRK LANDON
                                                           Chairman of the Board

                                                                February 6, 1998

Dear Common Stockholder:

      On January 27, 1998, Cendant Corporation launched an unsolicited $58 per share tender offer for 51% of the common stock of American Bankers Insurance Group, Inc. As you know, we had previously announced a planned merger with a subsidiary of American International Group, Inc. in which each share of American Bankers common stock would be converted into cash and/or AIG common stock with a value equal to $47.

      Your Board of Directors has determined at this time that it is unable to take a position with respect to the tender offer by Cendant and is making no recommendation with respect to the Cendant offer. The reasons for this decision are set forth in Item 4 of the enclosed Schedule 14D-9. This decision is based upon the fact that the Board of Directors has been unable to assess several aspects of the Cendant tender offer.

      The combination of the AIG merger agreement and the Cendant tender offer makes for a complex situation. We will keep you advised of future developments and we thank you for your continued support.

                                         Very truly yours,

                                         R. Kirk Landon,
                                         Chairman of the Board

Member Companies: American Bankers Life Assurance Company of Florida o American Bankers Insurance Company of Florida

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                -----------------

                                 SCHEDULE 14D-9

                Solicitation/Recommendation Statement Pursuant to
             Section 14(d)(4) of the Securities Exchange Act of 1934

                           AMERICAN BANKERS INSURANCE
                                   GROUP, INC.
                            (Name of Subject Company)

                           AMERICAN BANKERS INSURANCE
                                   GROUP, INC.
                      (Name of Person(s) Filing Statement)

                    Common Stock, par value $1.00 per share, Including the Associated Series A Participating Preferred Stock Purchase Rights
                         (Title of Class of Securities)

                                   24456 10 5
                      (Cusip Number of Class of Securities)

                                GERALD N. GASTON
              Vice Chairman, President and Chief Executive Officer
                     American Bankers Insurance Group, Inc.
                             11222 Quail Roost Drive
                              Miami, FL 33157-6596
                                 (305) 253-2244
       (Name, address and telephone number of person authorized to receive notice and communications on behalf of person(s) filing statement)

                                -----------------

                                   Copies to:

   MORTON A. PIERCE, ESQ.                         JOSEPHINE CICCHETTI, ESQ.
 JONATHAN L. FREEDMAN, ESQ.                   Jorden Burt Berenson & Johnson LLP
    Dewey Ballantine LLP                        777 Brickell Avenue, Suite 500
1301 Avenue of the Americas                            Miami, FL 33131
     New York, NY 10019                                 (305) 371-2600
       (212) 259-8000

================================================================================

      Mr. James F. Jorden, a director of American Bankers, is the Managing Senior Partner of the law firm of Jorden Burt Berenson & Johnson LLP, which provides legal services to American Bankers, including in connection with the Proposed AIG Merger (as defined below) and the Cendant Offer, for which it will receive compensation.

Item 4. The Solicitation or Recommendation

      (a)-(b) Recommendation, Reasons for the Recommendation and Background. The Board of Directors of the Company (the "Board of Directors" or the "Board") has unanimously determined (with one director absent) that, in light of all the relevant circumstances and for the reasons set forth below, it is unable to take a position with respect to the Cendant Offer and is making no recommendation at this time with respect to the Cendant Offer. The reasons for this determination include the following:

            (1) The Board of Directors, along with its legal and financial advisors, considered the fact that the Cendant Offer currently contemplates a price of $58 per Share, a 23% premium over the $47 per Share in the Proposed AIG Merger. However, because of the provisions of the AIG Merger Agreement which prohibit the Company from engaging in negotiations with or having discussions with Cendant concerning the Cendant Offer as well as the lack of certain information which the Company expects will be disclosed in the regulatory process, the Board of Directors has been unable to assess several aspects of the Cendant Offer, including the following:

                  o Cendant's relatively high level of financial leverage, which would be further increased by the indebtedness it intends to incur to finance the Cendant Offer, and the effect of such leverage on the operations of the Company;

                  o Cendant's proposed business plans for the Company following the Cendant Offer if the Cendant Offer were successful, including treatment of accounts, employees and policyholders;

                  o Cendant's experience in owning and operating insurance companies;

                  o The ability of Cendant to provide licensed facilities outside of the United States to permit international distribution of the Company's products;

                  o The ability of Cendant to realize the synergies that Cendant has indicated will be achieved;

                  o Whether increased revenue levels projected by Cendant require additional capital infusions in the Company's operating subsidiaries and the source of such capital;

                  o Cendant's plans with respect to intercompany transactions with the Company's insurance subsidiaries involving intercompany royalties and fees;

                  o The potential reaction of the Company's producers and reinsurers to Cendant; and

                  o The potential volatility of the Cendant common stock, par value $.0l per share (the "Cendant Common Stock").

            (2) The Board of Directors continues to believe that the transaction contemplated (the "Proposed AIG Merger") by the Agreement and Plan of Merger (the "AIG Merger Agreement"), dated as of December 21, 1997, as amended and restated as of January 7, 1998 and as further amended on January 28, 1998, among the Company, American International Group, Inc. ("AIG") and AIGF, Inc., a Florida corporation and a wholly-owned subsidiary of AIG ("AIGF") represents a more attractive alternative than operating on a stand-alone basis because:

                  o AIG represents a strong long-term strategic partner for the Company and AIG is a market leader in the insurance industry with an excellent and long-standing operating history;

                  o AIG has extensive knowledge of and experience in regulatory matters;

                  o The Board believes that AIG's long-term debt rating will enable the Company to have access to capital on more favorable terms than it previously experienced. The Board also believes that the favorable claims-paying ratings of AIG's insurance subsidiaries would enhance sales of the Company's insurance products; and

                  o The Board believes that a combination with AIG would allow access to AIG's considerable international experience and substantial resources, at a time of industry consolidation, which would enable the Company to expand beyond the domestic market. The Board of Directors also believes that a combination with AIG would allow the Company to enjoy opportunities for operating efficiencies and synergies as a result of the Proposed AIG Merger, particularly in the international distribution of the Company's products.

            (3) The Board of Directors believes that the Cendant Offer has commenced a process which may lead to higher bids or offers for the Company from Cendant, AIG or others. Consequently, the Board of Directors believes that it would be premature to make a recommendation with respect to the Cendant Offer at this time. The Company has not to date received any such higher bids or offers from Cendant, AIG, or others.

      The Board did not assign relative weights to the factors listed above.

      A discussion of the background of the events leading up to the execution of the AIG Merger Agreement by the Company, and the reasons for the determination of the Board to recommend approval and adoption of the AIG Merger Agreement are set forth on pages 22-31 of the Proxy Statement/Prospectus of the Company and AIG filed with the SEC on January 30, 1998 (the "Proxy Statement/Prospectus"), a complete copy of which is filed as Exhibit 3 hereto, and such material on pages 22-31 is incorporated by reference herein in its entirety. The AIG Merger Agreement is filed as Exhibit 2 hereto and is incorporated by reference herein in its entirety. In connection with the AIG Merger Agreement, (i) AIG and the Company entered into a Stock Option Agreement, dated as of December 21, 1997 (the "Stock Option Agreement") pursuant to which the Company granted AIG an option to purchase a number of newly issued shares of Common Stock equal to approximately 19.9% of the outstanding shares of Common Stock upon the occurrence of certain events and (ii) R. Kirk Landon, Chairman of the Company and Gerald N. Gaston, Vice Chairman, President and Chief Executive Officer of the Company (collectively, the "Shareholders") entered into a Voting Agreement dated as of December 21, 1998 with AIG (the "Voting Agreement"), pursuant to which each of Messrs. Landon and Gaston and certain entities affiliated with Mr. Landon agreed to vote all of the Shares beneficially owned by such shareholder (representing approximately 8.2% of the outstanding Shares)
(i) in favor of adoption and approval of the AIG Merger Agreement and the Proposed AIG Merger at every meeting of the shareholders of the Company at which such matters are considered and at every adjournment thereof and (ii) against any action or proposal that would compete with or could serve to materially interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Proposed AIG Merger. The Stock Option Agreement and the Voting Agreement are filed as Exhibit 4 and Exhibit 5 hereto, respectively, and are incorporated in their entirety herein by reference. Descriptions of the terms of the Stock Option Agreement and the Voting Agreement are set forth on pages 52-54 of the Proxy Statement/ Prospectus, and such material on pages 52-54 is incorporated by reference herein in its entirety. A description of the terms of the AIG Merger Agreement is set forth on pages 38-51 of the Proxy Statement/Prospectus, and such material on pages 38-51 is incorporated by reference herein in its entirety. The descriptions of the AIG Merger Agreement, the Stock Option Agreement and the Voting Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of such agreements, complete copies of which are filed as Exhibits 2, 4 and 5, respectively, hereto.

      On January 27, 1998, Cendant publicly announced a proposal to acquire the Company for $58 per share of Common Stock, to be paid in cash and common stock of Cendant. Such proposal was communicated in a letter (the "Cendant Offer Letter") to the members of the Board of Directors from Henry R. Silverman, President and Chief Executive Officer of Cendant, and Walter A. Forbes, Chairman of Cendant. A copy of the Cendant Offer Letter is filed as Exhibit 6 hereto and is incorporated in its entirety herein by reference. On January 27, 1998, Cendant filed its tender offer documents with the SEC on Schedule 14D-1. Pursuant to the Cendant Offer, Purchaser seeks to purchase 23,501,260 Shares, subject to the terms and conditions stated therein, at $58 per Share in cash. Cendant contemplates that after consummation of the Cendant Offer, the Company would be merged with and into a subsidiary of Cendant (the "Cendant Merger") and all Shares not tendered in the Cendant Offer would be converted into that number of shares of Cendant Common Stock having a value equal to $58. Cendant also contemplates that in such merger, each outstanding share of $3.125 Series B Cumulative Convertible Preferred Stock of the Company (the "Preferred Stock") would be converted into one share of a new series of convertible preferred stock of Cendant having similar terms, except that such shares would be convertible into shares of Cendant common stock in accordance with the terms of the Preferred Stock.

      The Cendant Offer is subject to a number of conditions, including (a) there being validly tendered and not properly withdrawn prior to the expiration of the Cendant Offer a number of Shares which, together with Shares owned by Cendant and Purchaser, constitute at least 51% of the Shares outstanding on a fully diluted basis; (b) Purchaser being satisfied, in its sole discretion, that the provisions of Section 607.0901(2) of the Florida Business Corporation Act (the "FBCA") are inapplicable to the Cendant Merger; (c) Purchaser being satisfied, in its sole discretion, that the provisions of Section 607.0902 of the FBCA continue to be inapplicable to the acquisition of Shares pursuant to the Cendant Offer; (d) the purchase of Shares pursuant to the Cendant Offer having been approved for purposes of rendering the supermajority vote requirement of the Company's Third Amended and Restated Articles of Incorporation (the "Articles") inapplicable to Cendant and Purchaser; (e) the Rights having been redeemed by the Board, or Purchaser being satisfied, in its sole discretion, that the Rights are invalid or otherwise inapplicable to the Cendant Offer and to the Cendant Merger; (f) the option contemplated by the Stock Option Agreement having been terminated or invalidated without any Shares having been issued thereunder; and (g) Cendant and Purchaser having obtained all insurance regulatory approvals necessary for their acquisition of control over the Company's subsidiaries on terms and conditions satisfactory to Purchaser, in its sole discretion.

      In connection with its proposal, on January 27, 1998, Cendant commenced litigation against the Company, members of the Board, AIG and AIGF in the United States District Court for the Southern District of Florida, as described more fully in Item 8 below.

      Also on January 27, 1998, the Company issued a press release, a copy of which is filed as Exhibit 7 hereto and is incorporated in its entirety herein by reference, announcing that the Board would review Cendant's proposal in due course, and requesting that holders of Shares not take any action until such time as the Company responds to the Cendant Offer.

      Subsequent to the announcement of the Cendant Offer, AIG on January 27, 1998 delivered notice to the Company exercising its option to purchase the 8,265,626 Shares issuable under the Stock Option Agreement. The consummation of such purchase is subject to applicable regulatory approvals. A copy of the AIG notice of exercise of the option under the Stock Option Agreement is filed as
Exhibit 8 hereto and is incorporated in its entirety herein by reference.

      On January 28, 1998, the Board of Directors met telephonically to review the terms of the Cendant Offer. The Board was apprized of the nature of the litigation commenced by Cendant and others. Members of the Board were also advised as to their fiduciary duties with respect to the Cendant Offer and the Proposed AIG Merger as well as the Company's contractual obligations under the AIG Merger Agreement. The Board determined to meet again on February 5, 1998, at which time it would consider fully the Cendant Offer and the advice of its legal and financial advisors.

      Thereafter, representatives of Smith Barney Inc., now affiliated with Salomon Brothers Inc. ("Salomon Smith Barney"), financial advisor to the Company, and Dewey Ballantine LLP and Jorden Burt Berenson & Johnson LLP, counsel to the Company, had periodic discussion with representatives of Goldman, Sachs & Co., financial advisor to AIG ("Goldman Sachs"), and Sullivan & Cromwell, counsel to AIG, to discuss AIG's position with respect to the Cendant Offer.

      On January 30, 1998, the Company and AIG filed the Proxy
Statement/Prospectus with the Commission, and on February 2, 1998 copies of the Proxy Statement/Prospectus were distributed to shareholders of the Company.

      On January 30, 1998, the Company and AIG were informed that they had been granted early termination, effective January 30, 1998, of the waiting period for approval of the Proposed AIG Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules promulgated thereunder. The early termination also applies to AIG's option to purchase Shares under the Stock Option Agreement.

      On January 30, 1998, Cendant filed preliminary proxy materials with the SEC to solicit shareholders of the Company in opposition to the Proposed AIG Merger. Concurrently, Cendant announced its intention to send proxy materials to shareholders of the Company promptly after such materials are finalized in accordance with federal securities laws.

      At its meeting on February 5, 1998, the Board of Directors, along with its legal and financial advisors, fully considered the Cendant Offer, as well as the fiduciary duties of the Board and its obligations under Florida law to consider the impact of the Cendant Offer on other constituencies such as policyholders, accounts and employees, and determined that, in light of all the relevant circumstances and for the reasons set forth above, it is unable to take a position with respect to the Cendant Offer and is making no recommendation at this time with respect to the Cendant Offer.

      As described more fully in Item 8 below, at its meeting on February 5. 1998, the Board of Directors also unanimously approved an amendment to the Rights Agreement providing that the Board of Directors may extend a Distribution Date (as defined in the Rights Agreement) beyond the dates set forth in the Rights Agreement, upon approval by a majority of the Continuing Directors (as defined in the Rights Agreement). Pursuant to the Rights Agreement, as so amended, the Board of Directors resolved that the Distribution Date shall not occur until such date as may be determined by action of the Board of Directors in accordance with the terms of the Rights Agreement, as amended.

      In addition to the matters set forth above, at its meeting on February 5, 1998, the Board of Directors of the Company approved the filing of this Statement as well as a letter to be sent to shareholders (the "Shareholder Letter") and a press release (the "February 6 Company Press Release"), each dated February 6, 1998, describing the position of the Board of Directors set forth herein. Copies of the Shareholder Letter and the February 6 Company Press Release are filed as Exhibits 9 and 10, respectively, hereto and are incorporated by reference herein.

      On February 5, 1998, the Company issued a press release (the "Earnings Release") announcing operating results for the year ended December 31, 1997. The Earnings Release, which includes summarized financial statement tables for the quarter ended and year ended December 31, 1997, is filed as Exhibit 11 hereto and is incorporated herein by reference in its entirety.

      The Earnings Release sets forth the following information. Net operating income for the fourth quarter of 1997 was $29.2 million or $.62 per share on a diluted basis. This compares with net operating income of $25.2 million or $.54 per share for the same period in 1996. Operating results for the fourth quarter 1997 increased $4.0 million or 16% as compared with the same period in 1996. On a basic earnings per share basis, net operating income for the fourth quarter of 1997 was $.66 per share compared with $.57 per share for the same period of 1996.

      Gross collected premiums for the fourth quarter of 1997 increased approximately 10% from $652.6 million to $720.2 million. Gross collected premiums for 1997 were $2.740 billion versus $2.493 billion for 1996. This represents an increase of approximately 10% in 1997 over 1996.

      Operating results in the fourth quarter were driven by the growth in net earned premiums of 10% over the same period in 1996, coupled with consistently good underwriting results and a favorable operating expense ratio. The ratio of claims and commission expenses to net earned premiums was 78.7% which continues to reflect favorable underwriting trends experienced throughout 1997. Operating expenses in the quarter totaled $74.2 million or 11.2% of gross earned premiums. This compared with an operating expense ratio of 12.2% for the same period in 1996. The quarter also benefitted from a lower effective tax rate of 25.9% compared with 31.3% in the same period in 1996. The overall effective tax rate for 1997 was 28% compared with 30.5% for 1996.

      Net income for the fourth quarter of 1997 was $30.0 million or $64 per share on a diluted basis, compared with $26.2 million or $56 per share for the same period in 1996. On a basic earnings per share basis, net income for the fourth quarter of 1997 was $28.2 million or $.68 per share compared with $24.3 million or $.59 per share for the same period in 1996. Fourth quarter net income includes realized investment gains, net of tax, of $.8 million or $.02 per share compared with realized investment gains, net of tax, of $1.0 million or $.02 per share for the same period in 1996.

      Weighted average shares outstanding on a diluted basis for the quarter were 47.1 million compared with a split adjusted figure of 46.7 million for the same period in 1996. The Company declared a two-for-one Common Stock split in August 1997. As a result of the stock split all common shareholders of record on August 29, 1997 received one additional share for each share they held.

      On a diluted basis net operating income increased $18.6 million or 21% in 1997 over 1996. Net operating income for the year ended December 31, 1997 was $108.3 million or $2.31 per share compared with net operating income of $89.7 million or $2.04 per share in 1996. On a basic earnings per share basis, net operating income per share for 1997 was $2.44 per share compared with $2.12 per share for 1996.

      Adjusted net income for the year ended December 31, 1997 was $115.1 million or $2.45 per share on a diluted basis, compared with net income of $94.7 million or $2.16 per share for 1996.

      Stockholders' equity was $698.9 million (excluding $115 million of preferred stock) and book value per common share was $16.83 at December 31, 1997.

Item 5. Persons Retained, Employed or to be Compensated

      The Company has retained Broadgate Consultants, Inc. as a public relations advisor in connection with the Cendant Offer and has retained MacKenzie Partners, Inc. to assist the Company in communications with shareholders and to provide other services in connection with the Proposed AIG Merger and the Cendant Offer. The Company will pay Broadgate Consultants, Inc. and MacKenzie Partners, Inc. reasonable and customary compensation for their services and will reimburse MacKenzie Partners, Inc. and Broadgate Consultants, Inc. for their reasonable out-of-pocket expenses incurred in connection therewith.

      The Company retained Salomon Smith Barney to explore and evaluate a strategic combination with AIG. The Company agreed to pay Salomon Smith Barney:
(i) a retainer fee (the "Retainer Fee") of $100,000, which has been paid; and
(ii) an additional fee of $1,000,000 (an "Opinion Fee"), which becomes payable upon delivery by Salomon Smith Barney of an Opinion (whether oral or written, as requested by the Company) to the Board of Directors of the Company as to whether the consideration to be received by the Company or its shareholders, as the case may be, in connection with either the transaction contemplated by the AIG Merger Agreement or the Cendant Offer (each a "Transaction") is fair to the Company or such shareholders from a financial point of view (provided, however, that the aggregate Opinion Fees payable shall not exceed $2,000,000) (Salomon Smith Barney rendered such an Opinion in connection with the approval by the Board of Directors of the Proposed AIG Merger and has been paid an Opinion Fee by the Company). In addition, the Company has agreed to pay Salomon Smith Barney a transaction fee (the "Transaction Fee") of $5.5 million (less the Retainer Fee and Opinion Fees referred to in (i) and (ii) above), except that in the event a Transaction involves the purchase of shares of Common Stock, an additional fee will be payable as follows: (A) if the total consideration per share paid to or received by the shareholders of the Company is greater than $40.00 but less than or equal to $58.00 the Company will pay to Salomon Smith Barney an additional fee in an amount equal to the lesser of (x) $6.6 million and (y) 2% of the aggregate amount of such consideration paid to all Company shareholders in excess of $40.00 per share; and (B) if the total consideration per share paid to or received by the shareholders of the Company is greater than $58.00, the Company will pay to Salomon Smith Barney an additional fee in an amount equal to (x) $6.6 million plus (y) 1% of the aggregate amount of such consideration paid to all Company shareholders in excess of $58.00 per share; provided, however, that the additional fee payable under this clause (B) shall not exceed $9.5

                                                                       EXHIBIT 2
                               IT'S! NOT! RETAIL!

 WITH 1 MILLION PRODUCTS ONLINE, HANDLING $100 MILLION IN TRANSACTIONS A MONTH, WALTER FORBES AND CUC ARE INVENTING THE FUTURE OF RETAILING, OR WHATEVER THEY CALL IT.

By Evan I. Schwartz

(PHOTO: WALTER A. FORBES BEHIND HIS DESK]

(Copyright) 1997-1998 Wired Magazine Group, Inc. All rights reserved. Reprinted by permission. Subscriptions are available at subscriptions@wired.com or at 1-800-SO-WIRED.

      One evening in 1973, Walter Forbes found himself in a Cambridge, Massachusetts, restaurant with colleagues from his small consulting company and a group of Harvard professors. The conversation turned to the future of retail. Back in the 1960s, Forbes had been a long-haired journalism student, but by that evening the shorn ex-scribe was a recent Harvard Business School graduate who was just a shade more radical than most of his former classmates. "Someone said, 'Wouldn't it be neat if we could bypass stores,'" Forbes recalls, "'and send products from the manufacturer to the home, and people would use computers to shop.'"

      There was a simple yet magnificent beauty to the plan: no stores also meant no real estate. For Forbes, that night marked the start of a lengthy effort to redesign the basic business model for selling and delivering consumer goods.

      The major problem in the early 1970s, however, was that the invention of the personal computer was years off. The easy availability of today's Internet was even further removed. So the subject was dropped from the dinner conversation. "Everyone forgot about what we talked about that night," Forbes says. "Except me."

DATA, NOT DISHES

Later that year, Forbes founded Comp-U-Card Inc. with the intent of executing what he now refers to as the "online dream." But even though the first PC - the partial-assembly-required Altair - was invented a year later in an Albuquerque electronics store, Forbes was still way too early. The new company went nowhere. He even tried to make a go of it in the 1980s in the embryonic and potentially lucrative videotext business. Forbes raised US$14 million from blue-chip investors to develop alternate forms of retailing, including an online shopping service, with the goal of delivering advertising-sponsored news and information from central mainframes to far-flung consumers with home terminals. Then, the videotext market took a giant belly-flop, and Forbes quickly lost every dollar of that venture money.

He did some rethinking. The PC, he figured, was only part of the equation. Instead of waiting for people to buy PCs for home use, he chose what he believed would be the next-best, at-home shopping technology: telephones and catalogs. The new model would simply replace the old middleman, the retailer, with a new middleman - CUC.

(BOX: THE FUTURE OF ONLINE RETAIL STARTS HERE (ARROW)
------------------------------------------------------

CUC HAS MORE THAN 1 MILLION PRODUCTS AVAILABLE ONLINE.
-------------------------------------------------------

      Traditionally, manufacturers would pack their products in crates, load them into trucks, and ship them to retailers, who would then advertise the goods, mark them up, and hold the customer's hand as he or she went through the buying process. Under Forbes's new scheme, manufacturers would simply send information about their products to a database company, which would aggregate the data, organize it,

                                                             WIRED NOVEMBER 1997
and then present it to consumers in an engaging way. When a shopper ordered something, the manufacturer would be notified to ship it directly to that consumer's home. Since no retailer would be involved, the customer would simply pay the wholesale price, plus shipping charges. The database company would make virtually no money on the transactions. Rather, it would make its money by charging the consumer a flat annual membership fee - typically $49 for access to the data and the chance to buy at such low prices.

      The concept of the home shoppers club had promise. Like a postindustrial Sears, Forbes would aggregate information on good, old-fashioned consumer staples ranging from refrigerators to TVs to cameras to air conditioners to stereos to washers and dryers to dishes, pots, and pans. Later, he expanded into creating buyers clubs for frequent travelers and diners as well as car buyers. In 1983, Morgan Stanley took CUC public - one of its first IPOs staged for a firm without any profits in sight. The company then had $4 million in sales, a loss of $2 million, and suddenly, incredibly a market value of $100 million.


      A decade later, Forbes had very quietly built CUC into a $2 billion direct-marketing giant with more than 50 million members buying from a database of more than 250,000 products. The market value of its stock soared to $10 billion. Still, since many of its memberships were sold through partners such as Citibank and Sears, many of Forbes's own customers had never even heard of CUC.

      The original epiphany, the online dream, came flashing back in Forbes's mind in 1994, at a Sun Valley, Idaho, conference for CEOs featuring Microsoft's Bill Gates, Intel's Andy Grove, and Disney's Michael Eisner. "I came back and said this is finally going to happen," Forbes recalls.

      The company stepped up investment in its online shopping experiments on America online and delved into developing its own Web site, Shoppers Advantage, launched in the fall of 1995. Without any advertising to promote it, online or otherwise, Shoppers Advantage and CUC's presence on AOL, Prodigy, and CompuServe proceeded to sell $400 million in products in 1996, some $90 million in sales in December alone. No other company was moving as much merchandise online. But since all that money goes to the manufacturers, CUC doesn't have to report those figures publicly. Due to the covert nature of its business, few were talking about CUC in electronic commerce circles.

And that's just the way Forbes likes it. "It would be fun," he says, "to remain low profile and get another year down the path."

THE INVISIBLE STORE

Unlike Forbes, Henry Silverman is known not as a technological visionary, but rather a consummate dealmaker. Trained as a lawyer, Siverman has not been a builder of companies, but rather a buyer and seller of them. But like Forbes, Silverman also started an outfit that does business with tens of millions of consumers, yet is all but completely unknown to those same consumers.

In the early 1990s while a partner at the New York investment house Blackstone Group, Silverman engineered the acquisitions of the Ramada and Howard Johnson hotel franchises for $170 million and Days Inn for $295 million. In 1992, Blackstone took this portfolio public on the New York Stock Exchange as Hospitality Franchise Systems Inc.

(HFS). Silverman became its chair, CEO, and largest shareholder. Over the next few years, with the acquisition of Super 8, Travelodge, and several other chains, HFS became the largest franchisor of overnight lodgings in the world.

The beauty of being a franchisor rather than an operator, Silverman believes, is lost on some people. A company that operates hotels must worry about the value of its real estate; it must constantly maintain and upgrade its properties; its revenue and profits can fluctuate wildly depending on how good or bad business is; it has to train employees and provide them with health insurance; and those workers must clean dirty toilets and change soiled sheets day in and day out. By contrast, a franchisor simply collects steady, predictable, and hefty fees from those hotel operators, in return for advertising the brand name, running the reservation systems, training franchisees, and dispatching a few inspectors to make sure all the properties meet certain quality and cleanliness standards. In short, a franchisor skirts most of the mess and risk of doing business in the real world.

Sensing this was a pretty good deal, Silverman expanded the scope of HFS in 1995 and 1996, acquiring Century 21, ERA, and Coldwell Banker, making the company the world's largest franchisor of residential real estate. But the quintessential HFS deal was Silverman's purchase of Avis for $800 million. Even before the deal closed, it was announced that he would be taking the car rental giant public. Cars, after all, can crash. By selling off most of the company, he wouldn't have to worry much about Avis's 174,000 vehicles, 20,000 employees, and 540 rental car locations. Public shareholders would take the risk of owning all that stuff. HFS would instead turn around and begin charging Avis fees for operating its computers and reservations systems and for licensing four key assets that HFS kept all to itself: A-V-I-S.

Wall Street loved the concept: own computer networks, customer data, and brand names, but get rid of everything else. From fiscal 1992 through 1997, HFS's revenue is expected to have increased tenfold to about $2 billion, net profits nearly twentyfold to more than $475 million, and the market value of its stock shot up to $10 billion - the same as that of CUC.

Silverman, 57, and Forbes, 54, got to know each other in 1995 when their two companies entered a partnership. Under the deal, CUC would market its travel, shopping, dining, and auto clubs to the tens of millions of HFS hotel guests. Although it's a direct marketer, CUC didn't use the opportunity to push mindless junk mail, cold calling, or spam. Instead, when a consumer phones, say, the Ramada for reservations, after the booking is complete the clerk will ask callers if they are interested in joining a discount travel club, offering $20 in free gas coupons as an incentive. If so, they are transferred to a CUC operator. The idea is simple but effective: pinpoint the exact times when consumers are most receptive to a certain pitch. Some 30 percent of callers who agree to hear these pitches are subsequently converted into customers, as compared with the 1 or 2 percent typical of direct marketing. The company quickly signed up more than a million new members this way.

A big, bright light went off above the head of both CEOs. HFS had demographic, psychographic, and transaction data on 100 million consumers, covering about half of households in the US. The idea of enrolling those people in more of CUC's membership programs amounted to, in Forbes's words, "one huge marketing opportunity." People buying houses through Century 21 might be receptive to climbing on CUC's Welcome Wagon, a service that delivers coupons for local products and merchants to new homeowners. Renters of Avis cars could encounter a marketing message for the Entertainment discount book dangling on a piece of cardboard from their rearview mirrors. CUC had about 20 membership programs, and HFS had about 15 consumer brands. Hundreds of potential cross-marketing matchups could be created. Like a Rubik's Cube, the possibilities were multidimensional.

But when the two CEOs announced, in May 1997, that CUC and HFS were to merge in an $11 billion stock swap, Wall Street analysts were befuddled. Why were companies from two completely separate industries merging? Why would a company leading the charge in electronic commerce want to tie the knot with a company that didn't even have its own Web site? Investors couldn't grasp the logic. Within three days, HFS and CUC stock each dropped 8 percent.

"I was skeptical when the deal was announced," says Karen Ficker, senior analyst with New York investment house Furman Selz. At the time, she says, CUC's stock had been in the doghouse for about a year, mainly because investors were also skeptical about the acquisition of several education and entertainment software during a period of high volatility. The HFS deal, she says, made the picture even murkier. Now that she's had the logic explained to her, however, Ficker calls it a "seamless fit" and says that "it would cause mismanagement for this deal not to work."

But here's the big-picture explanation: both companies deliver a wide range of tangible goods and services to tens of millions of people, yet never handle those goods or see those customers. CUC's headquarters in Stamford, Connecticut, and HFS's headquarters in Parsippany, New Jersey, are both nondescript buildings that house cubicled employees answering phones and working on computers. Likening CUC to a MASH unit, Forbes says "The company can move out of here tomorrow."

Silverman, meanwhile, doesn't even work in Parsippany, preferring to plant his desk and secretary in posh offices in Manhattan. While both CEOs intend to stay put and retain all of their combined 50,000 employees, Forbes is certain that the merged CUC-HFS entity will continue to shun owning any capital assets such as real estate, plants, and machinery that clog up other businesses' balance sheets and depreciate over time. The grand plan is to keep the combined corporation completely virtual, while greatly expanding its scope. "I feel very comfortable," Forbes explains, "working in a company where you can't touch anything."

The merged virtual entity has been christened Cendant Corporation. The name, invented from thin air by a consulting company, draws on a Latin root meaning "to ascend," and the new corporate identity is supposed to gain recognition, awareness, and meaning over time. But if the past is any guide, profits will slope upward much more quickly than the company's public profile. Most people will continue to be unaware of Cendant's existence, even though the conglomerate will be collecting detailed, intimate data on hundreds of millions of consumers around the world.


ONE-CLICK SHOPPING

Back in the early 1980s, during the ill-fated videotext craze, Forbes learned some basic lessons about doing business in a purely information-based economy, including one that many Web entrepreneurs are now learning the hard way. He saw that when big department-store chains put their catalogs online, complete with price listings, a funny thing happened. "Five guys selling TVs post their prices, then one guy goes down in price, then the other goes down, then they all pull out because no one can make any money," Forbes says. "The last thing retailers want is perfect information. Retail transactions can work for physical stores in a town. Even if I know that there may be a lower price 10 miles away, I may not drive there." But when comparative price shopping involves just a few clicks of the mouse, the consumer will almost always find the best deal.

Most entrepreneurs now on the Web still seem to believe that prices for goods sold online should be about the same as they are elsewhere. Forbes, meanwhile, is working under an entirely different assumption. "It's! Not! Retail!" he declares. "Not as long as we're there. It's wholesale and under."

There may be a few opportunities for selling specialty items, such as choice wines, at premium prices. But, Forbes says, when it comes to the more well-known, commodity purchases that make up most of the current retail economy, competition in electronic commerce will be brutal. "The Internet will not be an entrepreneurs' haven," he asserts. "There may not be any barriers to entry on the Web, but there are huge barriers to profits. It will make the restaurant business look stable by comparison."

He predicts that sales in the Web economy will be even more concentrated than they currently are in the increasingly concentrated retail marketplace. "At most, 10 companies will have 80 percent of all the business. It could even be five companies, because scale, as materialized by price, is going to be so incredibly important."

This past summer, Forbes took a giant step toward making good on his prediction. With hardly any hype, promotion, or advertising, CUC relaunched its Web site as netMarket, an aggregation of many previously separate sites and buyers clubs including the Auto Vantage car shopping service and Travelers Advantage, its comprehensive virtual travel agency. Instead of just 250,000 items ranging from home appliances to computers to luggage to electronics to sporting goods to gifts to home improvement and gardening items, Forbes boosted the total number of products to more than 1 million.

New under the netMarket umbrella is CUC's online bookstore, called Book Stacks, along with an expansive record store, Musicspot, and a live auction site. Access to everything is now available for a single $69 annual membership fee.

By fall 1999, Forbes says, netMarket expects to offer "95 percent of the products that a typical household would buy," up from about 20 percent now. "That means we have to get into the grocery, clothing, and drugstore business, too. A whole family should be able to go in there and be able to find most anything they'd like at the best price."

To reinforce loyalty among its shoppers, CUC introduced its own currency, based on the premise of frequent-flyer points. Called netMarket Cash, it's a system under which shoppers get back about 5 percent of their purchase as points in their account. If someone spends, say, $300 for a camcorder, 15 points are added to their balance. Customers can look up their balances online and, of course, use those accumulated points to buy more merchandise.

This new, proprietary currency fortifies the basic mechanism behind netMarket:
Instead of making sales pitches, the service provides consumers with incentives. CUC not only makes virtually no money on the transactions, the company doesn't care what you buy or even if you buy. So, while most of the millions of Web sites have serious trouble attracting repeat visitors, CUC provides a reason for repeat visits. If you have already paid for your membership, you now have an incentive to use it as much as possible. The attention problem that plagues most online ventures is solved.

It's why Forbes is quick to dismiss a suggestion that what he's creating is a Web version of entertainment, baby-sitting sorts of places. The amount of food and fun is going up, and the amount of product is going down. They are already responding to a future that's not even here yet."

Meanwhile, cyberspace becomes the place where more and more people actually do comparison shopping and purchasing. Instead of a retail economy in which value is added on a physical level, we're shifting to a wholesale economy in which value is added on a digital level. It's a completely different animal.


Co-CEOs?

On a personal level, what seems to drive Walter Forbes is winning the respect and admiration of his fellow CEOs. Like an ace pitcher who most relishes playing in the All-Star Game, Forbes is constantly mentioning how he golfs, dines, and rubs elbows with the corporate elite. He likes to drop the fact that he and his wife socialize with Mr. and Mrs. Jack Welch, of General Electric fame. His favorite high-powered powwow is gadfly Herbert A. Allen's annual Sun Valley conference - a summer camp for CEOs. "When I first introduced the netMarket concept in a Sun Valley speech a couple years ago," he reminisces, "Bill Gates was in the audience rocking back and forth, taking notes."

With the HFS merger, Forbes now considers himself in the big leagues, a bona fide member of what could be called the 20-20 club. "There are only seven companies in the US with market caps greater than $20 billion that are able to grow their earnings 20 percent or better each year," Forbes crows, referring to a list that includes Microsoft, Intel, Disney, Cisco, and Oracle. "Now we're the eighth."

But the CUC-HFS marriage could be rocky, especially if Forbes and Silverman end up disagreeing on major points of strategy. One possible sticking point is acquisitions. Forbes believes that Cendant should be able to generate plenty of internal growth, and will therefore do "fewer and smaller" acquisitions. In the past, Forbes has done small deals, mainly for strategic purposes. For instance, he recently purchased the leading position in entertainment and education software, buying Sierra On-Line, Davidson, Knowledge Adventure, and Blizzard Entertainment in rapid succession. Forbes sees CD-ROMs as an interim medium for games and programs such as Battle.net, Diablo, Math Blaster, and JumpStart Preschool.

The plan is to make such software available at mega-Web sites for both the education and entertainment industries. "We're consolidating commerce right now," he says. "The next thing we'll do is consolidate entertainment."

By contrast, Silverman seems to love the pure art of the deal. On the day that the CUC-HFS merger was announced, an exuberant Silverman appeared live with Forbes on CNN's Moneyline, in an interview shot from the offices of Bear Stearns, which has made a mint doing Silverman's investment banking. "We are now twice as big," Silverman told host Lou Dobbs, "which means we can make acquisitions that are twice as large."

A potential two-headed monster, Cendant will not only retain dual headquarters but will have two Number One executives. Under a highly unusual arrangement, Forbes becomes chair and Silverman becomes CEO. Then, come January 1, 2000, they switch jobs.

Meanwhile, the combined Cendant board of directors, comprising 15 members from each side, promises to be an unwieldy mammoth in and of itself. All big decisions must first be approved by an 80 percent majority of the board, essentially giving both sides veto power over the other. If Silverman and Forbes can't come to terms on whether to do a major deal, this could very well be a formula for boardroom gridlock.

If history is any guide, however, Forbes will overcome any conflict or obstacle the way he always has -- with sheer persistence. It's been nearly a quarter century since his original epiphany about doing away with traditional retail. Now, the netMarket plan is "exactly what we talked about at dinner in Cambridge that night," he says.

But he's still a ways away. After all, he says, most of the consumers he wants to do business with online have yet to even log on to the Internet. And HFS's Middle American customers, the ones who stay at HoJo and Super 8, don't even own personal computers yet.

At the end of a long day at his Stamford office, Forbes is late for an important dinner engagement. Yet he doesn't seem in a hurry. Sporting short silvery hair, he saunters over to the third-floor elevator, drops down to the parking level, climbs into his white Range Rover, and zips out into the warm summer evening, only to be stopped cold at a red light aback a long line of rush-hour traffic, where we waits patiently for his chance to move.

------------------
Evan I. Schawartz (http://www.webonomics.com/) is the author of Webonomics (Broadway Books).

Copyright(c) 1993-97 Wired Magazine Group Inc. All rights reserved Compilation Copyright(c) Wired Digital Inc. All rights reserved

                                                                       EXHIBIT 3

CENDANT TURNS UP HEAT IN PURSUIT OF INSURER Miami Herald (MH) - Wednesday, February 4, 1998 By: BARBARA De LOLLIS Herald Business Writer Edition: Final
Section: Business Page: 7B Word Count: 908 TEXT: The typical customer for American Bankers' credit card insurance makes less than $30,000, is unlikely to be a college graduate, has little if any savings, and is financially insecure. He or she gains comfort in knowing that the roughly $6 monthly fee for every $1,000 of credit card debt will cover payments, at least for a while, in case of illness or the loss of a job. That's exactly the kind of person Cendant Corp., the behemoth direct-marketing and franchising firm, wants to reach. These are people who are doing OK in America," Cendant Chairman Walter A. Forbes said Tuesday, in an interview in Miami. Taking over American Bankers, with its mailing list of free-spending customers, would provide Cendant with an easy way to bulk up its own vast client base, expand relations with bankers and retailers and give the company entry into the fastest-growing insurance niche. Miami-based American Bankers writes about $1 billion worth of consumer credit policies sold annually through banks, credit unions and savings and loans, which gives it a 20 percent market share, said Gary Fagg, president of CreditRe Corp. of Texas. The company also sells extended warranties through stores such as Circuit City and Radio Shack. American Bankers' products mesh perfectly with those of Cendant, the newly formed direct-marketing and franchising behemoth, Forbes said. We want to sell everybody everything," Forbes said. You can't sell all things to all people if you leave out the insurance, financial services part of life." With a market capitalization of $30 billion, Cendant is challenging an even bigger company -- the nearly $80 billion American International Group, the largest financial services company on Wall Street -- for control of the specialty insurer. On Jan. 27, Cendant launched a tender offer of $58 per share for 23.5 million shares of American Bankers, trumping AIG's $47-per-share bid by 23 percent. American Bankers had a month earlier agreed to be acquired by AIG, citing well-matched corporate cultures and a shared goal of growing globally. Cendant has said its offer expires on Feb. 25, but Forbes said Tuesday it is flexible." Forbes said he had been eyeing American Bankers for four years as head of CUC International, the telephone marketing company he founded in 1974. CUC operates 20 membership programs, in which customers pay a yearly fee in return for discounted prices on a variety of products. In a $14 million stock swap, CUC merged with Henry Silverman's HFS last month to create Cendant. While the American Bankers board of directors mulls the deal, Forbes is urging members -- through a lawsuit filed in federal court in Miami and a public relations campaign -- to keep in mind two things: * Money. Both companies are so big, both have firepower," he said. But in the end, we're willing to pay more." * Marketing prowess. Immodest, Forbes touts Cendant's as second to none. Some analysts, such as Nancy Benacci at McDonald & Co., have taken the view that AIG's position as a worldwide insurer makes an AIG-American Banker merger a more natural combination. But Forbes refuted the notion that to sell insurance, you have to be in insurance. To us, it's marketing. We're a direct marketer, and we're getting more customers every day. Anybody can provide insurance, but you've got to be able to sell it." Neither American Bankers nor AIG would comment for this article. Forbes, meanwhile, isn't resting. Instead, he's aggressively courting public opinion. He's telling anyone who will listen that Cendant cares about the communities it operates in and will not lay off anyone in a merger. AIG Chairman Maurice Greenberg in December had said American Bankers' management jobs were safe, but he offered no guarantees for t he rest of the company's 3,000-member work force. At the same time, Cendant is continuing its lawsuit against American Bankers, its board and AIG to help" the board determine the better deal. The suit charges that the pending deal includes provisions that block other interested suitors and prevent the board from getting the best price possible for shareholders. This was a deal done in the dark and suddenly there's some light being let on it," he said. He questioned why American Bankers agreed to shut out other potential bidders for 120 days. I think AIG thought no one would look at this deal too closely," Forbes said. Forbes rushed between Miami and Tallahassee Tuesday, meeting with Brian May, Mayor Alex Penelas' chief of staff; Adolfo Henriques, the newly appointed chief executive of Union Planters Bank of Florida and a prominent civic leader; State Reps. Bruno Barreiro and Luis Morse, both Miami-Dade Republicans; and Florida Insurance Commissioner Bill Nelson, whose department will ultimately approve or deny Cendant's application to do business in Florida. Well aware of the battle between Cendant and AIG, Nelson said that he agreed to meet Forbes to get to know Cendant and understand why it wanted to buy American Bankers. In no way was he giving Cendant the department's Good Housekeeping Seal of Approval," he said. What we want to see is that people who want to do business in Florida meet financial requirements and have the best interests of consumers at heart," Nelson said. cutlines EMILIO JUAN TRAVIESO /Herald Staff HOPES TO BOLSTER CLIENT
BASE: Walter A. Forbes, chairman of Cendant Corp., is trying to take over American Bankers, the Miami-Based specialty insurer. CAPTION: photo: Walter A. Forbes chairman of Cendant Corp. (a) Copyright (c) 1998, The Miami Herald

                                                                       EXHIBIT 4

                                   INSURANCE
                             MERGERS & ACQUISITIONS

                                SPECIAL EDITION
                                ---------------
                       [ARROW] CENDANT CORP. announces a
                         $58 per share tender offer for
                          AMERICAN BANKERS; AIG exer-
                        cises option to acquire 19.9% of
                                   ABI stock.
--------------------------------------------------------------------------------
CHRONICLING THE INDUSTRY'S RESTRUCTURING  Jan. 27, 1998
                                                     NEXT REGULAR EDITION: Feb.3
--------------------------------------------------------------------------------
                    Cendant Corp. (CD) bidding for American
                         Bankers Insurance Group (ABI)
                              Announced: 01/27/98

                                 Consideration
--------------------------------------------------------------------------------

                                              Value
                                            ---------
Cash and Stock................                $2.7B
Options and Warrants..........                $9.5M
                                            ---------
Total.........................                $2.7B

                       Seller Information (as of 9/30/97)
--------------------------------------------------------------------------------

LTM GAAP Earnings                            $111.0M
LTM Operating Earnings                       $104.1M
GAAP Equity                                  $796.3M
GAAP Tangible Equity                         $796.3M
GAAP Equity less Unrealized Gains            $766.9M

                                     Ratios
--------------------------------------------------------------------------------

Price/LTM GAAP Earnings                        24.3x
Price/LTM Operating Earnings                   25.9x
Price/GAAP Equity                             338.3%
Price/GAAP Tangible Equity                    338.3%
Price/GAAP Equity less Unrealized Gains       351.2%

     Summary: Cendant Corp. is attempting to lure the shareholders of American Bankers Insurance Group Inc. with a tender offer of $58 a share. The offer is $11 higher than the price specified by American International Group Inc.'s Dec. 22 definitive agreement to acquire American Bankers.

     Under terms of the proposal, Cendant will commence a cash tender offer to buy 23.5 million of American Bankers' common shares for $58 a share, which together with the shares Cendant already owns would comprise 51% of American Bankers' fully diluted shares. Cendant will then exchange, on a tax-free basis, shares of its common stock for the balance of American Bankers' common stock. Cendant officials expect the proposed acquisition to be immediately accretive to earnings per share in 1998 and thereafter.

     Cendant's offer values American Bankers at $2.7 billion, or 24.3x LTM GAAP earnings and 338.3% of GAAP equity. By comparison, AIG's $47-per-share offer represents 19.7x LTM GAAP earnings and 272.8% GAAP equity.

     Cendant was unable to approach the American Bankers board of directors because the latter's agreement with AIG prohibits any discussions with other interested bidders for 120 days after the date of the initial agreement. Cendant acted now because the AIG/American Bankers deal could close before the 120-day period is over.

     According to Cendant Chairman Walter Forbes and CEO Henry Silverman, Cendant's distribution channels and customer base would be a valuable outlet for American Bankers' products, such as credit-related and property-related insurance. American Bankers' existing relationships with financial institutions and retailers would provide attractive opportunities to increase the penetration of Cendant's products.

     In a conference call concerning the offer, Silverman said: "Our $58 offer price represents a 23% premium to [the AIG] offer and we believe ABI shareholders will find our offer compelling and clearly superior to AIG's." He said Cendant wants to acquire American Bankers for a simple reason: strategic fit. "ABI is not a traditional insurer." Silverman said. "In fact, in their 1996 annual report, they take pride in reporting that they are actually a direct marketing company whose principal product is credit insurance. Credit insurance is a product category we need to be in. ABI's products directly match our existing marketing, distribution and delivery strength. We see significant upside potential for revenue and earnings growth. This transaction in no way changes our business model. ABI is a marketer and that is precisely our business and precisely why we are the most suitable partner for the company."

     Cendant, which provides membership, travel and real estate services, was created in December when HFS Inc. merged with CUC International. Also in December, Cendant signed a definitive agreement to acquire Providian Auto and Home Insurance Co., a direct property & casualty insurer, for $219 million in cash.

     In the event that the American Bankers/AIG transaction is terminated, AIG would receive a break-up fee. AIG announced Tuesday night that it will exercise an option to acquire 19.9% of American Bankers' common stock for $47 per share. That option was an element of the agreement between AIG and American Bankers.

                                    ADVISERS
--------------------------------------------------------------------------------
    FINANCIAL ADVISER                                         CLIENT
--------------------------------------------------------------------------------
    Merrill Lynch & Co.                                      Cendant Corp.
    Lehman Brothers Inc.                                     Cendant Corp.
Salomon Smith Barney Holdings                         American Bankers Ins. Grp.

      LEGAL ADVISER                                            CLIENT
--------------------------------------------------------------------------------
      Skadden Arps                                            Cendant Corp.

                                                                       EXHIBIT 5
LEVERAGE COMPARISON
PROPERTY/CASUALTY INSURANCE COMPANIES WITH A MARKET VALUE GREATER THAN $10BN (a) (US$ IN MILLIONS)

               MARKET                           TOTAL   TANGIBLE       DEBT
              VALUE OF                TOTAL   COMMON    COMMON      TANGIBLE     DEBT    SENIOR DEBT RATINGS   CLAIMS PAYING RATINGS
COMPANY        COMMON    INTANGIBLES  DEBT    EQUITY    EQUITY      EQUITY     EQUITY      S&P      MOODY'S      S&P       MOODY'S


Cendant          $29,500    $4,685(b)  $2,422  $ 4,609    $   (76)      N.M.      52.6%


AIG              $79,576    $7,000     $3,318  $23,867    $16,867       19.7%     13.9%      AAA          Aaa      AAA        Aaa

Allstate          39,291     2,795      1,238   15,297     12,502        9.9       8.1        A+           A1       AA        Aa2

General Re        16,358     1,472        384    8,031      6,559        5.9       4.8       AAA          Aa1      AAA        Aaa

Travelers P/C     16,019     2,002      1,249    7,294      5,292       23.6      17.1        A+           A1       A+        Aa3

CIGNA             13,358     3,836      1,499    7,991      4,155       36.1      18.8         A           A3      BBB       Baa1

Chubb             13,985       672        817    5,660      4,988       16.4      14.4       AA+          Aa2      AAA        Aaa

The Hartford      10,984     4,001      1,677    5,808      1,807       92.8      28.9         A           A2       AA        Aa3


(a) Data as at 9/30/97.

(b) Intangibles include goodwill and other intangibles and deferred membership acquisition costs and franchise agreements.

                                                                       EXHIBIT 6


Capital Markets Report
Copyright (c) 1998, Dow Jones & Company, Inc.

Tuesday, January 27, 1998

Cendant/PHH/Moody's -2: "Strong" Debt Protection Noted

NEW YORK (Dow Jones)--Moody's Investors Service said it confirmed the debt ratings of Cendant Corp. and its subsidiaries, including PHH Corp., following the announcement that Cendant has offered to acquire American Bankers Insurance Group in a combination cash and stock transaction.

Approximately $6.5 billion of debt is affected, Moody's said.

Moody's said the confirmation "reflects the high recurring revenues and strong cash flow of Cendant's businesses, its strong debt protection measurements, and its established track record in building new businesses based on membership programs, brand franchising, and preferred vendor alliances.

"However, Moody's changed its rating outlook for Cendant to negative based on concerns that the company's risk tolerance is increasing," Moody's said.

Moody's said ratings confirmed are:

- Cendant Corporation:
Prospective senior unsecured rating at (P)A3.

- HFS Inc.
Senior notes and convertible senior notes at A3. Shelf registration ratings for senior debt at (P)A3. Shelf registration ratings for subordinated debt at
(P)Baa1.

- CUC International Inc.
Convertible subordinated notes at Baa1.

- Sierra On-Line Inc.
Convertible subordinated notes at Baa1.

- PHH Corp.
Senior notes at A2.
Senior MTNs at A2.
LT Counterparty rating at A2.
Commercial Paper at Prime-1.

- PHH Canada Inc.
Commercial Paper at Prime-1.

Moody's said Cendant's rating outlook is negative, "reflecting the uncertainty as to the company's strategic direction arising from its expansion into the financial services industry and the concern that the company's risk tolerance is increasing."

(END) Dow Jones Newswires  01-27-98

                                                                       EXHIBIT 7
American International Group

                                Property Casualty
                            Best's Insurance Reports
                                  1996 Edition

American International Group

                          AMERICAN INTERNATIONAL GROUP
                 70 Pine Street, 18th Floor, New York, NY 10270
                 Tel: 212-770-7000 Fax: 212-349-4907 AMB#: 05953
                     World Wide Web Site: http://www.aig.com
Publicly Traded Corporation: American International Group, Inc.        NYSE: AIG

                                 CURRENT RATING

Based on our current opinion of the groups financial condition and operating performance, it is assigned a Best's Rating of A++ (Superior). The group's Financial Size Category is Class XV. Refer to the Preface for a complete explanation of Best's Rating system and procedure.

                               RATING UNIT MEMBERS

American International Group      (AMB# 05953):

AMD#              COMPANY                             RATING            POOL%

02351             National Union Fire Ins Co Pa       A++      g        38.00
02034             American Home Assurance Co          A++      g        36.00
04000             Commerce and Industry Ins Co        A++      g        10.00
02035             Ins Co of the State of PA           A++      g        5.00
02349             Birmingham Fire Ins Co of PA        A++      g        5.00
02363             New Hampshire Insurance Co          A++      g        5.00
02389             AIU Insurance Company               A++      g        1.00
02359             American Int'l Pacific Ins Co       A++      g
02833             American Int'l South Ins Co         A++      g
03535             American Int'l Specialty Lines      A++      g
00180             Audubon Insurance Company           A++      g
11984             AIG Global Trade & Pol. Risk        A++      g
10587             China America Ins Co Ltd.           A++      g
02360             Granite State Insurance Co          A++      g
02361             Illinois National Ins Co.           A++      g
03756             Landmark Insurance Company          A++      g
04292             A.I. Lloyd's Insurance Company      A++      r
04121             Audubon Indemnity Company           A++      r
10725             National Union Fire Ins of LA       A++      r

                  THE RATINGS OF CENDANT, ITS SUBSIDIARIES AND
                            ITS PREDECESSOR COMPANIES

--------------------------------------------------------------------------------
                                   Moody's               S&P               DCR
--------------------------------------------------------------------------------
Cendant
--------------------------------------------------------------------------------
  Corporate                                               A                A
--------------------------------------------------------------------------------
  Senior Unsecured                  A3
--------------------------------------------------------------------------------
PHH Corp.
--------------------------------------------------------------------------------
  Corporate                         A2                   A+
--------------------------------------------------------------------------------
  Senior Unsecured                  A2                   A+
--------------------------------------------------------------------------------
  CP                                P-1                  A-1
--------------------------------------------------------------------------------
  Short-term Corp. Rating                                A-1
--------------------------------------------------------------------------------
CUC Int'l Inc.
--------------------------------------------------------------------------------
  Subordinated Debt                Baa1                  A-
--------------------------------------------------------------------------------
HFS Inc.
--------------------------------------------------------------------------------
  Senior/Convert. Debt              A3                                     A
--------------------------------------------------------------------------------
  Subordinated Debt                 A3
--------------------------------------------------------------------------------
Sierra On-Line
--------------------------------------------------------------------------------
  Convert. Debt                    Baa1
--------------------------------------------------------------------------------

                                                                       EXHIBIT 8

                             DATED JANUARY 30, 1998
                     AMERICAN BANKERS INSURANCE GROUP, INC.
                                 PROXY STATEMENT
                         ------------------------------
                       AMERICAN INTERNATIONAL GROUP, INC.
                                   PROSPECTUS

      This Proxy Statement/Prospectus (the "Proxy Statement/Prospectus") is being furnished to the holders of $3.125 Series B Cumulative Convertible Preferred Stock, no par value (the "Preferred Stock"), and the holders of Common Stock, par value $1.00 per share (the "Common Stock"), of American Bankers Insurance Group, Inc., a Florida corporation ("American Bankers"), in connection with the solicitation of proxies by the Board of Directors of American Bankers (the "American Bankers Board") for use at the special meeting of holders of Preferred Stock and at any and all adjournments or postponements thereof (the "Preferred Shareholders Special Meeting") to be held at 10:00 a.m., Eastern time, on March 4, 1998, at the Auditorium of the Company's Headquarters, 11222 Quail Roost Drive, Miami, Florida 33157-6596 and at the special meeting of holders of Common Stock and at any and all adjournments or postponements thereof (the "Common Shareholders Special Meeting" and, together with the Preferred Shareholders Special Meeting, the "Special Meetings") to be held at 10:00 a.m., Eastern time, on March 6, 1998, at the Auditorium of the Company's Headquarters, 11222 Quail Roost Drive, Miami, Florida 33157-6596.

      This Proxy Statement/Prospectus also constitutes the Prospectus of American International Group, Inc. ("AIG") for use in connection with the offer and issuance of shares of $3.125 Cumulative Convertible Serial Preferred Stock, Series C, par value $5.00 per share (the "AIG Series C Preferred Stock"), and shares of Common Stock, par value $2.50 per share (the "AIG Common Stock"), of AIG pursuant to the merger (the "Merger") of American Bankers with and into AIGF, Inc., a Florida corporation and a newly formed, wholly-owned subsidiary of AIG ("AIGF"), pursuant to the terms of the Agreement and Plan of Merger (the "Merger Agreement"), dated as of December 21, 1997, as amended and restated as of January 7, 1998, and as amended by Amendment No. 1 thereto dated as of January 28, 1998, among American Bankers, AIG and AIGF, a copy of which is attached hereto as Appendix I.

      As a result of the Merger, each share of Preferred Stock issued and outstanding immediately prior to the Effective Time (as hereinafter defined) (other than shares owned by AIG, AIGF or any other direct or indirect subsidiary of AIG (the "AIG Companies") or owned by American Bankers or any direct or indirect subsidiary of American Bankers (the "American Bankers Companies") and in each case not held on behalf of third parties (collectively, the "Excluded Preferred Shares")) shall be converted into, and become exchangeable for, one share of AIG Series C Preferred Stock. The AIG Series C Preferred Stock will contain terms substantially similar to the terms of the Preferred Stock (after making appropriate conversion adjustments) and will be convertible into AIG Common Stock.

      As a result of the Merger, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares owned by the AIG Companies or the American Bankers Companies and in each case not held on behalf of third parties (collectively, the "Excluded Common Shares" and, together with the Excluded Preferred Shares, the "Excluded Shares")) shall be converted into, and become exchangeable for, at the election of such holder, and subject to certain limitations and procedures more fully described in this Proxy Statement/Prospectus, (i) $47.00 in cash, without interest, subject to a maximum number of shares of Common Stock that can be converted into cash (in excess of which shares will be converted into AIG Common Stock) or (ii) AIG Common Stock with a value of $47.00 (based on a specific ten day averaging period for AIG Common Stock), subject to AIG's right, in certain circumstances and subject to certain limitations, to pay a portion of such consideration in cash in lieu of AIG Common Stock. Holders of Common Stock shall receive cash in lieu of fractional shares of AIG Common Stock otherwise payable.

     HOLDERS OF PREFERRED STOCK AND COMMON STOCK ARE STRONGLY URGED TO READ
     AND CONSIDER CAREFULLY THIS PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY, PARTICULARLY THE MATTERS REFERRED TO UNDER "RISK FACTORS" STARTING ON PAGE 19.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY
                 STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.
                         ------------------------------

      This Proxy Statement/Prospectus, the Notice of Special Meeting of Preferred Shareholders, the Notice of Special Meeting of Common Shareholders. the accompanying forms of proxy and the Election Form and Letter of Transmittal are first being mailed to shareholders of American Bankers on or about February 2, 1998.

        The date of this Proxy Statement/Prospectus is January 30, 1998.

ment/Prospectus have been prepared by, and are the responsibility of, American Bankers' management. Price Waterhouse LLP has neither examined nor compiled these projections, and accordingly, Price Waterhouse LLP does not express an opinion or any other form of assurance with respect thereto. The Price Waterhouse LLP report incorporated by reference in this Proxy Statement/Prospectus relates to the American Bankers historical financial data. It does not extend to the projections and should not be read to do so. The Projections were prepared for internal use and capital budgeting and other management decision-making purposes and are subjective in many respects and thus susceptible to various interpretations and periodic revision based upon actual experience and business development. In addition, because the assumptions underlying the Projections are inherently subject to significant economic and competitive uncertainties and contingencies, which are difficult or impossible to predict accurately and are beyond the control of American Bankers and AIG, there can be no assurance that the results contemplated by the Projections set forth above will be realized. Accordingly, there may be differences between actual results and the results contemplated by the Projections, and actual results may be materially higher or lower than those set forth above. American Bankers his informed AIG that, despite the publication of the portion of the Projections covering results for the year ended December 31, 1997, it does not intend to disclose publicly whether its actual results for that year will vary from the Projections other than through the release of actual results in the ordinary course of business.

      In connection with its consideration of the Merger, management of American Bankers subsequently prepared revised projections of American Bankers' financial condition and results of operations for the five-year period that differ from the Projections primarily in that they reflect lower estimated revenue and net income for the years in the period following 1999 as a result of management's using different assumptions regarding the prospects for revenue growth for those years. These revised projections were prepared in response to hypothetical questions from members of the American Bankers Board concerning the prospects of American Bankers assuming slower growth than American Bankers had historically achieved. These revised projections were not provided to AIG, but were provided to Salomon Smith Barney in connection with the preparation of its fairness opinion.

Reasons for the Merger; Recommendation of the American Bankers Board

      In reaching its determination to recommend approval and adoption of the Merger Agreement and the Merger, the American Bankers Board consulted with American Bankers management, as well as Dewey Ballantine LLP and Salomon Smith Barney, and considered a number of factors, including the following. In view of the wide variety of factors considered in connection with the Merger, the American Bankers Board did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its decision.

            (i) American Bankers' Business, Condition and Prospects. The American Bankers Board considered information with respect to the financial condition, results of operations and business of American Bankers, on both an historical and prospective basis, and current industry, economic and market conditions, including American Bankers' market position in the domestic credit insurance market and the recent emphasis on developing international credit insurance markets for American Bankers. The members of the American Bankers Board were familiar with and knowledgeable about American Bankers' business and affairs and further reviewed these matters in the course of their deliberations. The American Bankers Board considered American Bankers' historical growth and the capital requirements which would be needed to sustain a similar level of growth in the future, given the dominant position held by American Bankers in the domestic credit insurance market. The American Bankers Board noted that there could be no assurance as to American Bankers' access to such capital on acceptable terms.

            (ii) Potential Synergies. The American Bankers Board considered that a combination with AIG would allow access to AIG's considerable international experience and substantial resources, at a time of industry consolidation, which would enable American Bankers to expand beyond the domestic market. The American Bankers Board also considered that a combination with AIG would allow American Bankers to enjoy opportunities for operating efficiencies and synergies as a result of the Merger, particularly in the international distribution of American Bankers' products.

            (iii) AIG's Business, Condition and Prospects. The American Bankers Board considered information with respect to the financial condition. results of operations and business of AIG. Management and Salomon Smith Barney made presentations to and provided the American Bankers Board with information regarding AIG's financial condition and prospects after conducting due diligence with representatives of AIG. Salomon Smith Barney also advised the American Bankers Board concerning research analysts' views of AIG. In evaluating AIG's prospects, the American Bankers Board considered, among other things, its international experience and its depth of knowledge and experience in regulatory matters. The American Bankers Board also considered that AIG's long-term debt rating and the claims paying ratings of AIG's insurance subsidiaries were substantially higher than the comparable ratings of American Bankers. The American Bankers Board believed that such higher long-term debt rating would enable American Bankers to have access to capital on more favorable terms and such higher claims-paying ratings would enhance sales of American Bankers' insurance products.

            (iv) Terms of the Merger. The American Bankers Board considered the terms and provisions of the Merger Agreement, the Stock Option Agreement and the Voting Agreement. The American Bankers Board considered the fact that the terms of the Merger permit holders of Common Stock to continue to hold a common equity interest in AIG following the Merger, thus enabling holders of Common Stock to participate in the synergies expected to result from the combination of the two companies. The American Bankers Board considered the terms of the Merger Agreement that permit the American Bankers Board, subject to the limitations described below in "The Merger Agreement -- Agreement Not to Solicit Other Offers", to receive unsolicited inquiries and proposals from, and negotiate and give information to, third parties. The American Bankers Board further considered that the total amount which could be realized by AIG pursuant to the termination fee and the Stock Option Agreement was capped at $66 million. The American Bankers Board found reasonable the views of Dewey Ballantine LLP and Salomon Smith Barney that a $66 million termination fee was within the range of fees payable in comparable transactions and that the fee, in conjunction with the Stock Option Agreement and the Voting Agreement, would not in and of itself preclude alternative proposals, although the American Bankers Board did note that the exercise by AIG of the option contemplated by the Stock Option Agreement would prevent any third party from engaging in a transaction with American Bankers which could be accounted for as a "pooling of interests," making any such alternative proposal less likely. The American Bankers Board further considered that AIG had stated that it would not enter into a transaction which did not include provisions similar to the termination fee, Stock Option Agreement and Voting Agreement. The American Bankers Board also considered the fact that under the terms of the Merger Agreement, the holders of Preferred Stock will receive AIG Series C Preferred Stock with substantially similar terms as the Preferred Stock (after making appropriate conversion adjustments), except that the AIG Series C Preferred Stock will be convertible into shares of AIG Common Stock. The American Bankers Board further considered that the Merger (unless it is restructured as described below in "The Merger Agreement Alternative Transaction Structure" following a failure of the holders of Preferred Stock to approve the Merger Agreement and the Merger) generally is not expected to result in federal income taxes to the extent that holders of Common Stock receive AIG Common Stock (although the Board did note that any cash received by holders of Common Stock would be taxable to such holders, as described below in "The Merger--Certain Tax Consequences" to the extent of any gain that such holders may have on their Common Stock). The American Bankers Board noted the "cash election" feature of the Merger, which allows, subject to certain limitations, holders of Common Stock to elect to receive either cash or shares of AIG Common Stock. Finally, the American Bankers Board considered AIG's agreement to appoint all of the existing directors of American Bankers to the Board of Directors of the Surviving Corporation immediately following consummation of the Merger.

            (v) Opinion of Salomon Smith Barney. The American Bankers Board considered the oral opinion delivered on December 21, 1997 by Salomon Smith Barney (which it subsequently confirmed by delivery of a written opinion dated December 21, 1997) that as of the date of such opinion, and based upon and subject to certain matters stated therein, the Common Stock Merger Consideration (as defined in such opinion) is fair, from a financial point of view, to the holders of Common Stock and the Preferred Stock Merger Consideration (as defined in such opinion) is fair, from a financial point of view, to the holders of Preferred Stock. The American Bankers Board also considered the oral and written presentations made to it by Salomon Smith Barney. See "The Merger--Opinion of American Bankers' Financial Advisor." A copy of Salomon Smith Barney's written opinion to the American Bankers Board, dated December 21, 1997, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Appendix IV to this Proxy Statement/Prospectus and is incorporated herein by reference.

            (vi) Historical and Recent Market Prices Compared to Consideration to be Received by Holders of Common Stock. The American Bankers Board reviewed the historical market prices and recent trading activity of the Common Stock, and noted that the Common Stock was trading in general in the period preceding the announcement of the Merger at historically high levels. The American Bankers Board considered the fact that the value to be received per share of Common Stock represented a significant premium over the trading levels of the Common Stock during the six-month period preceding the public announcement of the Merger. The American Bankers Board also considered the fact that the Merger Agreement fixes a value of $47.00 for each share of Common Stock outstanding, so that holders of Common Stock are not at risk if the market price of AIG Common Stock were to decline between the date of the Merger Agreement and the Effective Time.

            (vii) Countervailing Considerations. The American Bankers Board considered certain factors that might be characterized as countervailing factors, including:

                  (a) The fact that AIG's price/earnings ratio is currently at an historically high level. The American Bankers Board noted that it might be problematic for AIG to maintain this high level, and that if the high level is not maintained by AIG, it is possible that the market price of the AIG Common Stock could drop in the future from its current levels.

                  (b) The recent turmoil in the financial markets in Asia, which may have a negative effect on the business of AIG and could have a negative effect on the price of AIG Common Stock. In this regard the American Bankers Board noted the large amount of business conducted in Asia by AIG.

                  (c) The fact that under the terms of the Merger Agreement, under certain circumstances described below in "The Merger Agreement," a portion of the consideration paid to holders of Common Stock may be paid in cash at the election of AIG, and that such cash consideration would be taxable to the holders of Common Stock.

                  (d) The fact that, if the Merger Agreement and the Merger are not approved by the holders of Preferred Stock, the Merger Agreement provides that the transaction will be restructured as described below in "The Merger Agreement -- Alternative Transaction Structure," without any further action, including any action by the American Bankers Board. In that regard, the American Bankers Board noted that the transaction as restructured would not require the approval of the holders of the Preferred Stock, but would still require the approval of the holders of Common Stock. The American Bankers Board further noted that the transaction as restructured would be taxable to holders of Common Stock to the extent of any gain they may have on their Common Stock, as described more fully below in "The Merger Agreement -- Alternative Transaction Structure."

            (viii) Conflicts of Interest. The American Bankers Board reviewed the matters discussed below in "The Merger -- Interests of Certain Persons in the Merger" and determined that such matters did not affect the American Bankers Board's assessment of the Merger and the value which it presented to holders of Preferred Stock and Common Stock.

      THE AMERICAN BANKERS BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, HAS DETERMINED THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, AMERICAN BANKERS AND ITS SHAREHOLDERS (INCLUDING HOLDERS OF BOTH PREFERRED STOCK AND COMMON STOCK), AND RECOMMENDS THAT HOLDERS OF PREFERRED STOCK AND COMMON STOCK VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.

                                                                       EXHIBIT 9

Henry Silverman has convinced investors that he can make magic out of such humdrum businesses as motels, car rentals and real estate brokerages.

HENRY THE MAGICIAN

By Howard Rudnitsky

WHEN THE MARKET TOTTERED IN MID-JULY, so, too, did HFS stock, but everything is relative. Though it fell over 25% (from 70 to 51), HFS rebounded to around 66 and is fetching some 50 times projected 1996 earnings. That still left the Parsippany, N.J.-based company selling at well over double the market multiple. Pretty nifty for a franchising stock.

This market loves fast growth, and HFS founder Henry Silverman, 56, has delivered fast growth. A former dealmaker for Saul Steinberg and Drexel Burnham Lambert partnerships, the self-described "neurotic workaholic" trades companies the way some people trade in and out of stocks. He and his investors bought and sold the Days Inn hotel chain several times, making money each time. He once told Lodging magazine that dealmaking "was just like buying a used car. You polished the car, changed the driver and sold it. Hopefully, there's someone out there who thinks you've increased the value and will pay you more."

And it seems to work. HFS began its life as a public company under the name Hospitality Franchise Systems when Silverman took it public in December 1992. He put plenty of polish on this franchiser of motels, whose earnings grew from $21 million in 1993 to $80 million last year. Predictions are that HFS will hit $160 million in 1996 on revenues of $725 million. On that shiny record Silverman in late May sold $1.2 billion in new equity into a market hungry for fast-growth stories.

When it went public in 1992 HFS' market capitalization was $300 million. Now it's around $9 billion.

What's this phenomenon all about? HFS franchises eight national hotel-motel chains, including Days Inn, Howard Johnson and Ramada. It is now also a major player in the residential brokerage business, where it franchises Century 21 offices and recently acquired Coldwell Banker. Next step: car rentals. In June HFS made a deal, expected to be consummated this fall, to buy Avis for $800 million in cash and stock. Since when is franchising such a gold mine? To use his own metaphor, Silverman is more in the business of polishing up old companies than in the business of franchising. When you have a hot stock, as HFS does, you can make acquisitions cheaply, either using your stock as currency or using it to raise money inexpensively from equity investors dazzled by your apparent growth record.

Let's get specific. HFS paid $640 million cash (and assumed $100 million in debt) for Coldwell Banker. It raised that cash (and more, for other acquisitions) by selling HFS stock to the public in May at more than 70 times trailing earnings. But the price HFS paid for Coldwell was about 20 times earnings.

Look at it this way: Silverman paid around 1.5% for that equity money, but is earning 5% by putting the money into Coldwell. It's not quite that simple, but you get the picture. The mere fact of the acquisition will boost HFS earnings substantially.

HFS' growth fuels its market price, making acquisitions cheap; cheap acquisitions help keep the growth rate up. And so the game goes.

Besides being a financial magician, Silverman is a good businessman. He is adept at developing new sources of income. Take HFS' "preferred vendor program." It makes deals with companies like Eastman Kodak, Coca-Cola, CUC International and AT&T to sell their products exclusively in hotels and realty offices owned by HFS franchisees. The franchisees obtain added revenues from the vendors, and HFS gets 1% to 2% of any incremental revenues generated. HFS' vendor fee income jumped to $21 million in 1995 from $6 .5 million in 1993 and is expected to more than double this year. Still, there are limits to how much extra revenue can be wrung from such humdrum businesses as motels, car rentals and real estate brokerages.

What happens when the preferred vendor revenue gains slow and the acquisitions become harder to find? You guessed it: The earnings growth will slow. For a clue, examine HFS' annual report for 1995. It says earnings rose to 73 cents from 53 cents-up 38%-based on purchase accounting. But on page 26 of the report are a different set of numbers, the pro forma figures. These show that earnings were 91 cents versus 84 cents-a gain of just 8%.

While the purchase accounting HFS uses is perfectly legal, it puts a shiny gloss on economic reality. By contrast, annual pro forma numbers better reflect the real world. Last winter Silverman appeared to argue with that. As an explanatory footnote says in HFS' 1995 annual report: "The pro forma results aren't necessarily indicative of the results of operations that would have occurred had the transactions been consummated as indicated nor are they intended to indicate results that may occur in the future. " Now Silverman seems to have changed his mind. Why? In pro forma comparisons for the first half of 1996, just sent to Forbes, Silverman highlights a 31% gain-spurred by the rapid growth in preferred vendor fees.

Respected financial statement analyst Robert Olstein, who heads Olstein Financial Alert Fund based in Purchase, N.Y., says HFS' real long-term growth rate is not anything like the 38% reported last year that has helped propel HFS stock to such lofty heights. So let's visit the real world that lies behind HFS' financial statements. Its biggest revenue and earnings generator in 1995 was its lodging business, which franchises properties with nearly a half-million rooms. A key measure of growth is the increase in revenues per available room. The hotel industry showed nearly 6% growth in those revenues in 1995; HFS' chains showed 3%, rising to a still subpar 4% in 1996's first half. Hardly exceptional. Neither, as Silverman discovered, was the gambling business. In 1993, when gambling was hot, he made investments in several startup casino projects. The company lost money, so in November 1994 he spun off the business, called National Gaming, to HFS shareholders, taking a small $2.5 million charge. Just in time. In 1995 National Gaming lost $18 million, which Silverman, of course, didn't have to subtract from HFS' earnings. He ran National Gaming almost as if it were part of HFS, but kept it from smelling up HFS' books.

In January 1996 he renamed it National Lodging and stepped down as chairman and chief executive, but not before he had it acquire interests in 112 Travelodge hotels for $98 million. HFS guaranteed $75 million of its borrowings-for a $1.5 million annual guaranty fee and a $2 million fee for having advised on the deal. At the same time, HFS acquired the royalty-generating Travelodge franchise system. Voil! A moneylosing operation is transformed into a revenue producer for HFS.

Here's how Silverman is handling this May's Coldwell Banker acquisition. For his $640 million he got franchise agreements with 2,165 independently owned franchisees, a listings network, a large relocation company and 318 company-owned branches. What happened after that was pure Silverman. He set up a trust to hold the 318 company-owned branches. The trust plans to sell many of the branches to new franchisees and remit the money to HFS, but meanwhile the trust arrangement gets this capital-intensive business off HFS' books. HFS will own only the trademarks, listings network and franchise agreements- high profit margin, low capital requirement operations. The trust will pay HFS $36 million in royalties over the next 12 months; HDS won't have to incur fixed asset depreciation charges on the branches.

The proposed Avis deal is cut from similar cloth. HFS won't own any of Avis' rental locations, car fleets or related debt. It plans to spin off the capital-eating part of the business to HFS shareholders, keeping only the franchise operation. The stuff to be spun off-Avis' rental locations and cars-generated only $55 million in operating income in 1995, before depreciation and interest. Avis' franchising operating income, by contrast, is expected to be $120 million on just $300 million in revenue. And that's the part HFS will own.

With Silverman's financial magic and business ingenuity in full gear, HFS earnings are likely to grow rapidly for another year or two, but essentially he's playing a more sophisticated version of the old franchise game: The profits keep growing rapidly only so long as Silverman can find new and larger businesses to buy and convert to his swollen stock multiples. When the game slows, as it inevitably will, the swollen earnings gains will begin to shrink, and around then the fancy multiples will go poof. By then Henry Silverman, already worth some $600 million on paper, will probably be even richer. Recent investors aren't likely to fare as well.

                                                                     EXHIBIT 10
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------


                                    Form 8-K
              CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                   ----------


                       JANUARY 29, 1998 (JANUARY 29, 1998)
               (Date of Report (date of earliest event reported))


                               CENDANT CORPORATION
             (Exact name of Registrant as specified in its charter)



             DELAWARE                                      06-0918165
   (State or other jurisdiction          1-10308        (I.R.S. Employer
        of incorporation or            (Commission       Identification
          organization)                 File No.)            Number

           6 SYLVAN WAY                                       07054
      PARSIPPANY, NEW JERSEY                               (Zip Code)
 (Address of principal executive
             office)

                                 (973) 428-9700
              (Registrant's telephone number, including area code)

                                      None

       (Former name, former address and former fiscal year, if applicable)

                      CENDANT CORPORATION AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      DESCRIPTION OF BUSINESS:  Cendant Corporation (formerly CUC
      International Inc. ("CUC")), together with its subsidiaries and its joint ventures (the "Company") is a leading global provider of services to businesses serving consumer industries. On
      December 17, 1997, the Company merged with HFS Incorporated
      ("HFS"), which has been accounted for as a pooling of interests. The Company primarily engages in three business segments:
      membership services, travel and real estate.

      MEMBERSHIP SERVICES SEGMENT BUSINESSES:

      o Membership. The Company provides individual, wholesale and discount program membership services to consumers which are distributed through various channels, including through financial institutions, credit unions, charities, other cardholder-based organizations and retail establishments. These memberships include such components as shopping, travel, auto, dining, home improvement, lifsestyle, credit card and checking account enhancement packages, financial products and discount programs. The Company also administers insurance package programs which are generally combined with discount shopping and travel for credit union members, distributes welcoming packages which provide new homeowners with discounts from local merchants, and provides travelers with value-added tax refunds.

      TRAVEL SEGMENT BUSINESSES:

      o Lodging franchise. The Company franchises guest lodging facilities and provides operational and administrative services to its franchisees. As franchisor, the Company licenses the owners and operators of independent hotels to use the Company's brand names. Services include access to a national reservation system, national advertising and promotional campaigns, co-marketing programs and volume purchasing discounts.

      o Car rental. The Company licenses the Avis trademark to Avis Rent A Car, Inc. ("ARAC"). In addition, the Company operates the telecommunications and computer processing system which services ARAC for reservations, rental agreement processing, accounting and fleet control for which the Company charges ARAC at cost. The Company also provides similar franchise services to licensees other than ARAC.

      o Timeshare. The Company is a provider of timeshare exchange programs, publications and other travel related services to the timeshare industry.

      o Fleet management. The Company provides services which primarily consist of the management, purchasing, leasing, and resale of vehicles for corporate clients and government agencies. These services also include fuel, maintenance, safety and accident management programs and other fee-based services for clients' vehicle fleets.

                                                                      EXHIBIT 11

                                                           FOR IMMEDIATE RELEASE

                  CENDANT PROPOSES TO ACQUIRE AMERICAN BANKERS
                                 INSURANCE GROUP
                FOR $58 PER SHARE, OR APPROXIMATELY $2.7 BILLION

   -- "Demonstrably Superior" to American International Group's $47 Per Share
                             Acquisition Agreement--

                 -- Would Be Immediately Accretive to Cendant --

         -- Complements Cendant's Current Insurance Products and Offers
            New Opportunities to Utilize Its Distribution Channels --

STAMFORD, CT and PARSIPPANY, NJ, January 27, 1998 -- Cendant Corporation (NYSE:
CD) today proposed to acquire American Bankers Insurance Group Inc. (NYSE: ABI) for $58 per share in cash and stock, for an aggregate of approximately $2.7 billion on a fully diluted basis. The Cendant proposal represents a premium of 23% over the value of the $47 per share agreement for American International Group Inc. (NYSE: AIG) to acquire American Bankers, announced on December 22, 1997.

Cendant said it will promptly commence a cash tender offer to buy approximately
23.5 million of American Bankers' common shares at a price of $58 per share, which together with shares Cendant owns will equal 51% of the fully diluted shares of American Bankers. Cendant will exchange, on a tax-free basis, shares of its common stock with a fixed value of $58 per share for the balance of American Bankers' common stock.

"Considerable benefits would result from combining the direct marketing strengths of Cendant and American Bankers," said Walter A. Forbes, Chairman, and Henry R. Silverman, President and Chief Executive Officer, of Cendant. "Cendant's formidable distribution channels and customer base will be a valuable outlet for American Bankers' products, such as credit-related and property-related insurance. Similarly, American

Bankers' existing relationships with financial institutions and retailers provide attractive opportunities to increase the penetration of Cendant's products."

Cendant said it expected the acquisition to be immediately accretive to earnings per share in 1998 and thereafter and cash flow additive.

In a letter to the Board of Directors of American Bankers, Messrs. Forbes and Silverman said they would have preferred to discuss their proposal with American Bankers, but that "highly unusual and restrictive conditions" in the agreement between AIG and American Bankers, prohibiting any discussions between American Bankers' Board of Directors and other interested bidders until 120 days following the date of that agreement, precluded Cendant from presenting its proposal directly to American Bankers' Board of Directors.

Commenting on the 120-day provision, Cendant called it "an extraordinary measure" which raises questions about whether the agreement with AIG is in the best interests of American Bankers shareholders. Further, it represents "a virtual forfeiture of the Board's fundamental mandate of protecting the interests of shareholders" since the transaction between AIG and American Bankers could conceivably close before the 120-day "blackout" period expires, thus precluding the Board from ever having considered Cendant's higher offer.

Accordingly, Cendant also announced that it commenced today litigation in United States District Court for the Southern District of Florida to ensure that American Bankers' shareholders "will have the opportunity to consider our offer and to assist your Board in fulfilling its fiduciary obligations," Messsrs. Forbes and Silverman said. That litigation is intended to, among other things, eliminate the 120-day "blackout" provision; and eliminate the option that was granted to AIG to acquire 19.9% of American Bankers' common stock in the event another bidder for American Bankers emerges.

Further, according to the letter, Cendant would expect American Bankers' management to continue with the company, would expect American Bankers to continue to maintain its headquarters in Miami, FL, and would not expect significant employment reductions. Cendant also notes that its offer is not conditioned upon financing or due diligence.

The acquisition of American Bankers would complement Cendant's core competencies in insurance-related activities. Since 1986, Cendant has been a direct marketer of accidental death and dismemberment (AD&D) insurance. Recently, it took steps to expand its insurance presence with the announcement in December of a definitive agreement to acquire Providian, a direct marketer of automobile insurance to consumers in 45 states and the District of Columbia. The addition of Providian allows Cendant to take advantage of its direct marketing core capabilities to market automobile insurance to many of its existing customers.

Cendant also reported that it is making today the requisite filings to acquire American Bankers with the insurance commissions in Florida, Texas, Arizona, South Carolina, Georgia, New York, and Puerto Rico. The company also said it would make any necessary foreign regulatory filings promptly.

Cendant, the world's premier provider of consumer and business services, was created through the merger of CUC and HFS on December 17, 1997. With a market capitalization of approximately $30 billion, it ranks among the 100 largest U.S. corporations. Cendant operates in three principal segments: Membership, Travel and Real Estate Services. In Membership Services, Cendant provides access to travel, shopping, auto, dining, and other services through more than 73 million memberships worldwide. In Travel Services, Cendant is the leading franchisor of hotels and rental car agencies worldwide, the premier provider of vacation exchange services and the second largest fleet management company. In Real Estate Services, Cendant is the world's premier franchisor of residential real estate brokerage offices, a major provider of mortgage services to consumers and a global leader in corporate employee relocation. Headquartered in Stamford, CT and Parsippany, NJ, it has more than 35,000 employees, operates in over 100 countries and makes approximately 100 million customer contacts annually.

Investor Contact:              Media Contact:         or:

Laura P. Hamilton              Elliot Bloom           Jim Fingeroth
Senior Vice President          Vice President         Kekst and Company
Corporate Communications       Public Relations       (212) 521-4800
and Investor Relations         (973) 496-8414
(203) 965-5114

The full text of Messrs. Forbes' and Silverman's letter to the American Bankers Board of Directors follows:

--------------------------------------------------------------------------------

                                                                      EXHIBIT 12

Wonder why junk bonds have such a bad name? Just look at how Henry Silverman and his friends got rich while the bondholders of Days Inns lost their shirts.

TRIPLE DIPPER

BY HOWARD RUDNITSKY

HENRY SILVERMAN has played Days Inns of America, an Atlanta franchisor of a chain of 1,200 moderately priced $40 a night motels, about as shrewdly as it could be played. A familiar sight on the highways of America, Days Inns has been a gold mine for Henry Silverman, 51, a fast-moving buyer and seller of companies, and his investors.

  Twice in less than a decade, Silverman has bought Days Inns and twice he has sold it. By, in effect, arbitraging between the debt markets and the equity markets, between private markets and public markets, Silverman has already made a tidy profit of $126 million for his backers and for himself out of this humdrum motel company. Now Silverman is trying to buy Days Inns again.

  As manager of a buyout fund for Saul Steinberg's Reliance Capital, Silverman first bought the company from the Cecil Day family in 1984 for what looked like a rich price: $570 million, including the assumption of existing debt. However, Silverman and his pals put in only $30 million; the late Drexel Burnham raised $245 million by selling junk bonds. It was a nicely leveraged deal. Among the investors were Steinberg's Reliance Insurance and a partnership, Reliance-Capital Group, which included such familiar names as former junk bond king Michael Milken, Ivan Boesky, Steve Wynn, Victor Posner and the Spiegel family of Columbia Savings and Loan.

[PHOTO OF HENRY SILVERMAN]

Henry Silverman of Backstone Capital Partners

HE'S TRYING TO BUY DAYS INNS AGAIN.


Forbes November 25, 1991

DAYS INNS

[PHOTO]

Days Inn (above) near Lake Buena Vista, Orlando, Fla.; Days Inn outside Princeton, N.J.
TOO MUCH DEBT AND A WEAK ECONOMY DROVE THE 1,200-UNIT MOTEL CHAIN INTO
BANKRUPTCY.

[DAYS INN PHOTO]

     Fourteen months later Silverman took Days Inns public, selling 4 million new shares (21% of the stock) to the public at $6 a share. This valued the company at about $115 million. On paper the insiders' $30 million investment had tripled. But the insiders weren't ready to cash in; they figured in a couple of years they could make an even bigger killing.

     Before they could cash in, however, the stock market crashed in October of 1987. Days Inns stock, which had risen to over 14 a share, got badly hammered, plunging to under 4. Not what they had figured.

     But the smart speculator knows how to turn a problem into an opportunity. Days Inns was doing reasonably well, and so Silverman made an offer to his new public shareholders at $9 a share, giving them a modest profit. A modest profit for the public shareholders, but a huge profit for insiders like Reliance Insurance, which also cashed out on the offer.

     A little more than a year and a half later, in November 1989, Silverman and his backers turned around and sold the company to one of its biggest franchisees, Tollman-Hundley Lodging's Stanley Tollman and Monty Hundley. Boasts
Silverman: "We acquired our shares at $2 and sold them (to Tollman-Hundley) at $11.78." All told, the Reliance Capital partnership investors made almost $60 million. Silverman personally made about $5 million.

     The deal was a typical Drexel Burnham leveraged financing -- done with thin equity, with the junk holders taking most of the risk. Tollman and Hundley put in $8 million cash and guaranteed two years' interest on one loan to finance a $765 million deal, including assumption of the existing Days Inns debt. Good timing, because Drexel's ability to hawk product was fast eroding. "If the sale had been the following year," admits Silverman, "we'd have been in deep yogurt." As it turned out, the junk holders and the new buyers landed in the soup. The junk bond market and Drexel Burnham collapsed, blocking a badly needed refinancing. Then the hotel business slumped as the economy weakened. The overleveraged deal collapsed, and by September 1991 the company filed for Chapter 11.

     Back in January 1990 Silverman had moved on to become a partner at Peter Peterson's Blackstone Capital Partners. Blackstone was flush with $850 million raised to restructure busted buyouts and do other deals. Aha! Busted hotel chains. Through Blackstone's Hospitality Franchise Systems, Silverman bought Ramada and Howard Johnson from ailing Prime Motor Inns in June 1990 for $169 million. About a year later Silverman formally offered to buy Days Inns out of bankruptcy for $250 million -- less than half what Tollman-Hundley paid for it two years ago. If approved by the bankruptcy court and if no higher bid comes forth, creditors with $280 million of unsecured claims against the company would get 25 cents on the dollar, in cash and convertible preferred shares. The deal would also give some hapless Tollman-Hundley Lodging's bond-holders about 15 cents on the dollar.

     The unlucky buyers, Tollman and Hundley, don't fare as badly as one might expect. They still own 41 Days Inns motels, which are not tied up in the bankruptcy, and they stand to get $1.85 million each in consulting fees over the next five years. The two partners would also receive stock worth about $17 million in five years, if they can deliver $27.5 million in franchise fees to the chain's new owners over the same period.

     And, of course, Henry Silverman and Reliance came out fine. Just fine.

                                                                               -

                                                      Forbes - November 25, 1991

                                                                      EXHIBIT 13

Georgia Trend
Copyright 1986

Monday, December 1, 1986

SAUL STEINBERG CLEANS UP // Here's how the legendary wheeler-dealer bought Days Inns with junk bonds, sold assets to pay the debt, went public for profit and still controls the company.
Martha Nolan
COLOR PHOTO, Theo Westenberger;
COLOR PHOTO, Richard Hoflich;
COLOR PHOTO, Brian Davis

Had Saul Steinberg lost his touch? The other directors at Days Inns Corp.'s first board meeting since Steinberg acquired the hotel chain cast worried glances around the room. Days Inns' new CEO, Henry R. Silverman, was announcing the first six months' figures, and the numbers looked grim. The corporate staff had been slashed by more than half, nearly all of the chain's real estate holdings were up for sale and the company was staggering under a $535 million debt. "There were some pretty white faces around the table," recalls Silverman.

Steinberg, the brash corporate raider who first made a name for himself at 27 by trying unsuccessfully to take over New York's Chemical Bank, retained his ruddy complexion, however, as he listened calmly to the results. Silverman was composed, too, and even glib. "I just want you guys to know that we've lost most of the net worth of the company, but it's all going to work out," he told the directors.

What Steinberg and Silverman saw that others didn't at that meeting in April 1985 was that the hotel chain was worth more without its hotels than with them. By selling off nearly all of Days Inns' properties in what appeared to be a classic job of asset-stripping, Steinberg had brought a sleepy 1970's company into the 1980's.

And he did it with typical flair. Steinberg's firm, Reliance Group Holdings, raised the $285 million to buy Days Inns by issuing unsecured, high-interest bonds, known on Wall Street as junk bonds. Then Steinberg turned around and sold off nearly all of the chain's hotels to franchise holders and investors for $423 million to pay down the acquisition debt and other corporate debt. Finally, he took the company public in September 1985, raising $25 million. The result:
Steinberg has recovered his entire investment and still owns controlling interest in a jewel of a company. Today Days Inns is a solid hotel franchising and management company (as opposed to a hotel owning company) that generates steady earnings at high margins and is expanding more rapidly than any other chain in the industry. Not a bad investment, if you can find it. With hardly any cash down, Steinberg and crew own nearly half of a very hot company.

To make out so well, Steinberg must have pulled the wool over the Day family's eyes, right? Not exactly. Deen Day Smith, widow of founder Cecil Day and the one who sold the company to Steinberg, was satisfied with the deal. "I could not have been treated any more fairly than I was," she says. And analysts agree that the Day family got a good price for what they were offering.

Well, then, the people who bought the hotels from Steinberg must have come out on the short end of the stick. Wrong again; franchisees are signing on as fast as they can, and existing owners are filling their beds.

Then who lost? Surprisingly, no one. Steinberg's acquisition of Days Inns was one of those rare deals in which nearly everybody won. But Steinberg won most of all.

It took some vision to see the potential of Days Inns when the Day family put the business on the block in 1984. It was a chain of 322 hotels tied to interstate highways in the Southeast at a time when oil was selling for $26 a barrel. The chain's founder, Cecil B. Day, had died in 1978, leaving his widow with instructions to sell the company within five years.

Day's death was the end of an era for Days Inns. Founded in 1970 in Savannah Beach, the chain was the first entry in the high end of the budget hotel market. (Days Inns have restaurants and swimming pools, which the pure cut-rate chains lack.) With rooms for $8 a night, the chain flourished in the early 1970s, mushrooming to around 250 hotels in five years.

In many ways, the company was a reflection of the man who owned it. The son of a Baptist preacher, Day was deeply religious, which accounted for the biweekly devotionals at the corporate headquarters and for the lack of alcohol in any of the chain's restaurants. The solidly built ex-Marine was also a real estate man who enjoyed putting together deals. And the corporate staff, who hailed largely from Day's alma mater, Georgia Tech, shared his real estate bent. "The people who ran the business were as much or more real estate developers as they were hotel people," says Kenneth Niemann, former chief financial officer. "Day didn't have any love of making beds, but he loved building and developing."

Accordingly, Days Inns franchised only two-thirds of its hotels, preferring to own at least a third of the properties for their real estate value. When the energy shortage began in the mid-1970s and interstate travel hit the brakes, Days Inns stopped franchising altogether. With money tight, repairs and maintenance were put off, and quality in the hotels started to slide.

When Days Inns was put up for sale after Day's death, it was Silverman who saw the chain's potential. CEO of Reliance Capital Group Inc., a subsidiary of Reliance Group Holdings, Silverman was the architect behind Reliance's acquisition of Days Inns. A former syndicator and developer himself, he got a taste of the hotel business while developing luxury hotels in the Northeast. The experience taught him two things: The budget portion of the industry offered higher profits, and franchising hotels rather than owning them meant higher margins still. With no expensive services or conference rooms, economy hotels can boast margins of 75% to 80%, and by franchising rather than owning, a company is spared the expense of operating the hotel altogether.

When Silverman got wind that the Day family had put Days Inns up for sale, he wasted little time. On the flight to Atlanta from New York, he read Days Inns' annual report and sketched out his business plan on the inside cover. (An associate saved the hastily penned plan, and it now hangs, framed, in Silverman's bathroom.) Before he sat down with Days Inns' executives, Silverman waived an offer to watch a promotional movie that had been prepared for suitors. He wanted to get down to business. Within a few hours, he was back on the plane to New York. The final deal was struck a few weeks later.

The plan that Silverman sketched on the cover of the annual report was simple. He would sell off all the company-owned hotels to investors and in doing so recoup the purchase price and also have a 20-year-plus stream of income from franchising and management fees. "I wanted to turn what was essentially a collection of real estate assets into an operating company," he says.

With typical directness, Silverman proceeded to execute his plan. He had been doing leveraged buyouts since the early 1970s, before they even had a name, so he was on familiar ground when he orchestrated the acquisition with Drexel Burnham Lambert, the New York brokerage whose name has become synonymous with such deals. Silverman funded the acquisition almost wholly with debt, specifically with $285 million worth of junk bonds. (Reliance put just $16 million in cash into the deal.) That way, Reliance could pay the Day family in cash without digging deeply into its own pockets.

But then Silverman had to face the enormous debt load he had taken on - about $575 million worth of debt, including $290 million that was already on the books at the time of the acquisition. And all that debt was on just $600 million in total assets. Silverman had to work fast, and he did. First, he sold off 97 of the 115 company-owned hotels for $423 million, using part of the proceeds to slash the debt in half. The other part went into operations. (Days Inns still owns a dozen or so hotels, but they are inventory that are being fixed up to be sold.) Then he contracted to manage 31 of the franchisees' hotels for 5% of the hotels' gross annual revenues. Finally, he revived franchising with a vengeance, signing up 156 franchise holders in seven months. In fiscal 1986, franchise and management fees brought in $20 million. Reliance was well on its way toward making back its investment, and then some. Insiders weren't surprised. "Reliance knows how to wield money," says John J. Russell, senior vice president of operations.

Besides making money, Silverman was bringing Days Inns up to date. All the major hotel chains have been selling off their hotels since the mid-1970s, opting instead to franchise and manage properties - and with good reason. Franchising rather than owning allows chains to expand more rapidly. The fees generated by franchising and managing properties are not on the seasonal rollercoaster that hotel ownership revenues are, soaring in summer and crashing in winter, so earnings are more stable. And, too, selling off real estate eliminates depreciation expense, which is a drag on earnings. And with an eye toward going public, Silverman was eager to jettison anything that slowed down earnings.

But getting real estate off the books did not automatically transform Days Inns into a sharp operating company. Remember, Cecil Day's old crew were all real estate people who were used to thinking in terms of accumulation of property rather than earnings per share. And old habits die hard. "The first thing I found was that culturally, this company and I were not on the same wavelength," says Silverman. "I found that I could not change the culture, so I changed the people."

Silverman led the changing of the guard by hiring Michael A. Leven, the former president of Americana Hotels Corp., as president and chief operating officer. Leven jumped at the chance to leave the ailing Americana chain and sign on with a company that had potential. "I was working in the emergency room for 10 years, and I really wanted to get up on the well-patient floor," he says with traces of a Boston accent. For his part, Silverman was wooed by Leven's reputation as a low-cost producer and an innovative marketer.

And Leven lived up to his reputation. He started carving away the fat with the enthusiasm of a butcher, trimming the corporate staff from 700 to 300 in one stroke. "My style is to cut back as far as possible and then build from there," he says. But, like Silverman, Leven found a corporate culture that was hard to change. Employees were used to lavish expense accounts and numerous perks - extravagances that make Leven bristle. "I came in the first day and said I'd like a water pitcher and some glasses for my office," he recalls. "Two hours later someone showed up with a $1,100 pitcher and glasses from Tiffany's." Leven, who now drinks from the water cooler, put his foot down hard. Today's Days Inns employees pay for their own Wall Street Journal subscriptions and read the paper at home, not on the company's time. And no one buys water pitchers from Tiffany's anymore.

With the belt-tightening under way, Leven turned his attention to marketing. Silverman and Leven agreed that the future of Days Inns depended on their ability to sell it to the passing crowd. "We're in the marketing business," says Silverman. "A hotel room is like a spot on television. If you don't sell it, it's gone. It's a perishable commodity." And, to Leven's mind, the best people at selling perishable commodities were those in packaged-goods companies, so he stocked his marketing department with employees of Procter & Gamble Co., Brown & Williamson Tobacco Corp. and Purolator Courier Corp. He purposefully steered clear of hotel industry people, with Silverman's blessing. "The hotel business is not populated by Phi Beta Kappas, Rhodes scholars and nuclear physicists," quips Silverman.

Leven, who describes himself as a commando-style marketer, played off Days Inns' existing September Days Club, which gives discounts to senior citizens and generates 11% of the chain's revenues, and parlayed it into a series of clubs that entice government employees, military personnel and students with special discounts. Leven expects the clubs to produce up to half of Days Inns' business by 1990. In addition, the chain is pulling off the interstate highways and into downtown locations in major cities to help build awareness. Now Atlanta, New York, Chicago, St. Louis and Detroit boast a downtown Days Inn, and Leven thinks the higher profile will help all franchise holders.

By late 1985, Silverman and Leven had whipped Days Inns into shape. Now it was time to cash in. They took the company public on Dec. 31, 1985, with its stock trading at 12. The offering filled Days Inns' coffers to the tune of $25 million, and still left Reliance owning 43% of the company. (Silverman owns 250,000 shares, or 1.1% of shares outstanding, with an option to purchase 400,000 additional shares.) At least on paper, Reliance had made six times its investment in a little over a year, having bought Days Inns stock for $2 a share. The stock has since gone up even more, trading at 10 1/2 in mid-October after a two-for-one split.

Analysts applaud Reliance for pulling off a shrewd deal and revamping Days Inns. "They have taken a 1970s company that didn't do anything in the 1980s and breathed new life into it," says Daniel Daniele, senior principal at Laventhol & Horwath, an accounting firm that follows the hospitality industry. "They've done better than anyone thought they would do. They're fantastic." James M. Meyer, director of research for Janney Montgomery Scott Inc., is equally enthusiastic:
"They are filling beds, expanding market share and revitalizing a chain," he says.

Indeed, the picture at Days Inns looks bright these days. The chain is growing nearly as fast as Steinberg's bank account, signing on new franchise holders at the rate of one a day. Silverman's aggressiveness has pushed Days Inns into the number-eight slot in the industry with 350 properties and 55,000 rooms, according to Lodging Hospitality, a trade magazine. And executives expect those numbers to double by 1990.

Financially, the firm is on solid footing, despite a $6 million loss for fiscal 1986 (which ended Feb. 28). The loss stemmed from a one-time $41 million write-down from buying back some high-interest debt, a move Silverman estimates will reduce future interest cost by about $5 million a year. And fiscal 1987 is shaping up considerably better, with an after-tax profit for the first six months of $16 million on almost $59 million in revenues. Executives expect to end the year with $20 million in earnings on $100 million.

Long-term debt is still quite high, despite the recent write-down, with $320 million on the books in fiscal 1986, on $424 million in assets. But neither Leven nor Silverman appears too concerned. "We're like Mexico," jokes Silverman. "We don't pay down debt. We reschedule it." Adds Leven, "Ted Turner has more debt." But, joking aside, Leven also points out that the other side of the balance sheet is loaded with $205 million in cash and accounts and notes receivable, so servicing the debt is not a major problem - and growing less of one every day. Leven expects interest income to equal interest expense by 1988.

While Days Inns' debt may be managable, some say its overall growth rate is not. Many a chain has been felled by expanding too quickly, as competitors are quick to point out. "I absolutely see them running into problems," says Roger J. Dow, vice president of marketing at Marriott. "It's a great way of generating revenue, but you lose quality control." Unlike most in the industry, Leven is not greatly concerned with a dip in quality. "I think the quality in the hotel industry in general is lousy," he says. "There are no Deltas in the hotel industry at the mid-market level. Everybody is an Eastern or a People Express."

Leven is also not losing any sleep over two other nightmares that are pestering many hoteliers - overbuilding and tax reform. Since about 70% of the new Days Inns are conversions (remaking an old Holiday Inn or Ramada Inn into a Days
Inn), the company is not actually bringing many new rooms onto a glutted market. And as for the new tax laws, economy hotels tend to generate a lot of cash flow, so they are rarely bought as tax shelters anyway. Days Inns will not feel the bite that the high-end chains will.

With those hurdles cleared, Days Inns is poised to keep gaining on the competition, and Reliance, as a recent Forbes article notes, has made out like bandits. But analyst Meyer points out, "The reason it looks like Reliance made out like bandits is because they are doing a better job of running Days Inns than the Cecil Day group did."

TABULAR OR GRAPHIC MATERIAL SET FORTH IN THIS DOCUMENT IS NOT DISPLAYABLE

Caption: Saul Steinberg; Michael A. Leven; Henry Silverman

                                                                      EXHIBIT 14
Georgia Trend
Copyright 1991

Saturday, June 1, 1991

THE DEBT AT DAYS INNS
PAUL THIEL

Stanley Tollman had some explaining to do. Three months earlier, Days Inns of America Inc. had missed payments on $325 million in long-term debt, and nary a bondholder had been paid since. Now, Tollman, chairman of Tollman-Hundley Lodging Corp., Days Inns' owner of just a year, stood before several hundred franchisees of the hotel chain, gathered at downtown Atlanta's Marriott Marquis for their annual meeting. Some of the franchisees had to be concerned about what was going on with their parent organization.

But instead of acting defensive, Tollman went on the attack. He placed the blame for the company's troubles squarely on the shoulders of the previous owners, a group of investors headed by the Wall Street financier, Saul Steinberg. "The previous owners saddled the company with insurmountable debt," Tollman told the crowd that February morning. "In order to correct what the 'whiz kids' of the '80s - now the 'was kids' of the '90s - had engineered, we needed serious surgery."

Tollman, a native South African who speaks with a resonant British accent, couldn't resist making a snide observation in his speech, according to the text supplied by Days Inns. "By the way, if any of you are hiring, we have found that these out-of-work investment bankers make pretty good desk clerks," he said. "They take a little more training than usual, but they are generally well groomed and they smile a lot."

The message of Tollman's speech was persuasive, because Days Inns is far from alone in its debt-loaded predicament. Last year, 96 companies in the United States defaulted on $22 billion of corporate bonds, the most ever according to Moody's Investor Services. Like the Days Inns bonds, many of these now nearly worthless securities are junk bonds underwritten by Drexel Burnham Lambert, the highflying investment bank that went out of business in 1990.

To a large extent, the bonds were issued by companies whose operations were sound but whose financial structures were crippled by debt - companies such as Federated Department Stores Inc., owner of Atlanta-based Rich's, and Interco Inc., the maker of Converse sneakers and Florsheim shoes. Wall Street's deal making in the 1980s hurt many of the country's proudest enterprises, and Days Inns seemed to be just the latest casualty with the announcement last November that it wouldn't service its debt.

Since then Tollman and his partner, Monty Hundley, have promoted the story that Days Inns is yet another victim of the excesses of the 1980s, now struggling under a mountain of debt. They say the financiers who had stretched the company's funds to the edge of disaster escaped, leaving Tollman-Hundley holding the bag. It seems like a plausible story, and it has been recounted in hotel trade publications and the general business press.

But all is not always as it seems, and this story is a case in point. A substantial reason Days Inns is in financial trouble is because the company is not being paid by its biggest debtor, which also happens to be its corporate parent - Tollman-Hundley. The business relationship between Tollman-Hundley and Days Inns is unusual, and it explains many of the hotel chain's problems.

Tollman-Hundley, a New York-based company, has about 70 hotels around the world; about 50 of them are Days Inns, and the rest operate under the banner of Holiday Inn, Hilton and other names. As Days Inns' largest franchisee, Tollman-Hundley owes the company about $1 million a month in marketing and franchise fees. It also owes Days Inns about $21 million in overdue mortgage payments for hotels it bought several years ago.

Since November 1989, when it bought the hotel chain, Tollman-Hundley has not met its obligations to Days Inns, according to documents filed with the Federal Trade Commission, which oversees franchising companies. Tollman-Hundley now owes Days Inns more than $36 million - enough to keep the hotel chain from missing payments on its bonds.

It's not as if Days Inns is a struggling business. On an operations level, the chain is doing well. There are 1,150 Days Inns in the United States, and the company also is developing franchises in Mexico, France, India and China. From its headquarters building on Buford Highway, where it employs about 400, Days Inns opened a record 250 hotels last year. The company earned an estimated $30 million on revenue of about $90 million, mainly franchise fees; systemwide the hotels have an aggregate revenue of more than $1.7 billion.

To some people, Days Inns' problems look like a calculated move by Tollman-Hundley to buy the company for a relatively small amount of cash and then exploit its position as franchisee and owner. Michael Leven, the former president of Days Inns, who quit soon after Tollman-Hundley took over the chain, says, "It is my belief that Tollman-Hundley bought the company to avoid paying fees."

In classic leveraged buyout fashion, Tollman and Hundley bought Days Inns at little risk to themselves. Their company paid just $8 million in cash for the hotel chain, financing the balance of the $87.1 million purchase price with privately placed junk bonds and assuming $620 million in debt. After the deal was completed, Tollman-Hundley used Days Inns' own cash to pay off $39 million of the acquisition debt. Since then it hasn't made the franchise fees and marketing and mortgage payments due to Days Inns.

In early May, during an interview in their offices across from the Trump Tower on 5th Avenue in midtown Manhattan, Tollman and Hundley said they intend to make the payments, but that times are tough in the hotel business. They blame the recession, the Persian Gulf war and the collapse of the junk bond market for Days Inns' problems. They say they had inadequate time to look over the company before they bought it, and didn't really understand the debt structure. "It was a very difficult company to look at, but we thought we were familiar with it," says Hundley. Hundley says softness in the hotel industry has squeezed cash flows at Tollman-Hundley, though he wouldn't elaborate on the company's financial condition. It's hard to judge how badly Days Inns has been hurt by the recession. On one hand, it and other budget hotels may benefit from the downturn, as business travelers are urged by their companies to find less expensive accommodations. On the other hand, overall hotel occupancy rates were down slightly in the second half of 1990, according to Pannell Kerr Forster, an accounting firm that specializes in the hospitality industry. The volume of phone calls to Days Inns' national reservations center was off about 4% in early 1991 from a year earlier.

Tollman and Hundley say they missed payments totaling about $14 million last November, but that they could have made them. Instead, they say they decided to withhold the money in order to force a restructuring because they realized the company was overleveraged and could not survive indefinitely with its present debt structure. Particularly worrisome, they say, was a $24 million maturing of one bond due in 1991. "We could have made that November payment and a subsequent payment or two, but with the maturities looming, we decided we would force a restructuring," says Hundley. "It would have been absolutely stupid to make those payments."

Tollman and Hundley formed their lodging company in 1978, and they have done well in the business. Together, they claimed a net worth of $200 million in a 1989 circular for a private bond offering for the Days Inns deal. They get around New York in a chauffeur-driven Rolls-Royce. At their plush offices the paisley wallpapered rooms feature paintings of equestrian and country scenes. Tollman, the chief executive of the company, has homes in both New York and London, where he is on the boards of a soccer team and a movie company.

During the interview, Hundley did most of the talking, sitting with his arms folded stiffly across his chest throughout the 45-minute session. Tollman sat across a desk from his partner. Wearing a double-breasted blue suit with a red flower in the lapel, he smoked a cigar, gazed at the ceiling and sipped tea. He said little, except that the Days Inns deal "has sullied our reputation."

The bondholders have another view of the deal. "It is mind-boggling," says an investment manager for an insurance company, who asked not to be identified. "This has nothing to do with the junk bond market. They just saw a situation that they could take advantage of and did."

Days Inns bondholders, numbering several hundred, include insurance companies, pension funds and other institutional investors. Some of them have paid the price lately for their investments in junk bonds. First Executive Life Insurance Co., which was seized by California regulators in April, is one of Days Inns' biggest bondholders, with at least $16 million invested. Another big bondholder is Columbia Savings and Loan Association, the failed California thrift that was one of the biggest customers of Drexel Burnham Lambert.

No one is more angry with Tollman and Hundley than Henry Silverman, the chairman of Days Inns under Steinberg. Not only is he being blamed for the mess, but Silverman also has seen his $5 million in Days Inns bonds plummet in value to as low as two cents on the dollar. "I find it offensive to keep reading that the previous owners are responsible for Days Inns' present plight," says Silverman, a partner in the Blackstone Group, a New York investment firm headed by Pete Peterson, former U.S. Secretary of Commerce. "Nobody with half a brain would believe that."

Tollman and Hundley "are defrauding the creditors," says Silverman, who controls the Ramada and Howard Johnson chains, which compete against Days Inns in certain markets. "Had they paid all their bills, the cash flows would have worked." Silverman says the buyers' professed ignorance of the company's debt structure is no defense. "No one put a gun to their heads and said they had to buy it," he says. "There was an extraordinary amount of due diligence done. It's inconceivable to me that two smart guys would look at a company for a year and buy it without knowing how much debt it had."

Days Inns does have a lot of debt. As of September 1990, the company had $582 million in long-term debt, on just $745 million in assets. And the debt carries high interest rates, from 9.5% to 22%. But onerous debt is nothing new for Days Inns. Since the mid-1980s, the company has always had between $455 million and $600 million in long-term debt, which was constantly being refinanced. Days Inns issued more than $1 billion in junk bonds through Drexel Burnham Lambert in one bond offering after another. In 1986, Silverman joked that the hotel chain was "like Mexico. We don't pay down debt, we just reschedule it."

But now the refinancing cycle has halted. Tollman and Hundley say they had a deal worked out with a European partner last summer, but it fell apart when Iraq invaded Kuwait. With Days Inns' present troubles, it seems unlikely that a new deal can be worked out anytime soon.

Cecil B. Day, who founded Days Inns with a single motel on Tybee Island in 1970, must be spinning in his grave. Day, who died of cancer at age 44 in 1978, was an entrepreneur who stuck to his strong Christian values. When he was alive, each of his hotels had a chaplain on call 24 hours a day, and 10% of Days Inns' profits went to charity. Despite the protests of his bankers, who believed a restaurant with a bar was essential to make money in the lodging business, Day refused to serve alcohol. "I am convinced that you don't have to compromise your sense of values just to make money," he said.

Day's beliefs were reflected in his sense of fairness. "A deal is not a deal unless it's a good deal for both parties," he'd often say. When the 1973 Arab oil embargo threatened his young company, Day was forced to freeze the wages of his employees, but he also cut his own salary to $100 a week. Once, when a Days Inns lawyer negotiated to buy a piece of property from a poorly educated farmer in South Georgia for less than half its value, Day tore up the contract and insisted on paying double, explaining that he didn't want to profit from another man's ignorance. And rather than cater to big-spending businessmen, Day built Days Inns by pursuing families and senior citizens. Days Inns boomed by renting rooms for just $8 a night and keeping expenses down.

Day was successful with his home-grown chain because it filled the niche between low-end hotels with no amenities, such as Motel 6, and luxury hotels like Marriott. Day said his hotels filled the "budget-luxury" segment, because they were inexpensive but had color televisions in the rooms, restaurants and often swimming pools. The early Days Inns specialized in attracting travelers driving through Southern states en route to Florida.

Things changed dramatically after 1985, when the Day family sold the 322-unit chain to Reliance Capital Corp., an investment group headed by Steinberg, for $285 million, plus the assumption of about $290 million in debt. The deal ended involvement in the company by family members, who are well known for their civic and philanthropic activities in Georgia. Deen Day Smith, the founder's widow, is a former member of the state Board of Regents who contributes to many church-related and charitable organizations.

At Days Inns, Silverman and Leven, who had spent nearly a decade running the Americana hotel chain in Chicago, expanded at a breakneck pace. The company became the hottest name in the lodging business and Leven, who starred in Days Inns' television commercials, became one of the industry's most recognizable executives. By 1989, the company had almost tripled in size over four years, to 951 hotels.

One of Days Inns' corporate stars in those days was John Snodgrass, now president of the company. Snodgrass links the old Days Inns with the new. He had been a protege of Richard Kessler, the president of Days Inns after Cecil Day died. A native of Chattanooga, Tennessee, Snodgrass was an undergraduate studying management at Georgia Tech when, in 1979, he met Kessler, who, like Day himself and many of his top lieutenants, was also a Tech alumnus. Snodgrass started out in the mail room, where he figured out how to save the company $24,000 a year by updating equipment. From there, he worked his way up the ranks until he was named vice president of franchise sales and development in 1985. Clean-cut and earnest, Snodgrass was an engaging salesman, and he developed marketing strategies to get owners of hotels in other chains to switch to Days Inns. Snodgrass became the highest paid employee of Days Inns. In 1987, when he was just 30 years old, he made $499,450.

In mid-1989, with the company setting its sights on its one-thousandth hotel - a goal of Cecil Day's - Tolman-Hundley offered to buy Days Inns from Reliance. It was the final episode in the highly profitable five-year ownership of the company by Steinberg and company. Including the proceeds from the sale to Tollman-Hundley as well as dividends taken out of the company during Reliance's ownership, Steinberg, Silverman and other investors made a profit of $125 million.

Less than six months after Tollman-Hundley took over, Leven resigned as president. He cited "slow pay to vendors" as the reason for his departure, and dropped hints that there were other reasons why he left. Now, as president of Holiday Inns Worldwide, also based in Atlanta, Leven shares Silverman's indignation at being blamed for Days Inns' troubles. "The story of Days Inns is a lot more sordid than the press would have you believe," he says.

Leven says that shortly after Tollman-Hundley bought Days Inns, one of its New York-based executives ordered Linda Kyles, the treasurer in Atlanta, to transfer $11.3 million from Days Inns into Tollman-Hundley accounts, but not to tell anyone about it. Leven says he discovered the transfer and confronted Kyles, who broke down in tears in front of him. (Kyles declined to be interviewed.)

Leven, who believed the transfer was in violation of Days Inns' bond covenants, flew to New York. There he confronted Tollman, who, Leven says, tried to get him to sign a retroactive note declaring the transfer as a loan. Leven refused, arguing that even as a loan, the transfer was wrong because it violated the covenants. A few days later, he quit.

Snodgrass, who took over as president after Leven left, dismisses the episode as a misunderstanding. He acknowledges the transfer but says there was nothing illegal or improper about it. "We are a private company, and we have the ability to do inter-company transactions," says Snodgrass, who was given 5% ownership of Days Inns by Tollman-Hundley. He says that neither Tollman nor Hundley knew about the transaction, which now appears on financial statements as a loan, and that an attorney hired by the owners said no bond terms were violated. The money was paid back within a month, according to Snodgrass, who believes Leven is "bitter" about leaving. "It's a big deal about nothing," he says. "It was just a reaction to cash flow swings."

The fate of Days Inns is now being negotiated on Wall Street. On one side are Tollman-Hundley and Days Inns; on the other side are the bondholders, including companies such as Merrill Lynch, Fidelity and Presidential Life Insurance Co. Possible outcomes of the negotiations range from a deal in which the bonds are refinanced to a liquidation of the company. Days Inns executives initially said the matter would be resolved by March, but it was at an impasse in early May. "I expect a resolution is some time off," says a bondholder, who requested anonymity.

If this were a typical case of overleverage, the bondholders might be persuaded to forgive debt for a reasonable price - maybe swapping some of it for stock - and let Tollman-Hundley retain ownership. But most bondholders are insisting that Tollman-Hundley relinquish control, because they believe its failure to make payments to Days Inns is the major reason the company is in trouble. For their part, Tollman and Hundley say a restructuring that leaves them in charge is the best hope for franchisees and bondholders. "We didn't sell the Days Inns bonds, but we want those people to come out as best they can," says Hundley.

Nobody wants Days Inns to wind up in bankruptcy court, because then a judge, rather than the owners or the creditors, would have control of the restructuring process. But it may be difficult to keep Days Inns out of Chapter 11. If the negotiations fail, Tollman-Hundley could file bankruptcy to protect the company, or the bondholders could push it into an involuntary filing. Once in bankruptcy, all bets are off. A Chapter 11 filing can ruin a company, as consumer confidence and trade credit are lost. If Days Inns' problems aren't resolved, no one will be hurt more than the franchisees, many of whom are small-business owners with just one or two properties. Nevertheless, most of them don't seem worried. Georgia Trend contacted 10 franchisees, including several who are on the advisory committee that represents the more than 800 franchisees. None expressed any concern about the company's situation. "The franchisees have a great deal of comfort in ownership and management," says Bill Hodges, who owns six Atlanta area Days Inns and heads the advisory committee.

The Days Inns franchisees are fans of Tollman and Hundley, because the New Yorkers are franchisees themselves. They trust Snodgrass, who sold many of them on the hotel chain when he was head of franchising. The Days Inns owners also know how to put on a good show. At the annual franchisee convention where Tollman lambasted Steinberg's ownership, there was entertainment by Dolly Parton and the Spinners, and former President Carter delivered a speech. When franchisees had an opportunity to quiz Tollman about the company's finances during an open session, not one did.

As for the Day family, the fight over the fate of Days Inns is something to watch from a distance. Burke Day, who authored a biography of his father, believes the company will survive the financial trouble because it continues to be the biggest player in its segment of the hotel market. An aspiring novelist who has a residence near the original Days Inn on Tybee Island, Day says his father ran into problems at least as severe as those now plaguing the company, but made a point to restructure loans so that bankers would be paid in full.

But the company has long been out of the family members' hands, and they don't feel connected to it anymore. Nowadays, most Days Inns even serve alcohol. "It is sometimes difficult to carve us out of the Days Inns sign," Day says. "But it's sort of like selling a car. Once it's sold, you can't tell the new owner how to drive it."

                                                                      EXHIBIT 15


Hospitality Franchise's Days Inn Package Is No Suite Deal The Washington Post, September 15, 1992, FINAL Edition By: ALLAN SLOAN Section: FINANCIAL, p. d03 Story Type: Column Line Count: 80 Word Count: 887 Welcome to the wonderful world of Henry Silverman, a man who seems to be making a career out of buying and selling the Days Inn hotel chain. Silverman has bought Days Inn no fewer than three times in the past eight years, and is now trying to sell it for the third time. All this buying and selling has turned the once-conservatively run chain into a financial hot sheet hotel. Make that a hot balance sheet hotel. In the process,

Silverman, 52, has feathered his own nest and made more than $100 million for his investors. Days Inn bondholders, though, have gotten bagged for hundreds of millions of dollars. You can't make an omelet without breaking someone's eggs. Silverman bought the chain for the third time on Jan. 31. Now, it's time for another deal. So he's offering the investing public 30 percent of Hospitality Franchise Systems, which owns the Howard Johnson and Ramada chains as well as Days Inn. I couldn't ask Silverman about this, because he wouldn't come to the phone. But I've read Hospitality's disclosure documents, which indicate more potential dangers than your average minefield. In addition, I've been watching Silverman since 1984, when he started the process by buying Days Inn from the Cecil Day family. At the time, Silverman worked for Saul Steinberg of Reliance Insurance, running a venture capital fund whose investors included Reliance, now-fallen junk bond king Michael Milken and Milken clients such as Ivan Boesky and Victor Posner. To be brief, Silverman's investors bought the chain in 1984, sold part of it to public investors in 1985 at a 200 percent paper profit, bought it back in 1988 following the 1987 stock market crash, and sold it at a fat profit in 1989 to Days Inn franchisees Stanley Tollman and Monty Hundley. Silver man's investors made at least $120 million in the process, according to an article by Howard Rudnitsky in the Nov. 15, 1991, issue of Forbes magazine. Silverman himself made more than $5 million. For Days Inn, the third sale wasn't the charm. New owners Tollman and Hundley were so strapped that they defaulted on most of their debt within a year and ended up in bankruptcy court, wiping out vast amounts of bondholder money. Reenter Silverman, then working for the Blackstone Group, which purports to be a high-class shop that spurns the quick buck. Doubtless that's why they hired him. At Blackstone, Silverman did his thing: buying hotel chains. He had Hospitality, funded by Blackstone clients, borrow heavily to buy Ramada and HoJo from ailing Prime Motor Inns in 1990 and then used borrowed money and some Hospitality stock to buy Days Inn from its creditors in January. But that was almost eight months ago. Time for another deal. Or more precisely, time to let Days Inn credit ors get cash for their Hospitality stock. Assuming the bankruptcy court goes along, which it probably will, Days Inn creditors would get more than 95 percent of the proceeds of the sale, projected to raise $90 million to $102 million. Having stockholders unload their shares rather than having the company raise new money is a classic danger signal for an offering. Another danger signal is that Hospitality has been growing very rapidly. It's been adding franchisees like mad by cutting fees and letting owners convert existing hotels rather than build new ones. It could be that Hospitality is lowering chain standards to lure new franchisee money. Then there's price. As best I can tell, Silverman's investors paid $10.50 for Hospitality shares in January, when they bought $33 million of stock to help pay for the $259 million Days Inn purchase. Their average cost is less than $10. But Silverman wants new investors to pay $15 to $17. If investors are foolish enough to fork over $16 a share, Silverman's investors will have made quick paper profits and Silverman will have a $6 million paper profit on his stock options. It's churlish to mention that Silverman, who earlier this year parted ways with Blackstone, gets $700,000 a year from Hospitality for two days' work a week, or that he stands to get a share of Blackstone's share of its investors' profits on Hospitality. Tollman and Hundley, the people who put the chain on the road to a bankruptcy court filing, do nicely too . Their agreement with Hospitality releases them from personal guarantees of $19.2 million of past-due franchise fees if all goes well, and they can get almost 1.8 million Hospitality shares, worth $28 million if this offer flies. Creditors have blessed all this, but I don't know why. To keep Tollman and Hundley off the bread lines, Hospitality also pays them each $375,000 a year for part-time consulting, an hourly rate of more than $500. Why this sweet deal? 'They're a very big franchisee, and it's important to keep them,' said a Hospitality spokesman, who asked not to be named. 'We're not concerned with what happened in the past, we're concerned with going forward.' Hospitality's disclosures are somewhat skimpy. For instance, Blackstone charged an $840,000 'monitoring' fee last year, but Hospitality would say only, 'Draw your own conclusions' about whether the fee is permanent. And a fund for key employees of Merrill Lynch & Co. owns Hospitality stock and stands to profit from the deal, which Merrill Lynch will underwrite. But neither Hospitality's filings, Hospitality itself nor Merrill Lynch will say how much. Given all this, do you want to buy a used hotel chain from Henry Silverman? I think not. Allan Sloan is a columnist for Newsday in New York.

Sonia Murray, Debt Weighs on Days Inns, Atlanta Journal & Constitution, Aug. 7, 1991 (attached as Exhibit 19);

                                                                      EXHIBIT 16


(c) 1998 Atlanta Newspapers. All rights reserved.
DEBT WEIGHS ON DAYS INNS SITUATION SPARKS ACCUSATONS, TAKEOVER RUMORS Atlanta Constitution (AC) - Wednesday August 7, 1991 By: Sonia Murray Staff writer
Section: BUSINESS Page: C/1 Word Count: 1,001 MEMO: The headache of having a $745 million debt has become a migraine for Days Inns. TEXT: RELIEF IN SIGHT? The chain's president is optimistic about talks to lower interest on debt. Plus, a group wants to acquire major assets. Rumors of unwanted takeovers and bankruptcy have swirled since last winter, when the Atlanta-based hotel chain stopped making payments to its bondholders. The chain's owners, Tollman-Hundley Lodging Corp., blame the former owners for loading the company with junk bonds and excessively high-interest debt. But the former owners blame Tollman-Hundley for the financial problems, claiming Days Inns could pay its debts if the new owners - who operate 47 hotels and are its largest franchisee - would pay all of their fees to the company. And in the middle of all the chaos, all the blame-placing and all the debt, company President John Snodgrass is looking for headache relief. And he thinks it's coming soon. 'PRODUCTIVE' TALKS The chain is involved in 'very productive' negotiations with its bondholders to lower the interest rates on its debt, Mr. Snodgrass said. Also, a group headed by a highly touted financial whiz, Henry Silverman, is talking with the company about acquiring its major assets, including royalties from hotels owned and managed by Days Inns franchisees. 'But (the negotiations) are at a very sensitive stage,' Mr. Snodgrass said. 'I can't get into any discussion about (them) . . . because it may jeopardize the kind of progress we are making.' Mr. Snodgrass did say the chain's secured bondholders released $10 million to Days Inns in early July. 'A sign that negotiations are going well,' he said. The Blackstone Group, a New York-based securities firm, has been talking with the chain about a purchase since spring. The Wall Street Journal reported then that the firm was considering making the investment through its merchant-banking fund, which had assets of $850 million. BLACKSTONE'S '90 DEALS Last year, Blackstone acquired about 900 Ramada and Howard Johnson hotel properties for about $175 million. Mr. Silverman, a partner in the firm and the former chairman of Days Inns, would not say how much Blackstone was offering for the chain's assets. New-York based Tollman-Hundley, Days Inns' current owner, could not be reached for comment on the talks or for an explanation of why it has not paid their debts to the company. The parent organization has not made full payments of its franchisee fees to the chain since it bought it in November 1989. It owes Days Inns about $18 million. Had Tollman-Hundley made its payments, the chain could have paid its debts to its bondholders, said former Days Inns President Michael Leven. TOLLMAN-HUNDLEY ACCUSED 'I still believe that Tollman-Hundley bought the company to avoid paying fees,' he said. 'I think their logic was, (buying the company) was a way of either paying a million and a half dollars (a month) to themselves, or maybe being able to get away with not paying them (the company) at all.' Mr. Leven added: 'I always thought the interest on the bonds could have been paid. When I was there, the debt was manageable if we were collecting our fees from the two major franchisees. And one of them was Tollman-Hundley.' That's 'categorically not true,' Mr. Snodgrass said. Even if Tollman-Hundley was making complete payments, the chain would still have problems meeting its debt obligations, he said. Mr. Leven, now president of Holiday Inn Worldwide's franchise division, left the chain five months after its current owners took over, citing a difference on how the business should be run. 'I just couldn't see how you collect fees from other franchisees and not pay your own.' Bill Hodges, chairman of Days Inns' franchise advisory committee, said the franchisees are concerned - but not overly upset - about the owners not paying their entire fees. 'The bigger picture is, from a franchisee's point of view, I've seen no disruption of services provided to me, the franchisees or to our customers. We see it as a Tollman-Hundley-Days Inns balance sheet problem and not a total Days Inns problem.' FIRM STILL DOING WELL Financial problems aside, the private company - one of the nation's largest - is having a good year, Mr. Snodgrass said. It opened its 1,200th hotel in July, its 124th this year. The chain would not disclose its revenues or earnings. 'There's no doubt that Days Inns is running its business well,' said hotel analyst Mark Von Dwingelo of Pannell Kerr Forster. In addition, the chain's central reservations system has broken its all-time daily record for the number of calls it receives, four times in the past 30 days. 'You should view this company in two ways,' Mr. Snodgrass said. 'The operating side, which is very strong. And the financial side, where there is a challenge ahead of us, that we are going to work through.'

                                                                      EXHIBIT 17

NEW YORK - In his Central Park apartment, Henry Silverman sits 11 floors above the hubbub of the street.

A doorman had greeted his chauffeur-driven Lincoln Town Car. A butler had taken his evening drink order, vodka over ice. His gloriously white and meticulously groomed Maltese dogs, China and Ivory, jump into his lap. Silverman - whose salary was $1.4 million in 1994 - settles in among the fine art and furniture in his home.

Meanwhile, 250,000 travelers across the USA settle in at hotels - whose average rate is $43 a night - franchised by Silverman's company, Hospitality Franchise Systems.

They get a simple room with bed, lamp, dresser and TV in a Days Inn, Howard Johnson, Park Inn, Ramada, Super 8 or Villager hotel. If they're lucky, there's a restaurant within walking distance. "Our biggest competition is somebody else's house," Silverman says. "If not that, it is their car or truck."

Silverman is CEO and chairman of HFS, the world's biggest hotel company, whose 1994 revenue was about $300 million. His estimated net worth is $150 million and much of his fortune has been built on hotels for the "economically less advantaged."

Like almost everything in his life, Silverman's home has a business purpose.

"I use all the props and this house is a prop," Silverman says. "People like to do business with successful people. And I want people to think this guy is a winner."

Many do. In just four years, HFS has grown from a concept in Silverman's head to the nation's largest hotel franchisor, surpassing Holiday Inn Worldwide. HFS has 4,226 hotels and about one of every nine hotel rooms in the USA. HFS doesn't own any of them. It buys hotel brands and sells the name to hotel owners. They pay HFS a one-time fee of $20,000-$36,000 plus 7.5% of per-night revenue in royalties and fees. The hotels benefit by becoming part of a national chain with a national reservation system.

The concept of franchising hotels isn't new. Choice Hotels, Holiday Inn and others have done it longer than HFS. But no one has done it as fast as Silverman. In 1994, HFS sold franchises for more than 75,000 rooms, up from 66,801 in 1993. "Henry has changed the basics of the hotel industry," says Mike Leven, CEO of Holiday Inn and former president of Days Inns. "No one has had a greater impact on the number of hotels that've changed signs."

Silverman's appetite for growth is understandable. The more hotels HFS adds, the more revenue it gets. The first nine months of 1994, HFS' net income rose 57% from a year earlier, its earnings per share rose 56% and its revenue jumped 23%. Montgomery Securities hotel analyst Michael Mueller says earnings per share will rise 26% in 1995.

On Wall Street, Silverman is considered a brilliant financier and a master at increasing earnings per share. But critics say Silverman - in the drive for bigger profits - slowly damages hotel chains' reputations by selling franchises to hotels that don't meet standards. Over time, they say, travelers will lose faith in the chains because of bad experiences with individual hotels.

Bill Welk, who owns three Super 8s, was incensed when he discovered that HFS recently sold a Super 8 franchise to one hotel where the bathroom had a green tub, a white toilet, stained floor and dirty tile. And he was alarmed when Consumer Reports last year rated Park Inn, Howard Johnson and Ramada as three of the four worst chains in terms of condition and value in the moderate-price category. "Super 8 is a wonderful organization and (Silverman) is ruining it," Welk says. "At some point, Mr. Silverman will know when to get out and he'll leave the rest of the stockholders holding the bag."

Welk is attempting to organize Super 8 franchisees to demand more rigorous quality controls. Silverman admits HFS - while in its aggressive growth mode - has let in a "handful" of slackers. But he disputes charges that HFS is lax on quality control. "The quality is superior for the consumer that it is designed to service," he says.

And he points to the fact that Days Inns, since it became part of HFS, began publishing a directory that includes the chain's quality rating for each hotel. Howard Johnson began a similar directory last year.

Silverman founded HFS while a partner at the Blackstone Group, an investment firm. No one wanted anything to do with hotels in the late 1980s. The industry was overbuilt and in a deep slump. He snapped up well-known brands, including Ramada Inn and Howard Johnson, at bargain-basement prices. He'd had some experience with hotels before. He bought Days Inns, which then included 115 company-owned and 175 franchised hotels, in 1984 for $590 million. He sold it five years later for a $125 million profit. In 1991, the chain, which then had 1,220 franchisees and no company-owned hotels, fell into bankruptcy reorganization. Silverman assembled another investment group to buy Days for $290 million.

At his Park Avenue office, Silverman's desk is cluttered with five containers of paper clips and stacks of Post-it Notes. One day recently, the names "Hilton" and "Sheraton" were at the top of his 34-item "to do" list. Both chains have expressed interest in selling all or some of their franchised hotels. Silverman says HFS needs a more upscale hotel to round out its offerings. If he can't buy a chain, he says, he may create one.

In many ways, Silverman is not your typical CEO. When he goes to meetings with investment bankers, he carries his papers in a worn Drexel Burnham Lambert gym bag. Instead of looming over workers, he visits HFS' headquarters in Parsippany, N.J., just once a month. He spends most of his days on the phone, talking to investors and potential franchisees. Ask him how he ever lived without a car phone, and he doesn't stop to even ponder the conversational question. Instead, he uses the precious seconds to launch into a lecture about the average person getting older and poorer - a good thing for budget hotels.

Riding in his Town Car, between phone calls, stop lights and giving directions, Silverman shares the essence of what makes him go. "Any CEO who says he doesn't enjoy running a successful company is lying," he says. "It's very ego gratifying. The market instantly grades you. It either buys you or throws up on you by selling your shares."

Silverman's employees often feel the same pressure. A boss with limited patience, Silverman demands results. If an HFS president wants to attend an industry function, Silverman asks how it will help the bottom line. "He doesn't just want you to do it to be a nice guy," Leven says. "His basic philosophy is you're hired to produce results."

Silverman says he has no plans to sell HFS. But he doesn't hesitate to admit that he would if somebody offered the right price. Industry watchers say Silverman is likely to someday cash in big on HFS. He owns about 4.3 million of HFS' 54 million shares.

In his office, one can't miss his "Wall of Shame." It's filled with press clippings of himself, drawings done by his children and a photograph of him and former vice president Dan Quayle.

Silverman admits the wall - about 8 feet by 8 feet - could be viewed as egotistical. But it, too, serves a business purpose.

"Nobody sees that but me," he says. "It's a tangible reminder to me that people are watching."

About Henry Silverman Age: 54 Born: New York City Education: Graduated from Williams College, bachelor's degree in liberal arts, and University of Pennsylvania law school. Family: Married, three daughters Most brilliant person he ever met: Michael Milken Most honest: His father Favorite books: Biographies. Recently read Truman by David McCullough Best tennis shot: The handshake after the game

Shareholders checking out? HFS has six hotel brands with more than 4,000 hotels:
Super 8 1,205 Days Inn 1,570 Ramada 765 Howard Johnson 615 Park Inn 50 Villager Lodges 21

                                                                      EXHIBIT 18


                  Copyright 1994 Consumers Union of U.S., Inc.
                                Consumer Reports

                                   July , 1994

SECTION: Vol. 59, No. 7; Pg. 432

LENGTH: 5895 words

HEADLINE: THE BEST HOTELS

HIGHLIGHT:
Ratings of 54 national chains, with advice on getting the best rate wherever you stay.)

BODY:

   A good hotel should ease the stress of travel, not add to it. Checking in should be speedy; the room, quiet and clean. There should be a comfortable bed, ample light for reading, enough towels and soap, and an easily regulated temperature control. The staff should be attentive and accommodating. This report identifies the hotel chains that offer all that and more, as well as those that don't.

   In our 1993 Annual Questionnaire, we asked readers to tell us about their recent stays at chain hotels (including motels) during the previous 12 months. Every aspect of the experience was covered, from making a reservation to checking out. The Ratings are based on 133,000 hotel stays. Hotels are ranked in order of overall satisfaction.

Budget to luxury

   In the Ratings, hotels are divided into four categories: budget, for which our readers paid an average of $ 42 a night; moderately priced, averaging $ 59; high-priced, averaging $ 84; and luxury, averaging more than $ 100. Note that a "budget" or "moderately priced" hotel can be expensive when located in a neighborhood of luxury hotels.

   The four categories in the Ratings are based on readers' perceptions, not on room prices. We created these four categories because there is no accepted industry standard for classifying a hotel. The Official Hotel Guide used by travel agents lists 10 categories of rooms, from Moderate Tourist to Superior Deluxe.

   What makes a good hotel? Two factors stood out in our readers' survey responses: a friendly and efficient staff and the hotel's general condition.

   We also asked readers to tell us how much value they thought the hotel offered. More than 40 percent of them said Ritz-Carlton and Four Seasons were excellent values despite their high prices, an average of $ 150 a night.

   But an even greater percentage, 66 percent, of those who stayed at Homewood Suites thought they received excellent value for their money; a stay at Homewood Suites costs about $ 75. Roughly half of the readers who stayed at less-expensive but high-rated hotels, such as Fairfield Inn, Residence Inn,

Signature Inn, and Hampton Inn, judged them to be excellent values.

                          Consumer Reports, July , 1994


Heartbreak hotels

   Scottish Inns managed to dissatisfy 37 percent of our readers, the worst showing in our survey. HoJo Inn, Rodeway, Park Inn International, and Ramada left about 25 percent dissatisfied overall.

   We also tallied how often guests had specific problems with a hotel, such as an unclean room or poor temperature control. Just over 40 percent of the guests at bottom-rated Scottish Inns reported one or more problems, as did nearly one-third of those who stayed at Park Inn, HoJo Inn, and Motel 6. But at the top-rated hotels, such as Four Seasons, Ritz-Carlton, and Harrah's, less than 8 percent reported a problem.

   Our reporter, who stayed at many of the hotels we rated, also found his share of problems. At a HoJo Inn in southern New Jersey, for example, the room air-conditioner made such a racket that he had to turn it off. The toilet seat had cigarette burns on it (although he had checked into a "no-smoking" room). And the elevator in the complex was boarded up, forcing guests to haul their luggage up three flights of stairs. He endured a sagging bed at a Motel 6, an Econo Lodge with a mildewed bathroom, miserly lighting at a Best Western, and a surly front-desk clerk at a Days Inn.

   Our survey respondents had frequent complaints about the phone service they found at hotels. Many hotels charge 75 cents or so for local phone calls and really pile on the extra charges for long-distance. Calls made through the hotel operator often incur a surcharge of 100 to 200 percent. To avoid this gouge, find out the telephone rates before you dial or ask the operator to connect you to your own long-distance carrier rather than the one the hotel uses. (To do that, you'll need a telephone calling card from your long-distance company.)

Room to bargain

   In more than three-quarters of the hotel stays they told us about, our survey respondents received a discount when they booked their rooms. About half the stays involved the use of a "corporate" rate or a discount through organizations such as the American Automobile Association or the American Association of Retired Persons. You may already belong to one of the many groups that arrange hotel discounts for their members. They include professional associations, labor unions, and churches.

   Hotel pricing mirrors the crazy-quilt pricing of the airline industry. Most hotels have a "rack rate," or published list price, for their rooms. Like the sticker on a new car, it shows a price that few travelers ever pay. Why, then, do hotels post a rack rate? The owner of a hotel affiliated with a well-known chain told our reporter: "You'd be surprised how many people are dumb enough to pay the first rate that's quoted - that's why our rack rate exists." He estimated that 15 to 20 percent of people who stayed at his hotel paid the rack rate.

   To get a sense of the discounts that may be available and to see whether how you book your hotel room would make a difference in the price you pay, we checked the rates at 30 hotels in all price ranges in Chicago, Los Angeles, and

New York City.  We called each hotel chain's national reservations number,

                          Consumer Reports, July , 1994


checked directly with the hotel, used a discount program, and also asked travel agents what rates they could obtain for us.

   The rate structure at the Chicago Hilton & Towers, a large downtown luxury hotel, was typical of what we found. Hilton's national reservation number quoted $ 230 for a standard room on a Saturday in June. When asked about any "special" rates, the reservationist said we could have the room for $ 109. When we called the hotel directly, the standard room was $ 190. Any specials? Yes, a fancier "concierge level" room was available for $ 149.

   We telephoned the hotel again and mentioned Entertainment Publications, a popular hotel discount program (call 800 285-5525 for information). A standard room was $ 105, we were then told; the fancier concierge room, $ 135. Finally, we asked a travel agent for rates. The agent gave us a corporate rate of $ 165 on the concierge room, $ 105 on a standard room. So, we could have paid as little as $ 105 or as much as $ 230 for the same room on the same night.

   The price disparity was smaller at less-expensive hotels. A room at a Comfort Inn in New Jersey, for example, was quoted at $ 55, $ 50, and $ 35. In this case, the travel agent came up with the lowest rate.

   At the 30 hotels we polled, we were able to knock an average of 44 percent off the highest rate quoted. If you do the shopping yourself rather than going though a travel agent, ask the hotel about other types of rooms that cost less. Many hotels quote the rate for a "superior" room. The "standard" room is usually exactly the same, although it may be on a lower floor or have a less desirable view. Many older hotels have rooms at the end of a corridor or near the elevator that are smaller or oddly shaped. Those rooms often cost less and are perfectly adequate.

   A good travel agent can also pin down the best rate. A conscientious agent will check the rates in a computerized reservations system, then call the hotel directly to make sure no better rate is available. However, of the 10 travel agents we used in our test, only three went to the trouble to do that.

   Not one of the 30 hotels we called bothered to mention room taxes in the rates they quoted. That's a large omission in places like New York City, which slaps a 19.25 percent tax on rooms over $ 100, the usual starting point for room rates there. Room taxes are significant in other cities as well: 14.9 percent in Chicago, for example, and 14 percent in Los Angeles.

Price points

   More than half the hotel chains in the Ratings charge $ 60 or less a night. In 1980, the hotel industry had about 160,000 modestly priced rooms. Now there are nearly 1 million of them, representing about a third of all lodging in the U.S.

   Before 1980, few of the less expensive hotels were affiliated with a national chain. Some of them were nicely outfitted and well run. But dreary furnishings, lumpy beds, and ragged towels were all too common. In more recent years, those properties have largely been replaced by cheap, clean, modern hotels run by national chains that cater to cost-conscious travelers.

                          Consumer Reports, July , 1994


   The budget chains that pleased our readers most, such as Fairfield Inn and Budgetel, are hardly accommodations of last resort. Although they lack restaurants, their rooms are bright and well equipped. The Fairfield Inn near Bradley International Airport in Hartford, Conn., for example, has smartly decorated (if fairly small) rooms, with a remote-control television set and HBO, a desk, free local telephone calls, and a free continental breakfast. The hotel has a heated outdoor pool, too. The nearby Budgetel doesn't have a pool, but the free breakfast is delivered to the room. Both hotels charge about $ 40 a night.

   The most expensive hotels, listed in the Ratings under luxury, pile on the extras and charge accordingly. Rooms at the Four Seasons in downtown Philadelphia visited by our reporter feature reproduction antique furniture, feather pillows, huge towels, lots of fancy soaps and shampoo, a telephone in the bathroom, and a minibar. The staff doted on our reporter and his family. The children got free cookies and milk (or soft drinks and popcorn), movies, and Nintendo games - all delivered to the room. Baby-sitting was available. The kids splashed in the indoor pool while Mom got a manicure. Every request was cheerfully met by the hotel's staff.

   Hotels that charge around $ 100 a night, such as Stouffer, Hyatt Regency, and Westin don't offer that level of service. The Hyatt Regency in Denver, for example, has large, comfortable rooms, but nothing that can't be found at hotels that charge half as much. The Westin hotel near Los Angeles International Airport is similarly lackluster. The chief difference between these hotels and the Fairfield Inns and Budgetels (aside from about $ 50 a night) is a large lobby, meeting rooms, valet parking, and room service.

Choosing a hotel

   If you are willing to pay top dollar, Ritz-Carlton and Four Seasons are almost certain to please, according to our survey.

   But you needn't pay top dollar. If you're looking for a nice hotel room without all the frills, there's a wealth of choices. Many hotel chains that scored high in the Ratings charge under $ 60 a night. They include Signature Inn, Hampton Inn, Fairfield Inn, and Budgetel. Most of these relatively inexpensive hotels lack dining facilities, but there's usually an independent restaurant nearby, often right next door.

   For a full-service hotel with a restaurant, consider Stouffer, Marriott, Doubletree, Wyndham, or Courtyard by Marriott.

   The all-suite hotels were rated highly by our survey respondents. Some, but not all, of them have restaurants and offer room service. Others have in-room cooking facilities. Among readers' favorite suite hotels were Homewood Suites, Residence Inn, Embassy Suites, and Guest Quarters Suites.


   Note that while most hotels carry the name of a large, national chain on their signs, the individual properties are usually privately owned. Some chains are stricter than others about enforcing their quality standards, so the particular hotel you choose may turn out to be better or worse than the Ratings indicate. However, your chances of having a satisfying stay should be increased if you stick with the top-rated hotels in each category.

RATINGS

                          Consumer Reports, July , 1994


Hotels.

Notes on the table. Based on CU's 1993 Annual Questionnaire. Satisfaction score summarizes readers' overall satisfaction with hotel stays during the preceding year, using the following scale: 100 = completely satisfied, 80 = very satisfied, 60 = fairly well satisfied, 40 = somewhat dissatisfied, 20 = very dissatisfied, and 0 = completely dissatisfied. Scores averaged over at least 200 responses for each chain. Differences of less than five points are not meaningful. Results reflect the experiences of our readers and may not represent hotel customers in general. Categories based on reader perceptions, not on price. Price is the average nightly rate paid by readers. Value refers to the percentage of readers who said the hotel was an excellent value. Staff was judged on helpfulness and efficiency. Condition refers to the physical aspects of the hotel. For Staff and Condition, most hotels satisfied the majority of readers. Telephone is the number to call for reservations and information.

LUXURY

For a hotel in this category, expect: a large, well-appointed room; one or more restaurants; room service, concierge, valet parking; cost of $ 100 or more a night. Recommended hotels below.

WHERE THEY'RE LOCATED

Ritz-Carlton: Ariz., Calif., Colo., Fla., Ga., Hawaii, Mass., Mich., Mo., N.Y., Ohio, Pa., Tex., Va., Wash. D.C.

Four Seasons: Calif., Hawaii, Ill., Mass., N.Y., Penn., Tex., Wash., Wash. D.C.

Stouffer: Ariz., Calif., Colo., Ga., Hawaii, Ill., Md., Mass., Mich., Mo., N.Y., Ohio, Pa., Tenn., Tex., Wash., Wash. D.C.

Hyatt Regency: Ariz., Calif., Colo., Conn., Fla., Ga., Hawaii, Ill., Ind., Ky., La., Md., Mass., Mich., Mo., Nev., N.J., N.M., N.Y., Ohio, Pa., S.C., Tenn., Tex., Va., Wash., Wis., Wash. D.C.

Westin: Ariz., Calif., Colo., Fla., Ga., Hawaii, Ill., Ind., La., Mass., Mich., Mo., N.Y., Ohio, Ore., Pa., S.C., Tex., Wash., Wash. D.C.

Loews: Ariz., Calif., Colo., Md., N.Y., Tenn., Tex., Wash. D.C,

Hyatt: Calif., Fla., Ill., Mass., N.J., N.C., Ohio, Pa., Va., Wash. D.C.

Omni: Fla., Ga., Ill., La., Md., Mass., Mich., N.Y., N.C., Ohio, Pa., R.I., S.C., Tex., Va., Wash. D.C.

HIGH-PRICED

For a hotel in this category, expect: most of the facilities found at luxury hotels, typical cost of $ 65 to $ 90 a night. Recommended hotels below.

WHERE THEY'RE LOCATED

                          Consumer Reports, July , 1994


Harrah's: Atlantic City; Black Hawk and Central City, Colo.; Joliet, Ill.; Lake Tahoe, Las Vegas, Laughlin, and Reno, Nev.; Shreveport, La.; Tunica and Vicksburg, Miss.

Embassy Suites: Western and Southeastern states, Hawaii, Ill., Ind., Iowa, Kan., Ky., Me., Md., Mich., Minn., Mo., Neb., N.J., N.Y., Ohio, Okla., Ore., Pa., Tex., Va.

Guest Quarters Suites: Calif., Del., Fla., Ga., Ill., Ind., Md., Mass., Mich., N.J., N.C., Ohio, Pa., Tenn., Tex., Va., Wash. D.C.

Crown Sterling Suites: Ala., Ariz., Calif., Fla., La., Minn., Tex.

Marriott: All states but Alaska, Ark., Del., Idaho, Miss., Mont., Nev., N.D., S.D., Vt., Wyo.; Wash. D.C.

Doubletree: Western and Southeastern states, Colo., Idaho, Kan., Md., Mo., Okla., Pa., R.I., Tenn., Tex., Va.

Wyndham: West Coast, Fla., Ga., Ill., Ind., Mass., Mich., Minn., N.C., Ohio, Pa., Tenn., Tex., Wis., Wash. D.C.

Hilton: All states but Idaho, Me., Mo., Mont., N.D., R.I., Vt., W.Va.; Wash.
D.C.

Holiday Inn Crowne Plaza: West Coast, Ariz., Fla., Ga., Ind., La., Mass., Mich., Minn., Mo., Nev., N.Y., Ohio, Okla., S.C., Tenn., Tex., Wash. D.C.

Sheraton: All states but Idaho, Ind., Kan., Ky., Miss., S.D., Utah, Wyo.; Wash. D.C.

Ramada Renaissance: Calif., Fla., Ga., Ill., N.Y., Va., Wash. D.C.

Raddison: Western, Southern, New England and Middle Atlantic states; Ill., Ind., La., Mich., Minn., Mo., N.D., Tex., Wis.

MODERATELY PRICED

For a hotel in this category, expect: a basic room; no restaurant or room service, although an independent restaurant will often be located nearby; typical cost of $ 45 to $ 60 a night. Recommended hotels below.

WHERE THEY'RE LOCATED

Homewood Suites: Calif., Colo., Conn., Fla., Ga., Ill., Ind., Mich., Neb., N.M., N.Y., N.C., Ohio, Tenn., Tex., Wash., Wis.

Residence Inn: All states but Alaska, Hawaii, Me., Mont., N.D., W.Va., Wyo.; Wash. D.C.

Signature Inn: Ill., Ind., Iowa, Ky., Mich., Ohio, Tenn.

Hampton Inn: All states but Alaska, Hawaii, Idaho, Mont., Nev., S.D.

Drury Inn: Ala., Ark., Colo., Ill., Ind., Kan., Ky., Mich.,

                          Consumer Reports, July , 1994


Mo., Tenn., Tex.

Courtyard by Marriott: Western, Southern, Middle Atlantic states; Ill., Ind., Iowa, Kan., Mich., Minn., Miss., Mo., N.M., N.Y., Okla., Pa., R.I., Tex.

Shoney's Inn: Southern states, Del., Ill., Ind., Md., Mo., Tex., Va.

Outrigger: Only in Hawaii.

Red Lion: Western states, Neb., Tex.

La Quinta: All but New England, Middle Atlantic states, Hawaii, Idaho, Iowa, Minn., Mont., N.D., Ore., S.D., W.Va., Wis.

Shilo: West Coast, Ariz., Idaho, Mont., Nev., Utah., Wyo.

Holiday Inn Express: All states but Alaska, Conn., Del., Hawaii, Iowa, Me., Md., Mont., Nev., N.J., N.M., N.D., Ohio, R.I., S.D., Utah, Vt., W.Va., Wyo.

Comfort Inn: All states and Wash. D.C.

Best Western: All states and Wash. D.C.

Clarion: All states but Alaska, Del., Hawaii, Kan., Ky., Minn., Miss., Mont., N.M., N.D., Ore., Pa., R.I., S.D., Tenn., Utah, Vt., Wis., Wyo., Wash. D.C.

Quality: All states and Wash. D.C.

Holiday Inn: All states but Alaska; Wash. D.C.

Park Inn International: Ala., Ark., Calif., Fla., Hawaii, Mass., Mich., Minn., Miss., Mo., Mont., Neb., N.M., N.Y., N.C., Ohio, Okla., S.C., Tenn., Tex., Va.

Howard Johnson: All states but Alaska, Hawaii, Kan., Neb., N.D., W.Va.

Ramada: All states but Hawaii; Wash. D.C.

BUDGET

For a hotel in this category, expect: a sparsely furnished room, no restaurant or room service, typical cost of less than $ 50 a night. Recommended hotels below.

WHERE THEY'RE LOCATED

Fairfield Inn: All states but Alaska, Ark., Hawaii, La., Md., Mass., Miss., Neb., N.J., Okla, Ore., R.I., W.Va., Wyo.

Budgetel: Ala., Ark., Conn., Fla., Ga., Ill., Ind., Iowa, Ky., La., Mass., Mich., Minn., Miss., Mo., Neb., N.M., N.C., Ohio, Pa., S.C., Tenn., Tex., Va., Wis.

                          Consumer Reports, July , 1994


Cross Country Inn: Ohio, Mich., Ky.

Super 8 Motel: All states but Hawaii, R.I.; Wash. D.C.

Red Roof Inn: East of Mississippi River; also Iowa, Kan., Mich., Minn., Mo., Wis., Tex.

Susse Chalet: New England states, Md., N.Y.

Knights Inn: All states but Alaska, Hawaii, Idaho, La., Me., Minn., Mont., Neb., Nev., N.H., N.D., Ore., R.I., S.D., Utah, Vt., Wash.

Travelodge: All states but Ark., Conn., Hawaii, Me., N.D., R.I., Wyo.

Days Inn: All states but Hawaii; Wash. D.C.

Econo Lodge: All states but Hawaii; Wash. D.C.

Motel 6: All states but Alaska, Hawaii

Rodeway Inn: All states but Alaska, Conn., Me., Mass., Minn., Mont., Neb., N.H., N.J., N.D., R.I., S.D., Vt., W.Va., Wis., Wash. D.C.

HoJo Inn: All states but Alaska, Ark., Colo., Conn., Del., Hawaii, Idaho, Kan., Me., Minn., Neb., Nev., N.H., N.D., R.I., S.D., Wash., W.Va.; Wash. D.C.

Scottish Inns: All states but Alaska, Hawaii, Idaho, Iowa, Kan., Mont., Neb., N.D., N.H., Utah, Wash., Wis., Wyo.

Better <- - - - - - - - - - - -> Worse
  5       4        3       2       1

                                      CHAIN
                          WITHIN CATEGORIES, LISTED IN
                          ORDER OF OVERALL SATISFACTION

                                        LUXURY
                     RITZ-CARLTON    FOUR SEASONS      STOUFFER
Satisfaction score        92              91              85
Price ($ )                 150             150             110
Value                      5               4               3
Staff                      5               5               5
Condition                  5               5               5
Telephone            800 241-3333    800 332-3442    800 468-3571

                                        LUXURY
                     HYATT REGENCY      WESTIN           LOEWS
Satisfaction score        83              82              80
Price ($ )                 110             110             115
Value                      3               3               3
Staff                      4               4               4
Condition                  4               4               4
Telephone            800 233-1234    800 228-3000    800 235-6397

                                        LUXURY
                         HYATT           OMNI

Satisfaction score        80              74

                          Consumer Reports, July , 1994


Price ($ )                 100             95
Value                      3               3
Staff                      4               3
Condition                  4               3
Telephone            800 233-1234    800 843-6664


                                     HIGH-PRICED
                                                    GUEST QUARTERS
                     HARRAH'S -1-   EMBASSY SUITES   SUITE HOTELS
Satisfaction score        87              85              83
Price ($ )                 65              90              90
Value                      5               5               4
Staff                      4               4               4
Condition                  4               4               4
Telephone            800 427-7247    800 362-2779    800 424-2900

                                 HIGH-PRICED
                    CROWN STERLING
                        SUITES         MARRIOTT       DOUBLETREE
Satisfaction score        82              81              80
Price ($ )                 90              90              80
Value                      4               3               3
Staff                      3               4               3
Condition                  3               4               4
Telephone            800 433-4600    800 228-9290    800 528-0444

                                 HIGH-PRICED
                                                      HOLIDAY INN
                        WYNDHAM         HILTON       CROWNE PLAZA
Satisfaction score        79              77              76
Price ($ )                 79              90              84
Value                      3               3               3
Staff                      3               3               3
Condition                  4               3               3
Telephone            800 996-3426    800 445-8667    800 465-4329

                                 HIGH-PRICED
                                        RAMADA
                       SHERATON     RENAISSANCE -2-    RADISSON
Satisfaction score        76              76              75
Price ($ )                 85              90              76
Value                      3               3               3
Staff                      3               3               3
Condition                  3               3               3
Telephone            800 325-3535    800 228-9898    800 333-3333

                                  MODERATELY PRICED
                    HOMEWOOD SUITES  RESIDENCE INN   SIGNATURE INN
Satisfaction score        88              86              85
Price ($ )                 75              79              50
Value                      5               5               5
Staff                      4               4               3
Condition                  5               4               4
Telephone            800 225-5466    800 331-3131    800 822-5252

                               MODERATELY PRICED
                                                     COURTYARD BY
                      HAMPTON INN      DRURY INN       MARRIOTT
Satisfaction score        84              81              81
Price ($ )                 50              50              65
Value                      5               4               3

Staff                      3               3               3

                          Consumer Reports, July , 1994


Condition                  4               3               4
Telephone            800 426-7866    800 325-8300    800 321-2211

                               MODERATELY PRICED
                     SHONEY'S INN      OUTRIGGER       RED LION
Satisfaction score        79              78              78
Price ($ )                 43              90              75
Value                      3               4               3
Staff                      3               3               3
Condition                  3               3               3
Telephone            800 222-2222    800 462-6262    800 547-8010

                               MODERATELY PRICED
                                                     HOLIDAY INN
                       LA QUINTA       SHILO INN       EXPRESS
Satisfaction score        77              76              75
Price ($ )                 50              60              50
Value                      3               3               3
Staff                      3               3               3
Condition                  3               3               3
Telephone            800 531-5900    800 222-2244    800 465-4329

                               MODERATELY PRICED
                        COMFORT      BEST WESTERN       CLARION
Satisfaction score        74              73              73
Price ($ )                 45              50              69
Value                      3               3               3
Staff                      3               2               3
Condition                  3               2               3
Telephone            800 228-5150    800 528-1234    800 252-7466

                               MODERATELY PRICED
                                                       PARK INN
                        QUALITY       HOLIDAY INN    INTERNATIONAL
Satisfaction score        71              68              66
Price ($ )                 50              60              59
Value                      3               2               3
Staff                      2               2               2
Condition                  2               1               1
Telephone            800 221-2222    800 465-4329    800 437-7275

                               MODERATELY PRICED
                    HOWARD JOHNSON      RAMADA
Satisfaction score        65              65
Price ($ )                 50              55
Value                      2               2
Staff                      1               2
Condition                  1               1
Telephone            800 654-2000    800 228-2828

                                        BUDGET
                                                     CROSS COUNTRY
                     FAIRFIELD INN     BUDGETEL          INN
Satisfaction score         81             79              75
Price ($ )                  42             40              40
Value                       5              4               4
Staff                       3              3               3
Condition                   3              3               3
Telephone            800 228-2800    800 428-3438    800 621-1429

                                    BUDGET
                     SUPER 8 MOTEL   RED ROOF INN    SUSSE CHALET


Satisfaction score         75             74              71

                          Consumer Reports, July , 1994


Price ($ )                  40             40              50
Value                       3              3               3
Staff                       2              2               2
Condition                   3              3               2
Telephone            800 848-8888    800 843-7663    800 258-1980

                                    BUDGET
                      KNIGHTS INN     TRAVELODGE       DAYS INN
Satisfaction score         69             67              66
Price ($ )                  38             48              45
Value                       3              3               2
Staff                       2              1               1
Condition                   1              1               1
Telephone            800 722-7220    800 255-3050    800 325-2525

                                    BUDGET
                      ECONO LODGE       MOTEL 6       RODEWAY INN
Satisfaction score         66             64              64
Price ($ )                  40             32              45
Value                       2              3               2
Staff                       1              1               1
Condition                   1              1               1
Telephone            800 446-6900    505 891-6161    800 228-2000

                                    BUDGET
                       HOJO INN      SCOTTISH INNS
Satisfaction score         63             56
Price ($ )                  49             34
Value                       2              2
Staff                       1              1
Condition                   1              1
Telephone            800 446-4656    800 251-1962

-1- Harrah's is a casino hotel and had more variation in price than other hotels.
-2- Name changed to Renaissance Hotel.

GRAPHIC: Photograph, suite dreams. Two-thirds of readers who stayed at a Homewood Suites hotel, like the one pictured here, judged it to be an excellent value. That was the best showing in our survey; Photograph, code comfort. Card-key locks like this one offer more security than traditional hotel keys because the code can be changed with each new guest; 11-non-captioned photographs; 1 non-captioned drawing; 1 table.

LANGUAGE: ENGLISH

                                                                      EXHIBIT 19

THE ORLANDO SENTINEL
   July 23, 1995


Henry R. Silverman, chairman and chief executive of Hospitality Franchise Systems Inc., has confounded skeptics before. But can he do it again?

In the face of industry doubters in the early 1990s, Silverman assembled a string of hotel chains into the nation's largest hotel franchiser.

The company is expanding overseas, too. Hospitality has just signed a license agreement with Hospitality Systems Asia-Pacific Pte. Ltd. of Singapore to introduce Super 8 and Howard Johnson brands to Australia, New Zealand and Southeast Asia.

Hospitality also owns franchise rights for the Days Inn chain - which Silverman has bought three times and sold twice, always at a profit - along with the Ramada franchises, among others.

But Hospitality's announcement last month that it plans to acquire Metropolitan Life Insurance Co.'s Century 21 real-estate sales-brokerage franchise has raised questions about where the Parsipanny, N.J., firm is headed. "There must be some overwhelming logic to this, but it's escaping me," says John Rohs, hotel analyst for Wertheim Schroder.

The acquisition, for which Hospitality would pay as much as $230 million in cash and stock, would create an unusual hybrid. The enlarged Hospitality would include one of the world's biggest real-estate sales organizations, with more than 6,000 franchised but independently owned and operated real-estate offices worldwide. Silverman hopes to profit from consolidation in the real-estate business, as well as from what he sees as untapped synergies between the lodging and real-estate markets. The transaction is expected to close this month.

Real-estate observers agree the market is consolidating. Real Trends, a Dallas-based real-estate newsletter, estimates national franchises controlled as much as 38 percent of all residential real-estate transactions handled by brokers in 1994, up from 32 percent in 1990. But the parallels between real-estate franchises and economy hotel chains are less apparent.

"They're both service businesses," Silverman says. "The only real distinction is that Century 21 is looking for marketing, training help and lead-generation vs. a hotel-reservation service."

Cross-marketing between real-estate brokerages and an ownership's core businesses may sound promising, but it didn't work for Metropolitan Life. The New York insurance concern didn't reap the cross-selling of mortgages and insurance policies it sought. Century 21 eventually proved "something of a distraction," a Metropolitan Life spokesman says.

Hospitality is eyeing Century 21 as a new venue for its so-called preferred-vendor arrangements with companies such as AT&T Corp. In exchange for expanding AT&T's market share, Hospitality gets access fees and discounts; AT&T now provides long-distance services to 70 percent of the franchiser's properties.

"Any kind of preferred-provider program or strategic alliance that makes brokers more profitable is something we will pursue," Silverman says. He would not give examples and won't estimate the acquisition's impact beyond saying it will add to earnings.

Wall Street didn't immediately embrace news of the acquisition. Hospitality's shares closed at $28.50 on June 7, the day of the announcement, down 25 cents from the previous day. But they closed at $40.375 on Friday. Morgan Stanley recently raised its rating on Hospitality shares to "strong buy" from "outperform," while Montgomery Securities raised its 1996 earnings estimate a nickel to $1.75.

Silverman's forays haven't always worked. In 1993, Hospitality announced it would start franchising casino operations, a venture spun off the next year into a new casino-development company called National Gaming Corp. But National Gaming, which also is headed by Silverman, had to scrap a merger proposal with Boomtown Inc. earlier this year after shareholders of that Reno, Nev., casino operator objected to the plan's cost of capital.

Still, Hospitality has flourished under Silverman's strategy. Hospitality doesn't own or operate any hotels. It franchises more than 4,000 lodging properties with 420,000 rooms under the Days Inn, Howard Johnson, Park Inn, Ramada, Super 8 and Villager brands, up from fewer than 140,000 rooms five years ago. The new agreement with Singapore's Hospitality Systems Asia-Pacific, a closely held company, will pioneer Super 8 hotels overseas and extend the Howard Johnson brand's international reach through franchises with hotel owners. (Hospitality Franchise Systems has no equity stake in the Singapore company.)

"Our No. 1 target will be the value-oriented, intraregional tourist and business traveler," said Channing Kent, one of HSA's investors. "These travelers aren't looking for marble-coated vanities, but for clean, economic accommodation." He said the company plans to introduce at least 100 Super 8 and Howard Johnson hotels to Asia over the next four years.

However, Hospitality's growth through aggressive franchise expansion - adding new hotel brands, recruiting independent hoteliers to join one of its existing franchises - hasn't come without costs. Quality complaints that dogged Hospitality a few years ago linger. Consumer Reports last year rated Hospitality's Park Inn, Howard Johnson and Ramada chains three of the four worst chains of the 20 in the moderately priced category.

Silverman dismisses the rating as "flawed," and says franchisees' scores have risen in internal quality checks in the past two years. And while industry observers wonder if Hospitality is having an identity crisis, Silverman doesn't.

"We've always said we're not a hotel company," says the former chief executive of Saul P. Steinberg's Reliance Capital Group, who first bought the Days Inn chain in a $570 million leveraged buyout in 1984. "I think we are trying to build a brand-management business, licensing our trademarks to owners and operators."

For now, Hospitality's competitors on various fronts say they're content to sit back and watch Silverman. "I certainly hope they lose their focus and we take advantage of that," says Don Landry, president of Choice Hotels International, a major hotel franchiser.

Chandler Barton, chief executive of Coldwell Banker Corp. of Mission Viejo, Calif., one of Century 21's main competitors, says he thinks Silverman's cross-pollination experiment will be good for the real-estate industry. "If it works, we'll all do it," he says. "And if it doesn't, we won't have to try."

                                                                      EXHIBIT 20


                Copyright 1990 Consumers Union of U.S., Inc.;
                                Consumer Reports

                                September, 1990

SECTION: Vol. 55, No. 9; Pg. 576

LENGTH: 6745 words

HEADLINE: WHERE TO STAY?

HIGHLIGHT:
Readers rate 42 chains, from Motel 6 and Econo Lodge to Four Seasons and
Marriott.

BODY:

   The modern hotelier would like to have a "lodging product" to serve you, no matter how much or how little you may think a night's lodging is worth. The company that owns Holiday Inn, that quintessential "moderately priced" hotel chain, has fashioned Holiday Inn Crowne Plaza, a more opulent chain whose high-rise buildings sprout in major metropolitan areas. Quality International has flanked its moderately priced flagship, Quality Inns, with no-frills Sleep Inns, less Spartan yet economical Comfort Inns, and, for travelers who crave pampering, Clarion Hotels, the company's top of the line. By one count, there are now 190 national or regional hotel chains, 60 of them less than five years old.

   Most of the new chains are budget hotels or high-priced hotels, targeting either the traveler who needs only a bed for the night or the conventioneer in search of some pampering before and after the meeting.

   Some of the new chains go after special kinds of travelers. For instance, Marriott designed its Residence Inn chain for those staying in town more than just a day or two. Embassy Suites, once owned by Holiday Corp. and now, after a spate of hotel mergers and acquisitions, by a company called Promus, is the most prominent example of hotels whose accommodations are almost entirely two-room suites.

   You could choose among all those "products" strictly by price, and to a certain extent you could predict the nature of the accommodations. But you couldn't necessarily predict how satisfied you might be with any one hotel in a given price range.

   For this report, we asked respondents to our Annual Questionnaire to tell us about their experience with the hotels they'd stayed at most recently (see "The Hotel Survey" below). We then sorted the chains they reported on into four price categories: economy, moderately priced, high-priced, and luxury. In every category, some chains clearly pleased their guests better than others. The profiles that start opposite give the details.

What's satisfaction?

   Your chances of being satisfied could vary greatly from chain to chain, as the Ratings show. The best hotels satisfied 97 or 98 percent of their guests. The worst chains in our Ratings - budget chains called Scottish Inn and Red Carpet Inn - left one-quarter of the readers who tried them unhappy.

   In addition to asking readers about their overall experience, we asked them to rate various aspects of their stay - room size, climate control, bed comfort, and so forth. The best predictor of satisfaction turned out to be how clean the room was. Another good predictor: the helpfulness and efficiency of the staff.

   You'd expect a pricey hotel to present you with a clean room and to wait on you hand and foot. After all, luxury hotels often have as many staffers as they do guests, sometimes more. And indeed, many chains in the luxury and high-priced categories scored well on those and other factors. But several of the luxury and high-priced chains pleased readers no better than some economy chains.

   Obviously, inexpensive chains must cut back to charge as little as they do. They economize on room size (a room in a Sleep Inn, for instance, typically covers 230 square feet, compared with 360 square feet for a room in the company's high-priced Clarion), meeting rooms, lobbies, restaurants, exercise facilities, and toiletries (bring your own tissues and shampoo). Some budget rooms don't even offer a chest of drawers, just shelf space for belongings. Motel 6's radio spokesman Tom ("We'll leave the light on for ya") Bodett boasts in commercials that his chain doesn't have a toll-free number. You'll have to call Albuquerque, N.M., for reservations. (All the other chains we rate have 800 numbers.)

   And economy chains economize on their staff. To help get by with only one employee for every six guests, Sleep Inn, for instance, has specially designed its rooms. It literally cuts corners, making the stall showers rounded so they're easier to clean than square showers. The chain's nightstands are legless units bolted to the wall to make vacuuming easier.

   Still, it's possible to run a budget chain without making guests feel deprived. Hampton Inn does; it was the one chain in the economy and moderate categories to score above average on cleanliness and staff.

   We sent a reporter to visit a Hampton Inn near the Los Angeles airport. The accommodations were comfortable (the chain also scored above average in the comfort of its beds) and quiet, considering the freeway and airport nearby (double-paned windows, he reports). Little touches that impressed him: a plastic key-card instead of a room key (it also opened the hotel's exercise room); a carafe of hot coffee always available at the front desk; a free spread of wine, beer, soft drinks, and snacks set up in the lobby every evening; and a complimentary do-it-yourself breakfast the next morning in the same place.

   Our reporter also visited the luxury Four Seasons in Los Angeles, just across the Beverly Hills line, to see what life at our survey's top-rated chain was like. He savored a moment of irony as he pulled up behind stretch limos in a rented subcompact. Inside, service was the order of the day, from the smiling desk clerk and the corps of uniformed, hovering staff in the lobby to the thick directory of services (plane tickets, telexes, shoeshines, limos to Rodeo Drive) available with a call to the concierge. In the evening, a maid turned down his bed and freshened the bathroom. At his dinner table in the restaurant downstairs, a quartet of waiters, one of whom seemed to have the sole duty of replenishing his goblet of Evian water, danced attendance.

   As you might expect, the Four Seasons didn't stint on its furnishings, either. The public rooms our reporter found were wood and marble, lined with artwork, and filled with overstuffed chairs and towering flower arrangements. His room had multiple phones, a fully stocked bar, and a bathroom equipped with hair dryer, shampoo and fancy soaps, terrycloth robes, and a second TV set.

Comings and goings

   Another important factor in predicting how well a chain pleased our readers was how well the front desk was run. Three-quarters of the readers we surveyed had made a reservation before arriving, more if the hotel was one of the higher-priced chains. About 8 percent of readers reported a reservations mixup. Two luxury chains were worse than average here: Westin, with 11 percent of the respondents citing a reservation problem, and Omni, with 13 percent.

   Hotels try various ways to speed guests on their way. There's express checkout: When you arrive, you sign a blank credit-card form, and authorize the hotel to bill you after you're gone. To check out, you just turn in the keys; the final bill comes later, in the mail. (According to our readers, that does speed up the checkout process.) There's "video checkout" in some higher-priced hotels. Guests can review their bill at any time on a special cable-TV channel. When ready to leave, they press a button on the cable box to okay the charges, and everything is ready to sign when they reach the front desk.

   Still, many readers reported trouble checking out. One in five guests of the higher-priced chains had at least one complaint. Long lines were the usual difficulty, cited by about 7 percent of guests altogether and 10 percent of those staying in the higher-priced hotels.

   Our survey found that billing problems were largely concentrated in the higher-priced hotels. That's probably because there are many things you can charge to your room, if you stay in such a hotel - meals, room service, phone calls.

   Nearly one in 10 visitors to such chains complained about unfair or excessive phone charges. Some hotels levy "access" charges of $1 or more for each local, credit-card, or toll-free call that you dial from your room. Sometimes, they make it difficult to use a long-distance company's calling card, or they add other surcharges. At least one economy chain doesn't allow outgoing phone calls unless a guest leaves a cash deposit at the front desk. Such problems have led some chains - often economy hotels - to advertise that they offer free local calls.

   When you check in, ask about phone rates - what it costs to make a local call, if there's a charge for calls made on a calling card. You may find the pay phone in the lobby offers a better deal.

RATINGS

Hotel chains

Listed by price category; within category, listed in order of overall satisfaction, based on responses to CU's 1989 Annual Questionnaire covering visits between spring 1988 and spring 1989. More than 100,000 subscribers provided data on 139,000 visits to the hotels listed. Results reflect our readers' experiences and may not be representative of the U.S. population as a whole.

(1) Chain. We've grouped the chains according to what our survey respondents typically paid. We limited our analysis to the rates most typical for each chain. The price range for each tier: economy, under $50; moderately priced, to $74; high-priced, at least $50; and luxury, $75 and up.

(2) Overall satisfaction index. Summarizes the levels of satisfaction shown in the bar chart. Readers gauged satisfaction on a six-point scale, from completely satisfied to completely dissatisfied. Had all guests been completely satisfied with a chain, its index would have been 100; had all been completely dissatisfied, the chain's index would have been 0. Within a price category, differences of less than 4 points between chains aren't meaningful. For a chain to be rated, we required at least 250 responses; many chains were rated by 1000 or more readers.

(3) Levels of satisfaction. The percentage of respondents who reported being completely satisfied, very/fairly satisfied, and somewhat/very/completely dissatisfied with the hotel overall.

(4) Room quality. Based on satisfaction with specific aspects of the accommodations. Note that these judgments are relative; even the low-rated chains satisfied a majority of guests to some degree. Amenities refers to linen and toiletries provided.

(5) Other factors. Also based on respondents' satisfaction. Staff was judged on helpfulness and efficiency. Food quality and swimming pool were judged only by guests who had eaten in a hotel's restaurant or coffee shop or who had used the pool (- indicates no on-premises restaurant or pool or the fact that too few guests had used the facility for us to judge the chain).

(6) Location. Summarizes where our respondents stayed at each chain: east (E), midwest (M), south (S), and west (W). If a region is shown for a particular hotel, at least 10 percent of our responses for that chain came from that region. If a region is shown in bold type, at least 25 percent of responses came from that region.

(7) Siting. Summarizes the typical locale of hotels readers visited: airport
(A), center city (C), highway or suburban (H), and resort or vacation areas (R). The same 10 percent/25 percent cutoffs are used as in the Location column.

(8) Properties/rooms. Gives the number of the chain operates in the U.S. and the number of rooms, according to the chain.

Better <- - - - - - - - - - - -> Worse
  5       4        3       2       1

                                      (1) CHAIN
                                       ECONOMY
                      HAMPTON INN     DRURY INN       LA QUINTA
(2) Overall
     satisfaction
     index                85              83              82
(3) LEVELS OF


     SATISFACTION
     (0-100%)
    Completely
     satisfied            40              37              31
    Satisfied             58              60              66
    Dissatisfied           2               3               3
(4) ROOM QUALITY
    Cleanliness            4               3               3
    Size                   3               3               3
    Bed comfort            4               3               3
    Climate control        3               3               3
    Noise                  3               3               3
    Amenities              3               3               3
(5) OTHER FACTORS
    Staff                  4               3               3
    Food quality           -               -               -
    Swimming pool          3               -               3
(6) Location              M,S             M,S            M,S,W
(7) Siting               A,C,H            A,H            A,C,H
(8) Properties/
     rooms            220/27,541        60/6000       206/26,332
    Reservations
     line            800-426-7866    800-325-8300    800-531-5900

                                    ECONOMY
                       BUDGETEL      SHONEY'S INN       SUPER 8
(2) Overall
     satisfaction
     index                82              81              80
(3) LEVELS OF
     SATISFACTION
     (0-100%)
    Completely
     satisfied            34              31              27
    Satisfied             62              65              68
    Dissatisfied           4               3               4
(4) ROOM QUALITY
    Cleanliness            3               3               3
    Size                   3               3               3
    Bed comfort            3               3               3
    Climate control        3               3               3
    Noise                  3               3               2
    Amenities              3               3               3
(5) OTHER FACTORS
    Staff                  3               3               3
    Food quality           -               4               -
    Swimming pool          -               -               -
(6) Location              M,S              S            E,M,S,W
(7) Siting                 H               H               H
(8) Properties/
     rooms              80/8424         56/6336       712/44,534
    Reservations
     line            800-428-3438    800-222-2222    800-848-8888

                                   ECONOMY
                     RED ROOF INN     KNIGHTS INN     COMFORT INN
(2) Overall
     satisfaction
     index                80              79              79


(3) LEVELS OF
     SATISFACTION
     (0-100%)
    Completely
     satisfied            26              29              28
    Satisfied             70              65              66
    Dissatisfied           4               6               6
(4) ROOM QUALITY
    Cleanliness            3               3               3
    Size                   3               3               3
    Bed comfort            3               3               3
    Climate control        3               3               3
    Noise                  3               3               3
    Amenities              3               3               3
(5) OTHER FACTORS
    Staff                  3               3               3
    Food quality           -               -               -
    Swimming pool          -               -               3
(6) Location             E,M,S           E,M,S           M,S,W
(7) Siting                 H               H              H,R
(8) Properties/
     rooms            205/22,685      162/17,970      612/55,917
    Reservations
     line            800-843-7663    800-722-7220    800-228-5150

                                   ECONOMY
                       DAYS INN        REGAL INN      RODEWAY INN
(2) Overall
     satisfaction
     index                74              74              73
(3) LEVELS OF
     SATISFACTION
     (0-100%)
    Completely
     satisfied            18              19              17
    Satisfied             72              71              70
    Dissatisfied          10              10              13
(4) ROOM QUALITY
    Cleanliness            2               2               2
    Size                   3               2               3
    Bed comfort            3               2               3
    Climate control        3               2               3
    Noise                  2               1               2
    Amenities              2               2               2
(5) OTHER FACTORS
    Staff                  3               3               3
    Food quality           2               -               -
    Swimming pool          3               -               -
(6) Location              M,S            M,S,W           M,S,W
(7) Siting               C,H,R            C,H           A,C,H,R
(8) Properties/
     rooms            975/126,467       53/5506       148/16,700
    Reservations
     line            800-325-2525    800-851-8888    800-228-2000

                                   ECONOMY
                      ECONO LODGE       MOTEL 6     RED CARPET INN
(2) Overall
     satisfaction


     index                73              71              66
(3) LEVELS OF
     SATISFACTION
     (0-100%)
    Completely
     satisfied            18              15              18
    Satisfied             70              73              59
    Dissatisfied          11              12              23
(4) ROOM QUALITY
    Cleanliness            2               2               1
    Size                   3               1               3
    Bed comfort            2               1               2
    Climate control        2               2               2
    Noise                  2               1               1
    Amenities              2               1               1
(5) OTHER FACTORS
    Staff                  3               2               2
    Food quality           -               -               -
    Swimming pool          3               3               -
(6) Location             E,M,S           M,S,W            M,S
(7) Siting                H,R              H               H
(8) Properties/
     rooms            600/46,000      535/61,500      127/12,800
    Reservations
     line            800-446-6900    505-891-6161    800-251-1962

                                   ECONOMY
                     SCOTTISH INN
(2) Overall
     satisfaction
     index                63
(3) LEVELS OF
     SATISFACTION
     (0-100%)
    Completely
     satisfied            13
    Satisfied             61
    Dissatisfied          25
(4) ROOM QUALITY
    Cleanliness            1
    Size                   2
    Bed comfort            1
    Climate control        1
    Noise                  1
    Amenities              1
(5) OTHER FACTORS
    Staff                  1
    Food quality           -
    Swimming pool          -
(6) Location              M,S
(7) Siting                H,R
(8) Properties/
     rooms            153/10,100
    Reservations
     line            800-251-1962

                                       MODERATE
                                                     RAMADA INNS &
                     BEST WESTERN     QUALITY INN        HOTELS



(2) Overall
     satisfaction
     index                76              74              74
(3) LEVELS OF
     SATISFACTION
     (0-100%)
    Completely
     satisfied            20              20              18
    Satisfied             73              70              72
    Dissatisfied           7              10              10
(4) ROOM QUALITY
    Cleanliness            3               3               2
    Size                   3               3               3
    Bed comfort            3               3               3
    Climate control        3               3               3
    Noise                  3               3               3
    Amenities              3               3               3
(5) OTHER FACTORS
    Staff                  3               3               3
    Food quality           3               3               3
    Swimming pool          3               3               3
(6) Location             M,S,W          E,M,S,W         E,M,S,W
(7) Siting               C,H,R           C,H,R          A,C,H,R
(8) Properties/
     rooms           1781/163,458     356/46,776      475/75,000
    Reservations
     line            800-528-1234    800-221-2222    800-228-2828

                                    MODERATE
                    HOWARD JOHNSON    HOLIDAY INN    VAGABOND INN
(2) Overall
     satisfaction
     index                74              73              73
(3) LEVELS OF
     SATISFACTION
     (0-100%)
    Completely
     satisfied            19              16              16
    Satisfied             71              75              73
    Dissatisfied          10               9              11
(4) ROOM QUALITY
    Cleanliness            3               3               3
    Size                   3               3               3
    Bed comfort            3               3               3
    Climate control        3               3               2
    Noise                  3               3               2
    Amenities              3               3               2
(5) OTHER FACTORS
    Staff                  3               3               2
    Food quality           2               2               -
    Swimming pool          3               3               -
(6) Location             E,M,S          E,M,S,W            W
(7) Siting               C,H,R           C,H,R           C,H,R
(8) Properties/
     rooms            435/53,700     1365/264,523       42/3315
    Reservations
     line            800-654-2000    800-465-4329    800-522-1555

                                   MODERATE


                      TRAVELODGE
(2) Overall
     satisfaction
     index                70
(3) LEVELS OF
     SATISFACTION
     (0-100%)
    Completely
     satisfied            16
    Satisfied             69
    Dissatisfied          15
(4) ROOM QUALITY
    Cleanliness            2
    Size                   2
    Bed comfort            2
    Climate control        2
    Noise                  2
    Amenities              2
(5) OTHER FACTORS
    Staff                  2
    Food quality           -
    Swimming pool          2
(6) Location             M,S,W
(7) Siting               C,H,R
(8) Properties/
     rooms            450/35,000
    Reservations
     line            800-255-3050

                                     HIGH-PRICED
                     RESIDENCE INN     RED LION       DOUBLETREE
(2) Overall
     satisfaction
     index                86              82              82
(3) LEVELS OF
     SATISFACTION
     (0-100%)
    Completely
     satisfied            41              33              33
    Satisfied             49              63              62
    Dissatisfied           3               4               5
(4) ROOM QUALITY
    Cleanliness            4               4               4
    Size                   5               4               3
    Bed comfort            3               4               3
    Climate control        4               4               3
    Noise                  4               4               4
    Amenities              4               4               4
(5) OTHER FACTORS
    Staff                  4               3               3
    Food quality           -               3               3
    Swimming pool          3               3               3
(6) Location             M,S,W             W              S,W
(7) Siting               A,C,H          A,C,H,R         A,C,H,R
(8) Properties/
     rooms            152/18,186       55/12,640        34/7000
    Reservations
     line            800-331-3131    800-547-8010    800-528-0444

                                 HIGH-PRICED
                         RAMADA
                      RENAISSANCE      RADISSON         HARLEY
(2) Overall
     satisfaction
     index                81              79              79
(3) LEVELS OF
     SATISFACTION
     (0-100%)
    Completely
     satisfied            31              29              28
    Satisfied             64              63              66
    Dissatisfied           4               7               6
(4) ROOM QUALITY
    Cleanliness            4               3               3
    Size                   3               3               3
    Bed comfort            3               3               3
    Climate control        3               3               3
    Noise                  4               4               3
    Amenities              4               3               4
(5) OTHER FACTORS
    Staff                  3               3               3
    Food quality           3               3               3
    Swimming pool          -               3               -
(6) Location             E,S,W           M,S,W           E,M,S
(7) Siting               A,C,H          A,C,H,R           C,H
(8) Properties/rooms    15/6024       150/36,540        16/2000
    Reservations
     line            800-228-9898    800-333-3333    800-321-2323



                                 HIGH-PRICED
                      HOLIDAY INN
                      CROWNE PLAZA      HILTON         SHERATON
(2) Overall
     satisfaction
     index                78              77              76
(3) LEVELS OF
     SATISFACTION
     (0-100%)
    Completely
     satisfied            25              25              23
    Satisfied             69              66              68
    Dissatisfied           6               9               9
(4) ROOM QUALITY
    Cleanliness            3               3               3
    Size                   3               3               3
    Bed comfort            3               3               3
    Climate control        3               3               3
    Noise                  3               3               3
    Amenities              3               3               3
(5) OTHER FACTORS
    Staff                  3               3               3
    Food quality           3               3               3
    Swimming pool          3               3               3
(6) Location            E,M,S,W         E,M,S,W         E,M,S,W
(7) Siting               A,C,H          A,C,H,R         A,C,H,R
(8) Properties/


     rooms              16/6864       265/93,827      321/90,551
    Reservations
     line            800-465-4329    800-445-8667    800-325-3535

                                 HIGH-PRICED
                        CLARION
(2) Overall
     satisfaction
     index                75
(3) LEVELS OF
     SATISFACTION
     (0-100%)
    Completely
     satisfied            22
    Satisfied             68
    Dissatisfied          10
(4) ROOM QUALITY
    Cleanliness            3
    Size                   3
    Bed comfort            3
    Climate control        3
    Noise                  3
    Amenities              3
(5) OTHER FACTORS
    Staff                  3
    Food quality           3
    Swimming pool          3
(6) Location             M,S,W
(7) Siting              A,C,H,R
(8) Properties/
     rooms              39/9141
    Reservations
     line            800-252-7466

                                       LUXURY
                     FOUR SEASONS  EMBASSY SUITES  INTERCONTINENTAL
(2) Overall
     satisfaction
     index                92              85              83
(3) LEVELS OF
     SATISFACTION
     (0-100%)
    Completely
     satisfied            70              42              39
    Satisfied             28              55              55
    Dissatisfied           2               3               6
(4) ROOM QUALITY
    Cleanliness            5               4               4
    Size                   5               5               3
    Bed comfort            5               4               4
    Climate control        5               4               4
    Noise                  5               4               5
    Amenities              5               4               4
(5) OTHER FACTORS
    Staff                  5               3               4
    Food quality           5               3               3
    Swimming pool          4               3               -
(6) Location             E,S,W           M,S,W           E,S,W
(7) Siting                C,H            A,C,H            C,R


(8) Properties/
     rooms              16/5182        99/24,173        8/3133
    Reservations
     line            800-332-3442    800-362-2779    800-327-0200

                                    LUXURY
                       STOUFFER         WESTIN         MARRIOTT
(2) Overall
     satisfaction
     index                82              82              81
(3) LEVELS OF
     SATISFACTION
     (0-100%)
    Completely
     satisfied            37              36              31
    Satisfied             58              59              65
    Dissatisfied           5               5               4
(4) ROOM QUALITY
    Cleanliness            4               4               3
    Size                   3               3               3
    Bed comfort            4               4               3
    Climate control        4               4               3
    Noise                  4               4               4
    Amenities              4               4               4
(5) OTHER FACTORS
    Staff                  4               3               3
    Food quality           3               3               3
    Swimming pool          3               4               3
(6) Location            E,M,S,W         E,M,S,W         E,M,S,W
(7) Siting              A,C,R,H           C,R           A,C,H,R
(8) Properties/
     rooms             34/13,880       34/20,903      215/93,360
    Reservations
     line            800-468-3571    800-228-3000    800-228-9290

                                    LUXURY
                         LOEWS           HYATT           OMNI
(2) Overall
     satisfaction
     index                81              80              75
(3) LEVELS OF
     SATISFACTION
     (0-100%)
    Completely
     satisfied            35              30              26
    Satisfied             59              64              62
    Dissatisfied           7               5              13
(4) ROOM QUALITY
    Cleanliness            3               3               3
    Size                   3               3               3
    Bed comfort            3               3               3
    Climate control        3               3               3
    Noise                  4               4               3
    Amenities              4               4               3
(5) OTHER FACTORS
    Staff                  3               3               3
    Food quality           3               3               3
    Swimming pool          -               3               -
(6) Location             E,S,W          E,M,S,W          E,M,S


(7) Siting                C,H            C,H,R             C
(8) Properties/
     rooms              12/7278       101/55,460       36/13,467
    Reservations
     line            800-223-0888    800-233-1234    800-843-6664

GRAPHIC: Photographs, which economy hotel? Hampton Inn, with 220 locations, mostly east of the Mississippi, calls itself "a limited-facility but not limited-service hotel." There are no grand lobbies, meeting rooms, or restaurants on the premises. But the chain puts class in "economy class." According to our survey, Hampton Inn bested every other economy chain on two key Ratings factors - cleanliness of the room and quality of the staff - and beat all the moderately priced chains on those factors as well. Besides paying attention to lodging essentials, Hampton Inn adds such extras as complimentary breakfasts with free newspapers. Hampton Inn also offers guests a guarantee: If you're not completely satisfied - for whatever reason - you're not expected to pay. Every staffer, from room cleaner to desk clerk, can grant the guarantee, a spokesman told us. Those little touches and the low price - typically $ 36 to $ 44 a night, in our survey - may explain why readers considered Hampton Inn to be an excellent value. Other chains in this category tended to be a little cheaper than Hampton Inn - more like $ 32 to $ 40 a night. Readers reported the lowest rates for Motel 6, typically $ 25 to $ 31. Like Hampton Inn, most economy chains offer little in the way of extra facilities - no room service, no restaurant. The usual place to find these hotels: along an Interstate. The big chains in the category: Days Inn (with 20 percent of readers' visits to economy chains). Motel 6 (16 percent). And Red Roof Inn (10 percent). Other recommended economy chains:
Drury Inn, La Quinta, Budgetel, Shoney's Inn, Super 8, Red Roof Inn, Knights Inn, Comfort Inn; Photographs, which moderately priced hotel? Best Western isn't a chain in the usual sense - it's not run from a central office or by a group of franchisees. Rather, it's a collection of independently owned and operated hotels that fly one flag and share a central reservation system. Best Western's 1880 U.S. properties range from 25-room roadside motels to big-city hotels like New York's Milford Plaza, all of which share a set of standards that members are expected to keep - or risk losing membership in the system. Other moderately priced chains (typical rates, $ 40 to $ 56) include some of the most familiar names in hotels - Ramada, Holiday Inn, Howard Johnson. Instead of specializing, these chains have tried to be all things to all people. Their locations are diverse - by the highway, in cities, in resort areas. The individual hotels tend to be big and usually include a pool and a restaurant. Just over half the hotel rooms in the country belong to such chains. Holiday Inn alone accounted for 40 percent of readers' responses in this category, and Best Western, 30 percent. But occupancy rates for these chains are down compared with chains that charge more or less. Many of these hotels are old, and our survey shows the accommodations and service are lackluster. Overall, the moderate chains got mediocre reviews. There's not much to recommend one over another unless your auto club or other membership entitles you to a discount (see report on "Supply, Demand, and Discounts). All scored about the same on the various Ratings factors, except Travelodge, which was judged a notch worse; Photographs, which high-priced hotel? Residence Inn is one of the new, specialized chains that are designed for longer stays, though you can visit for only a night or two. The chain won superior notices from our readers on most factors, especially room size. Its accommodations are larger than typical hotel rooms, and many are two-room suites. Each suite or room has a full-sized refrigerator, a stove, a microwave oven, dishes, and utensils. There's also a common area where guests enjoy free breakfast, cocktail hours, and, once a week, a dinner. The area fosters socializing, a spokeswoman said.

Company research has found that guests away from home for long periods get lonely. The chain's rates drop 10 to 15 percent once you've stayed more than a week. Other chains in this category include old standbys such as Hilton (with 34 percent of the category's responses) and Sheraton (31 percent), as well as new upscale spinoffs such as Ramada Renaissance and Holiday Inn Crowne Plaza. Typical rates: $ 63 to $ 94 a night. Other recommended high-priced chains: Red Lion, Doubletree, Ramada Renaissance; Photographs, which luxury hotel? When it comes to luxury hotels, our survey turned up a gold standard: Four Seasons racked up top scores on everything that readers judged. A full 70 percent of those who'd stayed there awarded the chain top marks for satisfaction. The closest runner-up lagged by 23 percentage points on that score. One should expect superior accommodations and service when paying $ 110 to $ 185 a night, the typical rate Four Seasons charged our readers (nearly one-fifth paid $ 200 or more). Even at those prices, readers thought it worth the money. The chain is "generally the rate leader in a city," a spokeswoman told us. Translation: In the 16 U.S. cities and resorts with a Four Seasons hotel, it charges the most. Service is the watchword, with conclerges and other staff abundant. Rooms typically come with a fully stocked bar and a bathroom complete with phone. Many of the other hotels in this category can be found in big cities or in resort areas, but they generally aren't quite as luxe. Overall, typical rates in this category were $ 91 to $ 139 a night. Embassy Suites, ranked second, is a specialist in two-room suites that are attractive to business travelers or two couples traveling together. Readers paid a typical rate of $ 80 to $ 100 a night for the suites. (To the one in 10 readers who had stayed at a suite in any hotel, the accommodations were worth the extra cost.) Big chains in the luxury category: Marriott (with 40 percent of readers' responses) and Hyatt (24 percent). Other recommended luxury chains: Inter-Continental, Stouffer, Westin; 1 non-captioned photograph; 1 table.

LANGUAGE: ENGLISH

                                                                      EXHIBIT 21

     FORTUNE
October 4, 1993



"RUNNING this company the past three years has taken ten years off my life," says Darryl Hartley-Leonard, president of Hyatt Hotels. "But I hope to get rejuvenated during the next three."

It's not hard to see why Hartley-Leonard, 49, is upbeat. After a long, bleak downturn, the outlook for the hotel industry appears a lot more hospitable. Occupancy is on the rise after sliding for ten years. Hotel earnings are also climbing. Bjorn Hanson, hospitality industry analyst at Coopers & Lybrand, predicts a $500-million-plus profit for the industry in 1993, its first since 1980. What's more, Hanson expects business to be healthy enough by 1995 for hoteliers to raise room rates at about the pace of inflation, something they have not managed to do since 1989.

Business travelers, who got hooked on a slew of giveaways, like deep discounts and room upgrades, need not panic. Good deals will not disappear overnight. "The hotel business is just like any other type of retailing in the 1990s," says New York City hotel consultant Stephen W. Brener. "Price is the main attraction." Listen to hoteliers as they discuss rate increases: "There will be selected opportunities for us to get a little kiss within the next year or so, but be assured that it will not be a big smooch," says Robert I. Small, CEO of Fairmont Hotels. "I will not risk the friendship of my clients over a couple of bucks." Echoes Carl T. Mottek, president of the Hilton Hotels Division: "Our No. 1 priority is still to fill beds. It is better to sell at a discount than not to fill rooms at all."

If a company does decide to raise rates, it will be market by market, not across the board. Like the U.S. economy's recovery, the hotel industry's rebound is fragile and geographically uneven. The corporate vice president may continue to get a 30% discount at the Hilton in Philadelphia, where demand is sluggish, but may have a harder time snaring a similar deal in Salt Lake City, where business is brisk.

Hotel executives have little choice but to proceed cautiously with rate increases. In addition to difficulties caused by price-resistant consumers, the limp economy, and corporate America's downsizing, hoteliers are still coping with the industry's construction binge of the 1980s. While it is true that the proportion of hotels making a profit rose from 40% in 1991 to 52% last year, 48% are still losing money. Every night 36% of U.S. hotel beds remain empty.

The biggest trouble is in the highest-priced tier of the industry, where rooms start at about

$90 per night in small cities and go into the thousands in places like New York City. During the 1980s hoteliers seemed intent on building palaces, not rooms for weary travelers. Marble and gold outshone Sheetrock and Formica. But now growth has stalled in the upper tier, and bankruptcy filings are exceeded only by FOR SALE signs. Most first-class hotel companies have already slashed expenses in a frantic effort to contain costs. But they must do more to be profitable.

To understand how hotels make money, it is necessary to sort out the distinctions among managers, owners, developers, and franchisers. Well-known companies like Ritz-Carlton and Hyatt are mainly managers that make their money collecting a fee to operate hotels that someone else owns. The owner, often a group with a lead partner like Ira Lubert of Wayne, Pennsylvania, is a risk taker that provides the equity financing to build or buy hotels. Developers like William Zeckendorf Jr. and Tishman Realty are dealmakers that frequently bring the owners and managers together, oversee the construction of a project, and even help owners secure some of the capital needed to build a new property. Franchisers, which include big companies like Hilton, lend their names to independent operators eager to associate with better-known brands. The franchising company can grab up to 9% of room revenues for doing little more than giving the small fry the right to use its name and reservation system.

Through much of the past decade, industry leader Marriott thought it had a sure-fire strategy for success. It would build hotels, sell them to investors, then collect fees to manage them -- in other words, play both developer and manager. But when the go-go went out of the Eighties, Marriott got stuck with a heap of unsold hotels and $3.6 billion in debt that it had borrowed to build them. To escape, Marriott split the company into two parts, one a profitable hotel and food service business, the other a debt-laden owner of depressed real estate. In addition, Marriott expanded the franchising part of its business.

THE FAT MANAGEMENT fees that Marriott and other chains collected from owners during the 1980s have been nearly halved, from between 9% and 12% of total revenues to between 4% and 7%. The managers are suffering because the owners of hotels, many of which are now banks and insurance companies that have foreclosed on mortgages, cannot or will not dole out as big a share of the proceeds. Some 60% of hotel owners have been, will be, or are in the process of renegotiating their loans. Thus the emphasis on franchising. It's a lot less glamorous than building or managing hotels but about 25% more profitable, according to Hanson of Coopers & Lybrand.

Travelers typically have benefited from the industry's woes. Take the sumptuous Four Seasons Hotel in New York City, which was designed by I.M. Pei. It was built at a cost of $1 million per room. Applying the old rule of thumb that a hotel should charge $1 for every $1,000 spent on construction, the price of a room should be $1,000 per night. When the Four Seasons opened in June, rooms during a three-month opening special went for $225. Non-negotiated corporate rates currently start at $285.

Resorts, which thrived during the Eighties, are hurting badly. Hawaii has been pummeled by the economic slides in California and Japan, which together account for nearly 30% of its tourist activity. Occupancy of Hawaii's hotel rooms has declined for five straight years through 1992, according to a report by the accounting firm Kenneth Leventhal. Oceanfront rooms go vacant even at distressed rates, and some hotels, like the lush 800-acre Westin resort on Kauai, sit totally empty. This white elephant features a zoological garden filled with exotic monkeys and pink flamingos, and a golf course designed by Jack Nicklaus. The Bank of America has repossessed the $350 million resort, and the U.S. arm of Westin International is up for sale.

Resorts may be struggling now, but Hilton is betting they will recover soon. It is concentrating on two fast-growing niches, golf resorts and time-sharing condos. According to a survey of corporate executives conducted by competitor Hyatt, 77% said they played golf on vacation. Hilton reckons that corporate types will check in for business conferences at its new resorts in Florida and Arizona, then stay on to steal some time on the golf course. As for time sharing, Hilton is so enthusiastic about the business that it is using its own money to build condos at its golf resorts. Investors typically pay between $9,000 and $12,000 for the right to spend a week every year for 30 years in a two- or three-bedroom resort condo. Buyers who get bored with their location can trade with someone who has bought a Hilton condo somewhere else. Time sharing can be extremely profitable. When the marketer sells all 50-week intervals in a condo -- two weeks are held aside for maintenance -- the return is often three times the original investment.

Hyatt, too, has time on its mind, but it is concentrating on the upscale hotel of the future. "The hotel business is generally not profitable, so our goal is to redefine what a first-class operation is," says Hartley-Leonard. Hyatt has already set up an experimental hotel in Schaumburg, Illinois, to test Hartley-Leonard's concepts. Part of the drill is "silo busting," or the cross-training of employees. Eventually all Hyatt staffers might wear Dick Tracy watches with wireless technology, allowing them to punch in the information needed to do any number of tasks. For example, they could register guests who preferred not to check in themselves.

Hartley-Leonard is also promoting what he calls virtual reality, which is how he envisions hotel rooms will be sold in the future. Prospective customers will be sent a helmet with a built-in screen. When they put it on, they will be able to see and hear descriptions of several hotels and resorts to help them decide which one to book.

WHILE HIGH-END chains scurry to find ways to grow, low-end hoteliers, including Comfort Inns, Red Roof Inns, and Marriott's Fairfield Inn chain, are doing well, mainly because they have lower labor costs. The rooms at limited-service hotels, as the group prefers to be called, are generally priced under $60. The budget establishments do not have restaurants or same-day laundry service, and shoes left in the hallway will not be shined. That's just fine with thrifty tourists, senior citizens, and business travelers operating on tight budgets. Extra conveniences like room service and valet parking add so much to the cost of doing business that the expenses incurred by budget hotels run about half those of their fancier counterparts.

The king of budget is Henry R. Silverman, 52, head of Hospitality Franchise Systems. He operates five chains, including Ramada, Days Inn, and Howard Johnson, all debt-strapped franchisers when Silverman purchased them for considerably below book value. He acquired Days Inn out of bankruptcy for $269 million in 1991, about half what Saul Steinberg's Reliance group paid in 1984. Interestingly, it was Silverman, then working for Steinberg, who orchestrated the 1984 purchase, as well as the sale of Days Inn five years later to another lodging group, a deal in which Reliance reaped a $155 million profit.

After Silverman buys a company he slashes expenses and hits the road to sign up independent operators and to entice franchisees of other chains to switch flags. Then he sits back to collect royalties of between 6% and 8.8% of room revenues. Industry watchers criticize him for running schlocky, unsafe hotels. "Just show him a door, and he'll give you a franchise," carps one critic. Silverman dismisses such charges as jealous backbiting, and Wall Street clearly sides with him. Hospitality's stock has more than doubled, to $34 a share, since the company went public nine months ago.

Despite the scarcity of equity capital, some investors are getting financing to build new limited-service hotels, much to the annoyance of the luxury operators. "They're just building more mousetraps, but there are no more mice," complains Hartley-Leonard of Hyatt. Instead, existing mice are seeking out less luxurious digs when they go on the road.

A demand-supply equilibrium in hotel rooms will be reached around 1995 or 1996 -- unless the industry goes back to its overbuilding ways of the 1980s. In the meantime, enjoy bargains like the ones Bob Diener offers through his Hotel Reservations Network in Dallas: The four-star Chesterfield in London, which usually charges $250, is $139, including taxes and breakfast. The St. Francis in San Francisco can be booked at a 40% discount. And the Maui Coast, a new beachfront hotel in Hawaii, is going for $99 a night.

CAPTION: ROOMS WITH THE RIGHT PRICE CAPTION: "Running this company the past three years has taken ten years off my life." CAPTION: Fancy rooms and a golf course designed by Jack Nicklaus couldn't lure enough vacationers to the $350 million Westin Kauai Resort in Kalapaki Beach, Hawaii. The Bank of America has repossessed the 840-room hotel. CAPTION: Hyatt's Hartley-Leonard (right): to be rejuvenated CAPTION: This moderately priced room at the new Four Seasons Hotel in New York City goes for $285 a night. American hoteliers who think they have it bad can take hidden pleasure in the travails of the Japanese. Between 1985 and 1992, Japanese investors poured $76 billion into U.S. real estate, 27% of it for hotels, mainly beachfront palaces in Hawaii and Southern California. J. Paul DeMeyer, director of the hospitality practice at the accounting firm Kenneth Leventhal, estimates that Japanese banks doled out another $200 billion in loans to Americans for real estate, a sizable percentage for hotels. Then came trouble. Almost simultaneously, the U.S. sank into recession and Japan's bubble economy burst. The value of Japanese hotel investments in the U.S. skidded as much as 60%. Pebble Beach Golf Links, the 5,300-acre seaside retreat pictured above, was bought by developer Minoru Isutani in 1990 for $841 million; 17 months later he sold it for about $500 million. The real estate empire of Kitaro Watanabe, often called the Donald Trump of Japan, began to crumble, and the five Hawaiian hotels he bought for $500 million are expected to be on the block soon. Japanese banks seemed shell-shocked by their reversal of fortune. Unlike their U.S. counterparts, they have just begun restructuring debt or foreclosing on nonperforming loans. "There is a tendency for Japanese institutions to avoid confronting problems until it becomes absolutely necessary," says Ko-Yung Tung, a partner at the New York law firm O'Melveny & Meyers. When the Japanese do decide to dump their U.S. hotels, there will be plenty of hungry bottom fishers. ILLUSTRATION: photograph - table

                                                                      EXHIBIT 22

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 10-K
                ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended                           Commission file number
   December 31, 1987                                        0-16099

                              Telemundo Group, Inc.
             (Exact name of registrant as specified in Its charter)

               Delaware                                   13-3348686
     (State or other jurisdiction                      (I.R.S. Employer
   of incorporation or organization)                   Identification No.)

            1740 Broadway                                    10019
          New York, New York                              (Zip Code)
(Address of principal executive offices)


       Registrant's telephone number, including area code: (212) 492-5500

        Securities Registered Pursuant to Section 12(b) of the Act: None

           Securities Registered Pursuant to Section 12(g) of the Act:
                          Common Stock, $.01 Par Value;

      Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes |x| No |_|

      As of March 21, 1988, 13,642,924 shares of the common stock of Telemundo Group, Inc. were outstanding, and the aggregate market value of the voting stock held by nonaffiliates was approximately $32,689,442.

Documents Incorporated by Reference:

(1)   Telemundo Group. Inc. 1987 Annual Report-Parts I, II and IV.
(2) Telemundo Group, Inc. Proxy Statement for the Annual Meeting of Stockholders to be held June 9, 1988-Part III.

================================================================================

                                     PART I

Item 1. Business

      Telemundo Group, Inc. (the "Company" or "Registrant") owns and operates Spanish-language television stations in the United States and is also engaged in the production and syndication of Spanish-language television programming and the sale of advertising on behalf of its owned and its affiliated television stations. The Company currently owns and operates the following Spanish-language television stations in the continental United States: (i) KVEA, serving the Los Angeles market, (ii) WNJU, serving the New York City market, (iii) WSCV, serving the Miami-Ft. Lauderdale market, and (iv) KSTS, serving the San Francisco-San Jose market. In addition to the Company's owned television stations, which are located in four of the five largest Hispanic markets in the continental United States, the Company owns and operates WKAQ-TV, the leading television station serving Puerto Rico. The Company expects to consummate its acquisition of KTMD, a Spanish-language television station serving the Houston-Galveston market (the seventh largest Hispanic market in the United States) in April 1988. The Company has eleven affiliates, including KTMD, in the United States. Through its owned stations and affiliates, the Company reaches over 60% of the continental United States Hispanic population. Unless otherwise indicated, references to the United States in this Annual Report on Form 10-K exclude Puerto Rico.

General Development of Business

      The Company was organized in May 1986 as BJ Holding Corp. ("Holding") under the laws of Delaware and is the successor to John Blair & Company, formerly a diversified communications company ("Blair" or the "Predecessor"). Blair was acquired in 1986 by Reliance Capital Group, L.P. ("Reliance"). Reliance is a New York limited partnership and is managed by its sole general partner, Reliance Associates, L.P. ("Associates"), which is also a New York limited partnership. Associates is managed by its sole general partner, Reliance Capital Group, Inc., a Delaware corporation ("Reliance Capital"). Reliance Capital is an indirect wholly owned subsidiary of Reliance Group Holdings, Inc. ("RGH"). RGH is a holding company with major operations in insurance, real estate development and consulting and technical services.

      On February 17, 1987, Blair merged with and into Holding, its then parent corporation, and Holding changed its name to John Blair & Company. On April 10, 1987, the corporate restructuring of Blair was completed through the merger of John Blair & Company with its wholly owned subsidiary, Telemundo Group, Inc., at which time the Company

                                                                     EXHIBIT 23

PROSPECTUS

                                2,000,000 Shares

                              Telemundo Group, Inc.

                                  Common Stock

      All of the shares of Common Stock offered hereby are being sold by Telemundo Group, Inc. (the "Company"). Prior to this Offering, there has been no market for the Common Stock. See "Underwriting" regarding the factors to be considered in determining the initial public offering price. Up to 200,000 shares offered hereby will be reserved for sale to officers, directors and employees of the Company and of its affiliates, including Reliance Group Holdings, Inc.

      Concurrently with this Offering, the Company is offering to its equity securityholders, by separate prospectus, an aggregate of 5,113,871 shares of Common Stock at a price of $9.76, which is equal to the initial public offering price, less the underwriting discount. To the extent such shares are not purchased by such equity securityholders, they will be purchased by Reliance Capital Group, L.P. (the principal stockholder of the Company) and its indirect general partner. An entity (which includes an affiliate of Drexel Burnham Lambert Incorporated ("Drexel Burnham"), certain employees of Drexel Burnham and a partnership, the partners of which include employees of Drexel Burnham) and a partnership (the limited partners of which currently consist of employees of Drexel Burnham) have the right as equity securityholders of the Company, to purchase in such offering up to an aggregate of 525,744 shares. One of such entities intends to purchase 377,010 of such shares. The Company is also concurrently offering to the public, by separate prospectus, $220,000,000 aggregate principal amount of Zero Coupon Senior Notes. The closing of this Offering is conditioned upon, among other things, the contemporaneous closing of each of such concurrent offerings. See "Concurrent Offerings."

      The Common Stock has been approved for quotation through NASDAQ (symbol:
TLMD).

      Prospective purchases of the Common Stock should consider the specific risk factors set forth under "Risk Factors."

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
            SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
             ANY REPRESENTATION TO THE CONTRARY IS CRIMINAL OFFENSE.

                                    Price to        Underwriting     Proceeds to
                                    Public           Document(1)     Company(2)
      Per Share ................      $10.50            $0.74           $9.76

      Total (3) ................   $21,000,000       $1,480,000      $19,520,000

      (1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."
      (2) Before deducting aggregate expenses of this Offering and the concurrent offerings described above payable by the Company, estimated at $1,360,000. See "Concurrent Offerings."
      (3) The Company has granted the Underwriters a 30-day option to purchase up to 300,000 additional shares of Common Stock on the same terms per share to cover over-allotments, if any. If all of such additional shares are purchased, the total price to public will be $24,150,000, the total underwriting discount will be $1,702,000, and the total proceeds to Company will be $22,448,000. See "Underwriting."

      The shares of Common Stock are being offered by the Underwriters subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to approval of certain legal matters by counsel. It is expected that delivery of the shares will be made against payment therefor on or about August 26, 1987 at the offices of Drexel Burnham Lambert Incorporated, 60 Broad Street New York, New York.

Drexel Burnham Lambert                                  Bear, Stearns & Co. Inc.
       INCORPORATED

August 19, 1987

      The Company believes that the consideration paid in each of the above discussed acquisitions represented the fair value of the assets acquired.

Transactions with Drexel Burnham Lambert Incorporated

      Drexel Burnham Lambert Incorporated ("Drexel Burnham"), one of the managing underwriters of the Offering of the Notes and of the Underwritten Stock Offering, has rendered, and expects to continue to render, various investment banking and other advisory services to the Company and its affiliates, including Reliance and RGH. In August 1983, Reliance Capital agreed to retain, and to use its best efforts to cause its investee companies to retain, Drexel Burnham to perform any investment banking services required by Reliance or such investee companies at customary and then prevailing fees for such services.

      In connection with an unsolicited acquisition proposal for Blair made by Macfadden Acquisition Corp. in April and May of 1986, Blair retained Drexel Burnham and Salomon Brothers Inc as Blair's financial advisors. In connection therewith, Drexel Burnham and Salomon Brothers Inc rendered various advisory services to Blair. Drexel Burnham received an advisory fee of $350,000 and an additional fee of $2,369,377, which additional fee became payable upon consummation of the acquisition of Blair by Reliance. Salomon Brothers Inc received an advisory fee of $500,000 and an additional fee of $2,219,377 upon consummation of the acquisition of Blair by Reliance.

      Reliance retained Drexel Burnham as its financial advisor in connection with its acquisition of Blair, including acting as dealer-manager in connection with the Reliance tender offer for the common stock of Blair, and as placement agent with respect to the financing of the acquisition. In connection therewith, Drexel Burnham received a dealer-manager fee of $250,000, a placement fee of $7,829,600 for placing an aggregate of $226 million of financing to effectuate the acquisition of Blair by Reliance and a fee of $1,460,000 upon the consummation of Reliance's acquisition of Blair. Blair consented to Reliance's retention of Drexel Burnham as Reliance's financial advisor in connection with the acquisition.

      In connection with Reliance's retention of Drexel Burnham for the acquisition of Blair, Reliance agreed to cause Blair to retain, subject to certain exceptions, Drexel Burnham as its exclusive investment banker, for fees to be mutually agreed upon, if Reliance were to cause Blair to retain an investment banker to advise it with respect to certain asset sales or refinancings. Drexel Burnham was retained by Blair as its financial advisor in connection with its decision to dispose of its English-language television and radio stations. Drexel Burnham provided various advisory services with respect to the structure of such transactions and the consideration received or paid in such transactions. In connection therewith, Drexel Burnham is entitled to receive an aggregate fee of $2,410,000 (of which $890,000 has been paid). Drexel acted as financial advisor to Reliance in connection with its acquisition of Estrella, including acting as placement agent with respect to a portion of the financing incurred to acquire Estrella, for which Drexel received a fee of $775,000.

      In connection with such services, the Company agreed to pay the costs and expenses of Drexel Burnham and to indemnify Drexel Burnham against certain liabilities.

      Drexel Reliance Capital Group Partnership ("DRCGP"), a general partnership consisting of an affiliate of Drexel Burnham, certain employees of Drexel Burnham and a partnership consisting of employees of Drexel Burnham, is a limited partner of Associates, with a 50% partnership interest in Associates. See "Security Ownership of Certain Beneficial Owners." Because of such partnership interest, DRCGP has the right to acquire up to 25% of any investment made by Reliance. In addition, the limited partners of Reliance include, directly or indirectly, certain employees of Drexel Burnham. For information concerning the ownership of securities of the Company by Drexel Burnham and certain other persons, see "Security Ownership of Certain Beneficial Owners." Andrew R. Heyer, a Managing Director of Drexel Burnham, is a Director of the Company. Herbert Bachelor, a Senior Executive Vice President of Drexel Burnham, is a director of Days Inns of America, Inc. and Days Inns Corp., subsidiaries of Reliance.

      An entity (which includes an affiliate of Drexel Burnham, certain employees of Drexel Burnham and a partnership, the partners of which include employees of Drexel Burnham) and a partnership (the limited partners of which currently consist of employees of Drexel Burnham) have the right, as equity securityholders of the Company, to purchase in the Securityholders' Offering up to an aggregate of 525,744 shares. One of such entities intends to purchase 377,010 of such shares.

      As one of the managing underwriters of the offering of the Notes and the Underwritten Stock Offering, Drexel Burnham will receive customary underwriting compensation.

                     TELEMUNDO GROUP, INC. AND SUBSIDIARIES

           NOTES TO CONSOLIDATED INTERIM FINANCIAL STATEMENTS (UNAUDITED)

1. Unaudited Consolidated Interim Financial Statements

      In the opinion of management, the accompanying unaudited consolidated interim financial statements include all adjustments (consisting of normal recurring accruals only) necessary to present fairly the financial position at June 30, 1987, and the results of operations and the changes in financial position for the six months ended June 30, 1987. The results of operations for interim periods are not necessarily indicative of the results to be obtained for the entire year.

      The balance sheet reflects the net assets of businesses sold or to be sold as net assets held for sale and the increasing rate notes, which the Company must offer to repay with the proceeds from these sales, as a current liability. The net assets held for sale represent the estimated net proceeds to be received from the sales of these businesses. The actual proceeds may differ upon finalization of these sales (see note 3).

      For a summary of significant accounting policies (which have not changed from December 31, 1986) and additional financial information, see the Company's Consolidated Balance Sheet at December 31, 1996 which is included herein.

2. Basis of Financial Statement Presentation

      JB Acquisition Corp., formerly a wholly owned subsidiary of BJ Holding Corp., which was a subsidiary of Reliance Capital Group, L.P. ("Reliance"), was organized for the purpose of acquiring John Blair & Company (the "Predecessor"). On December 24, 1986, JB Acquisition Corp. completed the acquisition of 100% of the outstanding common shares of the Predecessor.

      The acquisition was accounted for effective December 31, 1986 under the purchase method of accounting; and accordingly, assets acquired and liabilities assumed were recorded at their fair values based upon appraisals, net realizable values and other analyses, with appropriate recognition given to the effects of current interest rates and income taxes, including the estimated amounts payable arising from the anticipated income tax election to step up the tax basis of the acquired assets. These amounts are subject to further refinement as a result of the filing of the Company's income tax returns and other matters.

      On December 24, 1986, the Predecessor became the surviving entity of a merger with JB Acquisition Corp. and on February 17, 1987, BJ Holding Corp. changed its name to John Blair & Company (the "Company") and became the surviving entity of a merger with the Predecessor, which was accounted for "as if" a pooling of interests; and accordingly, is reflected in the balance sheet as of December 31, 1986. On April 10, 1987, the Company changed its name to Telemundo Group, Inc. and on May 1,1987 declared a one-for-eight reverse stock split, which is retroactively reflected in the accompanying financial statements.

      On January 2, 1987, the Company acquired SACC Acquisition Corp. ("SACC") from Reliance for $30,000,000 in cash and the assumption of approximately $40,000,000 principal amount of SACC debt. SACC, through Spanish American Communications Corporation, a wholly owned subsidiary, operates
Spanish-language television station WNJU, serving the New York metropolitan area. Spanish American Communications Corporation was acquired by SACC, a wholly owned subsidiary of Reliance, on December 31, 1986 for approximately $70,000,000. The Company's acquisition of SACC was accounted for as of December 31, 1986 under the purchase method of accounting; and accordingly, assets acquired and liabilities assumed were recorded at their fair values based upon appraisals, net realizable values and other analyses.

      On June 1, 1987, the Company exchanged, in accordance with the terms of an amended agreement, $10,000,000 principal amount of short-term promissory notes with the Sellers of WNJU for $5,648,000 in cash (approximately $1,685,000 of which is payable on December 31, 1987) and 495,462 shares of unregistered common stock of the Company (valued for accounting purposes at $9.00 per share).

                     TELEMUNDO GROUP, INC. AND SUBSIDIARIES

                       NOTES TO CONSOLIDATED BALANCE SHEET

1. Basis of Financial Statement Presentation

      JB Acquisition Corp., formerly a wholly owned subsidiary of BJ
Holding Corp., which was a subsidiary of Reliance Capital Group, L.P. ("Reliance"), was organized for the purpose of acquiring John Blair & Company (the "Predecessor"). On December 24, 1986, JB Acquisition Corp. completed the acquisition of 100% of the outstanding common shares of the Predecessor. The cost of this acquisition including related expenses aggregated $283,500,000, and was financed, in part, by the issuance of increasing rate notes, discount debentures, cumulative exchangeable redeemable preferred stock and common stock.

      The acquisition was accounted for effective December 31, 1986 under the purchase method of accounting; and accordingly, assets acquired and liabilities assumed were recorded at their fair values based upon appraisals, net realizable values and other analyses, with appropriate recognition given to the effects of current interest rates and income taxes, including the estimated amounts payable arising from the anticipated income tax election to step up the tax basis of the acquired assets. The excess of cost over the fair value of net assets acquired of $312,216,000 is being amortized over 40 years using the straight-line method (see note 3). These amounts are subject to further refinement as a result of the filing of income tax returns and other matters.

      On December 24, 1986, the Predecessor became the surviving entity of a merger with JB Acquisition Corp. and on February 17, 1987, BJ Holding
Corp. changed its name to John Blair & Company (the "Company") and became the surviving entity of a merger with the Predecessor, which was accounted for "as if" a pooling of interests; and accordingly, is reflected in the accompanying balance sheet. On April 10, 1987, the Company changed its name to Telemundo Group, Inc. and on May 1, 1987 declared a one-for-eight reverse stock split, which is retroactively reflected in the accompanying financial statements.

      Other than interest expense of $9,011,000 relating to financing the acquisition, JB Acquisition Corp. did not have any operations during l986. Accordingly, presentation of a statement of operations of JB Acquisition Corp. for the period ended December 31, 1986 would not be meaningful.

      On January 2, 1987, the Company acquired SACC Acquisition Corp. ("SACC") from Reliance for $30,000,000 in cash and the assumption of approximately $40,000,000 principal amount of SACC debt. SACC, through Spanish
American Communications Corporation, a wholly owned subsidiary, operates Spanish-language television station WNJU, serving the New York metropolitan area. Spanish American Communications Corporation was acquired by SACC, a wholly owned subsidiary of Reliance, on December 31, 1986 for approximately $70,000,000, which was financed by $30,000,000 in cash, approximately $30,000,000 principal amount of bank borrowings by SACC and the issuance of $10,000,000 principal amount of short-term promissory notes by SACC (see note
5). The Company's acquisition of SACC was accounted for as of December 31, 1986 under the purchase method of accounting; and accordingly, assets acquired and liabilities assumed were recorded at their fair values based upon appraisals, realizable values and other analyses. The excess of cost over fair value of net assets acquired of $62,555,000 is being amortized over 40 years using the straight-line method.

      On December 29, 1986, the Predecessor acquired all of the outstanding preferred stock and 36.4% of the outstanding common stock of Estrella Communications, Inc. ("Estrella") for $16,525,000, including a short-term promissory note of $13,505,000. Estrella operates Spanish-language television station KVEA, serving the Los Angeles metropolitan area. The acquisition of the minority interest was accounted for under the purchase method of accounting; and the excess of cost over fair value of net assets acquired of $14,318,000 is being amortized over 40 years using the straight-line method.

      On March 25, 1987, the Company completed its acquisition of the remaining outstanding common shares of Estrella, substantially all of which were owned by Reliance and its affiliates, through a merger of Estrella into a wholly owned subsidiary of the Company. Pursuant to the terms of the merger, all the remaining outstanding common shares of Estrella were converted into 2,214,550 shares of the Company's common stock. In addition, warrants to purchase common shares of Estrella were exchanged for warrants, exercisable through December 31, 1992 at $8.00 per share, to purchase 212,478 common shares of the Company. The acquisition of the 63.6% interest in Estrella was accounted for "as if" a pooling of interests; and accordingly, the accompanying balance sheet includes the Company's proportionate share Estrella's

                                                                     EXHIBIT 24

PROSPECTUS

                                2,000,000 Shares

                              Telemundo Group, Inc.

                                  Common Stock

      All of the shares of Common Stock offered hereby are being sold by Telemundo Group, Inc. (the "Company"). Prior to this Offering, there has been no market for the Common Stock. See "Underwriting" regarding the factors to be considered in determining the initial public offering price. Up to 200,000 shares offered hereby will be reserved for sale to officers, directors and employees of the Company and of its affiliates, including Reliance Group Holdings, Inc.

      Concurrently with this Offering, the Company is offering to its equity securityholders, by separate prospectus, an aggregate of 5,113,871 shares of Common Stock at a price of $9.76, which is equal to the initial public offering price, less the underwriting discount. To the extent such shares are not purchased by such equity securityholders, they will be purchased by Reliance Capital Group, L.P. (the principal stockholder of the Company) and its indirect general partner. An entity (which includes an affiliate of Drexel Burnham Lambert Incorporated ("Drexel Burnham"), certain employees of Drexel Burnham and a partnership, the partners of which include employees of Drexel Burnham) and a partnership (the limited partners of which currently consist of employees of Drexel Burnham) have the right as equity securityholders of the Company, to purchase in such offering up to an aggregate of 525,744 shares. One of such entities intends to purchase 377,010 of such shares. The Company is also concurrently offering to the public, by separate prospectus, $220,000,000 aggregate principal amount of Zero Coupon Senior Notes. The closing of this Offering is conditioned upon, among other things, the contemporaneous closing of each of such concurrent offerings. See "Concurrent Offerings."

      The Common Stock has been approved for quotation through NASDAQ (symbol:
TLMD).

      Prospective purchases of the Common Stock should consider the specific risk factors set forth under "Risk Factors."

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
            SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
             ANY REPRESENTATION TO THE CONTRARY IS CRIMINAL OFFENSE.

                                    Price to        Underwriting     Proceeds to
                                    Public           Document(1)     Company(2)

      Per Share ................      $10.50            $0.74           $9.76

      Total (3) ................   $21,000,000       $1,480,000      $19,520,000

      (1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."
      (2) Before deducting aggregate expenses of this Offering and the concurrent offerings described above payable by the Company, estimated at $1,360,000. See "Concurrent Offerings".
      (3) The Company has granted the Underwriters a 30-day option to purchase up to 300,000 additional shares of Common Stock on the same terms per share to cover over-allotments, if any. If all of such additional shares are purchased, the total price to public will be $24,150,000, the total underwriting discount will be $1,702,000 and the total proceeds to Company will be $22,448,000. See "Underwriting."

      The shares of Common Stock are being offered by the Underwriters subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to approval of certain legal matters by counsel. It is expected that delivery of the shares will be made against payment therefor on or about August 26, 1987 at the offices of Drexel Burnham Lambert Incorporated, 60 Broad Street New York, New York.

Drexel Burnham Lambert                                  Bear, Stearns & Co. Inc.
       INCORPORATED

August 19, 1987

                     TELEMUNDO GROUP, INC. AND SUBSIDIARIES

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

Introduction

      On December 24, 1986, Reliance completed its acquisition of 100% of the outstanding common stock of the Predecessor. The acquisition was accounted for effective December 31, 1986 under the purchase method of accounting. The surviving corporation then merged into a subsidiary of Reliance. Such transaction was accounted for "as if" a pooling of interests and accordingly, is reflected in the balance sheet at December 31, 1986. The resulting corporation changed its name to John Blair & Company and, on April 10, 1987, to Telemundo Group, Inc.

      On January 2, 1987, the Company acquired SACC Acquisitions Corp. ("SACC") from Reliance (which had acquired SACC on December 31, 1986). SACC, through a subsidiary, operates Spanish-language television station WNJU, which serves the New York metropolitan area. The Company's acquisition of SACC was accounted for as of December 31, 1986 under the purchase method of accounting. See "Certain Transactions--Acquisitions."

      On December 29, 1986, the Predecessor acquired all of the outstanding preferred stock and 36.4% of the outstanding common stock of Estrella Communications, Inc. ("Estrella"), which operates Spanish-language television station KVEA, serving the Los Angeles metropolitan area. The acquisition of the minority interest was accounted for under the purchase method of accounting. On March 25, 1987, the Company completed its acquisition of the remaining outstanding common shares of Estrella, substantially all of which were owned by Reliance and its affiliates. The acquisition of the 63.6% interest in Estrella was accounted for "as if" a pooling of interests; and accordingly, the December 31, 1986 balance sheet includes the Company's proportionate share of Estrella's common shareholders' equity. See "Certain Transactions--Acquisitions."

Results of Operations

      The Company incurred a net loss of $26.3 million for the six months ended June 30, 1987 after net interest expense of $24.4 million in such six-month period. The results of operations for the first six months do not include the operations associated with net assets held for sale. The operating loss of $759,000 for the first six months of 1987 represents the operating results of the Company's Spanish-language television stations after network expenses of $1.0 million, corporate expenses of $2.9 million, and depreciation and amortization of $4.5 million. The television broadcasting business is seasonal, and the first half of a calendar year generally produces lower levels of revenue and operating income due to the reduced demand for advertising time. In addition, the results of operations for the first six months reflect expenses associated with the commencement of network operations which the Company anticipates will generate additional revenues and operating efficiencies.

      Revenues Increased 23% in the six months ended June 30, 1987 as compared with the corresponding period of the prior year, including significant increases at KVEA (85%) in the Los Angeles market and WSCV (45%) in the Miami market, which stations commenced broadcasting in November 1985 and June 1985, respectively. Revenues at WNJU in the New York market increased 22% in the six months ended June 30, 1987 as compared with the corresponding period of the prior year, while revenues for WKAQ in Puerto Rico, a mature station in a mature market, increased approximately 7% from the strong results of the first six months of 1986.

      Operating expenses, excluding network and corporate expenses and depreciation and amortization expense, increased 11% from the first six months of the prior year, reflecting the expanded level of operations and sales.

      Network expenses, which represent corporate sales and marketing costs not allocated to specific television stations, were $1.0 million for the six months ended June 30, 1987.

      Interest expense was $27.1 million for the six months ended June 30, 1987, reflecting the impact of the debt incurred in connection with the acquisition of the Predecessor.

                               BUSINESSES ACQUIRED

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Estrella Communications, Inc.

      Estrella Communications, Inc. ("Estrella") acquired television station KBSC-TV, Channel 52, in Los Angeles in October 1985, converted Channel 52's subscription television format to a commercial Spanish-language station and commenced broadcasting on November 24, 1985 as KVEA-TV.

      In the 1985 period, revenues represent sales of commercial advertising time from November 24, 1985 (the date KVEA-TV commenced broadcasting) to December 31, 1985. Expenses incurred from the date of incorporation of Estrella (January 7, 1985) to December 31, 1985 are included in the Statement of Operations.

      The year ended December 31, 1986 reflects the results of KVEA's first full year of operations. Estrella incurred a net loss of $4.8 million for the year after interest expense of $2.5 million and depreciation and amortization of $1.1 million.

      Since Estrella was considered to be in a start-up mode during the periods presented, the results of operations are not necessarily indicative of what can be expected for future periods. On March 25, 1987, the Company completed its acquisition of Estrella. See "Certain Transactions--Acquisitions."

WNJU-TV Broadcasting Corporation

      WNJU-TV Broadcasting Corporation owns and operates Spanish-language television station WNJU-TV, serving the New York metropolitan area.

      WNJU has net income of $621,000, $779,000 and $632,000 for the years ended August 31, 1986, 1985 and 1984, respectively. Revenues were $13.7 million in the 1986 period, $12.9 million in the 1985 period and $10.6 million in the 1984 period, reflecting the increased levels of sales of commercial advertising time. Direct operating costs plus selling, general and administrative expenses increased from $9.2 million to $10.9 million in fiscal years 1984 to 1985 and to $12.0 million in fiscal year 1986, reflecting WNJU's expanded level of operations including the formation in 1985 of a program distribution and sales representation unit.

      On January 2, 1987, the Company acquired SACC Acquisition Corp., which through subsidiaries, operates WNJU. See "Certain Transactions--Acquisitions." The operating results of WNJU through the time of its acquisition by the Company do not reflect the benefits which the Company believes will accrue to WNJU as a part of the Telemundo network.

National Group Television Inc. and Subsidiaries

      On August 14, 1987, the Company acquired National Group Television ("NGT") which owns and operates station KSTS, serving the San Francisco-San Jose market. See "Business -- Station Recently Acquired." The Company intends to convert KSTS's current English-language format to a Spanish-language format in October 1987. Since the station's format will be completely changed in October 1987, historical operating results are not indicative of what can be expected for future periods.

      NGT had and loss of $14 million for the year ended December 31, 1986 compared to net income of $495,000 in 1985. Revenues declined 11% during this period due to the loss of a customer which bought air time from the station, while expenses increased. In addition, net income for 1985 includes a $1.3 million extraordinary gain relating to the termination of a leasing agreement. NGT had a net loss of $437,000 in 1984. Revenues in 1984 approximated those of 1985, expenses were lower and the 1984 period included no extraordinary items.

      For the six months ended June 30, 1987, NGT had a net loss of $436,000 compared to a net loss of $606,000 for the comparable 1986 period. A 15% increase in revenues for the six-month period in 1987, the result of greater sales of commercial advertising time, more than offset an increase in expenses.

                                   MANAGEMENT

Directors and Executive Officers

      Information with respect to each of the current directors and executive officers of the Company is set forth below. Each such person is a citizen of the United States.

Name                    Age    Position
----                    ---    --------

Saul P. Steinberg ....   47    Chairman of the Board

Henry R. Silverman* ..   47    President, Chief Executive Officer and Director

Donald G. Raider* ....   54    Executive Vice President, Chief Operating Officer
                                 and Director

Peter J. Housman II ..   35    Senior Vice President, Treasurer and Chief
                                 Financial Officer

Leonard P. Forman ....   42    Senior Vice President

Thomas J. McKee ......   48    Senior Vice President, General Counsel and
                                 Secretary

Carlos Barba .........   52    Vice President, Programming and Promotion

Nancy R. Alpert ......   34    Vice President, Deputy General Counsel and
                                 Assistant Secretary

Kevin M. Sheehan .....   34    Vice President and Controller

W. Gary McBride ......   32    Vice President, Marketing and Sales

George E. Bello*+ ....   51    Director

Robert V. Cahill .....   56    Director

Martin J. Edelman+ ...   46    Director

Lowell C. Freiberg* ..   47    Director

Andrew R. Heyer ......   29    Director

Daniel Hirsch+ .......   47    Director

Howard E. Steinberg* .   42    Director

Robert M. Steinberg ..   44    Director

----------
* Member of Executive Committee.
+ Member of Audit Committee.

      Saul P. Steinberg became Chairman of the Board of the Company in February 1987 and he served as Chairman of the Board of Blair from January 1987 to February 1987. Mr. Steinberg has been Chairman of the Board and Chief Executive Officer of Reliance Group Holdings, Inc. ("RGH") or a predecessor thereof since 1961. RGH is a holding company with major operations in insurance, real estate development and consulting and technical services. Mr. Steinberg is also a director of Reliance Group, Incorporated ("RGI"); Reliance Insurance Company ("RIC"); Reliance Financial Services Corporation ("RFS"); Days Inns Corp.; Symbol Technologies, Inc.; The Flying Tiger Line Inc.; Tiger International, Inc.; and Zenith National Insurance Corp. Mr. Steinberg became Chairman of the Board and Chief Executive Officer of Frank B. Hall & Co. Inc. on July 31, 1987.

      Henry R. Silverman has been the President, Chief Executive Officer and a Director of the Company since its formation in May 1986. Mr. Silverman also served as Chairman of the Board of the Company from May 1986 to February 1987. Mr. Silverman served as Chairman of the Board of Blair from October 1986 through January 1987 and served as President and Chief Executive Officer of Blair from January 1987 to February 1987. He is also Senior Vice President -- Business Development of RGH, and President and Chief Executive Officer of Reliance Capital Group, Inc. ("Reliance Capital"), a subsidiary of RGH. From 1977 until he joined RGH in 1982, Mr. Silverman was a founder and general partner of Metropolitan Communications Company. Mr. Silverman has served as Chairman and Chief Executive Officer of Days Inns Corp. and Days Inns of America, Inc. since September 1984.

      The following table sets forth certain information, as of August 1,1987 and after giving effect to the Offerings, with respect to all persons known by the Company to be the beneficial owners of more than 5% of its outstanding Common Stock, and with respect to all Common Stock of the Company beneficially owned by each Director of the Company and by the Directors and executive officers of the Company as a group. As of August 1, 1987, there were 29 shareholders of record. Such table assumes that Reliance and Reliance Capital will purchase all of the shares issued in the Securityholders' Offering, and any shares to be acquired by Reliance Capital are included as shares owned by Reliance. The persons named below hold sole voting and dispositive power with respect to the shares shown opposite their respective names, unless otherwise indicated. No officer or director of the Company beneficially owned any shares of the Company's Preferred Stock on August 1, 1987.

                                                     Percent of                            Percent of
                               Shares Beneficially   Outstanding    Shares Beneficially    Outstanding
                                  Owned Before      Shares Before       Owned After       Shares After
        Name                       Offerings         Offerings(1)       Offerings(1)     Offerings(1)(2)
        ----                       ---------         ------------       ------------     ---------------
Reliance Capital Group, L.P. ..   5,233,390(3)          85.0%           9,510,596(3)        69.7%
Henry R. Silverman ............      71,491(4)           1.2%              71,491(4)         *
George E. Bello ...............     112,293(4)           1.8%             112,293(4)         *
Lowell C. Freiberg ............      63,819(4)           1.0%              63,819(4)         *
Howard E. Steinberg ...........       3,125(4)           *                  3,125(4)         *

All directors and executive
officers as a group (18
persons) ......................     250,728(4)           4.1%             250,728(4)         1.8%

----------
(1)   An asterisk indicates that the shares owned are less than 1% of the class.

(2) Assumes no exercise of the Underwriters' Over-Allotment Option and assumes issuance of 375,000 shares in connection with the purchase by the company of KSTS.

(3) Includes 2,837,617 shares as to which Reliance has sole voting and dispositive power. Upon completion of the Offerings, Reliance will no longer have voting or dispositive power with respect to 836,665 of such shares. Included in such shares as to which Reliance shall retain sole voting and dispositive power are 538,587 shares held by an entity which includes an affiliate of Drexel Burnham Lambert Incorporated ("Drexel Burnham"), certain employees of Drexel Burnham and a partnership, the partners of which include employees of Drexel Burnham. Does not include 212,478 shares issuable upon conversion of warrants held by a partnership, the limited partners of which currently consist of employees of Drexel Burnham. See "Certain Transactions--Transactions With Drexel Burnham Lambert Incorporated."

(4) By agreement, Reliance has sole voting and dispositive power for the shares shown to be beneficially owned by Messrs. Silverman, Bello, Freiberg and Steinberg, and accordingly such shares are also included in the shares shown as beneficially owned by Reliance. If such persons purchased all the shares they have the right to purchase under the Securityholders' Offering, Mr. Bello would own 1.4%, and Messrs. Silverman, Freiberg and Steinberg would each own less than 1% of the outstanding shares after the Offerings.

Reliance Capital Group, L.P.

      Reliance Capital Group, L.P. ("Reliance") is a New York limited partnership and is managed by its sole general partner, Reliance Associates, L.P. ("Associates"), which is also a New York limited partnership. Associates is managed by its sole general partner, Reliance Capital Group, Inc., a Delaware corporation ("Reliance Capital"). Reliance Capital is an indirect wholly owned subsidiary of Reliance Group Holdings, Inc. ("RGH"). For information concerning security ownership in RGH, see "Security Ownership in RGH of Management."

      RGH is a holding company with major operations in insurance, real estate development and consulting and technical services. RGH organized Reliance in November 1983 for the purpose of

                              CERTAIN TRANSACTIONS

Acquisitions

      WNJU-TV Broadcasting Corporation. On December 31, 1986, SACC Acquisition Corp. ("SACC Acquisition"), a Delaware corporation organized by Reliance, purchased from A. Jerrold Perenchio, Norman Lear, Alan D. "Bud" Yorkin, Frances Lear and Peg Yorkin ("Sellers") all of the issued and outstanding stock of Spanish American Communications Corporation ("SACC") which, through WNJU-TV Broadcasting Corporation, a wholly owned subsidiary, owns and operates WNJU, serving the New York metropolitan area. The purchase price consisted of a cash payment of $60 million plus notes of SACC Acquisition in the principal amount of $10 million which were guaranteed by Reliance. The source of funds for the cash payment consisted of $30 million from Reliance's working capital and approximately $30 million borrowed by SACC Acquisition from two banks. The bank indebtedness is secured by the pledge of all the outstanding capital stock of both SACC Acquisition and WNJU-TV Broadcasting Corporation, and will be repaid from the proceeds of the Offerings.

      On January 2, 1997, the Company purchased from Reliance all of the issued and outstanding stock of SACC Acquisition for $30 million in cash and the assumption of approximately $40 million principal amount of SACC debt (resulting in an aggregate purchase price equal to the amount that SACC Acquisition had paid to purchase all of the issued and outstanding stock of SACC).

      On June 1, 1987, the Sellers exchanged the $10 million principal amount of notes from SACC Acquisition for an aggregate consideration of approximately $5,648,000 in cash (approximately $1,685,000 of which is payable on December 31, 1987) and 495,462 shares of Common Stock of the Company. The Sellers who received shares of Common Stock, so long as either A. Jerrold Perenchio or all the other Sellers in the aggregate continue to own at least two-thirds of the Common Stock issued to him or them on June 1, 1987, are entitled to elect Robert
V. Cahill to the Board of Directors, and Mr. Cahill was elected effective June 1, 1987. Mr. Cahill served as director, Vice President and Secretary of SACC from 1982 until 1986.

      Estrella Communications, Inc. Estrella Communications, Inc. ("Estrella") was formed in January 1985 for the purpose of acquiring Channel 52 serving the Los Angeles metropolitan area and converting such station from a subscription television format to an over-the-air Spanish-language station. Reliance acquired an ownership interest in Estrella in April 1985, and Estrella completed the acquisition of Channel 52 in October 1985 at an acquisition cost of approximately $30 million.

      Prior to December 29, 1986, Reliance controlled 63.6% of Estrella. On December 29, 1986, the Company purchased all the common stock of Estrella held by SFN Communications, Inc. ("SFN"), which constituted approximately 30% of the outstanding common stock, as well as preferred stock of Estrella held by SFN, and SFN's options and first refusal rights pursuant to a shareholders' agreement, for a net cash purchase price of approximately $13.5 million payable by the Company's promissory note due on the earlier of (i) December 31, 1987, and (ii) a refinancing of the indebtedness of the Company and its subsidiaries. Such note will be repaid from the proceeds of the Offerings. As part of the agreement, the Company agreed to a dismissal with prejudice of an unrelated litigation claim it had commenced against SFN. On December 29, 1986, the Company also purchased certain of the common stock of Estrella held by three individual holders other than Reliance and its affiliates, constituting approximately 6.2% of the outstanding common stock of Estrella, for an aggregate cash purchase price of approximately $1.8 million resulting in its ownership of 36.4% of Estrella. The three individual holders, plus an additional individual who is unaffiliated with Reliance, retained an aggregate of approximately 6.6% of the outstanding common stock of Estrella.

      The Company completed its acquisition of Estrella on March 25, 1987 pursuant to a merger in which all of the outstanding shares of Estrella held by persons other than the Company (but including Reliance, certain employees of Estrella, and Henry K. Silverman, George E. Bello and Lowell C. Freiberg, who are Directors of the Company) were converted into an aggregate of 2,214,550 shares of the Company's Common Stock (of which 11,400, 21,090 and 8,550 were issued to Messrs. Silverman, Bello and Freiberg, respectively). All of such shares of Common Stock were recorded at $8,926,000, which represented the proportionate share of Estrella's common shareholder's equity at December 31, 1986 (the date of the "as if" pooling of interests).

      The Company believes that the consideration paid in each of the above discussed acquisitions represented the fair value of the assets acquired.

Transactions with Drexel Burnham Lambert Incorporated

      Drexel Burnham Lambert Incorporated ("Drexel Burnham"), one of the managing underwriters of the Offering of the Notes and of the Underwritten Stock Offering, has rendered, and expects to continue to render, various investment banking and other advisory services to the company and its affiliates, including Reliance and RGH. In August 1983, Reliance Capital agreed to retain, and to use its best efforts to cause its investee companies to retain, Drexel Burnham to perform any investment banking services required by Reliance or such investee companies at customary and then prevailing fees for such services.

      In connection with an unsolicited acquisition proposal for Blair made by Macfadden Acquisition Corp. in April and May of 1986, Blair retained Drexel Burnham and Salomon Brothers Inc as Blair's financial advisors. In connection therewith, Drexel Burnham and Salomon Brothers Inc rendered various advisory services to Blair. Drexel Burnham received an advisory fee of $350,000 and an additional fee of $2,369,377, which additional fee became payable upon consummation of the acquisition of Blair by Reliance. Salomon Brothers Inc received an advisory fee of $500,000 and an additional fee of $2,219,377 upon consummation of the acquisition of Blair by Reliance.

      Reliance retained Drexel Burnham as its financial advisor in connection with its acquisition of Blair, including acting as dealer-manager in connection with the Reliance tender offer for the common stock of Blair, and as placement agent with respect to the financing of the acquisition. In connection therewith, Drexel Burnham received a dealer-manager fee of $250,000, a placement fee of $7,829,600 for placing an aggregate of $226 million of financing to effectuate the acquisition of Blair by Reliance and a fee of $1,460,000 upon the consummation of Reliance's acquisition of Blair. Blair consented to Reliance's retention of Drexel Burnham as Reliance's financial advisor in connection with the acquisition.

      In connection with Reliance's retention of Drexel Burnham for the acquisition of Blair, Reliance agreed to cause Blair to retain, subject to certain exceptions, Drexel Burnham as its exclusive investment banker, for fees to be mutually agreed upon, if Reliance were to cause Blair to retain an investment banker to advise it with respect to certain asset sales or refinancings. Drexel Burnham was retained by Blair as its financial advisor in connection with its decision to dispose of its English-language television and radio stations. Drexel Burnham provided various advisory services with respect to the structure of such transactions and the consideration received or paid in such transactions. In connection therewith, Drexel Burnham is entitled to receive an aggregate fee of $2,410,000 (of which $890,000 has been paid). Drexel acted as financial advisor to Reliance in connection with its acquisition of Estrella, including acting as placement agent with respect to a portion of the financing incurred to acquire Estrella, for which Drexel received a fee of $775,000.

      In connection with such services, the Company agreed to pay the costs and expenses of Drexel Burnham and to indemnify Drexel Burnham against certain liabilities.

      Drexel Reliance Capital Group Partnership ("DRCGP"), a general partnership consisting of an affiliate of Drexel Burnham, certain employees of Drexel Burnham and a partnership consisting of employees of Drexel Burnham, is a limited partner of Associates, with a 50% partnership interest in Associates. See "Security Ownership of Certain Beneficial Owners." Because of such partnership interest, DRCGP has the right to acquire up to 25% of any investment made by Reliance. In addition, the limited partners of Reliance include, directly or indirectly, certain employees of Drexel Burnham. For information concerning the ownership of securities of the Company by Drexel Burnham and certain other persons, see "Security Ownership of Certain Beneficial Owners." Andrew R. Heyer, a Managing Director of Drexel Burnham, is a Director of the Company. Herbert Bachelor, a Senior Executive Vice President of Drexel Burnham, is a director of Days Inns of America, Inc. and Days Inns Corp., subsidiaries of Reliance.

      An entity (which includes an affiliate of Drexel Burnham, certain employees of Drexel Burnham and a partnership, the partners of which include employees of Drexel Burnham) and a partnership (the limited partners of which currently consist of employees of Drexel Burnham) have the right, as equity securityholders of the Company, to purchase in the Securityholders' Offering up to an aggregate of 525,744 shares. One of such entities intends to purchase 377,010 of such shares.

      As one of the managing underwriters of the offering of the Notes and the Underwritten Stock Offering, Drexel Burnham will receive customary underwriting compensation.

             JOHN BLAIR & COMPANY AND SUBSIDIARIES (THE PREDECESSOR) station WSCV licensed to Ft. Lauderdale, Florida, which began broadcasting as a Spanish-language station in June 1985.

      These acquisitions were accounted for under the purchase method of accounting and their operations are included in the consolidated statement of operations from their respective dates of acquisition. The effect of these acquisitions on the Predecessor's results of operations for the year ended December 31, 1985 would not have been significant.

4.    Discontinued Operations

      During 1986, the Predecessor sold its printing operations in various transactions which resulted in a net pretax gain of $16,666,000, its free-standing newspaper insert business for an amount which approximated carrying value and certain shares of convertible preferred stock of ADVO System, Inc., its then wholly owned direct mail marketing subsidiary, for $10,000,000. In addition, on September 15, 1986, the Predecessor distributed the remaining equity interest in ADVO to the shareholders of record on September 5, 1986, other than JB Acquisition Corp., as a stock dividend. In connection with the disposition of ADVO, which was acquired in 1984, the Predecessor reduced the excess of cost over fair value of net assets acquired relating to ADVO by $55,116,000.

      On December 31, 1986, the Predecessor sold its two NBC affiliated television stations, KSBW and KSBY, and an independent television station, KOKH, for cash of approximately $89,000,000, including approximately $3,000,000 for working capital.

      On March 2, 1987, Telemundo Group, Inc. ("Telemundo"), the successor to John Blair & Company, entered into an agreement to sell substantially all of the assets and businesses of its eight owned radio stations for approximately $152,000,000 in cash plus an amount to be determined based upon working capital. In connection with the sale, Telemundo will repay a $36,000,000 secured term loan of the radio stations. The sale of the radio stations, which is subject to approval by the Federal Communications Commission and the satisfaction of other customary closing conditions, is expected to close in the second or third quarter of 1987.

      On April 10, 1987, Telemundo sold substantially all of the assets and businesses of its television representation and entertainment businesses for $115,000,000 in cash, plus an amount to be determined based upon the working capital of the television representation operations. On May 13, 1987, Telemundo sold its Blair Radio unit of its radio representation division, excluding its working capital, for approximately $10,300,000 in cash. In addition, Telemundo intends to sell substantially all of the assets and business of its remaining radio representation businesses.

      Summarized statement of operations information for the printing, marketing, television and radio representation, entertainment and English-language owned broadcasting stations is as follows:

                                              Year Ended December 31
                                  ----------------------------------------------
                                       1986            1985            1984
                                  -------------   -------------   -------------

Revenues .......................  $ 565,046,000   $ 943,207,000   $ 807,896,000
                                  =============   =============   =============

Income (loss) from discontinued
operations before income taxes .  $ (41,016,000)  $ (23,907,000)  $  31,900,000

Income tax (provision) benefit .     (1,035,000)     24,805,000      (4,526,000)
                                  -------------   -------------   -------------

Income (loss) from discontinued
operations .....................    (42,051,000)  $     898,000   $  27,374,000
                                  =============   =============   =============

                                                                      EXHIBIT 25

    Copyright 1986 Information Access Company, a Thomson Corporation Company
                                      ASAP
                       Copyright 1986 Reed Publishing USA
                                  Broadcasting

                               November 24, 1986


SECTION:   Vol. 111; Pg. 68; ISSN: 0007-2028

LENGTH:    952 words

HEADLINE:  Moving and shaking at John Blair & Co;
           divestments and personnel changes

BODY:      Moving and shaking at John Blair & Co.

           Schwartz retires, replaced by Devlin; radio stations near sale

     The more things change the more they change for John Blair & Co., as the new owners continue to reshape that company. Reliance Capital Group Limited Partnership (Reliance L.P.) now owns over 80% of John Blair & Co.'s outstanding stock and plans to complete the purchase of the remaining 2.3 million shares before the end of this year. Without waiting for the closing, the Reliance partnership, an investment fund in which Reliance Capital Group and Drexel Burnham Lambert are the general partners, has continued dismantling Blair, reversing the last five years of expansion. As a result, what might have been a billion-dollar corporation a few years away will end up with operations producing less than a hundred million dollars.

     Much of the dismantling of Blair's non-broadcast properties, including the company's printing and direct-marketing subsidiaries, was done as part of a restructuring conducted in the midst of a five-month takeover battle for Blair. The partnership did not secure its victory over the initial bidder for the company, MacFadden Holdings, until late last summer ("In Brief", Aug. 18).

     Since Reliance L.P. gained formal control of Blair, it has begun cutting back both the corporate and broadcasting divisions. With Blair now a fraction of its former self, the new owners see less need for legal and human resources staff.

     Among those corporate officials whose roles have been eliminated are Joe Rosenberg, vice president of corporate communications, and Georgiana Whitlock, director of strategic planning. Richard Leberman, formerly Blair's chief financial officer, was replaced by Peter J. Housman II, formerly controller of Reliance Capital Group. Jack Fritz remains president and chief executive officer.

     In the station division Reliance is selling off all of Blair's radio and television stations except the Spanish-language operations, in keeping with a plan the partnership had since the beginning ("Closed Circuit", June 30). It has recently sold, subject to FCC approval, KOKH-TV Oklahoma City, and KSBY-TV San Luis Obispo and KSBW-TV Salinas, both California, for $ 86 million to Gillett Group Inc. Additionally the radio stations are on the market, with the company preferring to sell them as a group.

                        Broadcasting, November 24, 1986

     The Hispanic broadcasting properties the partnership is keeping are BlairSpan, A Spanish-language representative; Telemundo, a San Juan, P.R.-based production company; WKAQ-TV San Juan, and WSCV-TV Miami-Fort Lauderdale, Fla. Their operation will likely be turned over to Joe Wallach, who is president of KVEA(TV) Corona (Los Angeles), Calif. Reliance Group Holdings has a controlling interest in Estrella Communications, the licensee of KVEA(TV), and Blair's new president and chief operating officer, Donald G. Raider, is formerly an executive vice president of Estrella.

     Also, Reliance has recently agreed to buy, for more than $ 70 million, Hispanic-language WNJU-TV Newark, N.J. (New York). More than one executive at Blair said last week that responsibility for BlairSpan was now Wallach's and that Len Ringquist, president of BlairSpan, would be leaving.

     Also announced last week was the imminent departure of Blair Television's president and chief operating officer, Walter A. Schwartz, who had headed the TV station representation arm of the company since 1979. The 63-year-old Schwartz said he had planned to retire earlier, but had waited instead until the ownership transfer was complete. One indication that retirement was indeed voluntary is, according to one executive, that Schwartz will not receive a golden parachute like those promised to 18 executives last year if they were forced out following change in control ("Closed Circuit,' Nov. 25, 1985).

     Replacing Schwartz will be Pat Devlin, executive vice president of Blair Television since 1980 and a 21-year veteran. The new division president will have plenty of challenges to face, as national spot revenue is more subdued than in recent years. In addition, the end of this month will see Blair lose representation of certain Capital Cities stations, which in the future will be represented by ABC Spot Sales. There are currently no plans to fill Devlin's spot.

     Blair recently released its third-quarter results. Revenue for the television stations was up 8%, with strongest improvement from the two California stations being sold and WKAQ-TV. The station representation business showed a 25% increase, primarily due to the addition, since last year, of two radio rep operations--which the company said are still unprofitable. The entertainment division revenue was up 67%, a jump attributed to increased first-run television sales. For the company as a whole, operating income from continuing operations, and before unusual expense, was up 181%, to $ 8.8 million, on revenue of $ 60.8 million, after interest at $ 3.4 million, compared to a loss of $ 7 million in previous third quarter.

     After all the court battles, FCC filings and revised tender offers, will the partnerships pursuit of John Blair & Co. have paid off? More than one informed observer guessed the answer is still to come. Among the future considerations are the cost of financing purchase of the remaining 2.3 million Blair shares still outstanding. The sale price of the radio stations, according to some estimates, runs between $ 140 million and $ 175 million. Undoubtedly, there are also some complicated financial issues such as when the partnership will repay tender-offer debt and the use of Blair's extensive net-loss-carryover tax benefits.

Photo: Schwartz

                                                                      EXHIBIT 26


PROSPECTUS

                                2,000,000 Shares

                              Telemundo Group, Inc.
                                  Common Stock

      All of the shares of Common Stock offered hereby are being sold by Telemundo Group, Inc. (the "Company"). Prior to this Offering, there has been no market for the Common Stock. See "Underwriting" regarding the factors to be considered in determining the initial public offering price. Up to 200,000 shares offered hereby will be reserved for sale to officers, directors and employees of the Company and of its affiliates, including Reliance Group Holdings, Inc.

      Concurrently with this Offering, the Company is offering to its equity securityholders, by separate prospectus, an aggregate of 5,113,871 shares of Common Stock at a price of $9.76, which is equal to the initial public offering price, less the underwriting discount. To the extent such shares are not purchased by such equity securityholders, they will be purchased by Reliance Capital Group, L.P. (the principal stockholder of the Company) and its indirect general partner. An entity (which includes an affiliate of Drexel Burnham Lambert Incorporated ("Drexel Burnham"), certain employees of Drexel Burnham and a partnership, the partners of which include employees of Drexel Burnham) and a partnership (the limited partners of which currently consist of employees of Drexel Burnham,) have the right, as equity securityholders of the Company, to purchase in such offering up to an aggregate of 525,744 shares. One of such entities intends to purchase 377,010 of such shares. The Company is also concurrently offering to the public, by separate prospectus, $220,000,000 aggregate principal amount of Zero Coupon Senior Notes. The closing of this Offering is conditioned upon, among other things, the contemporaneous closing of each of such concurrent offerings. See "Concurrent Offerings."

      The Common Stock has been approved by quotation through NASDAQ (symbol:
TLMD).

      Prospective purchasers of the Common Stock should consider the specific risk factors set forth under "Risk Factors."

                                   ----------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY
            OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

                      Price to               Underwriting            Proceeds to
                       Public                Discount(1)             Company(2)
                       ------                -----------             ----------
Per Share              $10.50                   $0.74                   $9.76
Total(3)             $21,000,000              $1,480,000             $19,520,000

----------
(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."
(2) Before deducting aggregate expenses of this Offering and the concurrent offerings described above payable by the Company, estimated at $1,360,000. See "Concurrent Offerings."
(3) The Company has granted the Underwriters a 30-day option to purchase up to 300,000 additional shares of Common Stock on the same terms per share to cover over-allotments, if any. If all of such additional shares are purchased, the total price to public will be $24,150,000, the total underwriting discount will be $1,702,000, and the total proceeds to Company will be $22,448,000. See "Underwriting."

                                   ----------
      The shares of Common Stock are being offered by the Underwriters subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to approval of certain legal matters by counsel. It is expected that delivery of the shares will be made against payment therefor on or about August 26, 1987 at the offices of Drexel Burnham Lambert Incorporated, 60 Broad Street, New York, New York.

                                   ----------

Drexel Burnham Lambert                                  Bear, Stearns & Co. Inc.
    INCORPORATED

August 19, 1987

                                   THE COMPANY

      Telemundo Group, Inc. (the "Company"), through its subsidiaries owns and operates Spanish-language stations in the United States and is also engaged in the production and syndication of Spanish-language television programming and the sale of advertising on behalf of its television stations. The Company currently owns and operates: (i) WNJU, a Spanish-language television station serving the New York City market, (ii) WKAQ, the leading television station serving Puerto Rico, (iii) KVEA, a Spanish-language television station serving the Los Angeles market, and (iv) WSCV, a Spanish-language television station serving the Miami market. The Company's owned television stations are located in the four largest Hispanic markets in the United States and their signals reach approximately one-half of the United States Hispanic population. Unless otherwise indicated, references in this Prospectus to the United States include Puerto Rico.

      The Company intends to acquire additional Spanish-language television stations in areas of significant Hispanic population in the United States. Additionally, the Company intends to enter into affiliation agreements with Spanish-language television stations owned by others and with English-language television stations that are interested in carrying Spanish-language programming. This strategy will enable the Company to create a network of Spanish-language television stations. In August 1987, the Company purchased television station KSTS serving the San Jose-San Francisco area (the sixth largest United States Hispanic market) that the Company will convert to a Spanish-language station. The Company has also acquired an option to purchase a television station to be constructed in the Houston-Galveston market (the eighth largest United States Hispanic market) that the Company has agreed to finance and that will carry Spanish-language programming supplied by the Company. See "Business--Station Recently Acquired" and "Business--Other Stations." Because approximately 75% of all Hispanics in the United States reside in the 15 largest Hispanic markets, the Company believes that, if achieved, its planned network will reach, and provide advertisers an opportunity to target, a substantial majority of the Hispanic population in the United States that views Spanish-language television.

      In January 1987, the Company began network programming with the broadcast of Noticiero Telemundo, a weeknight national and international news program. The Company currently provides 30 hours of network programming weekly and expects to offer approximately 40 hours per week by the end of 1987. To support its network, the Company is also engaged in various capital improvement projects, including the development of a satellite distribution/operations center. See "Business--Satellite Distributions/Operations Center."

      The Company believes that during the next several years there will be a significant increase in advertising dollars targeted to the United States Hispanic population in general, and the United States Spanish-language television audience in particular. In 1986, advertisers spent approximately $22 billion on English-language television advertising in the continental United States. During the same period, advertisers spent less than $200 million, or less than 1% of all television advertising expenditures, on Spanish-language television advertising in the continental United States, even though Hispanics represent between 7% and 8% of the continental United States population. While there is no statistical information available to the Company demonstrating (i) that the dollar amount of television advertising expenditures aimed at a potential audience correlates with the number of persons who comprise such an audience, or (ii) what percentage of the United States Hispanic population prefers to watch English-language (instead of Spanish) television, the Company believes that national advertisers will significantly increase their spending on Spanish-language television.

      The Company's strategy for attracting national advertisers to Spanish-language television is to produce or to acquire innovative programming to attract a larger share of the Spanish-language television viewing audience and to provide advertisers and their agencies with comprehensive market research to demonstrate the sales opportunities available in the United States Hispanic market. Although no assurances can be given, the Company believes that it will be able to increase its audience share, attract more advertising dollars from both new and existing advertisers on Spanish-language television and increase its rates for advertising time.

                                                                      EXHIBIT 27

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 10-K
                ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended                            Commission file number
   December 31, 1988                                        0-16099

                              Telemundo Group, Inc.
             (Exact name of registrant as specified in its charter)

               Delaware                                   13-3348686
     (State or other jurisdiction                      (I.R.S. Employer
   of incorporation or organization)                   Identification No.)

            1740 Broadway                                    10019
          New York, New York                              (Zip Code)
(Address of principal executive offices)


       Registrant's telephone number, including area code: (212) 492-5500

        Securities Registered Pursuant to Section 12(b) of the Act: None

           Securities Registered Pursuant to Section 12(g) of the Act:
          Common Stock, $.01 Par Value; Common Stock Purchase Warrants

      Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes |X| No |_|

      As of March 22, 1989, 16,842,924 shares of the common stock of Telemundo Group, Inc. were outstanding, and the aggregate market value of the voting stock held by nonaffiliates was approximately $33,826,930.

Documents Incorporated by Reference:

(1)   Telemundo Group, Inc. 1988 Annual Report--Parts I, II and IV.
(2) Telemundo Group, Inc. Proxy Statement for the Annual Meeting of Stockholders to be held June 8, 1989--Part III.

================================================================================

PART I

Item 1. Business.

      Telemundo Group, Inc. (the "Company" or "Registrant") is a Spanish-language television network operating in the United States. Through its owned and operated stations and affiliates, the Company serves 26 markets, reaching approximately 68% of all U.S. Hispanic households. The Company is also engaged in the production of Spanish-language programming and the sale of advertising time on behalf of its owned television stations and affiliates. The Company currently owns and operates the following Spanish-language television stations in the continental United States: (i) KVEA, serving the Los Angeles market, (ii) WEJU, serving the New York City market, (iii) WSCV, serving the Miami-Ft. Lauderdale market, (iv) KSTS, serving the San Francisco-San Jose market and (v) KTMD, serving the Houston-Galveston market. The Company is providing financing to an unrelated corporation for the construction of a Spanish-language television station, KVDA, that will serve the San Antonio market, and has an option to purchase 85% of such corporation under KVDA's commencement of broadcasting activities. Upon the commencement of KVDA's operations, the Company, through its owned stations and affiliates, will reach over 72% of the continental United States Hispanic population and cover the 13 largest U.S. Hispanic markets. In addition, the Company owns and operates WKAQ-TV, the leading television station serving Puerto Rico. Unless otherwise indicated, references to the United States in this Annual Report on Form 10-K exclude Puerto Rico.

General Development of Business

      The Company was organized in May 1986 as BJ Holding Corp, ("Holding") under the laws of Delaware and is the successor to John Blair & Company, formerly a diversified communications company ("Blair" or the "Predecessor"). Blair was acquired in 1986 by Reliance Capital Group, L.P. ("Reliance"). References hereafter to "Blair" or the "Predecessor" shall refer to John Blair & Company and references to the "Company" shall refer to Telemundo Group, Inc. as the successor-in-interest to Blair. Reliance is a New York limited partnership and is managed by its sole general partner, Reliance Associates, L.P. ("Associates"), which is also a New York limited partnership. Associates is managed by its sole general partner, Reliance Capital Group, Inc., a Delaware corporation ("Reliance Capital"). Reliance Capital is an indirect wholly owned subsidiary of Reliance Group Holdings, Inc, ("RGH"). RGH is a holding company which has major insurance operations, engages in real estate development, provides consulting and technical services and makes diversified investments.

      The Company's outstanding common stock, par value $.01 per share (the "Common Stock"), and warrants which entitle the holder to purchase one share of Common Stock at an exercise price of $7.50 per share through August 25, 1993 (the

"Warrants"), are each quoted through the NASDAQ system under the symbols TLMD and TLMDW, respectively. Reliance, Reliance Insurance Company ("RIC") and RIC subsidiaries collectively own beneficially approximately 70% of the outstanding Common Stock and therefore control the Company. RIC is an indirect subsidiary of RGH.

      In April 1988, the Company purchased KTMD, a newly constructed television station serving the Houston-Galveston market that the Company financed and that began carrying Spanish-language programming supplied by the Company in February 1988. See "Recent Acquisitions--Houston--Galveston Station". The Company has an option to purchase 85% of the stock of an unrelated corporation licensed by the Federal Communications Commission (the "FCC") to construct and operate a television station, KVDA, in the San Antonio market. The Company is financing the construction of this station, and the station will carry the Company's programming as an affiliate as soon as the construction is completed.

      In November 1988, the Company purchased the net assets of HBC Group Holdings, Inc., consisting of transmitting and receiving equipment, including a satellite uplink facility and television program production facilities, for approximately $3.3 million in cash, 200,000 shares of Common Stock and warrants to purchase 20,000 shares of Common Stock at $10.50 per share through November 1993. These assets are being used as a part of the Company's network operations center in Miami, Florida. See "Recent Acquisitions -- Operations Center".

Narrative Description of Business

      The Company's principal source of revenue is the sale of network advertising time on its network and the sale of local and national advertising time on the Company's owned and operated television stations. Additionally, several of the Company's stations sell blocks of air time during the periods of low viewership to independent programmers ("block time programmers").

      The Company's Television Stations

      The following table sets forth certain information about the Company's owned Spanish-language television stations:

                                                                      EXHIBIT 28

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 10-K

|X|             ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                   For the fiscal year ended December 31, 1990

                                       OR

|_|            TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934
                             Commission file number
                                     0-16099

                              TELEMUNDO GROUP, INC.
             (Exact name of registrant as specified in its charter)


                  Delaware                                  13-3348686
       (State or other jurisdiction of                   (I.R.S. Employer
       incorporation or organization)                   Identification No.)

                1740 Broadway                                  10019
             New York, New York                             (Zip Code)
  (Address of principal executive offices)

       Registrant's telephone number, including area code: (212) 492-5500

        Securities Registered Pursuant to Section 12(b) of the Act: None

 Securities Registered Pursuant to Section 12(g) of the Act: Common Stock,
                                $.01 Par Value;
                         Common Stock Purchase Warrants

      Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the proceeding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes X No

      As of March 21, 1991, 37,042,924 shares of the common stock of Telemundo Group, Inc. were outstanding, and the aggregate market value of the voting stock held by nonaffiliates was approximately $40,329,670.

Documents Incorporated by Reference:

(1)   Telemundo Group, Inc. 1990 Annual Report--Parts I, II, and IV.

(2) Telemundo Group, Inc. Proxy Statement for the Annual Meeting of Stockholders to be held June 6, 1991--Part III.

      The Company's outstanding common stock, par value $.01 per share (the "Common Stock"), and warrants which entitle the holder to purchase one share of Common Stock at an exercise price of $7.50 per share through August 25, 1993 (the "Warrants"), are each quoted through the NASDAQ system under the symbols TLMD and TLMDW, respectively. Reliance Capital and RIC collectively beneficially own approximately 78% of the outstanding Common Stock and therefore control the Company.

      In July 1990, the Company issued a total of four million shares of Common Stock to RIC and two of its subsidiaries and two million shares of Common Stock to Reliance Capital at a cash purchase price of $6.25 per share.

      In August 1990, the Company purchased 85% of the outstanding stock of Nueva Vista Productiions, Inc. ("Nueva Vista"), which owns and operates Spanish-language television station KVDA, Channel 60, licensed to San Antonio, Texas, for approximately $3.0 million. The Company financed the construction of KVDA through loans to Nueva Vista totalling approximately $12.4 million. The Company changed Nueva Vista's name to Telemundo of San Antonio, Inc. See "Full-Power Stations---San Antonio".

Narrative Description of Business

      The Company's principal source of revenue is the sale of network advertising time on its network and the sale of local and national advertising time on the Company's owned and operated television stations. Additionally, several of the Company's stations sell blocks of air time during periods of low viewership to independent programmers ("block time programmers").

      The Company's Television Stations

      The Company owns and operates seven full-power and several low-power Spanish-language television stations.

           Full-Power Stations

      The following table sets forth certain information about the Company's owned full-power Spanish-language television stations:

                                                                      EXHIBIT 29

PROSPECTUS

                                2,000,000 Shares

                              Telemundo Group, Inc.
                                  Common Stock

                                   ----------

      All of the shares of Common Stock offered hereby are being sold by Telemundo Group, Inc. (the "Company"). Prior to this Offering, there has been no market for the Common Stock. See "Underwriting" regarding the factors to be considered in determining the initial public offering price. Up to 200,000 shares offered hereby will be reserved for sale to officers, directors and employees of the Company and of its affiliates, including Reliance Group Holdings, Inc.

      Concurrently with this Offering, the Company is offering to its equity securityholders, by separate prospectus, an aggregate of 5,113,871 shares of Common Stock at a price of $9.76, which is equal to the initial public offering price, less the underwriting discount. To the extent such shares are not purchased by such equity securityholders, they will be purchased by Reliance Capital Group, L.P. (the principal stockholder of the Company) and its indirect general partner. An entity (which includes an affiliate of Drexel Burnham Lambert Incorporated ("Drexel Burnham"), certain employees of Drexel Burnham and a partnership, the partners of which include employees of Drexel Burnham) and a partnership (the limited partners of which currently consist of employees of Drexel Burnham) have the right, as equity securityholders of the Company, to purchase in such offering up to an aggregate of 525,744 shares. One of such entities intends to purchase 377,010 of such shares. The Company is also concurrently offering to the public, by separate prospectus, $220,000,000 aggregate principal amount of Zero Coupon Senior Notes. The closing of this Offering is conditioned upon, among other things, the contemporaneous closing of each of such concurrent offerings. See "Concurrent Offerings."

      The Common Stock has been approved by quotation through NASDAQ (symbol:
TLMD).

      Prospective purchasers of the Common Stock should consider the specific risk factors set forth under "Risk Factors."

                                   ----------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY
            OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

                         Price to        Underwriting      Proceeds to
                          Public         Discount(1)       Company(2)
                          ------         -----------       ----------
  Per Share ........      $10.50            $0.74             $9.76
  Total(3) .........    $21,000,000       $1,480,000     $19,520,000

----------
(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."
(2) Before deducting aggregate expenses of this Offering and the concurrent offerings described above payable by the Company, estimated at $1,360,000. See "Concurrent Offerings."
(3) The Company has granted the Underwriters a 30-day option to purchase up to 300,000 additional shares of Common Stock on the same terms per share to cover over-allotments, if any. If all of such additional shares are purchased, the total price to public will be $24,150,000, the total underwriting discount will be $1,702,000. and the total proceeds to Company will be $22,448,000. See "Underwriting."

      The shares of Common Stock are being offered by the Underwriters subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to approval of certain legal matters by counsel. It is expected that delivery of the shares will be made against payment therefor on or about August 26, 1987 at the offices of Drexel Burnham Lambert Incorporated, 60 Broad Street, New York, New York

Drexel Burnham Lambert                                  Bear, Stearns & Co. Inc.
       Incorporated

August 19, 1987

                     TELEMUNDO GROUP, INC. AND SUBSIDIARIES

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

Introduction

      On December 24, 1986, Reliance completed its acquisition of 100% of the outstanding common stock of the Predecessor. The acquisition was accounted for effective December 31, 1986 under the purchase method of accounting. The surviving corporation then merged into a subsidiary of Reliance. Such transaction was accounted for "as if" a pooling of interests and accordingly, is reflected in the balance sheet at December 31, 1986. The resulting corporation changed its name to John Blair & Company and, on April 10, 1987, to Telemundo Group, Inc.

      On January 2, 1987, the Company acquired SACC Acquisition Corp. ("SACC") from Reliance (which had acquired SACC on December 31, 1986). SACC, through a subsidiary, operates Spanish-language television station WNJU, which serves the New York metropolitan area. The Company's acquisition of SACC was accounted for as of December 31, 1986 under the purchase method of accounting. See "Certain Transactions Acquisitions."

      On December 29, 1986, the Predecessor acquired all of the outstanding preferred stock and 36.4% of the outstanding common stock of Estrella Communications, Inc. ("Estrella"), which operates Spanish-language television station KVEA, serving the Los Angeles metropolitan area. The acquisition of the minority interest was accounted for under the purchase method of accounting. On March 25, 1987, the Company completed its acquisition of the remaining outstanding common shares of Estrella, substantially all of which were owned by Reliance and its affiliates. The acquisition of the 63.6% interest in Estrella was accounted for "as if" a pooling of interests; and accordingly, the December 31, 1986 balance sheet includes the Company's proportionate share of Estrella's common shareholders' equity. See "Certain Transactions--Acquisitions."

Results of Operations

      The Company incurred a net loss of $26.3 million for the six months ended June 30, 1987 after net interest expense of $24.4 million in such six-month period. The results of operations for the first six months do not include the operations associated with net assets held for sale. The operating loss of $759,000 for the first six months of 1987 represents the operating results of the Company's Spanish-language television stations after network expenses of $1.0 million, corporate expenses of $2.9 million, and depreciation and amortization of $4.5 million. The television broadcasting business is seasonal, and the first half of a calendar year generally produces lower levels of revenues and operating income due to the reduced demand for advertising time. In addition, the results of operations for the first six months reflect expenses associated with the commencement of network operations which the Company anticipates will generate additional revenues and operating efficiencies.

      Revenues increased 23% in the six months ended June 30, 1987 as compared with the corresponding period of the prior year, including significant increases at KVEA (85%) in the Los Angeles market and WSCV (45%) in the Miami market, which stations commenced broadcasting in November 1985 and June 1985, respectively. Revenues at WNJU in the New York market increased 22% in the six months ended June 30, 1987 as compared with the corresponding period of the prior year, while revenues for WKAQ in Puerto Rico, a mature station in a mature market, increased approximately 7% from the strong results of the first six months of 1986.

      Operating expenses, excluding network and corporate expenses and depreciation and amortization expense, increased 11% from the first six months of the prior year, reflecting the expanded level of operations and sales.

      Network expenses, which represent corporate sales and marketing costs not allocated to specific television stations, were $1.0 million for the six months ended June 30, 1987.

      Interest expense was $27.1 million for the six months ended June 30, 1987, reflecting the impact of the debt incurred in connection with the acquisition of the Predecessor.

      The Company is in a net operating loss position for federal income tax purposes, and therefore, no federal tax benefit was recognized for the period. The income tax benefit recorded in the period relates to carrybacks for WKAQ, which is taxed separately under Puerto Rico income tax regulations.

      The Company anticipates a net loss in the third quarter of 1987 and a consequent decrease in common shareholders' equity as a result of such loss and preferred stock dividends.

      The Company intends to redeem all of the Preferred Stock at 102% of the redemption value out of the proceeds of the Offerings of Common Stock. Accordingly, preferred stock dividends and accretion includes $1,000,000 of the $1,449,000 premium that will result upon redemption.

Liquidity and Capital Resources

      As a result of the acquisition of the Predecessor and the acquisitions of WNJU and KVEA by the Company, long-term debt, net of current maturities and excluding the secured term loan of the radio stations held for sale, was $183.9 million at June 30, 1987. In addition, the Company had a working capital deficit of $48.4 million at June 30, 1987. The Company has obtained a waiver through September 30, 1987 of a subsidiary's working capital requirement related to a secured term loan of $38.0 million. This loan will be prepaid from the proceeds of the Offerings.

      As part of its plan to assemble a network of Spanish-language television stations and to divest other businesses formerly conducted by the Predecessor, the Company (a) purchased WNJU and KVEA, (b) purchased KSTS in San Jose-San Francisco in August 1987, (c) agreed to finance the construction and start-up of an affiliated station in Galveston-Houston, (d) sold its three English-language television stations on December 31, 1986 for approximately $89.0 million in cash, (e) sold the assets and ongoing businesses of its television representation and entertainment divisions on April 10, 1987 for $115.0 million in cash plus an amount to be determined based upon the working capital of the television representation division, (f) sold the Blair Radio unit of its radio representation division, excluding its working capital, for approximately $10.3 million in cash on May 13, 1987, (g) on June 18, 1987 sold the capital stock of its remaining radio representation division for $500,000 in cash, a subordinated note in the principal amount of $7.0 million plus an additional note which will represent the division's net assets as of June 28, 1987 and (h) closed the sale of the assets and ongoing businesses of its eight owned radio stations on July 2, 1987 for approximately $152.0 million in cash. The assets and businesses set forth in item (h) above are part of the net assets held for sale as of June 30, 1987. In accordance with the provisions of the indentures governing the Company's indebtedness, proceeds from these sales will be used to make offers to repay the Company's increasing rate notes. Accordingly, the $171.4 million of increasing rate notes have been included in current maturities of long-term debt.

      As previously noted, the Company purchased in August 1987 all the issued and outstanding common stock of National Group Television Inc. for cash (estimated to be $11.5 million of which $500,000 had been paid as of June 30, 1987), zero coupon senior notes with an aggregate face amount of approximately $4.0 million (valued at $2.5 million) and 375,000 shares of Common Stock. In addition, the Company has redeemed approximately $9.4 million of notes payable issued in connection with the acquisition of WNJU for approximately $5.6 million in cash and 495,462 shares of Common Stock.

      The Company does not expect any significant impact to its operating cash flow from the Tax Reform Act of 1986. In addition, inflation has had a minimal net effect on the Company's operations.

      The Company intends to use the proceeds of the securities being issued in the Offerings, together with the proceeds from net assets held for sale and available cash as of June 30, 1987, to repay existing indebtedness and redeem Preferred Stock, to fund the acquisition of KSTS in San Jose-San Francisco as well as construction and working capital loans to Channel 48 in Galveston-Houston, and for general corporate purposes, including working capital and expansion of the

Company's operations. Upon the closing of the Offerings, the Company will redeem all notes payable and reduce long-term debt by $131.6 million. The Company's deficiency of earnings to fixed charges would have been $15.0 million on a pro forma as adjusted basis as compared to $25.2 million on a historical basis for the six months ended June 30, 1987. The total debt to common shareholders' equity ratio would have been 3.41 to 1 on a pro forma as adjusted basis as compared to 518.2 to 1 on a historical basis at June 30, 1987.

      On a pro forma as adjusted basis at June 30, 1987, the Company will have approximately $391.1 million of total assets of which $233.8 million represents broadcasting licenses and excess of cost over fair value of net assets acquired. The Company will, on a pro forma as adjusted basis, have $236.2 million of

                                                                     EXHIBIT 30

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                  FORM 10-K

                ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

         For the fiscal year ended              Commission file number
             December 31, 1987                          0-16099


                              Telemundo Group, Inc.
             (Exact name of registrant as specified in its charter)


                Delaware                              13-3348686
     (State or other jurisdiction of               (I.R.S. Employer
      incorporation or organization)               Identification No.)

             1740 Broadway                              10019
           New York, New York                         (Zip Code)
(Address of principal executive offices)


       Registrant's telephone number, including area code: (212) 492-5500

        Securities Registered Pursuant to Section 12(b) of the Act: None

    Securities Registered Pursuant to Section 12(g) of the Act: Common Stock,
                                 $.01 Par Value


       Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes |X| No |_|

       As of March 21, 1988, 13,642,924 shares of the common stock of Telemundo Group, Inc. were outstanding, and the aggregate market value of the voting stock held by nonaffiliates was approximately $32,689,442.

Documents Incorporated by Reference:

(1)   Telemundo Group, Inc. 1987 Annual Report--Parts I, II, and IV.
(2) Telemundo Group, Inc. Proxy Statement for the Annual Meeting of Stockholders to be held June 9, 1988--Part III.

                                     PART I

Item 1. Business.

       Telemundo Group, Inc. (the "Company" or "Registrant") owns and operates Spanish-language television stations in the United States and is also engaged in the production and syndication of Spanish-language television programming and the sale of advertising on behalf of its owned and its affiliated television stations. The Company currently owns and operates the following Spanish-language television stations in the continental United States: (i) KVEA, serving the Los Angeles market, (ii) WNJU, serving the New York City market, (iii) WSCV, serving the Miami-Ft. Lauderdale market, and (iv) KSTS, serving the San Francisco-San Jose market. In addition to the Company's owned television stations, which are located in four of the five largest Hispanic markets in the continental United States, the Company owns and operates WKAQ-TV, the leading television station serving Puerto Rico. The Company expects to consummate its acquisition oF KTMD, a Spanish-language television station serving the Houston-Galveston market (the seventh largest Hispanic market in the United States) in April 1988. The Company has eleven affiliates, including KTMD, in the United States. Through its owned stations and affiliates, the Company reaches over 60% of the continental United States Hispanic population. Unless otherwise indicated, references to the United States in this Annual Report on Form 10-K exclude Puerto Rico.

General Development of Business

       The Company was organized in May 1986 as BJ Holding Corp. ("Holding") under the laws of Delaware and is the successor to John Blair & Company, formerly a diversified communications company ("Blair" or the "Predecessor"). Blair was acquired in 1986 by Reliance Capital Group, L.P. ("Reliance"). Reliance is a New York limited partnership and is managed by its sole general partner, Reliance Associates, L.P. ("Associates"), which is also a New York limited partnership. Associates is managed by its sole general partner, Reliance Capital Group, Inc., a Delaware corporation ("Reliance Capital"). Reliance Capital is an indirect wholly owned subsidiary of Reliance Group Holdings, Inc. ("RGH"). RGH is a holding company with major operations in insurance, real estate development and consulting and technical services.

       On February 17, 1987, Blair merged with and into Holding, its then parent corporation, and Holding changed its name to John Blair & Company. On April 10, 1987, the corporate restructuring of Blair was completed through the merger of John Blair & Company with its wholly owned subsidiary, Telemundo Group, Inc., at which time the Company changed its name to Telemundo Group, Inc. In August 1987, the Company issued two million shares of common stock, par value $.01 per share (the "Common Stock"), and an aggregate of $220 million principal amount of Zero Coupon Senior Notes due 1992 and 1993 to the public through an underwritten offering, and concurrently issued 5,113,871 shares of Common Stock to its equity securityholders. The Company's

Common Stock is quoted through the NASDAQ system (symbol: TLMD). Reliance and Reliance Insurance Company, an indirect subsidiary of RGH, beneficially own approximately 64% of the outstanding shares of the Company's Common Stock and therefore control the Company. References hereafter to "Blair" or the "Predecessor" shall refer to John Blair & Company prior to February 17, 1987, and references to the "Company" shall refer to Telemundo Group, Inc.
as the successor-in-interest to Blair.

       In 1987, the Company completed the sale of the non-Spanish-language television broadcasting assets of the Predecessor and acquired Spanish-language television stations KVEA, serving the Los Angeles market, WNJU, serving the New York City market, and KSTS, serving the San Francisco-San Jose market. See "Acquisitions" and "Dispositions".

       In January 1988, the Company exercised its option to purchase KTMD, a newly constructed television station serving the Houston-Galveston market (the seventh largest United States Hispanic market) that the Company financed and that began carrying Spanish-language programming supplied by the Company on February 8, 1988. The purchase is scheduled to close in April 1988.

       The Company has eleven affiliates covering key Hispanic markets and has developed a satellite distribution/operations center in Miami to support its network. The Company also produces Spanish-language television programming in its studios at WKAQ-TV in Puerto Rico and at its operations center in Miami.

Narrative Description of Business

       The Company's principal source of revenue is the sale of local, national and network advertising time on the Company's television stations. Additionally, several of the Company's stations sell blocks of air time to independent programmers ("block time programmers"). The Company also licenses certain of its programming.

       The Company's Television Stations

       The following table sets forth certain information about the Company's Spanish-language television stations:

BUSINESS WEEK
August 10, 1987

                                                                      EXHIBIT 31

                  1ST STORY of Level 1 printed in FULL format.
                        Copyright 1987 McGraw-Hill, Inc.
                                 Business Week

                                August 10, 1987

SECTION: TOP OF THE NEWS; Deals; Pg. 29

LENGTH: 859 words

HEADLINE: STEINBERG MAY HAVE TROUBLE MAKING MONEY IN SPANISH

BYLINE: By Robert Barker in New York

HIGHLIGHT:
His Hispanic TV network is going public, though profits are absent

BODY:
Paul P. Steinberg and money: The two have enjoyed a special relationship. Chairman of New York-based Reliance Group Holdings, Steinberg is renowned for profiting richly on stakes in Walt Disney, Gibraltar Savings, and Green Tree Acceptance. Given the chance to get in on one of his deals, investors should jump. Right?

Not so fast--at least not for Telemundo Group Inc., the Spanish-language television outfit that Reliance has formed from the stations it picked up with its purchase last year of John Blair & Co. Now Steinberg wants to take the one VHF and three UHF stations public. Lead underwriter Drexel Burnham Lambert Inc. expects this month to sell 2 million shares at around $12 a share. TOUGH RIVAL. In a complex series of deals, Telemundo plans also to get up to $62 million from Reliance and raise another $106 million via junk bonds. The public will take about 15% of the company, and Reliance will keep at least 51%. Telemundo will pay off a slew of debt, much of which is left over from Reliance's acquisition of Blair--and some of which is teetering toward default.

Taking Telemundo public allows Reliance to share its risks with other investors. How those investors will fare, though, may be something less than the stuff of Wall Street legend. A look at Telemundo's prospectus reveals a young company with little expertise in Spanish-language TV--and one that has yet to post a profit. Moreover, Telemundo is burdened by a heavy load of debt. And there's tough competition from rival network Univision, an offshoot of Mexican TV giant Televisa. In short, it's no cinch that Telemundo will prove a hit.

Telemundo CEO Henry R. Silverman sees the company's prospects differently--and he's on tour offering that view to professional investors. "Twelve cities in 16 days or 16 cities in 12 days," Silverman jokes. "I can't remember." Of this much he's sure: Hispanic "demographics are so compelling. All the statistics are going in the right direction." Silverman points out that while Hispanics make up about 8% of the U. S. population, advertisers now spend less than 1% of their TV budgets on Spanish ads.

Of course, spotting potential is one thing and realizing it another. Silverman agrees: "The advertiser is probably thinking: 'I am reaching that audience now through other media.' We have to do the research to convince them" otherwise. But only one of Telemundo's 18 directors and officers has worked in Hispanic programming. Most have toiled at Steinberg's insurance outfits and other interests, such as motel chain Days Inns Corp., which Silverman also heads. Telemundo isn't just short on programming knowhow. Promoting the network will also take money--something it has borrowed lots of, while earning none. Pro forma financial statements put Telemundo's 1986 revenues at $70 million, from which it made $4 million on operations. But after an interest tab of $32 million, plus other expenses, Telemundo lost $36.7 million.

Reported profits aren't all investors consider in valuing broadcast properties. Cash flow also counts. Operations last year did produce cash of $12.9 million, or 95 a share. But that wasn't enough. As the financial statement puts it, the "deficiency of earnings before noncash items to cash fixed charges" came to nearly $4.2 million. Translation: Telemundo owes so much while earning so little that it's paying out more in cash for interest than it makes.

Will that improve? Silverman won't say, citing the Securities & Exchange Commission's watchful eye over issuers of stock. But by Mar. 31, Telemundo had a working-capital deficit of $22.9 million, which forced it to ask its bankers for a waiver. Without it, a $38 million loan would have gone into default. THE PIONEER. There's more to give investors pause, including the fact that nearly half of Telemundo's revenues flow from WKAQ-TV in San Juan, P. R. Yet WKAQ is hardly soaring: Through May, it posted revenues of $14.4 million, up from $13.3 million last year. Concedes Silverman: "It's a mature station in a mature market." Growth must thus come from Telemundo's other outlets, including those it owns in the Los Angeles, New York, and Miami areas, another it's buying in San Jose, Calif., plus a Chicago-area affiliate. But waiting in all of those spots and many more is Univision.

Formerly Spanish International Network, Univision pioneered Spanish broadcasting in the U. S. back in 1961. Now it reaches 82% of Spanish-speaking households with daily, 24-hour programming. Telemundo, in contrast, can be seen by less than half of Hispanic households, and under current plans it will sport just 40 hours a week of programming by yearend. Univision spokesman William K. Adler claims that to ad buyers, those are critical distinctions. "The overwhelming amount of dollars are coming to us," he says. "Telemundo would be thought of as a possible second buy." The words of a rival, it's true, yet they suggest that the advertising Telemundo seeks won't come easy.

Steinberg has an indisputable reputation for making money. But in Spanish, that may not translate into making money for others.

                                                                      EXHIBIT 32

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 10-K
                ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended                           Commission file number
   December 31, 1987                                        0-16099

                              Telemundo Group, Inc.
             (Exact name of registrant as specified in its charter)

               Delaware                                   13-3348686
     (State or other jurisdiction                      (I.R.S. Employer
   of incorporation or organization)                   Identification No.)

            1740 Broadway                                    10019
          New York, New York                              (Zip Code)
(Address of principal executive offices)


       Registrant's telephone number, including area code: (212) 492-5500

        Securities Registered Pursuant to Section 12(b) of the Act: None

           Securities Registered Pursuant to Section 12(g) of the Act:
                          Common Stock, $.01 Par Value;

      Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes |x| No |_|

      As of March 21, 1988, 13,642,924 shares of the common stock of Telemundo Group, Inc. were outstanding, and the aggregate market value of the voting stock held by nonaffiliates was approximately $32,689,442.

Documents Incorporated by Reference:

(1)   Telemundo Group. Inc. 1987 Annual Report-Parts I, II and IV.
(2) Telemundo Group, Inc. Proxy Statement for the Annual Meeting of Stockholders to be held June 9, 1988-Part III.

================================================================================

Year Ended December 31, 1987
--------------------------------------------------------------------------------------------
Revenues .....................................................................  $ 84,056,000
                                                                                ------------
Cost and expenses:

Direct operating costs .......................................................    42,817,000
Selling, general and administrative expenses, other than network and corporate    22,485,000
Network expenses .............................................................     3,463,000
Corporate expenses ...........................................................     6,384,000
Depreciation and amortization ................................................     4,100,000
Amortization of excess of cost over fair value of net assets acquired ........     5,982,000
                                                                                ------------
                                                                                  85,231,000
                                                                                ------------

Operating loss ...............................................................    (1,175,000)
Interest expense--net of interest income of $7,430,000 .......................   (39,783,000)
                                                                                ------------
Loss before income taxes .....................................................   (40,958,000)
Income tax provision .........................................................    (1,900,000)
                                                                                ------------
Loss before extraordinary item ...............................................   (42,858,000)
Extraordinary item--extinguishment of debt ...................................    (3,526,000)
                                                                                ------------
Net loss .....................................................................   (46,384,000)
Preferred stock dividends and accretion ......................................    (6,493,000)
                                                                                ------------
Net loss applicable to common shareholders ...................................  $(52,877,000)
                                                                                ============

Per share information:

Before extraordinary item ....................................................  $      (5.66)
Extraordinary item ...........................................................          (.40)
                                                                                ------------
Net loss applicable to common shareholders ...................................  $      (6.06)
                                                                                ============
Average number of common shares outstanding ..................................     8,725,000
                                                                                ============

                 See notes to consolidated financial statements

Assets                                          December 31                        1987           1986
------------------------------------------------------------------------------------------------------
 Current assets:
  Cash (includes short-term investments of $16,377,000
    and $40,372,000) ...................................................  $  17,177,000   $ 49,430,000
  Accounts receivable, less allowance for doubtful accounts of
    $1,266,000 and $1,094,000 ..........................................     18,811,000     21,104,000
  Television program exhibition rights .................................     11,261,000     14,879,000
  Prepaid expenses and other ...........................................      4,189,000      2,718,000
  Net assets held for sale .............................................             --    252,000,000
                                                                          -------------   ------------
        Total current assets ...........................................     51,438,000    340,131,000
 Property, plant and equipment--at cost, less accumulated
  depreciation .........................................................     51,739,000     50,151,000
 Television program exhibition rights ..................................      5,883,000      8,518,000
 Broadcasting licenses and excess of cost over fair value of
  net assets acquired ..................................................    246,519,000    208,177,000

Other assets ...........................................................     17,041,000     13,818,000
                                                                          -------------   ------------
                                                                          $ 372,620,000   $620,795,000
                                                                          =============   ============
Liabilities and Shareholders' Equity
------------------------------------------------------------------------------------------------------
Current liabilities
 Notes payable .........................................................  $          --   $ 59,883,000
 Current maturities of long-term debt ..................................      1,700,000    208,825,000
 Accounts payable ......................................................      7,831,000     16,897,000
 Accrued expenses ......................................................     29,010,000     35,167,000
 Television program license obligations ................................      7,448,000     10,212,000
 Federal and foreign income taxes ......................................      7,988,000     12,723,000
                                                                          -------------   ------------
       Total current liabilities .......................................     53,977,000    343,707,000
Long-term debt .........................................................    240,731,000    184,819,000
Television program license obligations .................................      1,302,000      1,536,000
Other liabilities ......................................................     26,325,000     30,124,000
                                                                          -------------   ------------
                                                                            322,335,000    560,186,000
                                                                          -------------   ------------

Contingencies and commitments
Preferred shareholders' equity:
  Cumulative exchangeable redeemable preferred stock, par value $.01 per share, 900,000 shares authorized; 350,130 shares issued
   and outstanding at December 31, 1986, redemption value--$350,013,000              --     34,312,000
                                                                          -------------   ------------
 Common shareholders' equity:
  Common stock, par value $.01 per share, 100,000,000 shares
   authorized: 13,642,924 and 5,658,591 shares issued and outstanding ..        136,000         57,000
   Additional paid-in capital ..........................................    110,897,000     40,604,000
   Retained earnings (deficit) .........................................    (60,748,000)   (14,364,000)
                                                                          -------------   ------------
                                                                             50,285,000     26,297,000
                                                                          -------------   ------------
                                                                          $ 372,620,000   $620,795,000
                                                                          =============   ============

                 See notes to consolidated financial statements

                                                                      EXHIBIT 33

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 10-K

|X|             ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                   For the fiscal year ended December 31, 1990

                                       OR

|_|           TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                             Commission file number
                                     0-16099

                              TELEMUNDO GROUP, INC.
             (Exact name of registrant as specified in its charter)


              Delaware                                13-3348686
     (State or other jurisdiction of               (I.R.S. Employer
     incorporation or organization)              Identification No.)

            1740 Broadway                               10019
         New York, New York                           (Zip Code)
(Address of principal executive offices)

       Registrant's telephone number, including area code: (212) 492-5500

        Securities Registered Pursuant to Section 12(b) of the Act: None

   Securities Registered Pursuant to Section 12(g) of the Act: Common Stock,
                                $.01 Par Value;
                         Common Stock Purchase Warrants

      Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the proceeding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes X No

      As of March 21, 1991, 37,042,924 shares of the common stock of Telemundo Group, Inc. were outstanding, and the aggregate market value of the voting stock held by nonaffiliates was approximately $40,329,670.

Documents Incorporated by Reference:

(1)   Telemundo Group, Inc. 1990 Annual Report--Parts I, II, and IV.

(2) Telemundo Group, Inc. Proxy Statement for the Annual Meeting of Stockholders to be held June 6, 1991--Part III.

     Consolidated Statements of Operations


Year Ended December 31                          1990            1989           1988
-------------------------------------------------------------------------------------

Revenues:
Commercial air time--net ............   $114,585,000    $102,834,000     $86,775,000
Other ...............................     13,246,000      13,525,000      15,331,000
                                       -------------   -------------   -------------
                                         127,831,000     116,359,000     102,086,000
                                       -------------   -------------   -------------
Costs and expenses:
Direct operating costs ..............     60,056,000      58,484,000      52,329,000
Selling, general and administrative
    expenses other than network and
    corporate .......................     31,294,000      27,984,000      24,994,000
Network expenses ....................     15,696,000      13,508,000      10,727,000
Corporate expenses ..................      6,151,000       6,356,000       6,738,000
Depreciation and amortization .......      8,838,000       8,885,000       6,606,000
Amortization of broadcasting licenses
    and excess of cost over fair
    value of net assets acquired ....      6,741,000       6,614,000       6,569,000
                                       -------------   -------------   -------------
                                         128,776,000     121,831,000     107,963,000
                                       -------------   -------------   -------------
Operating loss ......................       (945,000)     (5,472,000)     (5,877,000)
Other income (expense)--net .........             --        (217,000)      7,520,000
Interest expense--net of interest
     income of $3,432,000, $1,713,000
     and $2,386,000 .................    (33,798,000)    (39,013,000)    (35,296,000)
                                       -------------   -------------   -------------
Loss before income taxes ............    (34,743,000)    (44,702,000)    (33,653,000)
Income tax provision ................     (3,075,000)     (2,940,000)       (589,000)
                                       -------------   -------------   -------------
Loss before extraordinary item ......    (37,818,000)    (47,642,000)    (34,242,000)
Extraordinary gain--extinguishment of
     debt ...........................     25,871,000       9,428,000              --
                                       -------------   -------------   -------------
Net loss ............................   $(11,947,000)   $(38,214,000)   $(34,242,000)
                                       =============   =============   =============

Per share information:
Loss before extraordinary item ......         $(1.11)         $(2.48)         $(2.33)
Extraordinary gain ..................            .76             .49              --
                                       -------------   -------------   -------------
Net loss ............................          $(.35)         $(1.99)         $(2.33)
                                       =============   =============   =============
Average number of shares outstanding      34,017,000)     19,185,000      14,710,000
                                       =============   =============   =============

                See notes to consolidated financial statements

Consolidated Balance Sheets


Assets                                                     December 31              1990              1989
-----------------------------------------------------------------------------------------------------------
Current assets:
     Cash (includes short-term investments of
       $20,323,000 and $16,196,000) ..................................       $21,650,000       $17,002,000
     Accounts receivable, less allowance for doubtful accounts of
       $2,077,000 and $1,978,000 .....................................        32,208,000        31,085,000
     Television program exhibition rights ............................        10,247,000         9,608,000
     Prepaid expenses and other ......................................         6,336,000         5,520,000
                                                                            ------------      ------------
          Total current assets .......................................        70,441,000        63,215,000
     Property, plant and equipment--net ..............................        71,472,000        65,447,000
     Television program exhibition rights ............................         2,954,000         5,142,000
     Notes receivable ................................................        10,776,000        11,614,000
     Broadcasting licenses and excess of cost over fair value of net
       assets acquired ...............................................       241,725,000       244,021,000
     Other assets ....................................................         1,407,000        12,244,000
                                                                            ------------      ------------
                                                                            $398,775,000      $401,683,000
                                                                            ============      ============

Liabilities and Shareholders' Equity
-----------------------------------------------------------------------------------------------------------
Current liabilities:
    Accounts payable and accrued expenses ............................     $  29,182,000      $ 30,288,000
    Television program license obligations ...........................        10,297,000         8,188,000
    Federal and foreign income taxes .................................         2,138,000         2,414,000
                                                                           -------------      ------------
         Total current liabilities ...................................        41,617,000        40,890,000
Long-term debt .......................................................       225,214,000       257,560,000
Television program license obligations ...............................           954,000           764,000
Other liabilities ....................................................        30,003,000        27,035,000
                                                                           -------------      ------------
                                                                             297,788,000       326,249,000
                                                                           -------------      ------------
Contingencies and commitments
Common shareholders' equity:
    Common stock, par value $.01 per share,
         100,000,000 shares authorized; 37,042,924 and
         30,942,924 shares issued and and outstanding ................           370,000           309,000
    Additional paid-in capital .......................................       245,768,000       208,329,000
    Retained earnings (deficit) ......................................      (145,151,000)     (133,204,000)
                                                                           -------------      ------------
                                                                              100,987,00        75,434,000
                                                                           -------------      ------------
                                                                           $ 398,775,000       $401,683,00
                                                                           =============      ============

                 See notes to consolidated financial statements

                                                                      EXHIBIT 34

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM 10-K

|X|            ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934
                   FOR THE FISCAL YEAR ENDED DECEMBER 31, 1993
                                       OR

|_|          TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934
                             COMMISSION FILE NUMBER
                                     0-16099
                              TELEMUNDO GROUP, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                    DELAWARE
                          (STATE OR OTHER JURISDICTION
                        OF INCORPORATION OR ORGANIZATION)

                                  13-3348686
                               (I.R.S. EMPLOYER
                               IDENTIFICATION NO.)

                                  1740 BROADWAY
                               NEW YORK, NEW YORK
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

                                     10019
                                   (ZIP CODE)

      REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE:  (212) 492-5500
       SECURITIES REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT: NONE SECURITIES REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT: COMMON STOCK,
                                $.01 PAR VALUE.

      Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes |X| No |_|

      Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. |X|

      As of March 11, 1994, 37,042,924 shares of the common stock of Telemundo Group, Inc. were outstanding, and the aggregate market value of the voting stock held by nonaffiliates was approximately $1,986,469.

Documents Incorporated by Reference:

(1)  Telemundo Group, Inc. 1993 Annual Report -- Parts I, II and IV

      On January 15, 1992, the Company announced that it was developing a financial restructuring plan in order to reduce the Company's debt. The Company has failed to make interest payments on its outstanding debt since such date, has failed to repay certain debt at its maturity and is in default on all of its debt, aggregating approximately $309 million (including unpaid interest) at December 31, 1993. On July 30, 1993, the Company consented to the entry of an order for relief under Chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the Southern District of New York, and since such date has been operating the Company's business as debtor-in-possession. It is anticipated that consummation of the Chapter 11 proceeding will result in a significant change in the ownership of the Common Stock. See the information in "Legal Proceedings--Chapter 11 Case," "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Telemundo Group, Inc. 1993 Annual Report and Note 1 to the Notes to Consolidated Financial Statements in the Telemundo Group, Inc. 1993 Annual Report.

Narrative Description of Business

      The Company's principal source of revenue is the sale of network advertising time on its network and the sale of local and national advertising time on the Company's owned and operated television stations. Additionally, several of the Company's stations sell blocks of air time during periods of low viewership to independent programmers ("block time programmers").

      The Company's Television Stations

      The Company owns and operates seven full-power and owns or operates eleven low-power Spanish-language television stations. Population statistics in this Annual Report are from Strategy Research Corporation's U.S. Hispanic Market Report 1994, unless otherwise indicated.

            Full Power Stations

      The following table sets forth certain information about the Company's owned full-power Spanish-language television stations:

Item 3. Legal Proceedings.

      The Company and its subsidiaries are involved in certain litigation arising in the normal course of their businesses. In addition, the Company is involved in the following legal proceedings:

      Chapter 11 Case

      On January 15, 1992, the Company announced that it was developing a financial restructuring plan in order to reduce the Company's debt. The Company has failed to make interest payments on its outstanding debt since such date, has failed to repay certain debt at its maturity and is in default on all of its debt, aggregating approximately $309 million (including unpaid interest) at December 31, 1993. On June 8, 1993, certain holders of one of the Company's classes of debt and the indenture trustee for such debt filed an involuntary petition under Chapter 11 of the Bankruptcy Code against the Company in the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court"). The Company, certain holders of its outstanding public indebtedness, indenture trustees for such indebtedness and RIC reached an agreement on the principal elements of a consensual restructuring plan on July 30, 1993, which was set forth in a term sheet (the "Term Sheet"). On July 30, 1993, the Company consented to the entry of an order for relief under Chapter 11 of the Bankruptcy Code and filed the Term Sheet with the Bankruptcy Court (the "Chapter 11 Case"), and since such date has been operating the Company's business as debtor-in-possession. The United States Trustee for the Bankruptcy Court appointed the Creditors' Committee for the Chapter 11 Case on August 12, 1993. On November 19, 1993, the Company filed a proposed plan of reorganization and disclosure statement with the Bankruptcy Court. It is anticipated that the Company will file an amended proposed plan of reorganization and disclosure statement with the Bankruptcy Court. Any reorganization of the Company is subject to the requisite vote of creditors and confirmation by the Bankruptcy Court, among other things, none of which can be assured.

      John Blair Proceeding

      The Company, several affiliates and officers of the Company, and the Company's independent auditors are defendants in an action brought in December 1987 styled John Blair Communications, Inc., et al. v. Reliance Capital Group, L.P., et al. in the Supreme Court of the State of New York, County of New York. Plaintiffs allege that they are the successors-in-interest to a purchaser of the television representation and entertainment divisions of the Predecessor, and that the Company and/or certain officers made fraudulent and negligent representations and breached certain warranties and representations in connection with the sale of these divisions. The complaint, as amended, seeks not less than $69 million in compensatory damages and not less than $25 million in punitive damages against the defendants (the plaintiffs filed a proof of claim in the Chapter 11 Case in the amount of $157 million). The Company has answered the complaint, denying the allegations and asserting certain affirmative defenses. The Company has also asserted certain counterclaims against the plaintiffs and third-party claims against the purchaser, including a claim for the

                                                                      EXHIBIT 35

                   SECURITIES AND EXCHANGE COMMISSION

                         WASHINGTON, D.C. 20549

                             --------------

                                 Form 8

                AMENDMENT TO APPLICATION OR REPORT FILED
               PURSUANT TO SECTION 12, 13 OR 15(d) OF THE
                    SECURITIES EXCHANGE ACT OF 1934

                             --------------

                         TELEMUNDO GROUP, INC.


             DELAWARE                   0-16099           13-3348686
   (State or other jurisdiction       (Commission        (IRS employer
         of incorporation)            file number)    identification no.)

 1740 Broadway, New York, New York                           10019
(Address of principal executive offices)                  (Zip Code)

  (Registrant's telephone number, including area code) (212) 492-5500

                            AMENDMENT NO. 1

The undersigned registrant hereby amends the following on Form 10-K items, financial statements, exhibits or other portions of its Annual Report for the year ended December 31, 1993 as set forth in the pages attached hereto:

                  Items 10, 11, 12 and 13 of Part III

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized.


Date: May 2, 1994                    TELEMUNDO GROUP, INC.
                                     (Registrant)

                                     By: /s/ Peter J. Housman II
                                         -----------------------
                                         Peter J. Housman II
                                         President-Business and
                                         Corporate Affairs

From 1982 to February 1994, he was also Treasurer of RGH. Mr. Freiberg is also a director of Reliance, RFS, and Symbol. He is a director of the Dance Theatre of Harlem.

      Roland A. Hernandez, 36, became a director of the Company in August 1989. Mr. Hernandez founded and since 1987 has been the Managing Partner of Interspan Communications Ltd., which owns Spanish-language television station KFWD, Channel 52, an affiliate of the Company serving the Dallas/Fort Worth market. Mr. Hernandez also founded and since February 1988 has been Managing Partner of Tecnica Productions, which produces motion pictures and videos.

      Daniel Hirsch, 54, became a director of the Company in February 1987. Mr. Hirsch has been a partner in the New York law firm of Jones Hirsch Connors & Bull since 1979. Mr. Hirsch also serves as a director of Sorema North America Reinsurance Company, an international reinsurance company headquartered in New York City.

      Christopher J. Kennan, 44, became a director of the Company in September 1990. Mr. Hennen has been President of East River Holdings, Inc., an investment company organizing a Latin American private equity fund since 1993. From 1982 to 1993, Mr. Kennan was employed by Rockefeller & Co., a private investment company headquartered in New York, where he was responsible for investments in Latin America. He has been an associate to David Rockefeller responsible for international economic and political activities since 1982.

      Henry R. Silverman, 53, has served as a director of the Company since May 1986. He is Chairman and Chief Executive Officer of Hospitality Franchise Systems, Inc., a hotel franchisor. He was a general partner of The Blackstone Group from February 1990 to December 1991. Mr. Silverman served as President and Chief Executive Officer of the Company from May 1986 to February 1990. He was also Senior Vice President, Business Development of RGH from March 1983 to February 1990, and President and Chief Executive Officer of Reliance Capital Group, Inc. from November 1983 until February 1990. Mr. Silverman served as Chairman and Chief Executive Officer of Days Inns Corp. and Days Inns of America, Inc. from September 1984 until November 1989.

      Bruce L. Sokoloff, 45, became a director of the Company in December 1989. He has served as Senior Vice President-Administration of RGH since 1982. He has held various positions with predecessors of RGH since 1973. He is a director of Individual Investor Group, Inc. Mr. Sokoloff is the brother-in-law of Saul P. Steinberg and Robert M. Steinberg.

      Howard E. Steinberg, 49, became a director of the Company in May 1986. Mr. Steinberg has been Senior Vice President, General Counsel and Corporate Secretary of RGH since 1983. Prior thereto, he was a partner in the New York law firm of Dewey, Ballantine, Bushby, Palmer & Wood since 1977. Mr. Steinberg is a member of the Board of Overseers of the School of Arts and Sciences of the University of Pennsylvania and the Board of Directors of the Puerto Rican Legal Defense and Education Fund.

      Robert M. Steinberg, 51, became a Director of the Company in February 1987. Mr. Steinberg has served as President and Chief Operating Officer of RGH since 1982 and has held various positions with RGH or a predecessor thereof since 1965. Mr. Steinberg has also served as Chairman of the Board of Directors and Chief Executive.

                                                                      EXHIBIT 36

26 F.3d 360
62 USLW 2794, 18 Employee Benefits Cas. 1325, Pens. Plan Guide P 23896U
(Cite as: 26 F.3d 360)
<KeyCite Yellow Flag>
The JOHN BLAIR COMMUNICATIONS, INC. PROFIT SHARING PLAN, and Sanford Ackerman and Timothy McAuliff in Their Capacity as Members of The John Blair Communications, Inc. Profit Sharing Plan Committee and Individually, Plaintiffs-Appellants, v.
TELEMUNDO GROUP, INC. PROFIT SHARING PLAN, Telemundo Group, Inc. Profit Sharing Plan Committee and Peter Housman II, Henry Silverman and Donald Raider, Defendants-Appellees.
No. 342, Docket 93-7370.
United States Court of Appeals,
Second Circuit.
Argued Sept. 20, 1993.
Decided June 15, 1994.

Profit sharing plan and members of the committee administering a defined contribution plan brought claims against committee which administered plan during and after a spinoff transaction. The United States District Court for the Southern District of New York, Miriam Goldman Cedarbaum, J., 816 F.Supp. 949, granted defense motions for summary judgment, and appeal was taken. The Court of Appeals, Walker, Circuit Judge, held that: (1) the ERISA section and regulation governing spinoff transactions required the transfer of the appreciation and interest that accrued between the valuation date and the actual date of the transfer of assets and liabilities to the spinoff defined contribution plan; (2) the failure to transfer the growth amounted to a breach of fiduciary duty; and
(3) the decision to allocate to one of two funds the surplus that resulted after plan participants switched their accounts from one investment fund to another was a breach of fiduciary duty where the surplus was attributable to participants in both plans. Reversed and remanded.

[1] PENSIONS k66.1
296k66.1

Individual account balances may not be reduced as result of spinoff of ERISA benefit plans; plan spinoff must provide employees at least the same level of benefits "immediately after" spinoff as they were entitled to "immediately before" spinoff. Employee Retirement Income Security Act of 1974, s 208, 29 U.S.C.A. s 1058.

[2] PENSIONS k66.1
296k66.1

ERISA section and regulation governing spinoff of ERISA benefit plans and requiring that plan spinoff provide employees at least the same level of benefits "immediately after" spinoff as they were entitled to "immediately before" spinoff require transfer of appreciation and interest that accrue between valuation date and actual date of transfer of assets and liabilities to spinoff defined contribution plan; individual employee accounts may not be "taken off the market" with effect of depriving participants of growth that occurred during delay. Employee Retirement Income Security Act of 1974, s 208, 29 U.S.C.A. s 1058.

[3] PENSIONS k66.1
296k66.1

Date of valuation of defined contribution plan assets was not "spinoff date" for purposes of ERISA section and regulation governing spinoff of ERISA benefit plans and requiring that plan spinoff provide employees at least the same level of benefits "immediately after" spinoff as they were entitled to "immediately before" spinoff; terms of spinoff agreement demonstrated that employees would continue to accrue benefits under transferor plan until actual transfer. Employee Retirement Income Security Act of 1974, s 208, 29 U.S.C.A. s 1058. See publication Words and Phrases for other judicial constructions and definitions.

[4] PENSIONS k66.1
296k66.1

Even if date of valuation of defined contribution plan assets was spinoff date for purposes of determining whether employees received at least the same level of benefits "immediately after" spinoff as they were entitled to "immediately before" spinoff, subsequent transfer of valuation amount approximately three and one-half months later violated ERISA; if spinoff occurred on valuation date, participants received only discounted value to be paid out later. Employee Retirement Income Security Act of 1974, s 208, 29 U.S.C.A. s 1058.

[5] PENSIONS k66.1
296k66.1

Courts need not be overly concerned with pinning down exact date of spinoff of defined contribution plan, but must ensure that participants are not deprived of gain that accrues during transition, as required by ERISA section and regulation governing spinoff of ERISA benefit plans. Employee Retirement Income Security Act of 1974, s 208, 29 U.S.C.A. s 1058.

[6] PENSIONS k43.1
296k43.1

ERISA violation that occurred when defined contribution plan transferor did not transfer gains that accrued between valuation and transfer of plan assets, as required under ERISA for spinoff of plan, amounted to breach of fiduciary duties. Employee Retirement Income Security Act of 1974, ss 208, 404, 29 U.S.C.A. ss 1058, 1104.

[7] PENSIONS k43.1
296k43.1

Fiduciary duties under ERISA must be enforced without compromise to ensure that fiduciaries exercise their discretion to serve all participants in plan. Employee Retirement Income Security Act of 1974, s 404, 29 U.S.C.A. s 1104.

[8] PENSIONS k43.1
296k43.1

Lenient arbitrary and capricious standard did not apply to employee benefit plan trustee's decision to allocate as employer contribution the surplus that resulted after plan participants switched their accounts from one investment fund to another; trustee was acting as administrator of two plans and allocated entire surplus to one plan. Employee Retirement Income Security Act of 1974, s 404, 29 U.S.C.A. s 1104.

[9] PENSIONS k43.1
296k43.1

Trustee that was acting as administrator of two plans when plan participants switched their accounts from one investment fund to another violated its fiduciary duty by allocating to one plan the entire surplus that resulted after plan participants switched their accounts from one investment fund to another;

surplus was attributable to members of both plans. Employee Retirement Income Security Act of 1974, s 404, 29 U.S.C.A. s 1104. *362 Joel W. Sternman, New York City (Philip B. Gerson, Rosenman & Colin, of counsel), for plaintiffs-appellants. Jack Kaufmann, New York City (Susan C. Meaney, Dewey Ballantine, of counsel), for defendants-appellees.

Before:  VAN GRAAFEILAND, WALKER, and JACOBS, Circuit Judges.

WALKER, Circuit Judge:

This is an action brought by The John Blair Communications, Inc. Profit Sharing Plan and members of the plan's committee (collectively "New Blair") against the Telemundo Group, Inc. Profit Sharing Plan, that plan's committee as well as individual members of the committee (collectively "Telemundo") for violations of the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. s 1001 et seq. ("ERISA").

New Blair asserts two independent ERISA claims against Telemundo. First, in what has come to be referred to as the "Transfer Dates Claim," New Blair asserts that Telemundo violated its fiduciary duties when, during the spinoff of a predecessor defined contribution plan, the "Old Blair Plan," Telemundo transferred assets from the Old Blair Plan to New Blair, but failed to transfer any appreciation of these assets from the date they were valued until the date they were actually transferred. Second, in what has come to be known as the "Equity Fund Claim," New Blair alleges that Telemundo violated ERISA when it kept for its plan the surplus income earned during Telemundo's delay in transferring assets from an equity fund to a short term investment fund pursuant to elections of certain New Blair members.

The parties submitted the case to the United States District Court for the Southern District of New York (Miriam Goldman Cedarbaum, Judge ) for disposition on a Stipulation of Undisputed Facts. See Uniroyal, Inc. v. Home Ins. Co., 707 F.Supp. 1368, 1372 (E.D.N.Y.1988) (Weinstein, J.). The district court entered judgment in favor of Telemundo on both of New Blair's claims, 816 F.Supp. 949. For the reasons that follow, we reverse.

GENERAL BACKGROUND

On April 10, 1987, JHR Acquisition Corp. acquired certain divisions of John Blair & Company ("Old Blair"), a diversified communications company. After the purchase of the Old Blair divisions, JHR was renamed John Blair Communications, Inc., and the remaining parts of Old Blair were renamed Telemundo Group, Inc. In accordance with the Asset Purchase Agreement (the "Agreement"), the Old Blair Plan, initially adopted in 1947, was split into the "New Blair Plan" and the "Telemundo Plan." Approximately 500 of the 650 Old Blair Plan participants became members of the New Blair Plan, and the remaining 150 became members of the Telemundo Plan.

*363 Each of the plans involved in this case, the New Blair Plan, the Telemundo Plan, and the Old Blair Plan, fit within the definition of a "defined contribution" plan. A defined contribution plan is one in which the plan: provides for an individual account for each participant and for benefits based solely upon the amount contributed to the participant's account, and any income, expenses, gains and losses, and any forfeitures of accounts of other participants which may be allocated to such participant's account. 29 U.S.C. s 1002(34). In other words, an individual plan member holds his or her own account and the eventual benefits received by the plan member are tied exclusively to the level of earnings on those funds during the life of the plan. Unless the plan possesses these features, it falls within the catch-all category known as "defined benefit" plans. 29 U.S.C. s 1002(35). In contrast to defined contribution plans, members of defined benefit plans have no individual accounts and receive a fixed benefit upon retirement typically determined by a set formula. See Commissioner v. Keystone Consol. Indus., Inc., 508 U.S. 152, ----, 113 S.Ct. 2006, 2009, 124 L.Ed.2d 71 (1993) (explaining the differences between defined benefit plans and defined contribution plans).

DISCUSSION

Since the parties submitted the case to the district court on a Stipulation of Undisputed Facts, we review its decision de novo as we would a decision granting summary judgment. See May Dep't Stores Co. v. International Leasing Corp., 1 F.3d 138, 140 (2d Cir.1993).

I. The "Transfer Dates Claim"

A. Factual Background

New Blair's first claim arises from the transfer of assets to New Blair by Telemundo. Telemundo acted throughout as interim trustee of the Old Blair Plan assets eventually destined for the New Blair Plan pending New Blair's receipt of a determination letter from the Internal Revenue Service ("IRS") approving the New Blair Plan. Section 17.7 of the Agreement stated the obligations of the parties once New Blair obtained the IRS letter: Promptly after the end of the calendar quarter (the "Valuation Date") in which [New Blair] delivers to [Telemundo] a copy of the Letter, [Telemundo] shall cause to be transferred, in kind, from the trust under the [Old Blair Plan] to the new trust under the [New Blair Plan] the full amount of account balances in the [New Blair Plan] of all Transferred Employees whether or not such employees are vested. Each such account balance shall be adjusted to reflect investment experience (as well as distributions, expenses and contributions) under the existing [Old Blair Plan] trust from the Closing Date through the Valuation Date. If [New Blair] is unable to obtain the letter, the [New Blair Plan] shall be terminated.

New Blair duly received the IRS letter necessitating certain plan amendments, which were ultimately delivered to Telemundo on April 15, 1988. Consequently, as all agree, June 30, 1988 (the end of the calendar quarter) became the valuation date pursuant to the Agreement. Telemundo then valued as of June 30 the assets held in trust from the Old Blair Plan attributable to the individual account balances of the New Blair Plan participants. These assets, representing approximately 89% of the total Old Blair Plan assets held in trust by Telemundo, were in four investment vehicles. Assets in two of the four vehicles are relevant to the Transfer Dates Claim: $14,520,341.80 in the Short Term Investment Fund, and $7,766,569.98 in the Equity Fund, for a total of approximately $22.3 million as valued on June 30.

As to the assets in the Short Term Investment Fund, Telemundo valued the account balances of the New Blair members as of June 30, 1988 to reach the $14.5 million figure. On October 14, 1988, Telemundo transferred this amount in cash to New Blair, presumably by either transferring cash in the Fund or liquidating short term assets to raise cash. June 30 also marked the valuation date for those assets in the Equity Fund attributable to the New Blair members' accounts. This amount was approximately $7.7 million. On various dates during *364 November and December, Telemundo transferred securities (with some cash) totalling $7.7 million. None of the transfers included interest on or appreciation of the assets between the valuation date and the actual transfer dates. At oral argument we were told by counsel for appellants that the fund assets, valued at $22.3 million as of June 30, gained approximately $500,000 in appreciation and interest during the time between valuation and transfer.

B. Analysis

The question presented by the Transfer Dates Claim is whether, during the spinoff of a defined contribution plan, ERISA is violated by the failure to transfer the investment experience from the plan assets for the period from valuation date to actual transfer. This issue is one of first impression in this Circuit and appears not to have been addressed elsewhere.

[1] We begin by examining s 208 of ERISA, 29 U.S.C. s 1058, which regulates the spinoff of ERISA benefit plans. Section 208 states in relevant part: A pension plan may not merge or consolidate with, or transfer its assets or liabilities to, any other plan after September 2, 1974, unless each participant in the plan would (if the plan then terminated) receive a benefit immediately after the merger, consolidation, or transfer which is equal to or greater than the benefit he would have been entitled to receive immediately before the merger, consolidation, or transfer (if the plan had then terminated). Thus, it is quite plain that ERISA requires that a plan spinoff provide employees at least the same level of benefits "immediately after" the spinoff as they were entitled to "immediately before" the spinoff.

The regulation governing spinoffs of defined contribution plans parallels the statute. Rule-making authority under ERISA resides in the Treasury Department, see Van Orman v. American Ins. Co., 608 F.Supp. 13, 25 n. 3 (D.N.J.1984), and Treasury Regulation s 1.414(1)-1(m) states: Spinoff of a defined contribution plan. In the case of a spinoff of a defined contribution plan, the requirements of section 414(1) will be satisfied if after the spinoff-- (1) The sum of the account balances for each of the participants in the resulting plans equals the account balance of the participant in the plan before the spinoff, and (2) The assets in each of the plans immediately after the spinoff equals the sum of the account balances for all participants in that plan. 26 C.F.R. s 1.414(1)-1(m). Mirroring s 208, the regulation requires individual account balances after the spinoff to be at least equal to the amounts before the spinoff.

The guiding principle of s 208 and the accompanying regulation is benefit equivalence. At no point can the individual account balances be reduced as a result of the spinoff lest eventual benefits be adversely affected. In a case like this one, participants' eventual benefits will be materially affected if the appreciation amounts between valuation and actual transfer are not credited to their new accounts. Specifically, each of the 500 New Blair members will lose an average credit of $1,000 (as well as further income on this amount) if the $500,000 at issue is not credited to the accounts of the New Blair Plan. In other words, the loss arising from the delay comes directly out of the pockets of the individual plan members.

[2] In our view, it is plainly inconsistent with s 208 of ERISA for the accounts of the individual plan members to be "taken off the market" for four months. It is not difficult to see that if a company went through several different reorganizations over a given period, and consequently several plan spinoffs, an individual beneficiary's account could be deprived of several years' growth during repeated delays between asset valuations and transfers. Section 208 is designed to avoid this result.

[3] Telemundo argues that another regulation relating to the determination of the date of a spinoff supports its actions in this case. Treasury Regulation s 1.414(1)-1(b)(11), part of the general definitions applicable to the entire section on mergers, consolidations, and spinoffs (not just spinoffs of *365 defined contribution plans), offers guidance in determining the date of a spinoff: (11) Date of merger or spinoff. The actual date of a merger or spinoff shall be determined on the basis of the facts and circumstances of the particular situation. For purposes of this determination, the following factors, none of which is necessarily controlling, are relevant: (i) The date on which the affected employees stop accruing benefits under one plan and begin coverage and benefit accruals under another plan. (ii) The date as of which the amount of assets to be eventually transferred is calculated. (iii) If the merger or spinoff agreement provides that interest is to accrue from a certain date to the date of actual transfer, the date from which such interest will accrue. 26 C.F.R. s 1.414(1)-1(b)(11). Pointing to the second enumerated factor, Telemundo argues that the June 30, 1988 valuation date constitutes the date of the "spinoff," and that, since the assets were valued as of the spinoff date, the New Blair participants received on the transfer date the precise amount to which they were entitled. We believe that Telemundo's reading of the regulation would impermissibly contravene s 208.

We first note that Telemundo's assumption that the June 30, 1988 valuation date would definitely be the applicable spinoff date is not supported by the regulation when read in the context of this case. For instance, Section 17.7 of the Agreement in this case provides, "[u]ntil the transfer of all account balances to the trust under the [New Blair Plan] has been carried out, benefits with respect to such account balances shall continue to be paid from the [Old
Blair Plan]...." This language parallels subparagraph (i) of the regulation, under which the date of the spinoff could not have been before October 14, 1988, the date of the first transfer, because not before that time could New Blair's "affected employees stop accruing benefits under [the Old Blair Plan] and begin coverage and benefit accruals under [the New Blair Plan]." 26 C.F.R. s 1.414(1)-1(b)(11)(i). That the regulation pertaining to the date of the spinoff points to different possible spinoff dates is not surprising. As mentioned above, this is a general definitional regulation designed to apply to mergers as well as spinoffs and to defined benefit plans as well as defined contribution plans. The drafters recognized the difficulties of pinpointing the moment of spinoff and explicitly stated that the factors listed in the regulation were not "necessarily controlling" but were merely intended for guidance, and that determination of the proper date depends upon "the facts and circumstances of the particular situation."

[4] Even if we were to agree with Telemundo and select June 30, 1988 as the spinoff date under the statute and regulations, Telemundo would still be in violation of s 208 because the amount "immediately after" the spinoff would fail to equal the amount "immediately before." If June 30 is considered the date of the spinoff, then the amount on July 1, 1988 "immediately after" that spinoff must be at least equal to the amount the prior day. It is undisputed that the plan assets equalled approximately $22.3 million as of June 30, 1988. Yet, only this amount was transferred some three to four months later. When one accounts for the time value of money, $22.3 million as of, say, October 14, 1988 is a considerably lesser amount on July 1, 1988. Thus, even accepting June 30, 1988 as the spinoff date, the central principle of s 208 would be violated: the plan participants received less "immediately after" the spinoff--the discounted value of the $22.3 million paid out three and one-half months later--than they were entitled to "immediately before" the spinoff-- $22.3 million in present value.

More particularly, as to the Short Term Investment Fund, Telemundo only transferred the $14.5 million that represented the account balances as of June 30, 1988, neglecting to include the investment experience of these short term assets during the intervening period. This meant that Telemundo had to liquidate fewer assets to meet the $14 million figure on October 14 than would have been required on June 30. Telemundo pocketed the difference which rightly belonged to the New Blair members. As to the Equity Fund assets, Telemundo followed a similar course. Telemundo transferred only $7.7 *366 million worth of assets during November and December, even though the value of the same assets that led to the $7.7 million figure on June 30 had appreciated. Again, Telemundo kept the excess--equal to the value of the appreciation beyond the $7.7 million of the original assets. In sum, to the extent that Telemundo's reading of the regulation permits a lapse in which individual's accounts would cease to accrue gains, we reject it as contravening the plain statutory language of s 208.

[5] In analyzing the spinoff of a defined contribution plan under s 208, courts should not be overly concerned with pinning down an exact date of spinoff, especially when the presence of numerous, drawn out transfers makes this a formidable task. Rather, courts must ensure that participants' accounts do not become stagnant. If accounts fail to reflect the investment experience during a transition period, and that experience yields a gain, the deprivation of the gain comes out of the pockets of the participants, and that is forbidden by s
208. In this case, for instance, regardless of the spinoff date selected, the failure to reflect the gains during the interim period between valuation and transfer reduced the eventual benefits of the plan participants. We note that application of the rule requiring continuity in assets during spinoffs of defined contribution plans will not always yield a gain to the beneficiaries. For instance, if the value of a given group of securities happens to decrease between valuation and transfer, the beneficiaries would only be entitled to the lower value, just as if they had maintained continuous possession of them throughout the period. Furthermore, this rule requiring continuity in no way cabins the discretion of the fund managers in how they liquidate or transfer the plan assets; all it requires is that when the plan assets are eventually transferred or sold, the beneficiaries may not lose out on appreciation (or conversely be spared from any depreciation) that might have occurred after valuation but before transfer.

In conclusion, we believe that the transfer of assets in this spinoff violated s 208 in that New Blair participants failed to receive an amount "immediately after" the spinoff that equalled the amounts in their accounts "immediately before" the spinoff because their accounts did not reflect the gains occurring during the interim period before the actual transfer.

Our conclusion is not altered by Telemundo's citation to cases involving the spinoff of defined benefit plans. Close scrutiny of these decisions only supports our reasoning in this case. In both Koch Industries, Inc. v. Sun Co., 918 F.2d 1203 (5th Cir.1990), and Bigger v. American Commercial Lines, 862 F.2d 1341 (8th Cir.1988), the courts examined the effect of a spinoff on defined benefit plan beneficiaries. Each case involved a situation where, like here, a predecessor plan retained the spunoff plan's assets for a period after the closing date of the reorganization. Examining the differences between defined benefit and defined contribution plans, both courts concluded that, unlike a defined contribution plan where a beneficiary's level of benefits depends on the assets retained in his or her individual account, with a defined benefit plan "the level of benefits does not depend on the amount of funds transferred." Koch, 918 F.2d at 1206; see also Bigger, 862 F.2d at 1345 ("The employees will receive no more than their fixed defined benefit regardless of the value of the assets in the plan."). In neither case did employees have "individual 'account balances' that depended on investment returns." Koch at 1207. In both cases, the new plans were contractually required to make up any shortfalls, and individual plan members were guaranteed the same level of benefits as before the spinoff regardless of when the plan assets were transferred. Thus, both courts ruled that s 208 of ERISA was not violated.

We would agree with the able district judge's conclusion that there was no s 208 violation if the Old Blair Plan were a defined benefit plan: it would matter little to the individual New Blair Plan members whether the plan lost out on roughly $500,000 as long as those members were guaranteed their promised benefits at retirement. See Bigger, 862 F.2d at 1344-45. The new plan could sustain the fractional loss due to administrative delay in transfer as long as the same level of benefits was assured. See Koch, 918 *367 F.2d at 1206. However, because the level of benefits in a defined contribution plan is materially affected if the interim gains are not transferred, the analysis used in defined benefits cases is inapposite.

In conclusion, we hold that Telemundo's failure to transfer the gains attributable to the New Blair assets between the valuation date and dates of actual transfers violated the requirements of s 208 of ERISA. Because of the special nature of a defined contribution plan in which the eventual benefits of a plan member depends entirely on the amount in his or her individual account, the failure to take account of this interim period violates the rule of benefit equivalence required under s 208. Therefore, Telemundo must credit to the New

Blair members the actual investment experience of the assets attributable to their accounts during the period between valuation and transfer.

[6] We believe that Telemundo's violation of s 208 also constituted a violation of its fiduciary duties under s 404 of ERISA, 29 U.S.C. s 1104. See Bigger, 862 F.2d at 1344 (remarking that s 208 represents Congress's attempt "to clarify what conduct satisfies the fiduciary standards" in the context of transferring plan assets). Section 404 of ERISA states, inter alia, that a fiduciary shall discharge his duties with respect to a plan solely in the interest of the participants and beneficiaries and-- (A) for the exclusive purpose of: (i) providing benefits to participants and their beneficiaries ... (B) with the care, skill, prudence, and diligence under the circumstances then prevailing that a prudent man acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims.... 29 U.S.C. s 1104.

ERISA broadly defines the concept of fiduciary. See, e.g., Mertens v. Hewitt Assocs., 508 U.S. 248, ----, 113 S.Ct. 2063, 2071, 124 L.Ed.2d 161 (1993);
Donovan v. Mercer, 747 F.2d 304, 308 (5th Cir.1984). Under ERISA, anyone who, inter alia, "exercises any discretionary authority or discretionary control respecting" plan management or disposition of plan assets, or has "any discretionary authority or discretionary responsibility in the administration" of the plan, is deemed a fiduciary. See 29 U.S.C. s 1002(21)(A). Telemundo conceded its fiduciary status in the district court when its counsel stated: "We were fiduciaries insofar as ERISA has certain requirements for how fiduciaries perform, that's right, and we have set forth obviously we've performed all of our fiduciary duties." Thus, by its own admission, Telemundo was in a fiduciary relationship with New Blair and its members during the interim period between asset evaluation and transfer.

[7] Where fiduciary duties arise under ERISA, they must be enforced without compromise to ensure that fiduciaries exercise their discretion to serve all participants in the plan. See Williams v. Williamson-Dickie Mfg. Co., 778 F.Supp. 1197, 1198-99 (S.D.Ala.1991). As Judge Friendly aptly stated in Donovan
v. Bierwirth, 680 F.2d 263 (2d Cir.), cert. denied, 459 U.S. 1069, 103 S.Ct.
488, 74 L.Ed.2d 631 (1982), s 404 of ERISA requires that the decisions of a fiduciary "must be made with an eye single to the interests of the participants and beneficiaries." Id. at 271; cf. Developments in the Law--Nonprofit Corporations, 105 Harv.L.Rev. 1579, 1603 (1992) (describing the common law trustee's duty of loyalty as "demanding and inflexible").

During the interim period after the closing date of the acquisition but before the transfers of the plan assets, Telemundo was acting as trustee of both the Telemundo Plan and the New Blair Plan and thus was a dual fiduciary: it owed obligations of loyalty to the members of both plans. Yet, in the course of the transfer, Telemundo allocated 100% of the investment gains realized on the Old Blair assets during the period between valuation and actual transfer to the accounts of its own plan members, despite the fact that 90% of those Old Blair assets were attributable to New Blair members. Telemundo's duty of loyalty to its own plan members did not extend to giving them a windfall at the expense of the New Blair Plan participants. Its conduct was inconsistent with the strict duty owed to the New Blair participants. *368 Therefore, we hold that Telemundo's actions in this case violated its fiduciary duties under s 404 as well as the specific mandate of s 208 of ERISA.

II. The "Equity Fund Claim"

A. Factual Background

New Blair's second claim arises from events during the interim period when Telemundo was acting as trustee of the Old Blair Plan's assets. Under the Old Blair Plan, members had choices about where and in what amount to invest their account balances. Participants could allocate their accounts among three investment funds: the Short Term Investment Fund, the Equity Fund, and the

Blair Common Stock Fund. Participants could change their selection on an annual basis by filing for an election by December 1, which would become effective thirty days later on December 31.

Section 17.7 of the Agreement provided that this practice of making elections would continue during the interim period: Until the transfer of all account balances to the trust under the [New Blair Plan] has been carried out, benefits with respect to such account balances shall continue to be paid from the [Old Blair Plan] trust in accordance with the terms of the [New Blair Plan] and such account balances shall continue to be invested in the manner currently permitted under the [Old Blair Plan] and pursuant to the elections of the [New Blair Plan] participants. Pursuant to this provision, and no doubt prompted by the severe stock market decline of October 1987, approximately 300 of the former Old Blair Plan members (250 of whom were New Blair Plan members) elected to transfer all or part of their account balances for the 1988 calendar year from the Equity Fund to the Short Term Investment Fund. As of December 31, 1987, the electing participants' accounts reflected these choices, and from that point the account balances were calculated to reflect these elections. However, the actual assets, valued at $8,941,210.80, were not physically transferred from the Equity Fund to the Short Term Investment Fund until October 14, 1988, nearly ten months later.

As it turned out, it would have been better for the plan members who elected to switch out of the Equity Fund to have remained in that fund at least over the short term. From December 1987 to October 1988, the Equity Fund appreciated at a greater rate than the Short Term Investment Fund. Because the electing participants' accounts reflected only the investment experience of the Short Term Investment Fund from December 31, 1987, a surplus was generated in the Equity Fund that appellants' counsel at argument told us was also approximately $500,000. On December 31, 1988, after the transfer of assets to New Blair was complete, Telemundo allocated the entire Equity Fund surplus to the Telemundo Plan as an employer contribution. New Blair argues that by such allocation Telemundo violated its fiduciary duty owed to the New Blair participants.

B. Analysis

Telemundo claims that it violated no fiduciary duty because it had discretion to treat the Equity Fund surplus as an employer contribution to the Telemundo Plan. Telemundo cites provisions of the Old Blair Plan allowing the Old Blair Plan's trustees "to interpret the provisions of the Plan" and to "change or waive any requirements of the Plan to conform with law or to meet special circumstances not anticipated or not covered in the Plan." To further evidence its discretion, Telemundo directs us to certain plan amendments adopted on December 28, 1988, after the transfer of assets to New Blair was completed and just three days before Telemundo allocated the Equity Fund surplus to the Telemundo Plan as an employer contribution. One amendment provided that, for the period between January 1, 1987 and January 1, 1989, any excess funds resulting from delays of more than 60 days in transferring assets pursuant to participants' elections were to be treated as an employer contribution. Another amendment eliminated the option of Telemundo Plan members to elect which fund to invest their account balances. The amendments received a favorable determination letter from the IRS on August 25, 1989.

*369 We note parenthetically that we are troubled by Telemundo's convenient adoption of the plan amendment allowing transfer surpluses to be allocated as employer contributions. Telemundo urges that the amendment did nothing more than clarify what the plan committee had within their discretion to do all along. If this is so, we question the necessity of the "clarification" since the possibility of a situation requiring application of the "clarification" was eliminated by the second amendment which foreclosed future inter-account transfers. In any event and wholly apart from Telemundo's intentions in adopting the plan amendments, a fiduciary's conduct must be judged in light of the plan in effect during the relevant period. See Pratt v. Petroleum Prod. Management, Inc. Employee Sav. Plan & Trust, 920 F.2d 651, 661 (10th Cir.1990). We think Telemundo's conduct must be evaluated in the context of the unamended plan. Telemundo is in no position to disagree since it acknowledges that these amendments had no retroactive effect.

Because the Old Blair and Telemundo Plans gave the plan committee discretion to interpret the provisions of the plan, Telemundo contends that its decision to allocate the Equity Fund surplus to the Telemundo plan must be upheld unless arbitrary and capricious. Telemundo cites the Supreme Court's decision in Firestone Tire & Rubber Co. v. Bruch, 489 U.S. 101, 109 S.Ct. 948, 103 L.Ed.2d 80 (1989), for support of this proposition.

[8] We reject the argument that Firestone 's arbitrary and capricious standard applies to Telemundo's conduct in this matter. Firestone involved the denial of benefits, and the Court stated that if the terms of the plan accorded the administrator discretion in such matters, the decision should be upheld unless arbitrary and capricious. However, we decline to apply the arbitrary and capricious standard to the fiduciary conduct at issue here because this case does not involve a simple denial of benefits, over which the plan administrators have discretion. The distinction is satisfactorily explained in a pre-Firestone decision: The use of different fiduciary standards in these cases is justified by the different challenge to fiduciary loyalty that each type of action presents. In actions by individual claimants challenging the trustees' denial of benefits, the issue is not whether the trustees have sacrificed the interests of the beneficiaries as a class in favor of some third party's interests, but whether the trustees have correctly balanced the interests of present claimants against the interests of future claimants.... In such circumstances it is appropriate to apply the more deferential "arbitrary and capricious" standard to the trustees' decisions. In the latter type of action, the gravamen of the plaintiff's complaint is not that the trustees have incorrectly balanced valid interests, but rather that they have sacrificed valid interests to advance the interests of non-beneficiaries.... [In such cases a court must] apply the strict statutory standards of ERISA. Struble v. New Jersey Brewery Employees' Welfare Trust Fund, 732 F.2d 325, 333-34 (3d Cir.1984).

Firestone 's proposition that the more lenient arbitrary and capricious standard applies where the plan grants discretion to the administrators does not alter Struble 's holding that decisions that improperly disregard the valid interests of beneficiaries in favor of third parties remain subject to the strict prudent person standard articulated in s 404 of ERISA. See Ches v. Archer, 827 F.Supp. 159, 165-66 (W.D.N.Y.1993) (rejecting argument that Firestone was controlling in a case involving the failure of plan administrators to enforce a contribution agreement); Trapani v. Consolidated Edison Employees' Mut. Aid Soc'y, Inc., 693 F.Supp. 1509, 1515 (S.D.N.Y.1988) (holding that the Firestone standard did not apply where "plaintiffs' claims extend to conduct beyond the mere balancing of interests among claimants through the payment or non-payment of certain claims"). Any other rule would allow plan administrators to grant themselves broad discretion over all matters concerning plan administration, thereby eviscerating ERISA's statutory command that fiduciary decisions be held to a strict standard.

*370 In this case, New Blair's complaint extends "beyond the mere balancing of interests among claimants through the payment or non-payment of certain claims." Trapani, 693 F.Supp. at 1515. New Blair claims that Telemundo ignored the interests of the New Blair Plan members altogether in favor of the Telemundo Plan members. Such a claim is properly evaluated under the strict fiduciary duties of ERISA set forth in s 404.

As stated above, during the period of transition between plans, the Telemundo committee acted as a dual fiduciary: it owed distinct duties to both the New Blair Plan members and the Telemundo Plan members; it could not grant preferences as between the two. See, e.g., Smith v. National Distillers and Chem. Corp., 728 F.Supp. 491, 493 (W.D.Tenn.1989); Winpisinger v. Aurora Corp. of Ill., Precision Castings Div., 456 F.Supp. 559, 566 (N.D.Ohio 1978).

[9] Approximately 250 of the 500 New Blair members elected to switch some or all of their funds from the Equity Fund to the Short Term Investment Fund, and about 50 of the 150 Telemundo members made this election. The Equity Fund surplus of approximately $500,000 generated by the delay in switching accounts from that fund to the Short Term Investment Fund following the election was thereby attributable to members of both plans. Yet, Telemundo ignored the interests of the New Blair members, for whom it was acting as a fiduciary, and allocated the entire amount to the Telemundo participants, even though 83% of the 300 electing participants were in fact New Blair members. By allocating the entire surplus to the Telemundo Plan, Telemundo violated its fiduciary duty under s 404 of ERISA to the New Blair participants. Telemundo should have apportioned the surplus between the two plans.

CONCLUSION

For the reasons stated above, we find that Telemundo is liable to New Blair on both the Transfer Dates Claim and the Equity Fund Claim. Accordingly, we reverse the decision of the district court and remand for further proceedings consistent with this opinion.

END OF DOCUMENT

                                                                      EXHIBIT 37


549 N.Y.S.2d 678
(Cite as: 157 A.D.2d 490,  549 N.Y.S.2d 678)
JOHN BLAIR COMMUNICATIONS, INC., et al., Plaintiffs-Appellants, v.
RELIANCE CAPITAL GROUP, L.P., et al., Defendants, and
Touche Ross & Co., Defendant-Respondent.
[And a third-party action.]
Supreme Court, Appellate Division,
First Department.
Jan. 11, 1990.

Purchasers of corporate divisions brought suit against sellers, accounting firm and others. The Supreme Court, New York County, Fingerhood, J., granted the accounting firm's motion to dismiss. Purchasers appealed. The Supreme Court, Appellate Division, held that: (1) the purchasers alleged sufficient facts to demonstrate a relationship that was the functional equivalent of privity and, thus, the purchasers were entitled to maintain breach of warranty and negligence claims against the accounting firm, and (2) privity or the functional equivalent thereof was not an element of intentional fraud. Order reversed.

[1] ACCOUNTANTS k9
11Ak9

Purchasers of corporate divisions offered sufficient evidence to demonstrate that they had relationship with accounting firm that was functional equivalent of privity and, thus, purchasers were entitled to maintain breach of warranty and negligence counts against accounting firm that had audited financial statements and confirmed value of divisions' assets; accounting firm was aware of proposed sale of divisions and firm was aware that purchasers would use and rely upon financial statements for specific purpose.

[2] FRAUD k30
184k30

Privity or relationship which is functional equivalent of privity is not element of intentional fraud.
**679 L.A. Mandelker, New York City, for plaintiffs-appellants.
R.R. Salman, New York City, for defendant-respondent.

*490 Before SULLIVAN, J.P., and CARRO, MILONAS and WALLACH, JJ.

MEMORANDUM DECISION.

Order, Supreme Court, New York County (Shirley Fingerhood, J.), entered March 16, 1989, which granted defendant-respondent Touche Ross & Co.'s motion for dismissal, or in the alternative, for summary judgment, unanimously reversed, to the extent appealed from, on the law, and defendant's motion for summary judgment denied, and the complaint reinstated against said defendant, with costs.

This litigation arises out of defendant Reliance Capital Group's ("Reliance") 1987 sale to JHR Acquisition Corp. ("JHR") of the assets of the TV Rep and Entertainment divisions of John Blair & Co ("Old Blair"), along with the sale of the rights to the name "John Blair & Co." The plaintiffs herein are the successors in interest to JHR, having paid 115 million dollars for the subject divisions. Plaintiffs contend that due to defendants' fraud, breach of warranty and negligence, the price was excessive by $30 million; they also claim that defendant Touche Ross & Co. ("Touche"), a "Big Eight" Certified Public Accounting firm which was defendant Reliance's auditor, fraudulently and negligently misrepresented certain financial information relied upon by plaintiffs in making the purchase. [FN1] *491 Plaintiffs specifically argue that Touche committed the alleged fraudulent and negligent misrepresentations in December 1986, when it "certified the divisions' financial statements as accurate," and confirmed the value of the assets of the subject divisions. The record reflects that the financial statements were indeed misleading and substantially inflated the value of the subject divisions.

FN1. There are six defendants in total in the current litigation. They include the four Reliance entities, their affiliate Telemondo Group, Inc., and Touche. Four causes of action were brought against the Reliance defendants, two against Touche.

All six defendants moved for an order dismissing the complaint or, in the alternative, for summary judgment. The IAS court granted the motion solely as to defendant Touche. The court stated that "plaintiffs have not demonstrated a relationship with Touche Ross sufficient to sustain the claims against them." The premise relied upon in arriving at this conclusion was that there was no privity of contract or relationship sufficiently close so as to be the functional equivalent of privity between Touche and plaintiffs, because "there is no allegation that Touche Ross prepared the reports for plaintiffs' use or according to plaintiffs' requirements, or that Touche Ross specifically agreed to provide plaintiffs with copies **680 of the report or did so. Touche Ross denied sending the report to them. In short, plaintiff [sic] have not demonstrated a relationship with Touche Ross sufficient to sustain the claims against them."

[1] We disagree and conclude that plaintiffs have offered sufficient evidence to establish a "relationship sufficiently approaching privity between [them] and the account[ing firm]". Iselin & Co. v. Mann Judd Landau, 71 N.Y.2d 420, 423, 527 N.Y.S.2d 176, 522 N.E.2d 21 (1988). The Court of Appeals, in Credit Alliance Corp. v. Andersen & Co., 65 N.Y.2d 536, 493 N.Y.S.2d 435, 483 N.E.2d 110 (1985),
set forth the criteria which must be met in order to hold accountants liable in negligence to noncontractual parties who rely to their detriment on inaccurate financial reports. These elements are: (1) the accountants must have been aware that the financial reports were to be used for a particular purpose or purposes;
(2) in the furtherance of which a known party or parties was intended to rely; and (3) there must have been some conduct on the part of the accountants linking them to that party or parties, which evinces the accountants' understanding of that party or parties' reliance. Credit Alliance Corp. v. Andersen & Co., supra, 65 N.Y.2d at 551, 493 N.Y.S.2d 435, 483 N.E.2d 110.

The record herein amply demonstrates that plaintiffs have satisfied all three criteria of the Credit Alliance Corp. test. First, it is clear that Touche was aware that Reliance intended *492 to sell the subject divisions. This was the first audit where Touche was asked to separately audit the subject divisions, alerting it that a sale of the divisions was contemplated. In fact, members of the Touche audit team were expressly told, in person, by a representative of JHR, that JHR was contemplating purchasing the divisions. See, European American Bank v. Strauhs & Kaye, 102 A.D.2d 776, 777, 477 N.Y.S.2d 146, aff'd sub nom, Credit Alliance Corp., supra, 65 N.Y.2d 536, 493 N.Y.S.2d 435, 483 N.E.2d 110
(1985).

Second, plaintiffs have sufficiently showed that Touche was aware that they were going to use and rely upon the financial statements for the specific purpose of evaluating the opportunity to purchase the divisions and determining an appropriate price for the purchase. This is beyond dispute, particularly given that the Touche audit team had several meetings with JHR representatives to discuss the audits. Moreover, the record reflects that Touche knew that the audited financial statements would be explicitly incorporated by reference into the representation and warranty section of the final asset purchase agreement and that the financial statements would be annexed thereto.

Third, we are persuaded that Touche engaged in conduct sufficient to establish a "bond between them so close as to be the functional equivalent of contractual privity." Ossining School v. Anderson, 73 N.Y.2d 417, 419, 541 N.Y.S.2d 335, 539 N.E.2d 91 (1989). Aside from the meetings between the parties, plaintiffs present no less than 20 specific allegations in support of their argument that such a relationship existed. Thus, this is a case where "the services of the account[ing firm] were not extended to a faceless or unresolved class of persons, but rather to a known group ... marked by a definable limit and made up of certain components." White v. Guarente, 43 N.Y.2d 356, 361, 401 N.Y.S.2d 474, 372 N.E.2d 315 (1977).

[2] Insofar as the claim of intentional fraud is concerned, we note that privity or a relationship which is the functional equivalent of privity is not an element of intentional fraud. Uniflex, Inc. v. Olivetti Corp. of America, 86 A.D.2d 538, 539, 445 N.Y.S.2d 993 (1st Dept.1982). Rather, a party who commits intentional fraud is liable to any person who is intended to rely upon the misrepresentation or omission and who does in fact so rely to his detriment. See Tindle v. Birkett, 171 N.Y. 520, 524-525, 64 N.E. 210 (1902).

We therefore conclude that plaintiffs have pleaded and demonstrated facts sufficient to support the causes of action raised against Touche and that the IAS court **681 erred in granting *493 Touche summary judgment and dismissing the complaint against it.

Accordingly, the order appealed from is reversed, to the extent appealed from, and summary judgment denied, and the complaint reinstated.

END OF DOCUMENT

                                                                     EXHIBIT 38

                    Copyright 1997 The New York Times Company
                               The New York Times

                January 18, 1997, Saturday, Late Edition - Final

SECTION: Section 1;  Page 36;  Column 1;  Business/Financial Desk

LENGTH: 549 words

HEADLINE: Amre, Home Remodeling Concern, to File for Bankruptcy

BYLINE:  By KENNETH N. GILPIN

BODY:

   Faced with mounting losses, Amre Inc., a home improvement and remodeling company, said yesterday that it would file for bankruptcy protection.

   Amre, which for the last year has licensed the Century 21 name from HFS Inc., the fast-growing hotel and real estate franchiser, said it planned to sell assets to repay creditors. The company said it did not expect to distribute any sale proceeds to shareholders.

   Telephone calls to company executives seeking further comment were not returned. A receptionist said that no one was in the office.

   Trading in Amre shares was suspended on the New York Stock Exchange on Thursday pending an announcement. The stock was last quoted at 43.75 cents a share.

   In September, Amre, based in Dallas, successfully completed a public offering of 1.6 million shares at an offering price of $16 a share. Over the last year, the stock traded as high as $28 a share.

   Much of the enthusiasm for Amre stock came from its affiliation with HFS, which bought the Century 21 Real Estate Corporation, the nation's largest real estate brokerage firm, for $230 million in June 1995.

   In October of that year, Amre entered into a 20-year licensing agreement with Century 21, ending a 13-year relationship with Sears, Roebuck & Company.

   The terms of the agreement, which became effective Jan. 1, 1996, called for Amre to pay fees to HFS equal to the greater of 3 percent of revenues or certain guaranteed minimums starting at $11 million in 1996 and rising to about $40 million.

   When the agreement was signed, Robert Swartz, Amre's president and chief executive, said Century 21's "vast network of brokers and potential for lead generation will create an unparalleled resource of opportunity."

   But the potential was never realized, and revenues were insufficient to cover Amre's expenses.

   On Oct. 31, only weeks after the stock sale, the company reported a $10.9 million loss for the third quarter and less than a month later said that it would have a "substantial operating loss" in the fourth quarter due to high marketing expenses and a lower-than-expected backlog of products.

   HFS, which placed three of its executives on the Amre board and owned 2 percent of the company's stock, saw the value of its shares fall 13 percent after Amre disclosed its fourth-quarter forecast.

   Shares of HFS rebounded yesterday, rising $2.125, to $63.25 on the New York Stock Exchange.

   After Amre's announcement yesterday, HFS said it had moved to terminate its licensing agreement.

   Analysts said the episode should not damage HFS, which has licensing agreements with scores of other companies.

   But the episode has been a humbling one, Henry Silverman, the chairman and chief executive of HFS, admitted yesterday.

   "I think the HFS people who were on the Amre board discharged their fiduciary responsibility, and this will not have a material impact on HFS shareholders," Mr. Silverman said in a telephone interview.

   "But we have learned that if we are going to do this again, the HFS folks who are involved will have to be accountable."

   Although the HFS executives were not part of this group, several Amre directors sold most of their shares last fall, before the company's liquidity problems became apparent and when the stock was at a high price.

LANGUAGE: ENGLISH

                                                                      EXHIBIT 39

                    Copyright 1997 The New York Times Company
                               The New York Times

                 January 19, 1997, Sunday, Late Edition - Final

SECTION: Section 3; Page 1; Column 1; Money and Business/Financial Desk

LENGTH: 583 words

HEADLINE: MARKET WATCH;
Great Name, but Bankrupt Anyway

BYLINE:  By FLOYD NORRIS

BODY:

   Every so often, an entrepreneur captures Wall Street's respect. Here is a man with a vision, Wall Street says. And everything he touches becomes popular with investors.

   So it is with Henry R. Silverman, the chairman and chief executive of HFS Inc. HFS may not be famous, but you know its brands. Among the names it owns, and franchises out, are Ramada, Days Inn, Howard Johnson, Century 21, Coldwell Banker and Avis. It has been growing like Topsy, making acquisition after acquisition.

   HFS went public in 1992 at $3.73 a share, adjusted for subsequent splits and spinoffs. At its peak last fall, a dollar invested in that offering had grown to $20. Since then, HFS has slipped a bit, but is still trading at more than 50 times earnings. Wall Street believes it has found a growth machine.

   In the fall of 1995, HFS announced that it had invested in Amre Inc., a company that installs vinyl siding and new roofs on homes. Amre would now sell its services under HFS's Century 21 brand name. Brokers who sold houses would provide leads to Amre. Investors knew that HFS had a Midas touch, so they figured Amre was a sure thing. Amre stock leaped 35 percent the day the deal was announced; it did not soon stop. From $5 a share just before the announcement, it rose to $28.75 last spring.

   Amre had, to be polite, a checkered past. For years it had sold its services under the Sears name, but while that brought in lots of business, profits were hard to come by. Former managers had gotten in trouble with the Securities and Exchange Commission for reporting phony profits in the 1980's.

   But in late 1995 new management was brought in and HFS dispatched three of its officers to watch over Amre as board members, one of them serving as chairman. Past problems were forgotten as investors snapped up Amre shares, believing the HFS magic would rub off. Amre's previous losses were said to be caused by excessive fees it paid to Sears. Paying lower fees to Century 21 would allow it to make lots of money.

   By last September, when Amre sold 1.1 million shares to the public at $16, there were signs that the Century 21 brand name might not be so hot when it came to peddling vinyl siding. Amre said it was losing money and sales were well below what they had been when Amre was using the Sears name. But, it added reassuringly, management "is optimistic about the company's ultimate profitability."

   Some Amre insiders may not have been so optimistic. Several directors dumped their shares last fall, but HFS did not sell, although it took the steps needed to make a sale possible.

   Selling, it turned out, was a wise move for those directors. On Friday, Amre filed for bankruptcy. Shareholders will get nothing.

   HFS says there is nothing wrong with the concept of putting the Century 21 name on home improvement companies and that new licensees will be sought. As for Amre, HFS pleads to having had minimal involvement, even if an HFS man was chairman. "What I learned is that if you are going to be involved at all, you should be able to assert significant influence," Mr. Silverman said. "We are not good passive investors."

   One might see the Amre affair as evidence that there are limits to how far brand names can be extended. Or even as raising questions about whether HFS is so brilliant that it deserves to trade at a sky-high valuation. But that was not Wall Street's reaction. On Friday, HFS shares rose $2.25, to $63.75, on the news.

   Did someone say "irrational exuberance?"

GRAPHIC: Graph: "What Goes Up..." shows Amre Inc.'s stock price, weekly closes, in 1995 and 96.

                                                                      EXHIBIT 40


The Wall Street Journal
Copyright (c) 1997, Dow Jones & Co., Inc.

Monday, January 20, 1997

Amre Plans Chapter 11 Filing and Sale Of Assets, Raising Issue of Ties to HFS By Carlos Tejada
Staff Reporter of The Wall Street Journal

Amre Inc. said Friday it will file for protection from creditors under Chapter 11 of the U.S. Bankruptcy Code and sell its assets over a six-to-12- month period, prompting questions about its ties to HFS Inc., Henry R. Silverman's hotel and real-estate franchiser.

Meanwhile, Securities and Exchange Commission filings show that Amre insiders sold thousands of shares and options in the third quarter, in which the company posted a loss of $10.9 million, or 55 cents a share, on revenue of $65 million.

Amre, which in September offered 1.6 million common shares, said it will sell assets to pay creditors but doesn't expect to have anything left for shareholders. Amre shares were trading at about 44 cents when New York Stock Exchange trading was halted late Thursday afternoon.

Dallas-based Amre sells home-siding and windows, among other things. Amre sold home-improvement packages under the Century 21 brand, a name licensed from HFS's Century 21 Real Estate Corp. unit.

An HFS officer was Amre's chairman until two weeks ago. HFS referred questions for the officer to Mr. Silverman. HFS holds an Amre stake of less than 2% and controls two other board seats.

In November, HFS, based in Parsippany, N.J., said it was committed to assisting cash-strapped Amre. But some Amre investors said they felt betrayed when, on Jan. 6, HFS said it created reserves against licensing fees Amre owed it, making no mention of a cash infusion. "A lot of people wanted to believe HFS would step in at the last minute," according to a person close to Amre.

The two companies came together in 1995, after Amre dropped its licensing agreement with Sears, Roebuck & Co. and HFS offered Amre the Century 21 name for a smaller licensing fee. But Sears kept Amre's customers list. Meanwhile, Amre insiders said Century 21 franchisees weren't very enthusiastic about pushing Amre's home siding and kitchen cabinets.

Amre insiders say they only entered into the agreement because of HFS's implied support. But Mr. Silverman, HFS's chairman and chief executive, said HFS stated in 1996 that it wouldn't buy Amre or make a larger investment.

Meanwhile, some former Amre investors blamed Amre management for marketing blunders and soaring costs. Robert M. Swartz, who resigned as Amre president and chief executive Friday, declined to comment on these claims. Current Amre officials didn't return calls.

Amre is a rare stumble for HFS, whose rapid growth has made it a Wall Street darling. Investors seemed unfazed, as HFS rose $2.125 to close at $63.25 in composite Big Board trading.

During that third quarter, one Amre officer sold a big block of shares, while others exercised options, according to CDA/Investnet, a database that tracks buying and selling trends. Murray H. Gross, senior vice president, sales and marketing, sold 171,250 shares at $15.20 each on Sept. 13, then sold another 1,250 shares at $16.44 each on Sept. 18.

Mr. Gross, who said the sale represented 55% of his stake in Amre, said he didn't know Amre was headed for a loss and couldn't sell earlier because of pooling-of-interests accounting requirements.

Between Aug. 9 and Sept. 17, other Amre insiders cashed in on options to buy shares at $3.50 each, and sold the shares the same day, when shares traded in the high teens. The insiders, who included the chief financial officer and four outside directors, bought and sold a total of 90,000 shares through options.

Mr. Swartz said the offering prevented the insiders from exercising options earlier and that the transactions occurred before the quarterly loss was apparent.

                                                                     EXHIBIT 41

                  1ST STORY of Level 1 printed in FULL format.

                   Copyright 1997 American Lawyer Media, L.P.
                          MIAMI DAILY BUSINESS REVIEW

                              July 14, 1997 Monday

SECTION: KIMBALL; Pg. A8

LENGTH: 432 words

HEADLINE: Occidental Plaza hotel gets new $ 7.6 million mortgage

BODY:
     Credit Suisse First Boston Mortgage provided $ 7.6 million in financing for Occidental Plaza, a hotel at 100 to 114 SE Fourth St., Miami.

     The financing follows a recent $ 6.8 million sale of the 129,894-square-foot property to Miami Bay Hospitality Partners Ltd., whose president is Majid Mangalji. The price per square-foot basis was $ 52.35.

     The hotel building was built in 1972 and opened as a YWCA facility. In 1977, Bauder Fashion College bought the property for $ 1.5 million.

     Four years later, a group led by Adrian Werner and Henry R. Silverman paid $8 million for the building.

     Goldome Savings Bank foreclosed on the title in 1985 after loans on the property reached $ 14.9 million.

     A venture involving Joseph R. Grassie and Earl S. Worsham paid $ 14 million for the property in 1986, but another foreclosure occurred in 1988.

     In 1989, an insolvent Goldome sold the property for $ 6.97 million to Parque Del Rio Ltd. Officers of the firm included Jose L. Gonzalez, Luis Bosch and Manuel Vega.

     Apartment project goes for $ 7.2 million

     Poinciana Homes Inc., headed by home builder Manuel A. Larrieu, paid $ 7.2 million, or $ 46.82 a square foot, for a 148-unit apartment project at 700 NW 111th Place in Dade.

     New York Life Insurance Co. provided $ 5.83 million in financing at an interest rate of 8.6 percent.

     The project was developed in 1988 by Sundance Associates Ltd., which is headed by Jose Camprubi. In 1995 the project's financing was restructured in bankruptcy court proceedings.

     First Union funding expansion of church

     First Union National Bank has advanced $ 5.5 million to fund the expansion of a church owned by Christian Life Center Assembly of God Inc. at 2699 W.

MIAMI DAILY BUSINESS REVIEW July 14, 1997 Monday

Commercial Blvd., Fort Lauderdale.

     The existing 34,5090-square-foot building is on 11.8 acres. Max Yeary is senior pastor of Christian Life Center.

     Andrew Warner Construction Inc. has a $5.89 million contract for the work. Donald Stoddard is Warner's president.

     Architecture 6400 Inc. did the design.

     New Miami Beach building purchased for $2.5 million

     Excess Fitness Center Inc. paid $2.5 million for a new commercial building at 230 First St., Miami Beach, Diete A. Utner is a principal of the buyer.

     The property was sold by Michele Development Inc., whose president is Peter Diel. The seller took back a $200,000 purchase-money second mortgage. A first mortgage for $1.4 million was obtained from Allen R. Greenwald, Stephen Bittel, and Gary L. Brown.

     An initial occupant for the property was Michele Pommier Modeling Agency.

GRAPHIC: Photo, Credit Suisse First Boston Mortgage provided the owners of the Occidental Plaza hotel in downtown Miami with a $7.6 million mortgage.; AIXA MONTERO-GREEN

LANGUAGE: ENGLISH

LOAD-DATE: July 15, 1997

                                                                      EXHIBIT 42

SUPREME COURT OF THE STATE OF NEW YORK
COUNTY OF NEW YORK

- - - - - - - - - - - - - - - - - - - - - - x

HENRY R. SILVERMAN; PETER F. EDELMAN;       :
ADRIAN B. WERNER; HRS/DALLAS PARC, INC.;
PFE/DALLAS PARC, INC.; and ABW/DALLAS PARC, :
INC.,
                                            :
                              Plaintiffs,        Index No.
                                            :
                     - against -
                                            :    COMPLAINT
WORSHAM BROTHERS CO., INC. and EARL S.
WORSHAM,                                    :

                              Defendants.   :

- - - - - - - - - - - - - - - - - - - - - - x

            Plaintiffs, Henry R. Silverman, Peter F. Edelman, Adrian B. Werner, HRS/Dallas Parc Inc., PFE/Dallas Parc Inc., and ABW/Dallas Parc Inc., by their attorneys, for their complaint against defendants Worsham Brothers Co., Inc. and Earl S. Worsham, allege as follows:

            1. Plaintiff Henry R. Silverman ("Silverman") is an individual residing in the City and State of New York.

            2. Plaintiff Peter F. Edelman ("Edelman") is an individual residing in New York City, New York.

            3. Plaintiff Adrian B. Werner is an individual residing in Stamford, Connecticut.

            4. Plaintiff HRS/DALLAS PARC, INC. is a corporation duly organized and existing under the laws of the State of Florida.

            15. Pursuant to Paragraph 6 of the Agreement, plaintiff Silverman's obligation to fund 10% of the liabilities of Dallas Parc Associates was limited to a maximum of $150,000.

            16. On August 16, 1982, defendant Worsham Bros. entered into a separate written agreement ("Worsham Indemnification Agreement") with plaintiff Silverman whereby defendant Worsham Bros. agreed to indemnify Silverman for 50% of any amount of liability incurred by Dallas Parc Associates and funded by Silverman in excess of Silverman's $150,000 maximum obligation, notwithstanding any specified limitation of the liability of defendant Worsham Bros.

            17. Plaintiffs Silverman, Edelman and Werner have advanced $473,000 to Dallas Parc Associates to pay necessary operating expenses of the Project. Paragraph 6 of the Agreement requires that defendant Worsham Bros. pay 20% of this amount, i.e., $94,600, and that defendant Worsham unconditionally guarantee payment.

            18. The Goldome Bank for Savings f/k/a Buffalo Savings Bank and the Dime Savings Bank of New York ("the Banks") commenced an action against plaintiffs, among others, in the Circuit Court of the 11th Judicial Circuit, Dade County, Florida, entitled Goldome Bank for Savings, et al. v. Dallas Parc Associates, Ltd., et al., Case No.

84-14168 (28) seeking foreclosure of the mortgage on the Dallas Parc properties and a deficiency judgment against the partnership in the event that the proceeds from the sale of the Dallas Parc properties were insufficient to satisfy the claim against the partnership. This action is being settled by a Stipulation for Settlement and for the Entry of an Agreed Final Judgment of Foreclosure. In exchange for the execution of this Stipulation and for the limitation of plaintiffs' liability for any deficiency and for certain indemnifications with respect thereto, plaintiffs Silverman, Edelman, and Werner entered into an agreement with the Banks whereby they agreed to pay to the Banks $480,000.00. Defendants Worsham and Worsham Bros. are liable to the plaintiffs for 20% of this amount, and are liable to plaintiff Silverman for 50% of all sums expended by him in connection with the Project in excess of $150,000.

            19. Upon information and belief, plaintiff Silverman made several demands of defendants for payment of $80,000 of amounts advanced to meet the operating expenses of the Project in January and February of 1984. These demands were refused.

            20. On January 26, 1984, plaintiff Silverman sent defendant Worsham a letter by Federal Express formally notifying Worsham of his default under the written agreements and notifying him of his continuing obligation to fund 20% of the liabilities being incurred by Dallas Parc Associates, and 50% of any liabilities incurred by plaintiff Silverman in excess of $150,000.

            21. In a letter dated February 3, 1984 sent by defendant Worsham to plaintiff Silverman and signed by Worsham,

                                                                      EXHIBIT 43
PROSPECTUS

                                   $80,000,000

                           Days Inns of America, Inc.

           [ ]% Convertible Subordinated Debentures due April 15, 2006

                   (Interest payable April 15 and October 15)

                        Convertible into Common Stock of

                                 Days Inns Corp.

                                   ----------

      The Debentures are convertible at any time prior to maturity, unless previously redeemed, into shares of Common Stock $.04 par value, of Days Inns Corp. ("DIC"), at $25.625 per share, subject to adjustment under certain circumstances. ON April 10, 1986, he last sale price of DIC's Common Stock on the NASDAQ National Market System (Symbol: DAYS) was $21 per share.

      The Debentures are redeemable at the option of Days Inns of America, Inc. (the "Company") at any time, in whole or in part, at the redemption prices set forth herein, together with accrued interest, except that no such redemption may be made prior to April 15, 1988 unless the last sale price of DIC's Common Stock exceeds 140% of the then effective conversion price for at least 30 consecutive trading days within the 300-day trading period prior to the date of the notice of redemption. Annual sinking fund payments of 7.5% of the principal amount of Debentures originally issued, commencing April 15, 1996, are calculated to retire 75% of the issue prior to maturity. The Company may deliver Debentures in lieu of cash in making sinking fund payments.

      The Debentures are subordinated in right of payment to all of the Company's Senior Indebtedness (as defined), which was approximately $391,302,000 (including $122,000,000 of contingent liabilities) at January 31, 1996. The Debentures will rank pari passu with the Company's 17 1/2% Subordinated Debentures due 1996.

                                   ----------

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
               THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS. ANY REPRESENTATION TO THE
                          CONTRARY IS CRIMINAL OFFENSE.

              NEITHER THE ATTORNEY GENERAL OF THE STATE OF NEW YORK
               NOR THE ATTORNEY GENERAL OF THE STATE OF NEW JERSEY
                NOR THE BUREAU OF SECURITIES OF THE STATE OF NEW
                 JERSEY HAS PASSED ON OR ENDORSED THE MERITS OF
                     THE OFFERING. ANY REPRESENTATION TO THE
                              CONTRARY IS UNLAWFUL.

                                       Price to    Underwriting   Proceeds to
                                       Public(1)    Document(2)  Company(1)(2)
                                      -----------  ------------  -------------

Per Debenture ....................       100%          3.25%        96.75%
Total(4)..........................    $80,000,000   $2,000,000    $77,400,000

----------

(1)   ___________ accrued interest from April 15, 1996.
(2) The Company and DIC have agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."
(3)   Before deducting expenses payable by the company
(4) The Company has granted this Underwriter a 30-day option to purchase up to $12,000,000 additional principal _______________ of Debentures on the _______________ terms per Debenture to cover over-allotment, if any. If all such additional Debentures are purchased, the total price to public will be $__,000,000, the total underwriting discount will be $2,000,000 and the total proceeds to Company will be $__,-1-,000. See "Underwriting."

                            ------------------------

      The Debentures are being offered by Drexel Burnham Lambert Incorporated (the "Underwriter"), subject to prior sale, when, as and if delivered to and accepted by the Underwriter and subject to approval of certain legal matters by counsel. It is expected that delivery of the Debentures will be made against payment therefor on or about April 17, 1996 at the offices of the Underwriter,
__ Broad Street, New York, New York.

                            ------------------------

                             Drexel Burnham Lambert
                                  INCORPORATED

April 11, 1995
illustrated by the table below. These benefits will be reduced by a portion of Social Security Benefits and by the actuarial equivalent of the amounts accumulated in the DayCAP Plan and are subject after offsets to a $90,000 annual maximum.

Highest Consecutive                            Years of Service
Five-Year Average             ------------------------------------------------
Annual Compensation              15        20        25        30        35
---------------------         --------  --------  --------  --------  --------

 $100,000..................   $ 27,000  $ 36,000  $ 45,000  $ 45,000  $ 45,000
  200,000..................     54,000    72,000    90,000    90,000    90,000
  300,000..................     81,000   108,000   135,000   135,000   135,000
  400,000..................    108,000   144,000   180,000   180,000   180,000
  500,000..................    135,000   180,000   225,000   225,000   225,000

      Compensation of Directors. Directors of neither the Company nor DIC receive any compensation for serving in such capacity.

Certain Relationships and Related Transactions

      Prior to the Acquisition, the Company entered into the following transactions in which affiliates of the Company and DIC had interests:

            (a) The Company contributed three of its facilities to three limited partnerships, the general partners of which are the Company, or a partnership of which the Company is a managing general partner, and a general partnership (the "Partnership") which includes Messrs. Bello, Blake, Freiberg, Silverman, Howard E. Steinberg, Saul P. Steinberg and Robert M. Steinberg, all of whom are Directors of the Company or DIC, and the mother of Saul and Robert Steinberg. Mr. Silverman was also a 1% limited partner of each of such limited partnerships. Each limited partnership entered into a standard form franchise agreement with the Company, with respect to the particular facility contributed to such limited partnership. The aggregate amounts contributed by Mr. Silverman and the Partnership, respectively, for their interests in the three limited partnerships were $395,610 and $19,794,500, payable by limited recourse promissory notes due on September 19, 1985 bearing interest at the rate of 15% per annum. The maturity dates of such notes have been extended until September 19, 1990 and the interest rate thereon adjusted to 10% per annum, effective September 19, 1985.

            (b) Six limited partnerships in which the Company served as general partner admitted Reliance Group Holdings as 1% limited partner in exchange for an aggregate amount of $245,800, payable by delivering limited recourse promissory notes to the partnerships in the aggregate principal amount of $245,800 due on September 19, 1985 bearing interest at the rate of 15% per annum. The maturity dates of such notes have been extended until September 19, 1990 and the interest rate thereon adjusted to 10% per annum, effective September 19, 1985.

            (c) The Company contributed the Days Inn hotel located at Los Angeles International Airport to a limited partnership having Days Inns as the general partner and Mr. Silverman and an affiliate of Tollman-Hundley Hotels ("THH Affiliate") as the limited partners. The limited partnership entered into a standard form franchise agreement with the Company with respect to such hotel. Mr.

      Silverman acquired his 1% interest in the limited partnership by contributing a limited recourse promissory note in the principal amount of $140,000 which accrues interest at the rate of 15% per annum and was due on the earlier of March 1, 1986 or Mr. Silverman's sale of his interest. THH Affiliate acquired its interest in the limited partnership by contributing a limited recourse promissory note in the principal amount of $6,984,000 which bears interest at the rate of 15% per annum and was due on the earlier of March 1, 1986 or the purchase by THH Affiliate, pursuant to options granted to it by Mr. Silverman and the Company, of their interests in the limited partnership. It is currently contemplated that THH Affiliate will purchase from the Company and Mr. Silverman their interests in such limited partnership on or before April 15, 1986 for an aggregate price of $2,000,000. Monty Hundley, an affiliate of Tollman-Hundley Hotels, is a former Director of the Company.

      In July 1985, the Company sold a motel located in Atlanta, Georgia to a general partnership, consisting of Mr. Silverman, Saul P. Steinberg and Robert
M. Steinberg, for a purchase price of $5, 735,000 which was deemed to be te fair value of such property. Such purchase price was paid in the following manner $225,000 in cash at closing, $625,000 in promissory notes bearing interest at the rate of 13% per annum, the principal on which is payable annually from 1986 through 1990, and $4,885,000 through the assumption on a non-recourse basis of existing indebtedness. The Company has agreed to manage the motel on behalf of the purchaser in consideration for a management fee consisting of 5% of revenues, $360 per room per year, 50% of net cash flow, and 50% of any profit realized on the sale or refinancing of the motel. The Company has agreed to lend to the purchaser, on a non-recourse basis, amounts equal to any negative cash flow from the motel operation. Such loans will bear interest at the rate of 13% per annum and will be due on May 1, 2002.

      The Company is the general partner of eight limited partnerships in which Robert C. Bush, a former Director of the Company, Mr. Prince and several other former Directors and executive officers of the Company were limited partners. Each of these limited partnerships was formed to own and operate a Days Inn facility. In forming such limited partnerships the company advanced to such limited partners the amounts required to be contributed by them to the capital of such partnerships. During March 1985 Reliance Group Holdings purchased the interests of Messrs. Bush and Prince and certain other former Directors in certain of such partnerships for an aggregate price of $2,917,762 which was deemed to be the fair value of such interests. Such advances by the Company to Messrs. Bush and Prince and such other former Directors relating to the partnership interests so purchased were repaid concurrently with such purchases. At the time of such purchases, the company loaned $2,917,762 to Reliance Group Holdings, which loan bears interest at the prime rate as announced by The Chase Manhattan Bank, N.A.

      Effective July 1, 1985 the Company formed a partnership with a corporation, the sole stockholders of which are Messrs. Bush and Prince, to engage in a hotel, motel and restaurant brokerage business. Pursuant to the partnership agreement, the Company and such corporation made equal contributions to the capital of the partnership and were entitled to equal percentages of the profits of the partnership. The Company also provided office space and furniture and equipment for the use of the partnership. While Messrs. Prince and Bush were Directors of the Company, the Company sold or reentered into contracts to sell properties for which they each received or will be entitled to receive approximately $1,000,000 upon consummation of such sales. Such partnership was terminated effective March 31, 1986.

      At January 31, 1986, Reliance Group Holdings had outstanding borrowings from the Company in the aggregate amount of $3,164,000 which bear interest at the prime rate as announced by The Chase Manhattan Bank, N.A. Such borrowings are evidenced by limited recourse notes collateralized by interests in partnerships which owned or own Days Inn facilities and which interests were purchased with the proceeds of such borrowings. Such borrowings are being or will be liquidated upon the sale of such facilities and the liquidation of such partnerships.

      Reliance Group Holdings or its affiliates have provided to the Company from time to time certain professional or specialized services and have been or will be compensated by the Company in the amount of approximately $600,000 for such services provided during the fiscal year ended February 28, 1986. Reliance Group Holdings or its affiliates may provide similar services to the Company in the future.

      Battle, Fowler, Jaffin & Kheel, the law firm in which Martin Edelman is a partner, has provided legal services to the Company during the fiscal year ended February 28, 1986 and the current fiscal year. It is expected that such firm will provide legal services to the Company in the future.

      Drexel Burnham Lambert Incorporated, the investment banking firm of which Herbert J. Bachelor is an Executive Vice President, provided investment banking services to DIC during the twelve months ended February 28, 1986 and may provide such services in the future. See "Underwriting."

      The Boards of Directors of the Company and DIC have adopted policies requiring that all related party transactions be on terms no less favorable than terms that could be obtained from unaffiliated third parties; that any loans to officers, Directors, key employees and affiliates made within one year of the

                                                                      EXHIBIT 44



                               THE NEW YORK TIMES
                            THURSDAY APRIL 17, 1980


                             COMPLICATIONS ADDED TO
                          BUS SHELTER CONTRACT DISPUTE


BY LESLIE MAITLAND


     New York City's contract for the construction and operation of shelters at bus stops -- long the subject of dispute and investigation -- was thrown into further confusion yesterday.

     Two elements were involved. One was the indictment of Jack E. Bronston, a lawyer and former State Senator for mail fraud allegedly relating to the contract for the shelters.

     The other was an announcement by Stanley N. Lupkin, Commissioner of Investigation, that Saul Steinberg and Henry Silverman -- principals of the company that had won the bus shelter franchise from the Board of Estimate -- had refused to answer questions in testifying in the ongoing inquiry by the city's Department of Investigation.

     Mr. Lupkin said he strongly recommended that the contract, which Mayor Koch has refused to sign, "not be finalized until the Board of Estimate can become aware of the evidence involved, which should be revealed during the course of the criminal proceeding."

     Noting that the two principals of the company, the Convenience and Safety Corporation, had contended that answering questions "might compel them to be witnesses against themselves," Mr. Lupkin questioned whether they should even be permitted to bid on a new contract, should that approach be adopted by the Mayor and Board of Estimate.

     In response to the indictment of Mr. Bronston, who had allegedly acted illegally on behalf of Convenience and Safety, Mayor Koch declared that he would recommend rebidding on the contract. The Mayor also said that in light of Mr. Lupkin's revelation about Mr. Steinberg and Mr. Silverman, he would ask the city's Corporation

Counsel to examine whether Convenience and Safety could, in fact, be barred from bidding.

          "That contract is tainted," the Mayor said. "I will never sign it."

          The Department of Investigation's inquiry into the bus shelters contract -- like that of the Federal Bureau of Investigation and the United States Attorney's office -- comes as Convenience and Safety's chief competitor, Bustop Shelters Inc., has publicly charged that the office of the City Comptroller, Harrison J. Goldin, participated in bid rigging on the contract.

          Mr. Goldin, who has vigorously denied wrongdoing, said yesterday that he agreed with the Mayor that new bids should be sought and that the refusal of Mr. Silverman and Mr. Seinberg to respond to questions meant their contract should not be signed.

                             A LUCRATIVE FRANCHISE

          "Things like this don't help, when people say things about you that are not true," Mr. Goldin said, alluding to his successful campaign for the State Comptroller's office, for which he had received a contribution from Mr. Bronston. "In the end, I am confident in respect to me and my office, I'll run as hard as I can next year, and I believe I'll be re-elected."

          The bus shelter franchise is lucrative because millions of dollars in profits are at stake. Bustop Shelters Inc., the company that pioneered the shelter idea in New York in 1975, built 500 of the shelters at a cost of $3,500 each. Advertisers paid the company about $250,000 a month for space on the shelters, considered prime space, and the city initially got about $40,000 a month. Convenience and Safety says it can get the city about $25 million a year.

          A spokesman for Convenience and Safety, objecting to the Mayor's decision, said Mr. Koch and Mr. Lupkin were both aware that the officers of the company "were available and willing to testify and that their only request was that their testimony be deferred until the United States Attorney's office completed its investigation."

          "C&S remains the best qualified and most financially solvent firm to provide 4,100 bus shelters for all the residents of New York City throughout all five boroughs," the company's spokesman said.

                                                                      EXHIBIT 45

UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF NEW YORK
- - - - - - - - - - - - - - - - - - x

UNITED STATES OF AMERICA            :

            - v -                   :     80 Cr. 224 (MP)

JACK E. BRONSTON,                   :

                        Defendant.  :

- - - - - - - - - - - - - - - - - - x

                       GOVERNMENT'S SENTENCING MEMORANDUM

            In a letter to counsel dated November 24, 1980, the Court requested sentencing memoranda covering the salient matters to be taken into consideration in imposing sentence on Jack E. Bronston. Bronston, an attorney and former New York State Senator, was convicted by a jury on October 23, 1980 of two counts of mail fraud, 18 U.S.C. ss. 1341, for fraudulently breaching the fiduciary duty he owed to a client of his law firm, the investors in Bus Top Shelters, Inc., by actively promoting the interests of a mutually exclusive competitor, the Convenience & Safety Corp. ("C & S"), for the long term New York City bus stop shelter franchise. it is the Government's view that in considering an appropriate sentence to be imposed the three most salient factors to be considered are: the nature of the crime committed by Bronston, which involved a deliberate abuse of a position of trust; Bronston's refusal to cooperate with federal law enforcement officials in an ongoing Grand Jury investigation into the awarding of the bus shelter franchise; and general deterrence, one of the traditional societal goals in sentencing, which is particularly applicable in this case.

                                  NATURE OF THE
                                OFFENSE COMMITTED

            The conviction in this case followed a two-week trial at which this Court presided and during the course of which the Court had an opportunity to assess the testimony of the witnesses and review the voluminous documentary evidence. Accordingly, the Government will only briefly highlight some of the facts.
            In June, 1977, Rosenman Colin Freund Lewis & Cohen ("Rosenman Colin") undertook the representation of the investors in Bus Top Shelters, Inc. ("Bus Top"). Rosenman Colin drafted an agreement which, simply summarized, provided for Rosenman Colin's clients to invest $1.3 million in Bus Top in return for which they would eventually receive a 30% equity ownership of the company. The profitability of that $1.3 million investment rested on Bus Top's obtaining a long-term franchise from the City of New York. At the time the agreement was signed, Bus Top and the City had already finished negotiating a long-term contract which had been printed at the City's behest and was to be presented to the Board of Estimate. A copy of the printed contract was annexed to the agreement Rosenman Colin had drafted and was specifically referred to therein. (GX 19). The agreement drafted by Rosenman Colin also specifically set forth that Bus Top was to be a nationwide enterprise and it listed the subsidiaries that already had been incorporated in several states. Since the investment was to be in stages, the agreement provided that future closings would be held at the offices of the Rosenman Colin firm and the firm was designated as the proper place for service of relevant legal documents. (GX 19).

            While the Rosenman Colin firm was actively representing the Bus Top investors -- for which it was paid over $50,000 in legal fees directly by Bus Top -- Jack Bronston was actively working with C & S and its principals to wrest the New York City contract from Bus Top. Bronston knew full well that if he succeeded he would completely deprive his firm's clients of the very business opportunity in which they were being represented by the firm. When Bronston wrote a memo to the firm's new business committee on June 9, 1977 suggesting the representation of C & S, it was flatly rejected. The memo itself was returned to Bronston with the handwritten exhortation of Murray Cohen, a senior partner in the firm:
                  "We should not do anything further on this
                  .... There is a definite conflict." (GX 9).

As the testimony of another Rosenman Colin partner, Howard Schneider, made clear, there never was any question that the representation of both the Bus Top investors and C & S would create a clear and definite conflict. The only "question" as to the existence of a conflict arose when Bronston, in approximately December, 1977, approached Murray Cohen, gave him the false information that Bus Top's business activities were limited to New York City and then asked Cohen to authorize the firm's representation of C & S outside of New York City. Cohen, relying on the false information Bronston had given him, said that he would have some research done by an associate to determine whether the firm could represent C & S in geographic areas outside of New York. By January 12, 1978, Cohen, however, learned the true facts, i.e., that Bus Top and C & S were competitors nationwide. At a meeting held in Cohen's office on that date Bronston was told in no uncertain terms that he could do nothing on behalf of C & S anywhere in the country.*

            Despite the fact that in January 1978 Bronston was instructed a second time by his firm to do nothing on behalf of C & S, he arrogantly and deliberately disobeyed these instructions and knowingly violated his own fiduciary duty by continuing to promote and advance the interests of C & S. Although many of Bronston's activities promoting C & S were proven at trial, the complete parameters of those activities are not yet known. The two principals of C & S, its Chairman of the Board Saul P. Steinberg and its President Henry R. Silverman, refused to testify exercising their Fifth Amendment protection against self-incrimination.** Some of those witnesses who did testify at trial, most notably David Simpson who represented C & S and Samuel Lindenbaum who represented the Bus Top investors, had business records which forced them to admit that Bronston was present at meetings called specifically to discuss the bus stop shelter business. But, as the Court observed, there was a marked failure of recollection by each of these witnesses, who were closely identified with Bronston, as to what Bronston said

----------
* At this meeting, Bronston told his partners for the first time that he was working on a Newark, New Jersey, bid for C & S which was to be submitted in a few days. Bronston was given permission to finish the Newark bid because Bronston told Cohen that it was too late to involve another firm.

**    See trial transcript, October 14, 1980, pp. 15-16.

or did at these meetings. Moreover, Bronston himself has never publicly discussed his activities.*

            While willing witnesses may have been sparse, the documentary proof of Bronston's malfeasances was overwhelming -- and startling. First, Bronston was a corporate officer of C & S, a fact he never disclosed to his firm or to the clients of his firm. Additionally, Bronston acted as C & S' attorney. In 1977 and 1978 Bronston kept an office diary in which he recorded some of his C & S work -- and noted the billable time to be charged for each activity. Bronston's diary entries, and the time tickets prepared by his secretary on the basis of those diary entries, not only document Bronston's central role as C & S' promoter but provide irrefutable evidence of his state of mind -- C & S was his client and, the firm and ethics notwithstanding, he was representing C & S. Moreover, in October 1977 Bronston estimated that the legal fees for C & S in 1978 would be $12,500. (GX 31) and in June 1978 Bronston received a personal check from Saul Steinberg for $12,500. (GX 47).**

            Bronston refused to discuss the facts of this case with the Probation Office, stating that the case would be appealed. While he refused to discuss the offense itself, Bronston did break his silence long enough to tell the Probation Office that this prosecution was orchestrated by his political enemies. In lieu of Bronston's own

----------
*     See, supra, pp. 7-9.

** Bronston's sudden repayment of $12,500 to Steinberg after his October 28, 1977 letter to Richard Wells became public in July 1978 fooled no one. It merely highlighted his guilty state of mind.

statement the Probation Office was provided with a fairly lengthy written Statement of Facts authored by his attorneys. This submission contained nothing other than the same transparent arguments which the jury promptly rejected.*

REFUSAL TO COOPERATE

            During the course of the Grand Jury investigation the Government advised Bronston's then-counsel that in return for truthful and complete cooperation, the Government would consider granting Bronston immunity to cover not only the fiduciary fraud of which he has now been convicted but also to cover any illegal activity of Bronston's performed in connection with the awarding of the bus stop shelter franchise, provided the Government was given a complete proffer as to Bronston's cooperation. The Government's offer was rejected.**

            Following Bronston's conviction the Government again solicited his cooperation in the still ongoing Grand Jury investigation. Again, he refused to cooperate.

----------
* The Phillips Nizer submission to the Probation Office contained a glaring error in stating that Bronston had been cleared of any wrongdoing by the First Department's Disciplinary Committee. This simply is not true. The Disciplinary Committee proceeding as to Bronston was in suspense pending the trial and verdict in this case. The only issue which has been considered to date by the disciplinary committee is whether the Rosenman Colin firm violated the Canons of Ethics in not reporting what they knew of Bronston's conduct for disciplinary action.

** Bronston's present counsel and the Government have exchanged correspondence on this issue with the Probation Office, copies of which are annexed hereto as Appendix A.

since Bronston maintains that he has nothing incriminating to reveal* he is specifically disavowing reliance on any Fifth Amendment privilege. Therefore, his unwillingness to cooperate can and should be weighed against him by this Court in imposing sentence.

            In Roberts v. United States, 48 U.S.L.W. 4370 (April 15, 1980) the United States Supreme Court ruled that, absent an assertion of the privilege against self-incrimination, the District Court can properly consider failure to cooperate with law enforcement officials in determining an appropriate sentence. The Roberts Court explained that every citizen has the responsibility to report criminal behavior and cooperate with law enforcement officials investigating criminal acts. Absent the invocation of a recognized constitutional privilege, this "deeply rooted social obligation" is "not diminished" when the person asked to cooperate is involved in illicit activities himself. In language clearly applicable to the present case, the Court in Roberts reasoned:

                  "By declining to cooperate, petitioner
                  rejected an 'obligation of community life'
                  that should be recognized before
                  rehabilitation can begin. ...  [f]ew facts
                  available to a sentencing judge are more
                  relevant. ..." (48 U.S.L.W. at 4371).

DETERRENCE

            The sentencing of "white collar" defendants often presents a court with a particularly difficult task. Such defendants, commonly with the assistance of superior counsel, are able to impress upon the court the many factors -- educational and professional accomplishments, family stability and responsibility, prior charitable

----------
*     Nizer letter, December 5, 1980, Appendix A.

endeavors, future employment possibilities, etc. -- that typically make defendants of this group more sympathetic, and less obvious candidates for prison, than ordinary street criminals. To any compassionate judge, these personal factors may often carry an immediacy before which such countervailing abstractions as "general deterrence" may seem dry. Dry, that is, until one considers that what really occurred here was a calculated abuse of a position of trust by an educated and powerful man who has held high public office. The public has a right to be assured that when such a man is convicted by jury of corruptly abusing a position of trust he will be appropriately punished.

                                    Respectfully submitted,

                                    WILLIAM M. TENDY, Chief
                                    Assistant United States Attorney

PAMELA ROGERS CHEPIGA
PATRICIA M. HYNES
Assistant United States Attorneys

      -  Of Counsel  -

                                                                      EXHIBIT 46

(c) 1998 Business Wire . All rights reserved.

BW658 HOSPITALITY FRANCHISE: Hospitality Franchise Systems enters gaming industry September 27, 1993 Ticker Symbol: HFS Byline: Business Editors/Travel & Gaming Editors Dateline: PARSIPPANY, N.J. Time: 05:30 PT Word Count: 684 PARSIPPANY, N.J.--(BUSINESS WIRE)--Hospitality Franchise Systems Inc. (NYSE:HFS) Monday announced that it has entered the business of franchising casinos and providing marketing services to casino operators. HFS also reported it has signed agreements for its first three gaming ventures -- the franchising of a Days Inn Casino in Vicksburg, Miss.; the acquisition of 25 percent of Odyssey Gaming Corp., a Native American casino management company; and an agreement granting Odyssey and HFS the exclusive right to negotiate a contract with the Wampanoag Tribe of Gay Head, Mass., to develop a casino in Massachusetts. HFS is the largest hotel franchisor in the world, with four nationally recognized brand names: Days Inn, Ramada, Howard Johnson and Super 8. The company said these ventures represent the beginning of a potentially significant product line extension. In the first venture, HFS has agreed with the Rainbow Casino Corp. of Vicksburg to franchise a Days Inn casino in Vicksburg. Rainbow is developing a casino and family entertainment center on an 85-acre riverfront site on the Mississippi River located 6/10ths of a mile south of Interstate Highway 20 in Vicksburg. HFS will franchise the casino under its Days Inn brand name and will receive a license fee of 12 percent of all casino revenue sources, including gaming, food, beverage and entertainment. HFS will advance or provide credit enhancement of approximately $7.5 million as a fully secured first mortgage loan to Rainbow. Proceeds will be utilized to facilitate site development and an 18,000-square-foot casino with 650 machine games and 30 table games constructed on pontoon barges set in a pond opening into the river. A separately financed on-shore family entertainment center and Days Inn hotel will be developed contiguous to the casino site. In the second venture announced today, HFS has acquired equity interests representing 25 percent of Odyssey Gaming Corp. Odyssey, based in Scottsdale, Ariz., is a Native American casino management company which has signed management agreements with Indian tribes in California, Oklahoma and Canada, and is negotiating agreements with several other tribes. Under the Odyssey agreement, HFS may provide marketing services and finance or provide credit enhancement to develop the casino facility for several of the tribes with whom Odyssey has entered into management agreements; in these instances HFS will receive a fee equal to 50 percent of Odyssey's annual management fee. All the senior members of Odyssey management have spent most of their business careers working with or for Indian tribes; two executives are Native Americans. Most recently, the management of Odyssey built and managed the highly successful Sycuan Tribe Casino near San Diego. The third project announced today is an agreement among Odyssey, the Wampanoag Tribe of Gay Head, the only federally recognized Native American tribe in the Commonwealth of Massachusetts, and HFS to exclusively negotiate a management and financing agreement to develop a Native American gaming casino in Massachusetts. HFS stated that no agreement contemplating casino gaming has yet been reached between the tribe and Massachusetts, and that the specific site for the casino has not yet been identified. 'HFS is able to bring special value to casino owners at a time when competition in the casino industry is intensifying with the addition of new gaming venues,' said John Snodgrass, HFS president. 'In addition to the outstanding name recognition of our brands and the over 100 million persons who stay in our rooms each year, our marketing department books rooms for millions of guests in the U.S. including over 50,000 bus tours and several million foreign visitors. Combined with five million members of our travel clubs, we can significantly enhance a casino's attendance.' Henry R.

Silverman, HFS chairman and chief executive officer, said, 'These agreements represent a new and significant opportunity for growth. Casino gaming is rapidly expanding, and HFS can provide real competitive advantages to casino owners. 'While these transactions are an excellent use of HFS' excess cash flow, advances to future franchised casinos may or may not be made, depending on deal structure,' said Silverman. CONTACT: Kekst and Co., New York James Fingeroth or Roanne Kulakoff, 212/593-2655

                                                                      EXHIBIT 47


Tribune Review
Copyright Tribune Review Publishing Co 1994

Sunday, April 10, 1994

HFS wants to be high roller in gambling industry growth
By Eric Heyl and Richard Gazarik

Greensburg, PA, US --

The meteoric rise of Hospitality Franchise Systems Inc. has left company officials looking for a new frontier to conquer.

Riverboat gambling may be it.

HFS, based in Parsippany, N.J., last month revealed plans for riverboat gambling in western Pennsylvania.

And HFS--which has become the world's largest hotel franchiser in less than four years--has plans to establish casinos in a number of locales across the country.

HFS has an option with Pittsburgh's Urban Redevelopment Authority to purchase nearly half of the former LTV Steel Co. property on the South Side for $9.3 million.

The company plans a riverboat gambling operation on 55 of the 130 acres as well as a 200-room hotel, upscale restaurants similar to the Hard Rock Cafe and Planet Hollywood and two theme parks.

Company officials have talked with Sony Corp. about building a 400,000-square-foot facility housing virtual-reality exhibitions, high-tech video games and cinemas.

Six flags, a national amusement park development company, also has expressed interest in building an outdoor children's theme park.

The plans for the mill site sound impressive.

But so does Harry Silverman's performance.

He's been the chairman and chief executive officer of HFS since it was formed as a subsidiary of the Blackstone Group in June 1990.

One month after the company was founded, HFS acquired the Ramada and Howard Johnson hotel franchise system for $170 million. But it was the purchase of the Days Inn franchise system for $259 million in January 1992 that catapulted HFS over Choice Hotels International as the world's largest hotel franchiser.

Today, HFS handles about 4,000 properties containing more than 390,000 rooms, including Days Inns, Howard Johnsons, Parks Inns, Ramadas and Super 8s. HFS does not own or operate any of the properties, but performs marketing, reservation, financial and other administrative services.

HFS President and Chief Operating Officer John D. Snodgrass attributed the company's rapid growth to the belief that independently owned businesses have the greatest chance of success if they are affiliated with a national franchise.

"A franchise affiliation with a reputable, national company offers far more support to the business owner than any start-up venture can afford such as advertising, training and purchasing power," Snodgrass said.

Although HFS' involvement in gambling operations began just last year, Silverman recently told a hotel trade publication that his desire to tap into the gaming market dates back to the 1980s, when he was the chief executive officer of Days Inn.

Silverman said it didn't make sense for hotel-motel operators and franchisers to become involved in gaming until smaller casinos began springing up along the nation's highways, attracting the type of drive-in traffic upon which HFS hotels thrive.

In its initial foray into the gambling world, HFS agreed to franchise a Days Inn in Vicksburg, Miss., through the Rainbow Casino Corp. of Vicksburg. A casino and family entertainment center will be developed on an 85-acre riverfront site, with HFS to receive 12 percent of all casino revenues, including gaming, food, beverage and other entertainment.

HFS then acquired a 25 percent interest in the Odyssey Gaming Corp., an Arizona-based Native American casino company. HFS is providing marketing and financing for several Odyssey projects, with HFS receiving a fee equal to 50 percent of Odyssey's annual management fee.

HFS is also financing an $8 million Alpha Hospitality Corp. casino in Mississippi, which will be built on a permanently moored barge. It will feature 850 slot machines and 60 table games.

In March, HFS acquired an interest in Century Casinos Management, a young company with a management team that has developed and operated more than 100 casinos in 17 countries over the past two years. Century operates a casino in Colorado and has an agreement to manage a Native American gaming facility in California.

Silverman suggested the marketing of HFS casinos and hotel franchises will be intertwined.

For example, guests at the HFS-franchised hotel planned for the LTV site may be given a coupon redeemable on the riverboat. If the coupon is used, the hotel room rate will be discounted.

Silverman said HFS also will target the tour bus business in the hopes of generating activity for combining gaming-lodging facilities, and targeting members of travel clubs by offering discounts and travel dollars to be used at other HFS facilities.

                                                                      EXHIBIT 48



                    Copyright 1994 The New York Times Company
                               The New York Times

                  August 8, 1994, Monday, Late Edition - Final

SECTION: Section B;  Page 6;  Column 1;  National Desk

LENGTH: 1450 words

HEADLINE: A Confusion of Competition Cools Florida's Casino Fever

BYLINE:  By BARRY MEIER,   Special to The New York Times

DATELINE: MIAMI

BODY:

   It sounds like a gambling industry dream. After turning sinful Las Vegas into a family resort, what better place to open casinos than Florida, the land of sun-splashed beaches, Mickey and millions of card-playing retirees?

   Earlier this year, voter approval of casinos in the Sunshine State looked like a sure bet. But it is now in danger, thanks to infighting more reminiscent of a barroom brawl than board room behavior among the companies vying for a potential $5 billion a year in gambling profits.

   The spectacle has disheartened one-time casino supporters in the state and could portend problems elsewhere as the industry seeks to tap a shrinking number of lucrative new locations.

   Fueled by more than $5 million in contributions from corporate giants, opposing camps representing Las Vegas casinos, riverboat owners, parimutuel operators and hotel associations have accused one another of greed or carpetbagging and have filed lawsuits seeking to block competitors' proposals from reaching the ballot in November. State authorities also recently discovered that some petitions to get referendum proposals on the ballot contained thousands of forgeries, including the names of dead voters. The last day to file petitions is Aug. 9.

   "It is a major league mess," said Henry Silverman, the chairman and chief executive of Hospitality Franchise Systems, a company in Parsipanny, N.J., that is supporting riverboat interests.

A Field of Four

   There are four proposals, which would take the form of amendments to the state Constitution, vying to get on the ballot. One called Safe Bet for Florida would allow up to 21 riverboat casinos statewide. Another, the Proposition for Limited Casinos, would allow 12 hotel casinos in specific counties as well as casinos at the state's parimutuel operations and on five riverboats. A third, Florida Locally Approved Gaming, would permit a total of 20 casinos statewide, at hotels and on riverboats. And the Proposition for County Choice Gaming would allow each county to approve gambling in hotels, on riverboats and at parimutuel operations.

                       The New York Times, August 8, 1994


   More than one of the proposals can make the ballot.

   The melange of options has been further spiced by the presence of a German developer with a tangled financial past and controversial present who has teamed with Mirage Resorts in a bid to build a huge gambling complex near Miami Beach's trendy Art Deco district.

   The carnival atmosphere seems to have cooled the public's ardor for casinos. A survey in June by the Florida Opinion Poll, a service of The New York Times regional newspaper group, found that 50 percent of the 553 voters interviewed statewide opposed a casino in their county. The poll's margin of sampling error was four percentage points.

   Even gambling company officials and their supporters acknowledge that Florida does not represent their finest hour.

   "It has poisoned the well in Florida, and it doesn't portend well for the gaming industry," said Michael Levine, a lobbyist for the Proposition for County Choice Gaming.

   Many gambling industry executives still believe that a casino proposal will be approved. But for gambling interests, the possibility of defeat is bitter because Floridians had appeared eager to embrace casinos.

   Though state voters turned down a casino proposal in 1986, a poll conducted in February by Mason Dixon Political/Media Research found that two-thirds of those questioned believed that continuing such a ban was unrealistic given that Florida has long had parimutuel operations and that the state approved a lottery in 1988. Two Indian tribes operate high-stakes bingo halls.

   Most analysts view expansion as vital if the casino industry is to continue to thrive. Florida, with its millions of visitors and retirees with time on their hands, represents one of the nation's biggest prizes. Jason Ader, an analyst for Smith Barney Shearson who follows gambling companies, estimated that annual casino revenue in Florida could run just behind Las Vegas and well ahead of Atlantic City.

   The pro-casino movement received a big boost in January when C. Patrick Roberts, a lobbyist who had spearheaded the 1986 campaign against casinos, switched his position to head one of the pro-casino factions.

   "The reality is that we have parimutuels, you can play the lottery in every convenience store in the state, and we have Indian bingo," said Mr. Roberts, the president of the Florida Association of Broadcasters, a trade group based in Tallahassee.

The Schism

   As elsewhere, the battle lines between pro- and anti-casino forces in Florida quickly formed around such bread-and-butter issues as gambling's effect on the state economy, tourism and crime. But in Florida, competing gambling interests fractured into four parties, each pushing a different agenda.

                       The New York Times, August 8, 1994


   The Proposition for Limited Casinos, headed by Mr. Roberts, represents major Las Vegas casino operators, parimutuel owners and Thomas Kramer, a German developer. Bally Entertainment is the force behind Florida Locally Approved Gaming. Safe Bet for Florida is underwritten by riverboat interests, among others, as well as Hospitality Franchise Systems. Motel and hotel owners are the prime movers behind the Proposition for County Choice Gaming.

   To get a proposition on the Florida ballot this year, each group must gather at least 429,428 signatures by Aug. 9. The proposal then goes to the Florida Supreme Court, which decides whether its language and intent are clear.

   Each pro-casino group maintains that it tried to broker a compromise. But failing that, each then retreated to the moral high ground of its own choosing and began to fire away.

   Mr. Roberts, for example, accused Bally of playing "spoiler" out of fear of competition for lucrative Miami casino sites. Arthur Goldberg, Bally's chairman and chief executive, countered that Bally would never have joined Mr. Roberts's group because putting casinos into parimutuel operations would give Florida more gambling halls than Nevada.

   Mr. Levine said, "The public has been totally confused by what has been happening."

   If the public needed any further confusion, it came in the form of a barrage of competing mailings and requests to sign petitions. Some of those circulating petitions, who are paid $2 for each signature they submit, have apparently not limited their efforts to the living. Recently, Collier County officials threw out about 90 percent of the 12,000 signatures submitted there for the Limited Casinos proposition. The petitions included forgeries or used the names of dead people, the officials said.

An Entrepreneur's Influence

   The Limited Casinos group, which has amassed the biggest war chest, has been challenged by the Florida State Attorney, as well as by its competitors, who say that the wording of its petition is legally flawed. In an interview, Mr. Roberts made it no secret that his group's proposal was written in part to accommodate the concerns of Mr. Kramer, a man who has made controversy a frequent companion and who is one of the proposal's biggest financial backers.

   Since his arrival in Miami two years ago, the 37-year-old German entrepreneur has built a reputation for flamboyance and fast dealing. He spent more than $100 million to buy real estate, including 45 acres in a rundown area known as South Pointe, near the Art Deco district of Miami Beach.

   In 1989, before German reunification, Mr. Kramer started a fund to invest in East German real estate. But the fund soon went bankrupt.

   Bruce Rubin, a spokesman for Mr. Kramer, said that Mr. Kramer repaid anyone who lost money in the real estate venture. Mr. Kramer declined to be interviewed for this article.

   Mr. Roberts said that he was approached by Mr. Kramer in the spring and told by the German investor that if Kramer interests in South Pointe were not

                       The New York Times, August 8, 1994


included in the Limited Casinos proposal, he would mount his own campaign.

   "He came in with an army of lawyers and consultants," Mr. Roberts said. "It was like he had the whole world on his payroll."

   The Limited Casinos proposal was soon rewritten to permit a casino at South Pointe.

   While the hotel owners' group has effectively conceded defeat, Bally, the riverboat interests and Mr. Roberts's group all maintain that they will make it to the ballot and win. But should voters face more than one proposal come November, most gamblers may want to cash in their chips, industry experts said.

   "All the major casino companies are salivating," said William Thompson, a professor of public administration at the University of Nevada at Las Vegas. "But if they can't come down to one proposition, they will fail."

GRAPHIC: Chart: "PROPOSALS: The Scramble Over Florida Gambling" Four groups are promoting competing proposals to legalize casino gambling in Florida. Here are the groups and the interests they represent.

PROPOSITION FOR LIMITED CASINOS

Proposal: Would permit up to 12 hotel-casinos statewide, including one at South Pointe; would also permit casinos at 30 horse and dog tracks and jai-alai frontons, and one on five riverboats.

Backers: Thomas Kramer; Mirage Resorts; Promus C companies; Golden Nugget; Station Casinos; Boyd Gaming Corporation; operators of the state's horse and dog tracks and jai-alai frontons.

SAFE BET FOR FLORIDA

Proposal: Would permit up to 21 riverboats statewide.

Backers: Hospitality Franchise Systems; Carnival Hotels and Casinos (a joint venture of Carnival Cruise Lines and Continental Hotels); Jeffrey Jacobs, real developer and investor based in Cleveland; Florida Riverboat Corporation.

FLORIDA LOCALLY APPROVED GAMING

Proposal: Would permit up to 20 casinos in either hotels or riverboats statewide, with a maximum of 10 riverboats.

Backers: Bally Entertainment; VivAmerica Media Group, owner of Spanish-language radio and television stations.

PROPOSITION FOR COUNTY CHOICE GAMING

Proposal: Would give counties (rater than the state) the authority to permit gambling in hotels, riverboats, race tracks and frontons.

Backers: Casino America, a riverboat gambling company; the Florida Hotel and Motel Association; State Building Trades Council of the A.F.L.-C.I.O.; owners of several major hotels like the Deauville in Miami and the Clarion in Orlando.

                                                                      EXHIBIT 49

Business Week
Copyright 1996 McGraw-Hill, Inc.

Monday, December 2, 1996

Number 3504

People: DEALMAKERS

THE REAL ARTIST OF THE DEAL?
Henry Silverman is riding high, but investors are jittery
By Joseph Weber in New York

When Henry R. Silverman gazes north from the cozy 41st-floor office he shares with two assistants on New York's Fifth Avenue, he looks down on the famed Plaza Hotel and much of sleek Trump Tower. The view couldn't be more fitting. Silverman, chief executive of HFS Inc., has no use for trophy properties, though he controls the biggest hotel network in the world. And there are few dealmakers he differs from more than his flashy longtime acquaintance, Donald Trump. Says the reserved former tax attorney: "I don't believe in self-promotion."

Nonetheless, the hotel, real estate, and rental-car empire Silverman is building seems bound to make him a far more important dealmaker than Trump. Already, he owns the rights to such powerhouse brands as Howard Johnson, Days Inn, and Ramada in hotels; Century 21, ERA, and Coldwell Banker in real estate; and Avis in rental cars. With his $1.7 billion purchase of PHH Corp., announced on Nov. 11, he'll add a topflight corporate relocation, mortgage, and car-fleet management company. The deal will bring to about $5.1 billion the value of acquisitions he has made since mid-1990.

If all the pieces of this disparate empire work together as he expects, Silverman, 56, will be a billionaire in just a few years. The value of his stake--12.2 million shares and options--has rocketed to more than $615 million since he took HFS public in 1992. The stock has soared from a split-adjusted 4 3/8 to a high of 79 5/8 on Oct. 14 and now trades at about 64. "He's come out on top of all of us," says Leon D. Black, managing partner of the investment firm Apollo Advisors LP and a longtime friend and associate.

But Silverman's hold on his fortune is hardly rock-solid. After its dizzying climb, the stock has become stunningly volatile. When Silverman disclosed on Sept. 3 that he might sell as much as 5% of his holdings each year for estate-planning purposes, the stock fell 6.1% on fears he was reducing his role. (In fact, his compensation plan lets him earn more stock than he would cash out.) And since the PHH purchase, his biggest single deal, was announced, the stock has fallen nearly 13%, closing Nov. 19 at 63 5/8.

UPS AND DOWNS.

Riding such a roller coaster is nothing new for the driven Silverman. A dealmaker since 1966, when he went into investment banking at White, Weld & Co., a firm absorbed by Merrill Lynch & Co., Silverman has had a front-row seat for some of Wall Street's more spectacular ups and downs. After a stretch in the 1970s with his own mergers firm, he spent the 1980s mastering leveraged buyouts at the feet of Reliance Group Holdings Inc. Chairman and CEO Saul Steinberg. Silverman says the legendary financier taught him how to manage in a "no excuses" environment.

Indeed, Silverman makes no excuses for his own failures. While at Reliance, for instance, he studied demographic trends, then created a broadcasting venture for the Spanish-speaking American market, Telemundo Group Inc. The network built enviable ratings, but advertisers turned up their noses. "It was racial prejudice," grouses Silverman. He wound up getting out of Telemundo, now a profitable public company.

Silverman's dealmaking education at Reliance--and later at Blackstone Group--set him on the path to HFS. He and colleagues at Reliance snapped up the Days Inn motel chain for $590 million in 1984 and sold it five years later at a $125 million profit. In 1992, after the chain slipped into bankruptcy, he and Blackstone bought the franchise system, without the real estate, for $259 million. Days Inn fit nicely with Ramada and Howard Johnson, chains he had acquired for $170 million in 1990, when he launched what he saw as a franchisedhotel empire, originally called Hospitality Franchise Systems Inc. He first tended to the company while at Blackstone, which he left in late 1991.

Silverman's approach: pick up tarnished brand-name chains, improve them, then collect franchise fees and modest royalties on revenues. He used borrowed money, which he repaid out of cash flow and the proceeds of four public offerings--two for equity and two in convertible debt. With the lodging industry gaining momentum, healthy earnings growth, and a receptive market for offerings, finding capital was no problem. One selling point: Silverman left the facilities and most operating risk in the hands of franchisee-operators, a technique he still uses, though he has moved beyond hospitality.

Silverman, after all, is a dealmaker, not a hotelier. And some of his diversifications have backfired. In 1992, he moved into gambling, backing casino projects in several states. The venture lost money--in part, Silverman says, because politicians didn't deliver on promises to legalize gaming. He folded, at a loss he figures at about $25 million. He now avoids regulated industries.

WORKHORSE.

The Brooklyn-born Silverman comes by his financial savvy naturally. His father was chief executive of James Talcott Inc., a commercial-finance firm. After earning a degree in American civilization at Williams College, Silverman studied law at the University of Pennsylvania. After a short stint in the Navy reserves--which he bluntly says he joined to avoid going to Vietnam--he practiced tax law before jumping to Wall Street.

Married for the second time, Silverman has three daughters, two grown and one a teenager. While HFS has 900 employees in Parsippany, N.J., he lives on Manhattan's Upper East Side and works from the office in midtown. He also has a weekend home in tony Westchester County, N.Y., near where he grew up. There he indulges his love of tennis.

On the job, Silverman has minimized setbacks by doing his homework. "I've been on Wall Street for 22 years and rarely have met somebody with that combination of brains, hard work, and ambition," says Peter C. Krause, a onetime managing director of Morgan Stanley & Co.

At the same time, some deals suggest an impulsive streak. Take Silverman's purchase of Resort Condominiums International, an Indianapolis time-share exchange company. Negotiating a volume-purchasing contract over lunch with RCI owner Christel DeHaan, Silverman, who is crazy about demographics, got caught up in DeHaan's discussion of how trends will affect the time-share industry. Before lunch ended, "I convinced myself, and had her half-convinced, that we should buy the company," says Silverman. He adds: "This is not a good negotiating tactic--drooling and groveling--but I do both of those."

For the most part, the stock market has liked Silverman's dealmaking, though the rationale for some purchases seems elusive. There's little apparent synergy, for example, between HFS's hotels and the real estate companies it has bought since mid-1995. But Silverman says he's building a company responsive to baby-boomer preoccupations: selling houses, renting cars, taking vacations. Moreover, he says, HFS's strength is managing franchisees in fast-growing service businesses--a view investors seem to accept, since they drove the stock up steadily till last summer.

GOOD EYE.

Lately, however, the market has been showing some skepticism. At least initially, investors didn't like Silverman's $800 million cash-and-stock purchase of Avis Inc., announced in July. And some gulped when he agreed, in early October, to pay $625 million in cash and stock--plus as much as $200 million more depending on performance--for RCI. Investors are choking anew in the wake of the Nov. 11 announcement that he is buying PHH for $1.7 billion in stock. In fact, PHH seems a nice fit: Its vehicle fleet-management operations dovetail with Avis, while its executive relocation and mortgage businesses suit the real estate agencies.

Most of HFS's deals have involved a mix of cash, usually borrowed, and stock. With its four offerings, Silverman has been able to hold down leverage. HFS's debt includes just $150 million in notes and $390 million in convertible debt. So long as the properties keep generating returns and the stock keeps rising, he'll have no trouble doing more deals.

Silverman and some observers say HFS's earning power should calm investors. Montgomery Securities analyst Michael G. Mueller, for instance, expects HFS to finish 1996 with net income of about $167 million on about $740 million in revenues, then next year, after closing on PHH, to earn about $450 million on revenues topping $1.5 billion. Silverman, says Mueller, "has figured out how franchising brand names is good business."

But predicting sales or profits accurately may be impossible. Silverman says he'd like to buy another rental-car company, and analysts are betting he's looking at the likes of Dollar or Thrifty, both owned by Chrysler. Any such additions will throw projections out of whack. But so long as HFS's pieces keep working, together or apart, and the markets keep making its stock a marketable currency, Silverman will be buying and selling. So far, his eye for a good deal has proven his greatest asset.

Henry Silverman's Busy '90s

1990: Founds HFS as Hospitality Franchise Systems. Acquires the Howard Johnson and Ramada franchise systems.

1992: Acquires Days Inn franchise system. Goes public.

1993: Acquires Super 8 Motels and the domestic Park Inn International franchise systems.

1994: Acquires the Villager Lodge franchise system. Establishes and spins off National Gaming.

1995: Acquires the 160-motel Knights Inn chain and launches the Wingate Inns chain. In August, acquires Century 21 and Western Relocation Management.

1996:

-- Acquires the 400-hotel North American Travelodge system.

-- Acquires Electronic Realty Associates system.

-- Completes acquisition of Coldwell Banker for $640 million, cash, and assumption of $100 million debt.

-- Agrees to buy Avis for $800 million in cash and stock.

-- Agrees to buy Resort Condominiums International, a time-share company, for $825 million, including $550 million in cash and $75 million in stock, plus possible future payments of $200 million.

-- Agrees to acquire PHH, a corporate relocator and mortgage originator, for $1.7 billion in stock.

                                                                      EXHIBIT 50


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 14D-1
               TENDER OFFER STATEMENT PURSUANT TO SECTION 14(D)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                     AMERICAN BANKERS INSURANCE GROUP, INC.
                            (NAME OF SUBJECT COMPANY)

                            SEASON ACQUISITION CORP.
                               CENDANT CORPORATION
                                    (Bidders)
                    COMMON STOCK, PAR VALUE $1.00 PER SHARE
          (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)
                         (Title of Class of Securities)
                                   024456 10 5
                      (CUSIF Number of Class of Securities)

                             JAMES E. BUCKMAN, ESQ.
               SENIOR EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                               CENDANT CORPORATION
                                  6 SYLVAN WAY
                          PARSIPPANY, NEW JERSEY 07054
                            TELEPHONE: (973) 428-9700
            (Name, Address and Telephone Number of Person Authorized
          to Receive Notices and Communications on Behalf of Bidders)
                                WITH A COPY TO:
                                 DAVID FOX, ESQ.
                             ERIC J. FRIEDMAN, ESQ.
                   SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                                919 THIRD AVENUE
                            NEW YORK, NEW YORK 10022
                            TELEPHONE: (212) 735-3000

                            CALCULATION OF FILING FEE
================================================================================
TRANSACTION VALUATION* $1,363,073,080         AMOUNT OF FILING FEE** $272,615
================================================================================
For purposes of calculating the filing fee only. This calculation assumes the purchase of 23,501,260 shares of common stock, par value $1.00 per share (the "Common Shares"), of American Bankers Insurance Group, Inc. (the "Company") at $58.00 net per share in cash.
** The amount of the filing fee, calculated in accordance with Rule 0-11(d) of the Securities Exchange Act of 1934, as amended, equals 1/50th of one percent of the aggregate value of cash offered by Season Acquisition Corp. for such number of Common Shares.

[  ]  Check box if any part of the fee is offset as provided by Rule 0-11 (a)
      (2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
      Amount Previously Paid: Not applicable
      Filing Party: Not applicable
      Form or Registration No.: Not applicable

      Date Filed: Not applicable

==============================================================================

                           OFFER TO PURCHASE FOR CASH
                        23,501,260 SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)
                                       OF

                     AMERICAN BANKERS INSURANCE GROUP, INC.
                                       at
                              $58.00 Net Per Share
                                       by

                            SEASON ACQUISITION CORP.
                          a wholly owned subsidiary of

                               CENDANT CORPORATION

------------------------------------------------------------------------------
       THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT
     12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, FEBRUARY 25, 1998,
                          UNLESS THE OFFER IS EXTENDED.
------------------------------------------------------------------------------
      THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF COMMON SHARES WHICH, TOGETHER WITH SHARES OWNED BY CENDANT CORPORATION ("PARENT") AND SEASON ACQUISITION CORP., A WHOLLY OWNED SUBSIDIARY OF PARENT ("PURCHASER"), CONSTITUTE AT LEAST 51% OF THE COMMON SHARES OUTSTANDING ON A FULLY DILUTED BASIS, (2) PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE PROVISIONS OF SECTION 607.0901(2) OF THE FLORIDA BUSINESS CORPORATION ACT ARE INAPPLICABLE TO THE PROPOSED MERGER DESCRIBED HEREIN, (3) PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE PROVISIONS OF SECTION 607.0902 OF THE FLORIDA BUSINESS CORPORATION ACT CONTINUE TO BE INAPPLICABLE TO THE ACQUISITION OF COMMON SHARES PURSUANT TO THE OFFER, (4) THE PURCHASE OF COMMON SHARES PURSUANT TO THE OFFER HAVING BEEN APPROVED FOR PURPOSES OF RENDERING THE SUPERMAJORITY VOTE REQUIREMENT OF ARTICLE VIII OF AMERICAN BANKERS INSURANCE GROUP, INC.'S (THE "COMPANY") THIRD AMENDED AND RESTATED ARTICLES OF INCORPORATION INAPPLICABLE TO PARENT AND PURCHASER, (5) THE PREFERRED STOCK PURCHASE RIGHTS HAVING BEEN REDEEMED BY THE BOARD OF DIRECTORS OF THE COMPANY OR PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE RIGHTS ARE INVALID OR OTHERWISE INAPPLICABLE TO THE OFFER AND THE PROPOSED MERGER, (6) THE LOCKUP OPTION HELD BY AMERICAN INTERNATIONAL GROUP, INC. TO PURCHASE UP TO 19.9% OF THE OUTSTANDING COMMON SHARES HAVING BEEN TERMINATED OR INVALIDATED WITHOUT ANY COMMON SHARES HAVING BEEN ISSUED THEREUNDER, AND (7) PARENT AND PURCHASER HAVING OBTAINED ALL INSURANCE REGULATORY APPROVALS NECESSARY FOR THEIR ACQUISITION OF CONTROL OVER THE COMPANY'S INSURANCE SUBSIDIARIES ON TERMS AND CONDITIONS SATISFACTORY TO PURCHASER, IN ITS SOLE DISCRETION. SEE SECTION 14.
      THE OFFER IS NOT CONDITIONED UPON PURCHASER OBTAINING FINANCING.
                                    IMPORTANT

      PARENT INTENDS TO CONTINUE TO SEEK TO NEGOTIATE WITH THE COMPANY WITH RESPECT TO THE ACQUISITION OF THE COMPANY BY PARENT OR PURCHASER. PURCHASER RESERVES THE RIGHT TO AMEND THE OFFER (INCLUDING AMENDING THE NUMBER OF SHARES TO BE PURCHASED, THE PURCHASE PRICE AND THE PROPOSED MERGER CONSIDERATION) UPON ENTERING INTO A MERGER AGREEMENT WITH THE COMPANY OR TO NEGOTIATE A MERGER AGREEMENT WITH THE COMPANY NOT INVOLVING A TENDER OFFER PURSUANT TO WHICH PURCHASER WOULD TERMINATE THE OFFER AND THE COMMON SHARES

12. PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY; CERTAIN CONSIDERATIONS.

      General. The purpose of the Offer and the Proposed Merger is to enable Parent to acquire control of, and ultimately the entire equity interest in, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of a majority of the outstanding Common Shares. The purpose of the Proposed Merger is to acquire all Shares not beneficially owned by the Purchaser following consummation of the Offer.
      Pursuant to the Proposed Merger, each then outstanding Common Share (other than Common Shares owned by Parent or any of its wholly owned subsidiaries, Common Shares held in the treasury of the Company, and if shareholder appraisal rights are available with respect to Common Shares, Common Shares held by shareholders who perfect appraisal rights under the Florida Corporation Act) would be converted into that number of shares of Parent Common Stock having a value equal to the Offer Price (as determined as of the time of the Proposed Merger). In addition, each then outstanding Preferred Share would be converted into one share of a new series of convertible preferred stock of Parent having substantially similar terms, except that such shares would be convertible into shares of Parent Common Stock in Accordance with the terms of the Preferred Shares.

      Except in the case of a "short-form" merger as described below, under the Florida Corporation Act, the approval of the Company Board and the affirmative vote of the holders of a majority of the outstanding Common Shares (including any Common Shares owned by Purchaser) and the outstanding Preferred Shares (including any Preferred Shares owned by Purchaser), each voting separately as a class, would be required to approve the Proposed Merger. If Purchaser acquires through the Offer at least a majority of the outstanding Common Shares (which would be the case if the Minimum Tender Condition and the Lockup Termination Condition were satisfied and Purchaser were to accept for payment Common Shares tendered pursuant to the Offer) and the Affiliated Transaction Condition, the Control Share Condition, the Supermajority Vote Condition and the Insurance Regulatory Approval Condition were each satisfied, Purchaser would have sufficient voting power to ensure approval of the Proposed Merger by holders of the Common Shares. In its proposal letter to the Company, Parent indicated that its strong preference would be to enter into a merger agreement with the Company containing substantially the same terms and conditions as the AIG Merger Agreement but at the significantly higher value reflected in the Offer Price. Accordingly, if the approval of the Proposed Merger by holders of Preferred Shares is not obtained or Parent reasonably determines that such approval is not likely to be obtained, in such circumstance Parent would expect that the Proposed Parent Merger Agreement would provide for the change in structure provided for in the AIG Merger Agreement such that a subsidiary of Parent would merge with and into the Company with the Company continuing as the surviving corporation. Upon consummation of such revised Proposed Merger, the Preferred Shares would remain outstanding pursuant to their existing terms (except that they would be convertible into Parent common stock). As would be the case under the AIG Merger Agreement, the revised Proposed Merger would not require any approval of holders of Preferred Shares and would cause holders of Common Shares to pay Federal income tax on all consideration, whether cash or Parent Common Stock that they receive in the revised Proposed Merger to the extent of any gain they may have on their Common Shares.

      The Florida Corporation Act also provides that if a parent corporation owns at least 80% of the outstanding shares of each class of stock of a subsidiary, the parent company can effect a "short-form" merger with that subsidiary without a shareholder vote. Accordingly, if, Purchaser were to acquire at least 80% of the outstanding Common Shares and Preferred Shares, respectively, and if the Affiliated Transaction Condition, the Control Share Condition and the Supermajority Vote Condition were each satisfied, then Purchaser could, and intends to, effect the Proposed Merger without any action by any other shareholder of the Company.

      Although Parent has sought to enter into negotiations with the Company with respect to the Proposed Merger and continues to pursue such negotiations, there can be no assurance, particularly in light of the Fiduciary Sabbatical Provision, that such negotiations will occur, or, if such negotiations occur, as to the outcome thereof. Purchaser reserves the right to amend the Offer (including amending the number of Common Shares to be purchased, the purchase price and the Proposed Merger consideration) in connection with entering into the Proposed Merger Agreement or otherwise or to negotiate a merger agreement with the Company not involving a tender offer pursuant to which Purchaser would terminate the Offer and the Common Shares would, upon consummation of such merger, be converted into cash, Parent Common Stock and/or other securities in such amounts as are negotiated by Parent and the Company.

      In connection with the Offer and during its pendency, or in the event the Offer is terminated or not consummated, or after the expiration of the Offer and pending consummation of the Proposed Merger, in accordance with applicable law and subject to the terms of any merger agreement that it may enter into with the Company, Parent may explore any and all options which may be available to it. In this regard, Parent intends to solicit proxies against the adoption of the Proposed AIG Merger at any meeting of holders of Common Shares and/or Preferred Shares called for such purpose and intends to promptly file preliminary proxy materials with the SEC concerning such solicitation. Parent may also determine, whether or not the Offer is then pending, to conduct a proxy contest in connection with the Company's 1998 annual meeting of shareholders seeking to remove the current members of the Company Board and elect a new slate of directors designated by Parent. In addition, Parent may seek to acquire Preferred Shares through a tender offer or exchange offer and upon such terms and at such prices as it may determine, and after expiration or termination of the Offer, Parent may seek to acquire Preferred Shares and additional Common Shares, through open market purchases, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon such terms and at such prices as it may determine, which may be higher or lower than the Offer Price and could be for cash or other consideration.

      THE OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES FOR ANY ANNUAL OR OTHER MEETING OF THE COMPANY'S SHAREHOLDERS. ANY SUCH SOLICITATION WHICH PARENT OR PURCHASER MIGHT MAKE WOULD BE MADE ONLY PURSUANT TO SEPARATE PROXY MATERIALS IN COMPLIANCE WITH THE REQUIREMENTS OF SECTION 14(A) OF THE EXCHANGE ACT. IN ADDITION, THE OFFER DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OF PARENT. SUCH AN OFFER MAY BE MADE ONLY PURSUANT TO A PROSPECTUS PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED.

      Whether or not the Offer is consummated, Purchaser reserves the right, subject to applicable legal restrictions, to sell or otherwise dispose of any or all Shares acquired pursuant to the Offer or otherwise. Such transactions may be effected on terms and at prices as it shall determine, which may be higher or lower than the Offer Price and could be for cash or other consideration.

      Plans for the Company. In connection with the Offer, Parent and Purchaser have reviewed, and will continue to review, on the basis of publicly available information, various possible business strategies that they might consider in the event that the Parent acquires control of the Company, whether pursuant to the Proposed Merger or otherwise. In addition, if and to the extent that Parent acquires control of the Company or otherwise obtains access to the books and records of the Company, Parent and Purchaser intend to conduct a detailed review of the Company and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and, subject to applicable state insurance regulatory rules and regulations, to consider and determine what, if any, changes would be desirable in light of the circumstances which then exist. However, except as indicated in this Offer to Purchase, neither Parent nor Purchaser has any present plans or proposals which relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries, a sale or transfer of a material amount of assets of the Company or any of its subsidiaries or any material change in the Company's capitalization or dividend policy or any other material changes in the Company's corporate structure or business, or the composition of the Company Board or management.

      Dissenters' Rights and Other Matters. Pursuant to Section 607.1302 of the Florida Corporation Act, holders of Common Shares do not have dissenters' rights as a result of the Offer. In addition, unless the Shares are no longer registered on the NYSE at the time the Proposed Merger is consummated, holders of Shares will not be entitled to dissenters' rights in connection with the Proposed Merger. If, however, the Shares are no longer registered on the NYSE at the time the Proposed Merger is consummated, holders of the Common Shares and, to the extent that the Proposed Merger requires the approval of the